As filed with the Securities and Exchange Commission on September 22, 2000
                                                Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
             Registration Statement Under the Securities Act of 1933

                           MUTUALFIRST FINANCIAL, INC.
             (Exact name of registrant as specified in its charter)

            Maryland                            6036                            35-208560
(State or other jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer Identification No.)
 incorporation or organization)     Classification Code Number)

                                                             R. DONN ROBERTS
           110 E. Charles Street                        MutualFirst Financial, Inc.
           Muncie, Indiana 47308                           110 E. Charles Street
              (765) 747-2800                               Muncie, Indiana 47308
                                                              (765) 747-2800

(Address,  including ZIP code, and telephone       (Name, address, including  ZIP code,
number,  including area code, of registrant's      and telephone  number, including area
       principal executive offices)                     code, of agent for service)

                                             COPIES TO:
MARTIN L. MEYROWITZ, P.C.             STEVEN L. BANKS                 CLAUDIA V. SWHIER, ESQ.
Silver, Freedman & Taff, L.L.P.       Marion Capital Holdings, Inc.   Barnes & Thornburg
1100 New York Avenue, N.W.            100 West Third Street           11 South Meridian Street
Washington, D.C. 20005                Marion, Indiana 46952           Indianapolis, Indiana 46204


     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                 ---------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                               Calculation of Registration Fee
=============================================================================================================================
                                                               Proposed maximum        Proposed maximum
      Title of each class of              Amount to             offering price        aggregate offering         Amount of
    securities to be registered        be registered(1)          per share(2)              price(2)          registration fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value           2,677,256 shares             $12.99                $34,777,731             $9,182

(1)  Based upon the estimated maximum number of shares that may be issued upon consummation of the merger ("Merger") with Marion Capital Holdings, Inc.
(2)  Estimated solely for the purpose of calculating the registration fee.
     Pursuant to Rule 457(f)(1) and 457(c), and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $34,687,865, which equals (x) the average of the high and low sale prices of the common stock, of Marion Capital Holdings, Inc., of $24.1875 as reported on the Nasdaq National Market on September 18, 2000, multiplied by (y) 1,437,839, the total number of shares of Marion Capital Holdings,
     Inc. common stock issued and outstanding (including shares issuable pursuant to the exercise of outstanding options to be canceled in the
     Merger). The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of shares of MutualFirst common stock that could be issued in the Merger.
=============================================================================================================================



[MUTUALFIRST FINANCIAL, INC. LOGO]                                              [MARION CAPITAL HOLDINGS, INC. LOGO]

                                            Merger Proposal --- Your Vote Is Very Important

The Boards of Directors of MUTUALFIRST Financial, Inc. and            was $______.  These prices will fluctuate between now and
Marion Capital Holdings, Inc. have agreed to merge and are            the completion of the merger.  MUTUALFIRST common stock is
seeking your approval of this important transaction.                  listed on the Nasdaq National Market under the symbol
                                                                      "MFSF."  Marion Capital common stock is listed on the
Upon completion of the merger, Marion Capital's shareholders          Nasdaq National Market under the symbol "MARN."
will receive 1.862 shares of MUTUALFIRST common stock in
exchange for each share of Marion Capital common stock they           The merger cannot be completed unless the shareholders of
own.  MUTUALFIRST shareholders will continue to own their             each company approve the merger agreement by the
existing shares.                                                      affirmative vote of a majority of the total outstanding shares entitled to vote.  Marion Capital and MUTUALFIRST have
On ____ _, 2000, the closing price of MUTUALFIRST common              scheduled special meetings to vote on the matters necessary to
stock was $______, making 1.862 shares worth $_____.  The             complete the merger.
closing price of Marion Capital common stock on that date

We are asking MUTUALFIRST shareholders to:                            We are asking Marion Capital shareholders to approve the
o   approve the merger agreement and the issuance of                  merger agreement.
    MUTUALFIRST common stock;
o   ratify adoption of the 2000 Stock Option and Incentive
    Plan; and
o   ratify adoption of the 2000 Recognition and Retention
    Plan.

The special meeting of MUTUALFIRST shareholders will be held:         The special meeting of Marion Capital shareholders will be
     ________, ______ __, 2000                                        held:
     _:__ _.m., local time
     ____________________________________                                       ________, ______ __, 2000
     Muncie, Indiana                                                       _:__ _.m., local time
                                                                           ____________________________________
                                                                           Marion, Indiana
-----------------------------------------------------------------     -----------------------------------------------------------

Whether or not you plan to attend your shareholder meeting,           The Boards of Directors of both MUTUALFIRST and Marion
please take the time to vote by signing, dating and mailing           Capital have unanimously approved the merger and
your enclosed proxy card.  Regardless of the number of                recommend you vote "FOR" adoption of the merger
shares you own, your vote is very important.  Please act              agreement.
today.
                                                                      We encourage you to read this document carefully.

                                         Thank you for your continued interest and support.



-----------------------------------------                           --------------------------------------------
R. Donn Roberts                                                     Steven L. Banks
President and Chief Executive Officer                               President and Chief Executive Officer
  MUTUALFIRST Financial, Inc.                                         Marion Capital Holdings, Inc.


--------------------------------------------------------------------------------
Neither the SEC nor any state securities regulator has approved the MUTUALFIRST common shares to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.
--------------------------------------------------------------------------------

This document is dated as of ____ _, 2000 and is first being mailed to shareholders on or about ____ __, 2000.

                          MARION CAPITAL HOLDINGS, INC.
                              100 West Third Street
                              Marion, Indiana 46952
                                 (317) 664-0556


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          To be held on ______ __, 2000

Notice is hereby given that the special meeting of shareholders of Marion Capital Holdings, Inc. will be held at ____________________________ located at _______________, Marion, Indiana on ______ __, 2000 at _:__ _.m., local time.

A proxy card and proxy statement for the meeting are enclosed.

The meeting is for the purpose of considering and acting upon the approval of an Agreement and Plan of Merger dated as of June 7, 2000 by and between MUTUALFIRST Financial, Inc. and Marion Capital Holdings, Inc., and such other business as may properly come before the meeting or any adjournment thereof. The board of directors is not aware of any such other business.

Any action may be taken on the foregoing proposal at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned. Only shareholders of record at the close of business on ____ __, 2000 are entitled to vote at the meeting or any adjournments or postponements.

                           YOUR VOTE IS VERY IMPORTANT

To ensure that your shares are voted at the special meeting, please sign, date and promptly mail the accompanying proxy card in the enclosed envelope. Any shareholder of record present at this meeting or at any adjournments or postponements of the meeting may revoke his or her proxy and vote personally on each matter brought before the meeting. You may revoke your proxy at any time before it is voted.

Remember, if your shares are held in the name of a broker, only your broker can vote your shares on the merger agreement and only after receiving your instructions. Please contact the person responsible for your account and instruct him or her to execute a proxy card on your behalf. You should also sign, date and mail your proxy at your earliest convenience.

Please review the document accompanying this notice for more complete information regarding the matter proposed for your consideration at the special meeting. Should you have any questions or require assistance, please call Regan & Associates, which is assisting us, at (800) ___-____.

                          BY ORDER OF THE BOARD OF DIRECTORS



                          Steven L. Banks
                          President and Chief Executive Officer
Marion, Indiana
____ __, 2000

THE BOARD OF DIRECTORS OF MARION CAPITAL UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT. YOUR SUPPORT IS APPRECIATED.

                           MUTUALFIRST FINANCIAL, INC.
                              110 E. Charles Street
                              Muncie, Indiana 47305
                                 (765) 747-2800


                    Notice of Special Meeting of Shareholders
                         to be held on ________ __, 2000

Notice is hereby given that a special meeting of shareholders of MUTUALFIRST Financial, Inc. will be held at the _____________ located at ___________________, Muncie, Indiana on ______ __, 2000 at _:__ _.m., local time.

A proxy card and proxy statement for the meeting are enclosed.

The meeting is for the purpose of considering and acting upon:

     1. The approval of an Agreement and Plan of Merger dated June 7, 2000 by and between MUTUALFIRST Financial, Inc. and Marion Capital Holdings, Inc., and the approval of the issuance of shares of MUTUALFIRST common stock in the merger;

     2. The ratification of the adoption of the 2000 Stock Option and Incentive Plan;

     3. The ratification of the adoption of the 2000 Recognition and Retention Plan;

and such other business as may properly come before the meeting or any adjournment or postponement thereof. The board of directors is not aware of any such other business.

Any action may be taken on the foregoing proposals at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned. Only shareholders of record at the close of business on ____ __, 2000 are entitled to vote at the meeting or any adjournments or postponements.

                           YOUR VOTE IS VERY IMPORTANT

To ensure that your shares are voted at the special meeting, please sign, date and promptly mail the accompanying proxy card in the enclosed envelope. Any shareholder of record present at this meeting or at any adjournments or postponements of the meeting may revoke his or her proxy and vote personally on each matter brought before the meeting. You may revoke your proxy at any time before it is voted.

Remember, if your shares are held in the name of a broker, only your broker can vote your shares and only after receiving your instructions. Please contact the person responsible for your account and instruct him or her to execute a proxy card on your behalf. You should also sign, date and mail your proxy at your earliest convenience.

Please review the document accompanying this notice for more complete information regarding the matters proposed for your consideration at the special meeting. Should you have any questions or require assistance, please call Regan & Associates, which is assisting us, at (800) ___-____.

                                      BY ORDER OF THE BOARD OF DIRECTORS



                                      R. Donn Roberts
                                      President and Chief Executive Officer

Muncie, Indiana
_____ _, 2000

THE BOARD OF DIRECTORS OF MUTUALFIRST UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR"
EACH OF THE PROPOSALS. YOUR SUPPORT IS APPRECIATED.



                                                 TABLE OF CONTENTS
                                                                                                               Page
TABLE OF CONTENTS.................................................................................................i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETINGS...........................................................1

SUMMARY  .........................................................................................................2
         The Companies............................................................................................2
         The Shareholder Meetings.................................................................................4
         Share Ownership of Management and Directors..............................................................5
         Comparative Market Value Information.....................................................................6

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA..................................................................7
         Selected Historical Financial Data of MUTUALFIRST........................................................8
         Selected Consolidated Financial Data of Marion Capital...................................................9
         Unaudited Historical and Pro Forma Per Share Data.......................................................11

DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION.................................................................12

THE MERGER.......................................................................................................13
         Overview of the Merger..................................................................................13
         Merger Consideration....................................................................................13
         Background of the Merger................................................................................13
         MUTUALFIRST's Reasons for the Merger....................................................................14
         Marion Capital's Reasons for the Merger.................................................................16
         Opinion of MUTUALFIRST's Financial Advisor..............................................................16
         Opinion of Marion Capital's Financial Advisor...........................................................22
         Accounting and Tax Treatment............................................................................26
         Corporate Structure after the Merger....................................................................26
         Regulatory Matters......................................................................................27
         Obligations of MUTUALFIRST After the Merger.............................................................27
         What We Must Do to Complete the Merger..................................................................27
         Interests of Directors and Officers in the Merger that are Different from Your Interests................28
         Other Provisions of the Merger Agreement................................................................29
         Termination Fees........................................................................................30
         Exchange of Certificates................................................................................30
         Resales of MUTUALFIRST Common Stock by Affiliates of Marion Capital.....................................31
         Dissenters' Rights......................................................................................31
         MUTUALFIRST Board of Directors After the Merger.........................................................31

COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION................................................................33

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.....................................................33
         Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2000................................35
         Unaudited Pro Forma Condensed Combined Income Statement for the
          Twelve Months Ended December 31, 1999..................................................................36
         Unaudited Pro Forma Condensed Combined Income Statement for the
          Six Months Ended June 30, 2000.........................................................................37
         Pro Forma Financial Footnotes...........................................................................38

DESCRIPTION OF MUTUALFIRST CAPITAL STOCK.........................................................................39
         General  ...............................................................................................39
         Common Stock............................................................................................39
         Preferred Stock.........................................................................................40
         Anti-Takeover Considerations............................................................................40


                                                         i




COMPARISON OF SHAREHOLDERS' RIGHTS...............................................................................40

THE SHAREHOLDER MEETINGS.........................................................................................42
         Times and Places of the Shareholder Meetings; Matters to be Considered at the Shareholder Meetings......42
         Voting Rights of Shareholders; Votes Required for Approval..............................................43
         Voting of Proxies; Revocability of Proxies; Proxy Solicitation Costs....................................44

ADDITIONAL INFORMATION REGARDING THE MUTUALFIRST SPECIAL MEETING.................................................45
         Executive Compensation..................................................................................46
         Directors' Compensation.................................................................................46
         Supplemental Executive Retirement Program...............................................................47
         Executive Deferral Program..............................................................................47
         Employment Agreements...................................................................................47

RATIFICATION OF THE ADOPTION OF THE 2000 STOCK OPTION AND INCENTIVE PLAN.........................................48
         Purpose  ...............................................................................................48
         Administration of the Stock Option Plan.................................................................48
         Number of Shares That May Be Awarded....................................................................49
         Reload Feature..........................................................................................49
         Eligibility to Receive Awards...........................................................................49
         Exercise Price of Awards................................................................................49
         Exercisability of Awards and Other Terms and Conditions.................................................50
         Transferability of Awards...............................................................................50
         Effect of Merger on Option or Right.....................................................................50
         Amendment and Termination...............................................................................51
         Federal Income Tax Consequences.........................................................................51
         Awards Under the Stock Option Plan......................................................................52
         Vote Required for Approval..............................................................................53

RATIFICATION OF THE ADOPTION OF THE 2000 RECOGNITION AND RETENTION PLAN..........................................53
         Purpose  ...............................................................................................53
         Administration of the Recognition and Retention Plan....................................................53
         Number of Shares That May Be Awarded....................................................................53
         Eligibility to Receive Awards...........................................................................54
         Transferability of Awards...............................................................................54
         Terms and Conditions of Awards under the Recognition and Retention Plan.................................54
         Amendment of the Recognition and Retention Plan.........................................................55
         Federal Income Tax Consequences.........................................................................55
         Awards Under the Recognition and Retention Plan.........................................................55
         Vote Required for Approval..............................................................................56

BENEFICIAL OWNERSHIP OF MARION CAPITAL COMMON STOCK..............................................................56
         Executive Compensation..................................................................................57
         Stock Options...........................................................................................58
         Officer SERPs...........................................................................................58
         Employment Contracts....................................................................................59
         Compensation of Directors...............................................................................60
         Certain Relationships and Related Transactions..........................................................62

MUTUALFIRST MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................................................62
         Introduction............................................................................................62
         Management Strategy.....................................................................................63
         Asset and Liability Management and Market Risk..........................................................63
         Financial Condition at June 30, 2000 Compared to December 31, 1999......................................66

                                                        ii




         Financial Condition at December 31, 1999 Compared to December 31, 1998..................................66
         Financial Condition at December 31, 1998 Compared to December 31, 1997..................................67
         Average Balances, Net Interest Income, Yields Earned and Rates Paid.....................................68
         Rate/Volume Analysis....................................................................................69
         Comparison of Results of Operations for the Six Months Ended June 30, 2000 and 1999.....................70
         Comparison of Results of Operations for the Years Ended December 31, 1999 and 1998......................70
         Comparison of Results of Operations for the Years Ended December 31, 1998 and 1997......................71
         Liquidity and Commitments...............................................................................72
         Capital  ...............................................................................................73
         Impact of Accounting Pronouncements.....................................................................73
         Impact of Inflation.....................................................................................73
         Selected Quarterly Financial Information................................................................74

BUSINESS OF MUTUALFIRST..........................................................................................75
         General  ...............................................................................................75
         Market Areas............................................................................................75
         Lending Activities......................................................................................75
         Loan Originations, Purchases, Sales and Repayments......................................................82
         Asset Quality...........................................................................................84
         Investment Activities...................................................................................90
         Sources of Funds........................................................................................93
         Subsidiary and Other Activities.........................................................................97
         Competition.............................................................................................98
         Employees...............................................................................................98
         How We Are Regulated....................................................................................98
         Federal Taxation.......................................................................................104
         Property ..............................................................................................105
         Legal Proceedings......................................................................................105

 MARION CAPITAL MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.......................................................105
         Average Balances and Interest..........................................................................106
         Interest Rate Spread...................................................................................107
         Changes in Financial Position and Results of Operations for Year Ended June 30, 2000,
          Compared to June 30, 1999.............................................................................108
         Changes in Financial Position and Results of Operations for Year Ended June 30, 1999,
          Compared to June 30, 1998.............................................................................110
         Liquidity and Capital Resources........................................................................111
         Impact of Inflation....................................................................................113
         New Accounting Pronouncements..........................................................................114
         Asset/Liability Management.............................................................................114

BUSINESS OF MARION CAPITAL......................................................................................117
         Lending Activities.....................................................................................118
         Non-Performing and Problem Assets......................................................................125
         Allowance for Loan Losses..............................................................................128
         Investments............................................................................................130
         Sources of Funds.......................................................................................133
         Selected Ratios........................................................................................138
         Service Corporation Subsidiary.........................................................................138
         Employees..............................................................................................139
         Competition............................................................................................139
         Regulation.............................................................................................139
         Taxation ..............................................................................................147


                                                        iii




LEGAL MATTERS...................................................................................................148

EXPERTS  .......................................................................................................148

FUTURE SHAREHOLDER PROPOSALS....................................................................................148

WHERE YOU CAN FIND MORE INFORMATION.............................................................................149

FINANCIAL STATEMENTS OF MUTUALFIRST FINANCIAL, INC..............................................................F-1

FINANCIAL STATEMENTS OF MARION CAPITAL HOLDINGS, INC............................................................F-32

APPENDICES
     A    Agreement and Plan of Merger between MUTUALFIRST and Marion Capital
     B    Opinion of RP Financial, LC.
     C    Opinion of David A. Noyes & Company, Inc.
     D    2000 Stock Option and Incentive Plan
     E    2000 Recognition and Retention Plan



                                                        iv


                               QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETINGS

Q:   What will happen to outstanding shares of                            shareholders will keep their current stock
     Marion Capital and MUTUALFIRST common                                certificates.
     stock?
                                                                     Q:   How do I vote?
A:   Upon completion of the merger, each outstanding
     share of Marion Capital common stock will be                    A:   Just mail your signed proxy card in the enclosed
     converted into 1.862 shares of MUTUALFIRST                           return envelope as soon as possible so that your
     common stock, with fractional shares paid in cash.                   shares may be represented at your shareholders'
     Outstanding shares of MUTUALFIRST common stock                       meeting.  In order to assure that your vote is
     will remain outstanding with no change. After the                    counted, please send us your proxy as instructed on
     merger, shares of MUTUALFIRST common stock will                      your proxy card even if you currently plan to attend
     represent the combined assets and business of                        the meeting in person.  If you sign and send in your
     MUTUALFIRST and Marion Capital.                                      proxy card and do not indicate how you want to
                                                                          vote, we will count your proxy card as a vote in
Q:   Is the merger taxable?                                               favor of each proposal submitted at your
                                                                          shareholders' meeting.
A:   MUTUALFIRST and Marion Capital each expect the
     merger to be tax-free.  Neither MUTUALFIRST,                    Q:   Can I change my vote?
     Marion Capital nor the Marion Capital
     shareholders should recognize any gain or loss for              A:   Yes.  You can change your vote at any time prior
     U.S. federal income tax purposes in the merger,                      to the shareholders' meeting by submitting a later-
     except with respect to any cash that Marion Capital                  dated signed proxy card or by attending the
     shareholders will receive instead of fractional                      meeting and voting in person.
     shares.  In addition, no gain or loss should be
     recognized by MUTUALFIRST shareholders with                     Q:   If my shares are held in "street name" by a
     respect to their MUTUALFIRST common stock as a                       broker, will the broker vote the shares for me
     result of the merger.                                                on the merger?

     We describe the material federal income tax                     A:   No.  You must instruct your broker to vote your
     consequences of the transaction in more detail on                    shares on the merger, following the directions
     page __. The tax consequences to you will depend                     provided to you by your broker.  Your failure to
     on the facts of your own situation. Please consult                   instruct your broker to vote on the merger will be
     your tax advisor for a full understanding of the tax                 the equivalent of voting against the merger.
     consequences that the merger will have on you.
                                                                     Q:   Who do I call if I have questions about the
Q:   Am I entitled to appraisal rights?                                   meetings or the merger?

A:   No.  MUTUALFIRST and Marion Capital shareholders                A:   MUTUALFIRST and Marion Capital shareholders may
     are not entitled to appraisal rights in connection                   call Regan & Associates, our proxy solicitors, at
     with the merger.                                                     (800) ___-____ with any questions  regarding the
                                                                          merger or the shareholders' meetings.
Q:   When do you expect the merger to be
     completed?

A: We expect to complete the merger in the fourth quarter of 2000. However, because the merger is subject to governmental approvals, we cannot predict the exact timing.

Q:   Should I send in my stock certificates now?

A: No. After we complete the merger, MUTUALFIRST will send instructions to Marion Capital shareholders whose shares are converted in the merger. These instructions will explain how to exchange your Marion Capital stock certificates for MUTUALFIRST stock certificates. MUTUALFIRST




                                     SUMMARY

THIS SECTION HIGHLIGHTS SELECTED INFORMATION IN THIS DOCUMENT AND MAY NOT
CONTAIN ALL OF THE INFORMATION IMPORTANT TO YOU. TO UNDERSTAND THE MERGER MORE
FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU
SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING THE APPENDICES AND THE
DOCUMENTS WE REFER TO IN THIS DOCUMENT.

                     THE COMPANIES                                     common stock on the last trading day before we
                                                                       complete the merger.
MUTUALFIRST Financial, Inc.
110 E. Charles Street                                                  For example, if you currently own 100 shares of
Muncie, Indiana 47305                                                  Marion Capital common stock, after the merger you
Telephone: (765) 747-2800                                              will receive 186 shares of MUTUALFIRST common stock
                                                                       and a check for an amount equal to .2 multiplied by the
Headquartered in Muncie, Indiana, MUTUALFIRST                          closing price of one share of MUTUALFIRST common
Financial,  Inc. is the publicly traded parent company of              stock on the last trading day before we complete the
Mutual  Federal  Savings Bank.  Mutual Federal  Savings                merger. The value of the stock that you will receive
Bank currently  operates  through its main office and 12               will fluctuate as the price of MUTUALFIRST common stock
branch offices  located throughout  Delaware,  Randolph                changes.
and Kosciusko Counties,  Indiana. As of June 30, 2000,
MUTUALFIRST had total consolidated assets of $566.0                    On ____ _, 2000, the latest available date prior to the
million,  deposits of $392.8 million and shareholders'                 mailing of this document, the closing share price of
equity of $99.0 million.                                               MUTUALFIRST common stock as reported on the Nasdaq
                                                                       National Market was $______.  Applying the 1.862
Marion Capital Holdings, Inc.                                          exchange ratio to the MUTUALFIRST closing price on that
100 West Third Street                                                  date, each holder of Marion Capital common stock
Marion, Indiana 46952                                                  would be entitled to receive MUTUALFIRST common stock
Telephone: (317) 664-0556                                              with a market value of approximately $_____ for each
                                                                       share of Marion Capital common stock. The value of
Marion Capital Holdings, Inc. is the holding company                   MUTUALFIRST and Marion Capital common stock,
for First Federal Savings Bank of Marion located in                    however, is likely to change between now and the
Marion, Indiana.  First Federal currently operates                     completion of the merger. You should obtain current
through three full service offices; two in Marion and                  price quotes or MUTUALFIRST and Marion Capital
one in Gas City, Indiana.  As of June 30, 2000, Marion                 common stock. See "Selected Historical and Pro Forma
Capital Holdings, Inc. had total consolidated assets of                Financial Data" on page __.
$198.9 million, deposits of $130.7 million and
shareholders' equity of $31.8 million.                                 OWNERSHIP OF MUTUALFIRST AND MUTUAL FEDERAL
                                                                       SAVINGS BANK AFTER THE MERGER
          THE MERGER AND THE MERGER AGREEMENT
                     (page __)                                         MUTUALFIRST will issue approximately 2.5 million shares
                                                                       of MUTUALFIRST common stock to Marion Capital
WE HAVE  ATTACHED THE  AGREEMENT AND PLAN OF MERGER                    shareholders in the merger. The shares of MUTUALFIRST
TO THIS DOCUMENT AS APPENDIX A. PLEASE READ THE MERGER                 common stock to be issued to Marion Capital
AGREEMENT  CAREFULLY.  IT IS THE LEGAL  DOCUMENT THAT                  shareholders in the merger will represent approximately
GOVERNS THE MERGER.                                                    30% of the outstanding MUTUALFIRST common stock
                                                                       after the merger. This information does not take into
WHAT MARION CAPITAL SHAREHOLDERS WILL RECEIVE                          account outstanding Marion Capital or MUTUALFIRST
(page __)                                                              stock options.

As a result of the merger, Marion Capital shareholders                 BOARD OF DIRECTORS OF MUTUALFIRST AFTER THE MERGER
will receive, for each share of Marion Capital common
stock,  1.862 shares of MUTUALFIRST common stock.                      Following the merger,  MUTUALFIRST's  board of directors
MUTUALFIRST will not issue any fractional  shares.                     will be expanded to 11 members and MUTUALFIRST will cause
Marion Capital shareholders will receive a check for                   four current Marion Capital  directors to be
any  fractional  share in an amount equal to the share                 elected to the boards of MUTUALFIRST and Mutual
fraction multiplied by the closing price of MUTUALFIRST                Federal Savings Bank.




INTERESTS OF MARION CAPITAL'S OFFICERS AND DIRECTORS                        o   widen the combined company's product range
IN THE MERGER  (page __)                                                        through a broadened customer base with
                                                                                similar demographics;
You should be aware that a number of Marion Capital
directors and executive officers may have interests in the                  o   enable shareholders of both companies to
merger that are different from, or in addition to, their                        participate in the future growth of the
interests as shareholders. These interests exist because of                     combined businesses of MUTUALFIRST and
the rights that these directors and executive officers have                     Marion Capital; and
under the terms of their benefit and compensation plans and
also, in the case of the executive officers, under the terms                o   provide customers of both companies with a
of various agreements. These agreements provide some                            broader offering of products and services.
executive officers with severance benefits if MUTUALFIRST
terminates their employment or changes their employment                MUTUALFIRST's board of directors believes the merger is
responsibilities under specified circumstances following the           in its shareholders' best interests and unanimously
merger. These interests also arise from provisions of the              recommends that MUTUALFIRST's shareholders vote
merger agreement relating to appointments to the MUTUALFIRST           "FOR" the proposal to approve the merger agreement
and the Mutual Federal boards, employment arrangements and             and the issuance of shares of MUTUALFIRST common
employee benefits after the merger, and indemnification and            stock in the merger.
insurance after the merger.
                                                                       Marion Capital's board of directors believes the merger
The members of MUTUALFIRST's and Marion Capital's boards of            is in its shareholders' best interests and unanimously
directors knew about and considered these additional interests         recommends that Marion Capital's shareholders vote
when they approved the merger agreement.                               "FOR" the proposal to approve the merger agreement.

OUR REASONS AND RECOMMENDATIONS FOR THE MERGER                         You should note, however, that achieving these
(pages __ and __)                                                      objectives is subject to particular risks and
                                                                       uncertainties, including possible difficulties in
MUTUALFIRST and Marion Capital believe that the merger will:           combining the operations of the two companies, in
                                                                       achieving anticipated cost savings and other financial
    o    be immediately accretive to earnings per share,               and operating benefits from the merger and in the
         estimated to be 2.5% accretive to                             introduction and acceptance of new products and
         MUTUALFIRST's earnings per share and 24.7%                    services into Marion Capital's market place. See
         accretive to Marion Capital's earnings per                    "Disclosure Regarding Forward-Looking Information."
         share, and significantly enhance the combined                 To review our reasons for the merger in greater detail,
         company's future earnings per share growth                    as well as how we came to agree on the merger, please
         rate;  the accretion to earnings per share                    see pages __ through __.
         incorporates estimated cost savings anticipated
         from synergies as noted below and as set forth                OPINIONS OF FINANCIAL ADVISORS (pages __ through
         under "The Merger-Mutual First's Reasons                      --)
         for the Merger;"
                                                                       MUTUALFIRST. Among other factors considered in
     o   create a strong franchise with an expanded                    deciding to approve the merger, the MUTUALFIRST board
         core market area;                                             of directors received the opinion of its financial
                                                                       advisor, RP Financial, LC., to the effect that, as of the
     o   create opportunities for significant operational              date of the opinion, the exchange ratio was fair to the
         benefits and financial cost savings and                       holders of MUTUALFIRST common stock from a financial
         revenue enhancements through the integration                  point of view. We have attached a copy of the opinion
         of MUTUALFIRST's and Marion Capital's operations;             to this document as Appendix B. You should read this
                                                                       opinion completely to understand the assumptions
     o   strengthen the combined company's                             made, matters considered and limitations of the review
         competitive and capital position in the                       undertaken by RP Financial, LC. in providing its
         financial services industry, which is rapidly                 opinion.
         changing and growing more competitive;
                                                                       Marion Capital.  Among other factors considered in
                                                                       deciding to approve the merger, the Marion Capital
                                                                       board of directors received the opinion of its financial
                                                                       advisor, David A. Noyes & Company, Inc. that, as of
                                                                       the date of the opinion, the exchange ratio was fair to


                                                         3



the holders of Marion Capital common stock from a                      TERMINATION OF THE MERGER AGREEMENT (page __)
financial point of view. We have attached a copy of the
opinion to this document as Appendix C. You should                     We can mutually agree at any time to terminate the merger
read this opinion completely to understand the                         agreement prior to completing the merger. In addition,
assumptions made, matters considered and limitations                   either of us may terminate the merger agreement if:
of the review undertaken by David A. Noyes &
Company, Inc. in providing its opinion.                                     o   the other party violates a material provision of
                                                                                the merger agreement and does not cure the
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE                                 violation within 30 days;
MERGER  (page __)
                                                                            o   any required approval of shareholders
We have structured the merger so that MUTUALFIRST,                              or regulatory authorities is not
Marion Capital  and the holders of Marion Capital                               received; or
common stock should not recognize any income, gain
or loss for federal income tax purposes as a result of the                  o   the merger has not been completed by
merger, except for any gain or loss related  to cash                            February 28, 2001.
received by Marion Capital shareholders for fractional
shares.                                                                                THE SHAREHOLDER MEETINGS

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES              MARION CAPITAL SHAREHOLDERS
THAT THE MERGER WILL HAVE ON YOU WILL DEPEND ON THE FACTS
OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS            The Marion Capital special meeting has been called for
FOR A COMPLETE DESCRIPTION OF THE TAX CONSEQUENCES OF THE              ______ __, 2000, at _:__ _.m. local time, at the
MERGER TO YOU.                                                         ________________________________ located at
                                                                       Marion, Indiana. At this meeting, Marion Capital
SHAREHOLDERS DO NOT HAVE APPRAISAL RIGHTS                              shareholders will be asked to approve the merger
                                                                       agreement.
Neither company's shareholders have a right to an appraisal
of the value of their shares in connection with                        Record Date. You can vote at the Marion Capital special
the merger.                                                            meeting if you owned Marion Capital common stock at the
                                                                       close of business on ____ __, 2000. You can cast one
WHAT WE MUST DO TO COMPLETE THE MERGER (page                           vote for each share of Marion Capital common stock you
--)                                                                    owned at that time.

The completion of the merger depends on a number of                    Vote Required. Approval of the merger agreement will
conditions being met. In addition to compliance with                   require the affirmative vote of a majority of the
the merger agreement, these conditions include:                        outstanding Marion Capital common stock entitled to
                                                                       vote.
     o   approval of the merger agreement by
         MUTUALFIRST and Marion Capital shareholders;                  Proxies. You can vote your shares at the Marion
                                                                       Capital special meeting by marking the enclosed proxy
     o   approval of the merger by federal regulatory                  card with your vote, signing it and mailing it in the
         authorities; and                                              enclosed return envelope. You can revoke your proxy
                                                                       at any time before it is voted either by sending to
     o   the absence of any injunction or legal restraint              Marion Capital a revocation notice or a new proxy
         blocking the merger or government proceeding                  or by attending the Marion Capital special meeting and
         preventing the completion of the merger.                      voting in person. Simply attending the Marion Capital
                                                                       special meeting will not revoke your proxy.
MUTUALFIRST or Marion Capital could decide to
complete the merger even though one or more of the                     MUTUALFIRST SHAREHOLDERS
conditions in the merger agreement has not been met.
We cannot be certain when, or if, the conditions to the                The MUTUALFIRST special meeting has been called for ______
merger will be satisfied Or waived, or that the merger                 __, 2000 at _:__ _.m., local time, at the
will be completed.                                                     ______________________, ____________, Muncie, Indiana. At
                                                                       this special meeting, MUTUALFIRST shareholders will be
                                                                       asked to:

                                                                       1.   approve the merger agreement and the issuance of
                                                                            MUTUALFIRST common stock.


2. Ratify the adoption of the 2000 Stock Option and Incentive Plan.

3. Ratify the adoption of the 2000 Recognition and Retention Plan.

Record Date. You can vote at the MUTUALFIRST special meeting if you owned MUTUALFIRST common stock at the close of business on ______ __, 2000. You can cast one vote for each share of MUTUALFIRST common stock you owned at that time.

Vote Required. Approval of the merger agreement will require the affirmative vote of a majority of the outstanding MUTUALFIRST common stock entitled to vote. Ratification of the adoption of the 2000 Stock Option and Incentive Plan and the 2000 Recognition and Retention Plan will require the affirmative vote of a majority of the shares of MUTUALFIRST common stock present and voting on these matters.

Proxies. You can vote your shares at the MUTUALFIRST special meeting by marking the enclosed proxy card with your vote, signing it and mailing it in the enclosed return envelope. You can revoke your proxy at any time before it is voted either by sending to MUTUALFIRST a revocation notice, a new proxy or by attending the MUTUALFIRST special meeting and voting in person. Simply attending the MUTUALFIRST special meeting will not revoke your proxy.

          SHARE OWNERSHIP OF MANAGEMENT AND
                      DIRECTORS

On ____ __, 2000, the record date for the Marion Capital special meeting, directors and executive officers of Marion
Capital and their affiliates beneficially owned and were entitled to vote _______ shares of Marion Capital common stock, or ____% of the Marion Capital shares outstanding on that date. Marion Capital believes its directors and executive officers intend to vote in favor of the proposal to approve the merger agreement.

On ______ __, 2000, the record date for the MUTUALFIRST special meeting, directors and executive officers of MUTUALFIRST and their affiliates beneficially owned and were entitled to vote _______ shares of MUTUALFIRST common stock, or ___% of the MUTUALFIRST shares outstanding on that date. MUTUALFIRST believes its directors and executive officers intend to vote in favor of the proposal to approve the merger agreement and the issuance of MUTUALFIRST common stock, and in favor of the proposals to ratify the adoption of the 2000 Stock Option and Incentive Plan and the 2000 Recognition and Retention Plan.

                      COMPARATIVE MARKET VALUE INFORMATION

The following table sets forth the last reported sale prices per share of MUTUALFIRST common stock and Marion Capital common stock and the equivalent per share price for Marion Capital common stock giving effect to the merger on (1) June 7, 2000, the last trading day before public announcement of the signing of the merger agreement; and (2) ______ __, 2000, the latest available date prior to the mailing of this document. The equivalent price per Marion Capital share at each specified date in the following table represents the closing market price of a share of MUTUALFIRST common stock on that date multiplied by the exchange ratio of 1.862.


                                               MUTUALFIRST            Marion Capital          Equivalent Price per
                                              Common Stock             Common Stock           Marion Capital Share
                                              ------------            --------------          --------------------
June 7, 2000............................         $10.828                 $16.75                      $20.16
____ _, 2000............................         $                       $                           $


As of the ____ __, 2000 and ____ __, 2000 record dates for voting at the MUTUALFIRST and Marion Capital special meetings, respectively, __________ outstanding shares of MUTUALFIRST common stock were held by approximately _____ record owners and _________ outstanding shares of Marion Capital common stock were held by approximately _____ record owners.

Marion Capital shareholders should obtain current market quotations for MUTUALFIRST common stock. The market price of MUTUALFIRST common stock may fluctuate between the date of this document and completion of the merger. We cannot give you any assurance about the market price of MUTUALFIRST common stock before or after the merger.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA



The following tables set forth historical consolidated financial data for MUTUALFIRST and Marion Capital. Since MUTUALFIRST began operating as a savings and loan holding company on December 29, 1999, historical information for periods prior to that date is derived from the financial statements of Mutual Federal.

We are providing the following information to aid you in your analysis of the financial aspects of the merger. The tables show financial results actually achieved by each of MUTUALFIRST and Marion Capital (the "historical" figures).

MUTUALFIRST's annual historical figures are derived from financial statements audited by Olive LLP, independent auditors of MUTUALFIRST. Marion Capital's annual historical figures are derived from financial statements audited by Olive LLP. The annual historical information presented below should be read together with the consolidated audited financial statements and related notes of MUTUALFIRST and of Marion Capital attached to this document. Information at June 30, 2000 and for the six months ended June 30, 2000 and 1999 is unaudited but, in the opinion of management, includes all adjustments, comprising only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations as of and for these dates. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results of operations for the entire year. To find this information, see "Where You Can Find More Information" (page ___).

The combined company expects to achieve benefits from the merger including operating cost savings and revenue enhancements. The pro forma earnings set forth in this section do not reflect any potential cost savings or revenue enhancements which are expected to result from the combination of operations of MUTUALFIRST and Marion Capital and, accordingly, may not be indicative of the results of future operations. No assurances can be given with respect to the ultimate level of cost savings or revenue enhancements to be realized. For that reason, the pro forma combined information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results.

SELECTED HISTORICAL FINANCIAL DATA OF MUTUALFIRST

                                                                At June 30,                         At December 31,
                                                        --------------------------------------------------------------------------
                                                            2000          1999         1998         1997        1996       1995
                                                        -------------  ----------   ----------   ----------  ---------- ----------
                                                                                        (In thousands)
Selected Consolidated Financial Data:
  Total assets                                             $565,973     $544,523     $469,515     $458,695    $434,389   $402,708
  Cash and cash equivalents                                  17,588       19,983       12,938       10,349      12,541     10,465
Loans, net                                                  464,647      442,787      398,146      399,290     378,290    345,738
Investment securities:
  Available for sale                                         31,819       29,599       14,208       12,370      11,765     12,509
  Held to maturity                                           11,684       12,449       11,004       10,167       8,997     13,470
Deposits                                                    392,777      364,604      365,999      344,860     330,235    312,218
Borrowings                                                   66,474       74,898       52,462       66,255      61,109     50,783
Shareholders' equity                                         99,022       96,712       43,846       39,660      35,479     32,864
Real estate owned                                             1,420          729           46        1,551          20         28
Nonperforming loans                                             521          781        1,114          760       1,544      2,125

                                                       For the six months
                                                         ended June 30,                 For the year ended December 31,
                                                       --------------------   ------------------------------------------------------
                                                          2000      1999        1999       1998       1997       1996        1995
                                                       ---------  ---------   ---------  --------   ---------  ---------   ---------
                                                                                       (In thousands)
Selected Operating Data:
Interest income                                        $  19,421  $  16,746    $ 34,811    $34,474    $34,085    $32,427    $29,915
Interest expense                                           9,721      9,251      19,242     19,690     19,082     17,851     16,429
                                                       ---------  ---------    --------   --------   --------   --------    -------
Net interest income                                        9,700      7,495      15,569     14,784     15,003     14,576     13,486
Provision for loan losses                                    342        380         760      1,265        700        570        650
                                                       ---------  ---------    --------  ---------   --------   --------    -------
Net interest income after provision for loan losses        9,358      7,115      14,809     13,519     14,303     14,006     12,836
Noninterest income                                         1,734      1,329       2,852      3,428      2,083      1,907      1,831
Noninterest expense                                        6,477      5,587      16,677     10,759     10,091     11,947      9,697
                                                       ---------  ---------    --------   --------   --------   --------    -------
Income before income taxes                                 4,615      2,857         984      6,188      6,295      3,966      4,970
Income taxes                                               1,539        934         138      2,049      2,160      1,266      1,545
                                                       ---------  ---------    --------   --------   --------   --------    -------
Net income                                             $   3,076  $   1,923   $     846   $  4,139    $ 4,135   $  2,700   $  3,425
                                                       =========  =========   =========   ========    =======   ========   ========
Selected Operating Ratios and Other Data:
Performance Ratios:
Yield on average interest-earning assets(**)                7.68%      7.58%       7.62%      7.97%      8.13%      8.15%      8.07%
Rate paid on average interest-bearing liabilities(**)       4.44%      4.37%       4.38%      4.76%      4.79%      4.73%      4.68%
Net interest rate spread(**)                                3.24%      3.21%       3.24%      3.21%      3.34%      3.42%      3.39%
Net interest margin(**)                                     3.84%      3.39%       3.41%      3.42%      3.58%      3.66%      3.63%
Noninterest expense as a percent of average assets(**)      2.37%      2.34%       3.35%      2.31%      2.28%      2.84%      2.46%
Return on average assets(**)                                1.12%      0.80%       0.17%      0.89%      0.93%      0.64%      0.87%
Return on average equity(**)                                6.28%      8.55%       1.83%      9.83%     11.36%      7.79%     10.92%
Ratio of average equity to average assets                  17.90%      9.41%       9.29%      9.06%      8.22%      8.24%      7.95%
Efficiency ratio                                           56.65%     63.07%      90.53%     59.08%     59.06%     72.48%     63.31%
Basic earnings per share(*)                                $0.57
Diluted earnings per share(*)                              $0.57
Weighted average shares outstanding                    5,382,582
Dividends per share                                        $0.14
Dividend payout ratio                                      24.56%
Book value per share at end of period                     $17.01                 $16.62
Total shares outstanding                               5,819,611

Asset Quality Ratios:
Nonperforming loans as a percent of total loans,
 at end of period                                           0.11%      0.28%       0.17%      0.28%      0.19%     0.40%       0.60%
Nonperforming assets as a percent of total assets,
 at end of period                                           0.38%      0.34%       0.30%      0.29%      0.62%     0.49%       0.59%
Allowance for loan losses as a percent of total loans,
 at end of period                                           0.71%      0.86%       0.82%      0.85%      0.77%     0.78%       0.79%
Allowance for loan losses as a percent of
 nonperforming loans at end of period                        641%       301%        468%       307%       407%       194%       130%
Net loans charged-off to average loans                      0.13%      0.03%       0.13%      0.23%      0.15%       0.09%     0.10%
----------------

(*) Earnings per share will be computed based upon the weighted average common shares outstanding during the periods subsequent to Mutual Federal's conversion to a stock savings bank on December 29, 1999. Net income per share for the periods prior to the conversion are not meaningful.
(**) Amounts for the six months ended June 30, 2000 and 1999 have been annualized. Interim results are not necessarily indicative of the results of operations over an entire year.

                                        8


SELECTED CONSOLIDATED FINANCIAL DATA OF MARION CAPITAL


                                                                                  At June 30,
                                                        --------------------------------------------------------------
                                                            2000        1999         1998         1997         1996
                                                         ----------  ----------   ----------   ----------   ----------
                                                                                (In thousands)
Summary of Financial Condition:
Total assets                                              $198,867     $197,101     $193,963    $173,304     $177,767
Loans, net                                                 164,978      165,797      163,598     148,031      143,165
Loans held for sale                                            ---          327          877         ---          ---
Cash and investment securities                               9,521       11,873       10,186      11,468       21,578
Cash value of life insurance                                11,422        5,887        5,616       5,994        5,588
Real estate limited partnerships                             3,942        4,713        4,883       1,449        1,624
Deposits                                                   130,683      142,087      134,415     121,770      126,260
Borrowings                                                  31,834       18,774       17,319       8,229        6,241
Shareholders' equity                                        31,785       31,744       37,657      39,066       41,511


                                                                              Year Ended June 30,
                                                         -------------------------------------------------------------
                                                            2000        1999         1998         1997         1996
                                                         ----------  ----------   ----------   ----------   ----------
                                                                                (In thousands)
Summary of Operating Results:
Interest income                                           $ 14,696     $ 14,981     $ 14,333    $ 13,733     $ 13,740
Interest expense                                             7,773        7,656        7,093       6,707        6,853
                                                          --------     --------     --------    --------     --------
Net interest income                                          6,923        7,325        7,240       7,026        6,887
Provision for losses on loans                                  495          227           59          58           34
                                                          --------     --------     --------    --------     --------
Net interest income after
provision for losses on loans                                6,428        7,098        7,181       6,968        6,853
                                                          --------     --------     --------    --------     --------
Other income:
Net loan servicing fees                                         80           81           78          86           81
Annuity and other commissions                                  194          150          142         153          147
Losses from limited partnerships                              (771)        (171)        (200)       (305)        (193)
Life insurance income and death benefits                     1,005          272          175         808          117
Other income                                                   705          457          209         181           95
                                                          --------     --------     --------    --------     --------
Total other income                                           1,213          789          404         923          247
                                                          --------     --------     --------    --------     --------
Other expense:
Salaries and employee benefits                               2,783        2,686        2,556       2,881        2,413
Other                                                        2,102        1,894        1,846       2,170        1,293
                                                          --------     --------     --------    --------     --------
Total other expense                                          4,885        4,580        4,402       5,051        3,706
                                                          --------     --------     --------    --------     --------
Income before income tax                                     2,756        3,307        3,183       2,840        3,394
Income tax expense                                             291        1,183          859         400          913
                                                          --------     --------     --------    --------     --------
Net Income                                                $  2,465     $  2,124     $  2,324    $  2,440     $  2,481
                                                          ========     ========     ========    ========     ========
Basic earnings per share                                     $1.79        $1.38        $1.32       $1.35        $1.27
Diluted earnings per share                                    1.78         1.36         1.29        1.31         1.23



SELECTED CONSOLIDATED FINANCIAL DATA OF MARION CAPITAL (CONTINUED)

                                                                              Year Ended June 30,
                                                         -------------------------------------------------------------
                                                            2000        1999         1998         1997         1996
                                                         ----------  ----------   ----------   ----------   ----------

Book value per common share at end of year                   23.29        22.28        22.16       22.09        21.47
Return on assets (1)                                          1.25%        1.09%        1.25%       1.40%        1.41%
Return on equity (2)                                          7.78         6.15         5.94        6.09         5.86
Interest rate spread (3)                                      3.34         3.42         3.37        3.21         3.01
Net yield on interest earning assets (4)                      3.91         4.12         4.28        4.29         4.17
Operating expenses to average assets (5)                      2.49         2.34         2.36        2.89         2.11
Net interest income to operating expenses (6)                 1.42x        1.60x        1.64x       1.39x        1.86x
Equity-to-assets at end of year (7)                          15.98        16.11        19.41       22.54        23.35
Average equity to average total assets                       16.13        17.63        21.00       22.89        24.09
Average interest-earning assets to average
   interest-bearing liabilities                             113.06       116.21       121.82      126 34       127.93
Non-performing assets to total assets                         1.06         1.69         1.02         .81         1.07
Non-performing loans to total loans (8)                       1.22         1.98         1.16         .94         1.18
Loan loss reserve to total loans (8)                          1.36         1.35         1.25        1.35         1.38
Loan loss reserve to non-performing loans                   112.11        68.24       107.71      143.98       117.07
Net charge-offs to average loans                               .29          .03         .---         .02          .03
Number of full service offices                                   3            4            4           2            2
----------------

(1)  Net income divided by average total assets.
(2)  Net income divided by average total equity.
(3) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated.
(4)  Net interest income divided by average interest-earnings assets.
(5)  Other expense divided by average total assets.
(6)  Net interest income divided by other expense.
(7)  Total equity divided by assets.
(8)  Total loans include loans held for sale.

UNAUDITED HISTORICAL AND PRO FORMA PER SHARE DATA

Set forth below are the book value, cash dividends, and basic and diluted earnings per common share data for each of MUTUALFIRST and Marion Capital on an historic basis, for MUTUALFIRST on a pro forma combined basis and on a pro forma combined basis per Marion Capital equivalent share. The pro forma per Marion Capital equivalent share shows the effect of the merger from the perspective of an owner of Marion Capital common stock. The information was computed by multiplying the combined pro forma amounts for the merger by the exchange ratio of 1.862.


                                                  Six Months Ended             Year Ended
MUTUALFIRST - Historical                           June 30, 2000           December 31, 1999
                                                   ---------------         -----------------
Earnings per share:
   Basic                                                $ 0.57                      (1)
   Diluted                                                0.57                      (1)
Book value per share at period end                       17.01                   $ 16.62
Dividends per share                                       0.14                      ---

                                                                              Year Ended
Marion Capital - Historical                                                 June 30, 2000
                                                                           ----------------
 Earnings per share:
   Basic                                                $ 0.69                    $ 1.79
   Diluted                                                0.69                      1.78
Book value per share at period end                       23.29                     23.29
Dividends per share                                       0.44                      0.88

                                                  Six Months Ended            Year Ended
MUTUALFIRST - Pro Forma                            June 30, 2000           December 31, 1999
                                                  ----------------         -----------------
Earnings per share:
   Basic                                                $ 0.49                      (1)
   Diluted                                                0.49                      (1)
Book value per share at period end                       15.14                   $ 14.86
Dividends per share                                       0.14                      ---

Marion Capital - Equivalent Pro Forma
Earnings per share:
   Basic                                                $ 0.91                      (1)
   Diluted                                                0.91                      (1)
Book value per share at period end                       28.19                   $ 27.67
Dividends per share                                       0.26                      ---

(1) Earnings per share will be computed based upon the weighted average common shares outstanding during the periods subsequent to the Mutual Federal's conversion to a stock savings bank on December 29, 1999. Net income per share for the periods prior to the conversion are not meaningful.

                DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

This document contains forward-looking statements about MUTUALFIRST, Marion Capital, and the combined company that we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements include information in this document regarding the financial condition, results of operations and business of MUTUALFIRST following the consummation of the merger. They also include statements relating to the synergies, efficiencies, cost savings and funding advantages that are expected to be realized from the merger and the expected impact of the merger on MUTUALFIRST's financial performance and earnings estimates for the combined company. Forward-looking statements are also identified by words such as "believes," "anticipates," "estimates," "expects," "intends," "plans" or similar expressions.

Forward-looking statements involve certain risks and uncertainties. You should understand that the following important factors, in addition to those discussed elsewhere in this document could affect the future results of MUTUALFIRST and Marion Capital, and of MUTUALFIRST after the merger and could cause those results to differ materially from those expressed in our forward-looking statements:

     o expected cost savings from the merger may not be fully realized or may not be realized within the expected time frame;

     o revenues following the merger may be lower than expected, or withdrawals of customer deposits, operating costs, customer loss and business disruption following the merger may be greater than expected;

     o costs or difficulties related to the integration of the businesses of MUTUALFIRST and Marion Capital may be greater than expected;

     o changes in the interest rate environment may reduce margins more than expected;

     o general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in the credit quality of our loans;

     o legislative or regulatory changes may adversely affect the business in which we are engaged;

     o the willingness of users to substitute our products and services for competitors' products and services may be less than expected; and

     o competitive pressure in the banking industry, and in particular our regional market, may increase.

                                   THE MERGER

THIS SUMMARY OF THE TERMS OF THE MERGER MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE FULL TEXT OF THE MERGER AGREEMENT WHICH IS ATTACHED AS APPENDIX A. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT.

OVERVIEW OF THE MERGER

Marion Capital will be merged into MUTUALFIRST, with MUTUALFIRST as the surviving entity of the merger. Each outstanding share of Marion Capital common stock will be converted into the right to receive 1.862 shares of MUTUALFIRST common stock. After this merger, current MUTUALFIRST shareholders will own approximately 70% of the combined company and current Marion Capital shareholders will own the remainder.

MERGER CONSIDERATION

Each outstanding share of Marion Capital common stock will be converted into the right to receive 1.862 shares of MUTUALFIRST common stock. No fractional shares of MUTUALFIRST common stock will be issued in the merger. Instead of a fractional share, you will receive the cash value (without interest) of the fractional share, determined by multiplying the fractional share by the closing price of MUTUALFIRST common stock on the last trading day before the merger.

On ____ _, 2000, MUTUALFIRST common stock closed at $______ per share. Based on that price, the value of 1.862 shares of MUTUALFIRST common stock would have been approximately $_____ and the aggregate market value of the merger consideration would have been approximately $_____ million, excluding outstanding stock options. These values, however, may increase or decrease as a result of fluctuations in the market price of MUTUALFIRST common stock.

Each outstanding option to purchase shares of Marion Capital common stock will be converted into an option to purchase 1.862 times as many shares of MUTUALFIRST common stock. The per share exercise price will be divided by 1.862, but the other terms and conditions of the converted option will not change. Fractional shares will be rounded down to the nearest whole share and per share exercise prices will be rounded down to the nearest whole cent. Options for _______ shares of Marion Capital common stock were outstanding on ____ _, 2000.

BACKGROUND OF THE MERGER

Over the last several years the financial services industry has become increasingly competitive and has undergone industry-wide consolidation. The market in which MUTUALFIRST and Marion Capital operate has been affected by this trend, experiencing a period of acquisition and consolidation that has affected many of the banks and thrift institutions. In response to these developments, the board of MUTUALFIRST and the board of Marion Capital has, on an ongoing basis, considered strategic options for increasing shareholder value, including potential acquisitions of other institutions.

On June 1, 1998, the Marion Capital board retained Keefe Bruyette & Woods, Inc. to act as Marion Capital's financial advisor in connection with analyzing operational issues and shareholder enhancement opportunities. Since June 1, 1998, Keefe, Bruyette & Woods, Inc. has provided general advisory services to Marion Capital including advice on the sale of a branch office, stock repurchases and other strategic options including the analysis of merger and acquisition opportunities.

Upon completion of MUTUALFIRST's conversion to a stock company in December 1999, MUTUALFIRST began to analyze their expansion opportunities in conjunction with Keefe, Bruyette & Woods, Inc. who managed their mutual to stock conversion process. Resulting from relationships with both companies and after analyzing the business objectives of each company, Keefe, Bruyette & Woods, Inc. arranged a meeting between the two presidents, Mr. Roberts and Mr. Banks. The sequence of events was as follows:

     On February 23, 2000, a meeting was held between Mr. Roberts, Mr. Banks and Keefe, Bruyette & Woods, Inc. to discuss the business philosophies of each company with a focus on the potential benefit that could arise from a strategic alliance of the two companies.

     On March 7, 2000, following discussions by each CEO with his respective board, a second meeting between Mr. Roberts, Mr. Banks and Keefe, Bruyette & Woods, Inc. occurred to begin more detailed discussions of the possibility of a strategic alliance between MUTUALFIRST and Marion Capital.

     On April 12, 2000, the MUTUALFIRST board authorized retaining RP Financial, LC., to act as MUTUALFIRST's financial advisor in connection with the proposed merger of equals.

     On April 20, 2000, the Marion Capital board of directors met with Keefe, Bruyette & Woods, Inc. to review the benefits and opportunities provided by a potential strategic alliance between MUTUALFIRST and Marion Capital. After consulting with its executive officers and financial advisors, the consensus of the Marion Capital board was to move ahead with the transaction. Also at this meeting, it was decided by the Marion Capital board to obtain a fairness opinion on the potential strategic alliance from David A. Noyes, as a result of Keefe, Bruyette & Woods, Inc.'s previous relationship with MUTUALFIRST. Each financial advisor made an independent analysis of the proposal. See "-- Opinion of MUTUALFIRST's Financial Advisor" on page ___ and "- - Opinion of Marion Capital's Financial Advisor" on page _____.

     On April 21-24, 2000, representatives of both companies and their financial and legal advisors met to review due diligence information and to obtain a better understanding of the operations of the other company.

     On both May 10 and May 24, 2000, the board of MUTUALFIRST met and considered the terms of the proposed transaction. After consultation with its executive officers and financial advisors, the consensus of the MUTUALFIRST board each time was to move ahead with the transaction.

     During the period from April 21, 2000 to June 6, 2000, the parties negotiated the terms of the merger agreement and completed their respective due diligence efforts.

     On June 7, 2000, the boards of each company met with its respective financial advisors and special counsel to review the financial and legal arrangements of the definitive agreement. Each financial advisor issued its opinion that the merger was fair from a financial point of view to the merging company's shareholders. After careful consultation, each board authorized the execution of the merger agreement. Following the conclusion of the board meetings, MUTUALFIRST and Marion Capital executed and delivered the merger agreement.

MUTUALFIRST'S REASONS FOR THE MERGER

MUTUALFIRST believes that the merger will:

     o create a strong Northeast Indiana franchise with assets of approximately $760 million and a market capitalization of approximately $124 million, based on recent market prices;

     o create opportunities for significant operational benefits and financial cost savings and revenue enhancements through the integration of MUTUALFIRST's and Marion Capital's operations;

     o be immediately accretive to earnings per share estimated to be 2.5%, and significantly enhance the combined company's future earnings per share growth rate; the accretion to earnings per share incorporates the estimated cost savings from synergies as set forth below under "-MUTUALFIRST's Reasons for the Merger";

     o expand its core market area and create critical mass in Northeast Indiana with a strong local presence;

     o strengthen its competitive and capital position in the financial services industry, which is rapidly changing and growing more competitive; and

     o    provide an additional platform for further growth.

The MUTUALFIRST board has determined that the terms of the merger and the merger agreement and the issuance of MUTUALFIRST common stock in connection with the merger are advisable and fair to, and in the best interests of, MUTUALFIRST and its shareholders. In reaching its determination, the MUTUALFIRST board considered the opinion of its financial advisor with respect to the fairness of the exchange ratio from a financial point of view. The MUTUALFIRST board also considered a number of other factors, including that the merger should produce a well capitalized institution with an enhanced retail lending franchise as well as a number of financial benefits that should foster the potential for earnings growth. The MUTUALFIRST board did not assign any specific or relative weights to the factors considered, and individual directors may have given different weights to different factors. The material factors considered were as follows:

     o Information concerning the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Marion Capital, individually and as combined with MUTUALFIRST.

     o The opinion rendered by MUTUALFIRST's financial advisor that as of the date of the opinion the exchange ratio was fair, from a financial point of view, to the holders of MUTUALFIRST common stock. See "-- Opinion of MUTUALFIRST's Financial Advisor" for the assumptions made in connection with, and limitations on, such opinion.

     o The terms of the merger agreement, and the other documents executed in connection with the merger. See "The Merger."

     o The anticipated cost savings available to the combined company as a result of the merger totaling approximately $1.2 million, consisting of savings in (1) salaries and benefits of approximately $473,000; (2) data processing expense of approximately $171,000; (3) annual depreciation costs of approximately $192,000; (4) elimination of goodwill expense of approximately $113,000; and (5) other operating expenses of $297,000. Some of these cost savings are based upon the cancellation and lump sum payment of certain employee benefit agreements currently in place at Marion Capital, which would require the consent of the participant to terminate. There is no guarantee that the consent of all relevant participants will be obtained, and to the extent some are not obtained, the cost savings may be reduced.

     o The current and prospective economic, competitive and regulatory environment facing each institution and financial institutions generally.

     o The results of the due diligence investigation conducted by the management of MUTUALFIRST, including assessment of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves.

     o The expectation that the merger would be tax-free to MUTUALFIRST and its shareholders for federal income tax purposes. See "-- Federal Income Tax Consequences of the Merger."

     o The ability to continue to enhance shareholder value through stock repurchase programs since the merger will be accounted for as a purchase.

     o The prospects for growth and expanded products and services, and other anticipated impacts on depositors, employees, customers and communities served by MUTUALFIRST and Marion Capital, respectively.

     o Additional revenue enhancement opportunities, including (1) incremental earnings potential through the ability to leverage excess capital; (2) diversified asset mix; and (3) expanded legal lending limit.

MUTUALFIRST'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF MUTUALFIRST COMMON STOCK IN THE MERGER.

MARION CAPITAL'S REASONS FOR THE MERGER

Marion Capital believes that the merger will be beneficial for the following reasons:

     o Marion Capital's knowledge of and familiarity with MUTUALFIRST's business, management, financial condition and asset quality, and the complimentary geographic location of its offices relative to the Marion Capital locations.

     o The opportunity to become part of a $760 million northeast Indiana franchise with deposits of $520 million, and the ability to leverage off of this larger asset base in a broader geographic area, particularly given the concerns about growth opportunities in the Marion market.

     o Elimination of the hurdle which prohibited Marion Capital from upstreaming any significant level of dividends from the bank to the holding company, in order to reduce the level of excess capital and thereby generate a return on equity that was acceptable to the board of directors and shareholders over the long term.

     o The opportunities for expense reductions, operating efficiencies and revenue enhancements in the combined entity including the belief that the merger will be accretive to earnings per share in the first year, estimated to be 24.7% per share for Marion Capital earnings per share, and improve the combined company's future earnings per share growth rate. The accretion to earnings per share incorporates estimated cost savings obtained from anticipated synergies as set forth above under "-MUTUALFIRST's Reasons for the Merger."

     o The opinion rendered by David A. Noyes that as of that date and based on the assumptions made the exchange ratio was fair from a financial point of view to the Marion Capital shareholders.

     o Considering the respective contributions to the combined entity, Marion would have a 30% pro forma ownership in the combined entity and receive a currency with significantly increased liquidity.

     o The expectation that the merger would be a tax-free exchange for federal income tax purposes for Marion Capital shareholders as well as for Marion Capital.

     o The non-financial terms of the agreement, including that Marion Capital would be represented on the MUTUALFIRST and Mutual Federal boards of directors with four of eleven seats and the role of the Marion Capital chief executive officer in the combined organization.

In reaching its determination to approve and deem advisable the merger agreement, and the transactions contemplated therein, the Marion Capital board did not assign any relative or specific weights to the various factors considered by it, and individual directors may have given differing weights to different factors.

MARION CAPITAL'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF MARION CAPITAL COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINION OF MUTUALFIRST'S FINANCIAL ADVISOR

The MUTUALFIRST board retained RP Financial on April 12, 2000 as an independent financial advisor in connection with MUTUALFIRST's consideration of a possible business combination with Marion Capital, which included the negotiation of the financial terms and rendering its opinion with respect to the exchange ratio from the financial point of view to the MUTUALFIRST shareholders. In requesting RP Financial's advice and opinion, the MUTUALFIRST board did not give any special instructions to RP Financial, nor did it impose any limitations upon the scope of the investigation that RP Financial might wish to conduct to enable it to give its opinion. RP Financial has delivered to MUTUALFIRST its written opinion, dated June 7, 2000, and its updated opinion as of __________, 2000, to the effect that, based upon and subject to the matters set forth therein, as of the date thereof, the exchange ratio is fair to the MUTUALFIRST shareholders from a financial point of view. The opinion of RP Financial is directed towards the fairness of the exchange ratio and does not constitute a recommendation to any MUTUALFIRST shareholder to vote in favor of approval of the merger agreement. A copy of the RP Financial opinion is set forth as Exhibit B to this Joint Proxy Statement, and MUTUALFIRST's shareholders should read it in its entirety. RP Financial has consented to the inclusion and description of its written opinion in this Joint Proxy Statement.

RP Financial was selected by MUTUALFIRST to act as its financial advisor because of RP Financial's expertise in the valuation of businesses and their securities for a variety of purposes, including its expertise in connection with mergers and acquisitions of savings and loan associations, savings banks, savings and loan holding companies, commercial banks and bank holding companies. In addition, RP Financial was already familiar with MUTUALFIRST given its preparation of the appraisal and business plan in conjunction with Mutual Federal Savings Bank's mutual to stock conversion in 1999. Pursuant to a letter agreement dated April 6, 2000, and executed by MUTUALFIRST on April 12, 2000, RP Financial estimates that it will receive from MUTUALFIRST total professional fees of approximately $75,000, of which $45,000 has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the merger. In addition, MUTUALFIRST has agreed to indemnify and hold harmless RP Financial, any affiliates of RP Financial, and the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial from and against any and all losses, claims, damages and liabilities, joint or several, in connection with RP Financial's services attributable to: (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by MUTUALFIRST to RP Financial, either orally or in writing; (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by MUTUALFIRST to RP Financial, or (iii) any action or omission to act by MUTUALFIRST, or MUTUALFIRST's respective officers, directors, employees or agents, which action or omission is willful or negligent. MUTUALFIRST will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought. In addition, if RP Financial is entitled to indemnification from MUTUALFIRST under the engagement letter, and in connection therewith incurs legal expenses in defending any legal action challenging the opinion of RP Financial where RP Financial is not negligent or otherwise at fault or is found by a court of law to be not negligent or otherwise at fault, MUTUALFIRST will indemnify RP Financial for all reasonable expenses.

In rendering this fairness opinion, RP Financial reviewed the following material: (1) the merger agreement, dated June 7, 2000, including exhibits; (2) financial and other information for MUTUALFIRST, all with regard to balance and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations including: (a) audited and unaudited financial statements for the periods ended December 31, 1996 through March 31, 2000, (b) stockholder, regulatory and internal financial and other reports through March 31, 2000, (c) the proxy statements since the commencement of the 1999 mutual-to-stock conversion, (d) MUTUALFIRST's management and board comments regarding past and current business, operations, financial condition, and future prospects (e) the stock conversion materials including the prospectus, regulatory application and other related documents; and (3) financial and other information for Marion Capital including: (a) unaudited and audited financial statements for the periods ended June 30, 1995 through March 31, 2000, (b) stockholder, regulatory and internal financial and other reports through March 31, 2000, (c) the annual proxy statement for the last three years and (d) Marion Capital's management comments regarding past and current business, operations, financial condition, and future prospects.

RP Financial reviewed financial, operational, market area and stock price and trading characteristics for MUTUALFIRST and Marion Capital (on a historical and pro forma basis) relative to publicly-traded savings institutions with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for MUTUALFIRST and Marion Capital and the public perception of savings institutions and the commercial banking industry, in general. RP Financial also considered: (1) the financial terms, financial and operating condition and market area of other recently announced or completed mergers of comparable savings institutions both regionally and nationally; (2) projected financial statements incorporating future prospects for MUTUALFIRST on a stand-alone and on a merged basis; (3) the future prospects for MUTUALFIRST;
(4) the pro forma impact on MUTUALFIRST of the merger with Marion Capital, which is expected to be accounted for as a purchase transaction; (5) the pro forma impact of potential stock repurchases following the merger; and (6) the market for MUTUALFIRST's common stock.

In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning MUTUALFIRST and Marion Capital furnished by each institution to RP Financial for review, as well as publicly available information regarding other financial institutions, and economic and demographic data. MUTUALFIRST and Marion Capital did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of MUTUALFIRST or Marion Capital.

RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger as set forth in the merger agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed merger, no restriction will be imposed on MUTUALFIRST or Marion Capital that would have a material adverse effect on the ability of the merger to be consummated as set forth in the merger agreement.

RP Financial's opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of June 7, 2000 and __________, 2000. Events occurring after the most recent date could materially affect the assumptions used in preparing the opinion. In connection with rendering its opinion dated June 7, 2000, and updated as of __________, 2000, RP Financial performed a variety of financial analyses that are summarized below. Although the evaluation of the fairness, from a financial point of view, of the exchange ratio was to some extent subjective based on the experience and judgment of RP Financial, and not merely the result of mathematical analyses of financial data, RP Financial relied, in part, on the financial analyses summarized below in its determinations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. RP Financial believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial's opinion. In its analyses, RP Financial took into account its assessment of general business, market, monetary, financial and economic conditions, industry performance and other matters, many of which are beyond the control of MUTUALFIRST and Marion Capital, as well as RP Financial's experience in securities valuation, its knowledge of financial institutions, and its experience in similar transactions. With respect to the comparative analyses described below, no company utilized as a comparison is identical to MUTUALFIRST or the merger and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the values of the companies concerned. The analyses were prepared solely for purposes of RP Financial providing its opinion as to the fairness of the exchange ratio, and they do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results of values, which may be significantly more or less favorable than such estimates. None of the analyses performed by RP Financial was assigned a greater significance by RP Financial than any other.

TRANSACTION OVERVIEW. RP Financial reviewed certain financial and other characteristics of the transaction including, but not limited to, the exchange ratio, the pro forma financial and pricing impact of the merger, which is anticipated to be accounted for as a purchase, the pro forma ownership distribution and the organizational structure of the merged company, including the board of directors and executive management.

CONTRIBUTION ANALYSIS. RP Financial compared the relative contribution of certain balance sheet items and earnings of MUTUALFIRST and Marion Capital to the pro forma company based both on historical and pro forma financial information. Specifically, RP Financial examined the contribution of total assets, loans receivable, deposits, stockholder's equity, tangible stockholder's equity and earnings on a historical, normalized and projected basis. The exchange ratio of 1.862 times falls within the range of implied exchange ratios indicated by the contribution analysis of 1.38 times to 2.32 times.


                                               Historical Amount                                  Pro Forma Amount
                                ------------------------------------------------- -------------------------------------------------
                                      Contribution Analysis                             Contribution Analysis
                                -----------------------------------               --------------------------------
                                                                      Implied                                            Implied
                                                       Marion         Exchange                            Marion         Exchange
                                MUTUALFIRST(1)(3)   Capital(2)(3)      Ratio      MUTUALFIRST(1)(3)    Capital(2)(3)     Ratio
                                ------------------ ---------------- ------------- ------------------ ----------------  -------------

Assets                                73.3%             26.7%           1.56x           73.7%             26.3%           1.53x
Loans Receivable                      73.3              26.7            1.56            73.3              26.7            1.56
Deposits                              74.5              25.5            1.46            74.5              25.5            1.46
Stockholders' Equity                  75.6              24.4            1.39            77.8              22.2
1.22
Tangible Stockholders'
 Equity                               75.7              24.3            1.38            77.6              22.4            1.24
Historical Earnings                   70.2              29.8            1.82            64.9              35.1            2.32
Normalized Earnings(4)                72.0              28.0            1.66            66.4              33.6            2.17
Projected Earnings 1st                72.0              28.0            1.66            66.6              33.4            2.15
 Year(5)
--------------

(1) Based on financial statements as of March 31, 2000; historical earnings reflect annualized earnings for the three months ended March 31, 2000.
(2) Based on financial statements as of or for the 12 months ended March 31, 2000.
(3)  Before potential stock repurchases.
(4) Reflects historical earnings adjusted to exclude one time gains/losses and an after-tax basis.
(5)  Assumes 5.0% earnings growth rate for each company.

PRO FORMA IMPACT ANALYSIS. RP Financial's analysis considered the financial condition and operations of MUTUALFIRST on a stand-alone and pro forma merged basis, which indicates that the merger is expected to have the following benefits, even before the anticipated pro forma benefit of stock repurchases:
(1) increases MUTUALFIRST's pro forma earnings per share incorporating anticipated synergies; (2) leverages MUTUALFIRST's tangible capital, which will result in book value per share dilution; and (3) increases MUTUALFIRST's pro forma return on equity. RP Financial considered the estimated pro forma impact of the merger on MUTUALFIRST's key financial ratios, per share data, pro forma pricing ratios relative to the current position. RP Financial also considered the impact of the merger relative to MUTUALFIRST's longer run strategic objectives.

                                                 At March 31,
                                                   2000(1)          Pro Forma(2)
                                              -----------------   --------------
  Historical Earnings Per Share
     Reported Basis                                 $1.12              $1.18
     Cash Basis                                     $1.16              $1.20
  Normalized Earnings Per Share
     Reported Basis                                 $1.10              $1.12
     Cash Basis                                     $1.14              $1.15
  Book Value Per Share                             $16.81             $15.05
  Tangible Book Value Per Share                    $16.58             $14.89

Key Financial Ratios
  Return on Assets                                   1.10%              1.25%
  Return on Equity                                   6.17%              7.40%
  Efficiency Ratio                                  55.52%             52.28%
  Equity/Assets                                     17.87%             16.92%
  Tangible Equity/Assets                            17.67%             16.77%

Key Pricing Ratios(3)
  Price/Earnings                                     9.77x              9.27x
  Price/Core Earnings                                9.95x              9.77x
  Price/Book                                        65.08%             72.69%
  Price/Tangible Book                               65.98%             73.47%

-------------

(1) Operating statement data based on annualized three month data for the quarter ended March 31, 2000.
(2)  Reflects RP Financial's preliminary estimates.
(3)  Based on MUTUALFIRST's closing stock price as of June 2, 2000 of $10 15/16.

RP Financial also considered other benefits of the merger including the expanded market area of MUTUALFIRST, Marion Capital's leading deposit market share in Grant County, Indiana, and increased market capitalization.

PEER GROUP ANALYSES. RP Financial compared MUTUALFIRST's current and pro forma key financial and pricing ratios to two groups of publicly-traded thrifts - all publicly-traded thrifts based in the Midwest and all publicly-traded thrifts. The pro forma key ratios analyzed for MUTUALFIRST incorporated the estimated merger adjustments, purchase accounting and anticipated synergies. MUTUALFIRST's pro forma ratios were evaluated before and after potential stock repurchases. The key financial ratios analyzed for both MUTUALFIRST and the two groups of publicly-traded thrifts included balance sheet composition and growth, income statement composition and efficiency, return on equity, asset quality and loan composition. The key pricing ratios analyzed included price relative to reported and tangible book value, reported and core earnings and assets.

The merger is anticipated to improve MUTUALFIRST's comparative financial and pricing data relative to the two groups of publicly-traded thrifts considered as MUTUALFIRST's balance sheet composition and growth potential is enhanced, pro forma profitability and efficiency increases, return on equity rises, asset quality improves and the pricing ratios remain generally comparable.


                                              MUTUALFIRST             Publicly-Traded Thrifts
                                     ---------------------------    ---------------------------
                                         As of
                                       March 31,         Pro           Midwest          All
                                        2000(1)        Forma(2)        Peers(3)       Public(3)
                                     ------------     ----------    ------------     ----------
Key Financial Ratios
  Equity/Assets                         17.87%          16.92%          9.57%          10.97%
  Tangible Equity/Assets                17.67%          16.77%          8.98%          10.60%
  Return on Assets
     Historical                          1.10%           1.25%          0.96%           0.85%
     Core                                1.10%           1.20%          0.87%           0.83%
  Return on Equity                       6.17%           7.40%          9.20%           8.48%
  Efficiency Ratio                      55.52%          52.28%         59.39%          62.10%
  Non-Performing Assets/Assets           1.35%           1.30%          0.50%           0.51%
  Reserves/Loans                         0.83%           0.97%          0.77%           0.87%

Key Pricing Ratios(4)
  Price/Earnings                         9.77x           9.27x          8.78x          11.54x
  Price/Core Earnings                    9.95x           9.77x          9.97x          12.18x
  Price/Book                            65.08%          72.69%         83.93%          93.38%
  Price/Tangible Book                   65.98%          73.47%         90.04%          99.26%
-------------

(1) Operating statement data based on annualized 3 month data for the quarter ended March 31, 2000. (2) Incorporates estimated merger adjustments and synergies, before anticipated stock repurchases. (3) Excludes mutual holding companies and institutions subject to acquisition. (4) MUTUALFIRST pricing data based on June 2, 2000 closing price; peer group pricing data as of May 26, 2000.

COMPARABLE TRANSACTIONS ANALYSIS. RP Financial compared the merger to other recently announced comparable strategic in-market mergers among thrifts, particularly those share exchange transactions in which the two institutions collectively sought to merge for the mutual purposes of creating a stronger franchise, creating opportunities for significant operational benefits and financial cost savings, increasing earnings and earnings per share, expanding the market area served and developing a platform for further growth and diversification. RP Financial did not consider thrift mergers characterized as sale of control transactions since the pricing and organizational characteristics in such transactions are different than in strategic merger situations. RP Financial evaluated the pro forma financial impact of such strategic mergers, including the exchange ratio, pro forma ownership, earnings and book value per share incorporating the merger adjustments and anticipated synergies, certain key financial ratios and pricing. Specifically, the two recent transactions meeting this criteria included: (1) First Place Financial Corp.'s ($1.036 billion in assets) proposed merger with FFY Financial Corp. ($668 million in assets), both in Ohio; and (2) Hudson River Bancorp's ($1.149 billion in assets) proposed merger with Cohoes Bancorp ($704 million in assets), both in New York. The merger will result in greater common stock ownership by MUTUALFIRST shareholders, approximately 70%, relative to the larger thrifts in the comparable transactions, 60% and 62% for First Place and Hudson River, respectively, despite the payment of a higher premium to Marion Capital of 23% relative to the pre-announcement trading price, versus the 5% and 13% trading price premiums in the First Place and Hudson River mergers, respectively. The tangible book value per share dilution falls between the 3% and 13% dilution in the Hudson River and First Place mergers, respectively. Conversely, the earnings per share and cash earnings per accretion for MUTUALFIRST, of 2% and 1%, respectively, is anticipated to be lower than the 11% to 13% earnings per share accretion and the 12% to 3% cash earnings per share accretion in the First Place and Hudson River mergers, respectively. The estimated merger synergies of 5% of the combined operating expenses in the merger compares to 13% and 7% synergies estimates in the First Place and Hudson River mergers, respectively.

As described above, RP Financial's opinion and presentation to the MUTUALFIRST board was one of many factors taken into consideration by the MUTUALFIRST board in making its determination to approve the merger agreement. Although the foregoing summary describes, the material components of the analyses presented by RP Financial to the MUTUALFIRST board on June 7, 2000, and updated as of __________, 2000, in connection with its opinion as of those dates, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth at Appendix B, which MUTUALFIRST shareholders are urged to read in its entirety.

OPINION OF MARION CAPITAL'S FINANCIAL ADVISOR

The Marion Capital board of directors requested David A. Noyes' opinion as to the fairness from a financial point of view to the Marion Capital shareholders of the Exchange Ratio.

David A. Noyes, as part of its investment banking business, is regularly engaged in the valuation of commercial bank and thrift securities in connection with mergers and acquisitions, negotiated underwritings and valuations for estate, corporate and other purposes. As specialists in the securities of commercial banking and thrift organizations, Noyes has extensive experience in, and knowledge of, the commercial banking and thrift industries and its participants.

In connection with its opinion, David A. Noyes reviewed, among other things, the merger agreement, Annual Reports to Shareholders and Annual Reports on Form 10-K of Marion Capital for three years ended June 30, 1999; certain publicly available information concerning MUTUALFIRST including the Annual Report of MUTUALFIRST for the year ended December 31, 1999, along with interim Call Reports, for each of the three years ended December 31, 1999, 1998 and 1997; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Marion Capital and MUTUALFIRST; certain other communications from Marion Capital and MUTUALFIRST to their respective shareholders; and certain internal financial analyses and forecasts of Marion Capital and MUTUALFIRST prepared by their respective management including forecasts of efficiencies from certain net cost savings and revenue enhancements expected to be achieved as a result of the merger. David A. Noyes also held discussions with members of the senior management of Marion Capital and MUTUALFIRST regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, David A. Noyes reviewed the reported price and trading activity for Marion Capital Common Stock and MUTUALFIRST Common Stock, compared certain financial and stock market information for Marion Capital and MUTUALFIRST with similar information for certain other companies in which securities are publicly traded. David A. Noyes reviewed the financial terms of certain recent business combinations in the thrift industry and performed such other studies and analyses as it considered appropriate.

David A. Noyes relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, David A. Noyes assumed, with the Marion Capital board of directors' consent, that the financial forecasts, including, without limitation, the efficiencies and projections regarding under-performing and non-performing assets and net charge-offs had been reasonably prepared on a basis reflecting the best currently available judgments and estimates of Marion Capital and MUTUALFIRST and that such projections will be realized in the amounts and at the times contemplated thereby. David A. Noyes is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with the Marion Capital board of directors' consent, that such allowances for each of Marion Capital and MUTUALFIRST are in the aggregate adequate to cover all such losses. Similarly, David A. Noyes assumed, with the Marion Capital board of directors' consent and without independent analysis, that the obligations of Marion Capital and MUTUALFIRST pursuant to derivatives, swaps, foreign exchange, financial instruments and off-balance sheet lending-related financial instruments will not have an adverse effect which would be relevant to its analysis. In addition, David A. Noyes did not review individual credit files nor did it make an independent evaluation or appraisal of the assets and liabilities of Marion Capital or MUTUALFIRST or any of their subsidiaries, and it had not been furnished with any such evaluation or appraisal. David A. Noyes' opinion as to the fairness of the Exchange Ratio addressed the ownership position in MUTUALFIRST to be received by the Marion Capital shareholders pursuant to the Exchange Ratio on the terms set forth in the merger agreement and did not address the future trading or acquisition value for the stock of

MUTUALFIRST. In addition, David A. Noyes' opinion does not address the relative merits of the merger and alternative business strategies. In that regard, David
A. Noyes was not requested to, and did not, solicit third party indications of interest in acquiring all or part of Marion Capital or in engaging in a business combination or any other strategic transaction with Marion Capital. David A. Noyes also assumed, with the Marion Capital board of director's consent, that the merger will be accounted for as a "purchase" under generally accepted accounting principles and that obtaining any necessary regulatory approvals and third party consents for the merger or otherwise will not have an adverse effect on Marion Capital or MUTUALFIRST pursuant to the merger.

David A. Noyes' advisory services and the opinion expressed by it were provided for the information and assistance of the Marion Capital board of directors in connection with its consideration of the transaction contemplated by the merger agreement and such opinion did not constitute a recommendation as to how any Marion Capital shareholder should vote with respect to such transaction.

SUMMARY OF FINANCIAL ANALYSES

The following is a brief summary of the material financial analyses considered in a presentation to the Marion Capital board of directors on June 7, 2000 by David A. Noyes in connection with its oral and written opinions as of such date:

     (a) COMPARATIVE FINANCIAL AND MARKET PERFORMANCE ANALYSIS. In performing a comparative market performance analysis, David A. Noyes analyzed certain operating performance statistics of Marion Capital, MUTUALFIRST and the pro forma combined company relative to (the "Noyes Peer Group"):


          Company Name                                    Ticker        City                 State
          ------------                                    ------        ----                 ----
          Ameriana Bancorp                                ASBI          New Castle            IN
          Bank West Financial Corp                        BWFC          Grand Rapids          MI
          Big Foot Financial Corp                         BFFC          Long Grove            IL
          Citizens First Financial Corp                   CBK           Bloomington           IL
          EFC Bancorp, Inc.                               EFC           Elgin                 IL
          FFW Corporation                                 FFWC          Wabash                IN
          FFY Financial Corp.                             FFYF          Youngstown            OH
          Fidelity Bancorp, Inc.                          FBIC          Chicago               IL
          First Capital, Inc.                             FCAP          Corydon               IN
          First Federal Bancorp, Inc.                     FFBZ          Zanesville            OH
          First Federal Financial Corp Kentucky           FFKY          Elizabethtown         KY
          First Franklin Corporation                      FFHS          Cincinnati            OH
          First SecurityFed Financial, Inc.               FSFF          Chicago               IL
          Harrington Financial Group, Inc.                HFGI          Richmond              IN
          Hemlock Federal Financial Corp.                 HMLK          Oak Forest            IL
          Home Bancorp                                    HBFW          Fort Wayne            IN
          Home Federal Bancorp                            HOMF          Seymour               IN
          HopFed Bancorp, Inc.                            HFBC          Hopkinsville          KY
          Industrial Bancorp, Inc.                        INBI          Bellevue              OH
          Kankakee Bancorp, Inc.                          KNK           Kankakee              IL
          Lincoln Bancorp                                 LNCB          Plainfield            IN
          LSB Financial Corp                              LSBI          Lafayette             IN
          MFB Corp.                                       MFBC          Mishawaka             IN
          Northeast Indiana Bancorp, Inc.                 NEIB          Huntington            IN
          Park Bancorp, Inc.                              PFED          Chicago               IL
          Peoples Bancorp                                 PFDC          Auburn                IN
          Peoples Community Bancorp, Inc.                 PCBI          Lebanon               OH
          PVF Capital Corp.                               PVFC          Bedford Heights       OH
          Wayne Savings Bancshares, Inc. (MHC)            WAYN          Wooster               OH
          Western Ohio Financial Corporation              WOFC          Springfield           OH
          Winton Financial Corporation                    WFI           Cincinnati            OH

                                                23

          David A. Noyes analyzed the relative financial performance and stock market valuation of Marion Capital and MUTUALFIRST by comparing certain financial and market trading information of Marion Capital and of MUTUALFIRST with the Noyes Peer Group. In addition, David A. Noyes analyzed the relative financial performance of the pro forma combined company by comparing certain financial information of the pro forma combined company with the Noyes Peer Group. Historical financial information used in connection with this analysis was as of, and for the twelve months ended, March 31, 2000. Market information used in this analysis was as of May 31, 2000.

          Among the financial information compared was (i) return on average assets, which was 1.17% for Marion Capital, 1.08% for MUTUALFIRST, 1.20% for the pro forma combined company, and an average of .81% and a median of .80% for the Noyes Peer Group, (ii) return on average equity, which was 7.20% for Marion Capital, 6.07% for MUTUALFIRST, 6.91% for the pro forma combined company, and an average of 8.25% and a median of 8.29% for the Noyes Peer Group, (iii) the ratio of market price to earnings per share for the latest twelve months, which was 10.34x for Marion Capital, 10.77x for MUTUALFIRST, and an average of 12.89x and a median of 11.23x for the Noyes Peer Group, (iv) market price to book value, which was 71.89% for Marion Capital, 64.69% for MUTUALFIRST, and an average of 92.85% and a median of 87.63% for the Noyes Peer Group, and (v) market price to tangible book value, which was 73.34% for Marion Capital, 65.63% for MUTUALFIRST, and an average of 95.27% and a median of 89.56% for the Noyes Peer Group.

     (b) HISTORICAL EXCHANGE RATIO ANALYSIS. David A. Noyes reviewed the ratio of the closing prices per share of Marion Capital Common Stock to MUTUALFIRST Common Stock over various time periods since MUTUALFIRST common stock began trading on December 30, 1999. The analysis showed that such ratio ranged from 1.581x to 1.839x (with an average of 1.698x and a median of 1.687x) throughout the period ending May 31, 2000. The foregoing ratios can be compared to the Exchange Ratio of
          1.862 shares of MUTUALFIRST Common Stock for each share of Marion Capital Common Stock.

     (c) CONTRIBUTION ANALYSIS. David A. Noyes analyzed the contribution of each of Marion Capital and MUTUALFIRST to the market capitalization and certain balance sheet and income statement items for the pro forma combined company (before adjustments attributable to the merger). The contribution analysis was as of March 31, 2000 for balance sheet items and the implied exchange ratios were calculated on the basis of fully diluted shares outstanding for Marion Capital and MUTUALFIRST as of March 31, 2000. The analysis produced relative contributions by Marion Capital to (i) the assets of the pro forma combined company of 26.7% implying an exchange ratio of 1.562x,and (ii) loans of the pro forma combined company of 26.9% implying an exchange ratio of 1.578x,and
          (iii) deposits of the pro forma combined company of 25.5%, implying an exchange ratio of 1.468x, and (iv) common equity of the pro forma combined company of 24.4%, implying an exchange ratio of 1.384x, and
          (v) tangible equity of the pro forma combined company of 24.3%, implying an exchange ratio of 1.377x. The analysis further produced relative contributions by Marion Capital to the net income available to common shareholders of the pro forma combined company of 28.0%, implying an exchange ratio of 1.668x. Furthermore, the market capitalization of Marion Capital represented a contribution of 26.4% of pro forma combined market capitalization, implying an exchange ratio of 1.539x (based on the May 31, 2000 market prices of Marion Capital Common Stock and MUTUALFIRST Common Stock). The foregoing analysis indicated a range of implied exchange ratios from 1.377x to 1.668x, and a median implied exchange ratio of 1.539x. The Exchange Ratio in the merger is 1.862 shares of MUTUALFIRST Common Stock for each share of Marion Capital Common Stock, which will result in the Marion Capital Shareholders owning 30.3% of the MUTUALFIRST Common Stock.

     (d) ANALYSIS OF OTHER SIMILAR TRANSACTIONS. David A. Noyes analyzed other similar transactions in the United States thrift industry announced during the period from 1998 to May 31, 2000 that it considered relevant. The similar transactions analyzed were: Fidelity Financial of Ohio / Glenway Financial Corp., First Place Financial Corp. / FFY Financial Corp., Hudson River Bancorp / Cohoes Bancorp Inc. This analysis indicated that the exchange ratio received by shareholders of a combining entity situated similarly to Marion Capital one day, one week and one month prior to the public announcement of the transaction represented a percentage above market value with a range of 4.8% to 12.5%, (13.4%) to

          12.5%, and (1.1%) to 21.6%, respectively, and a median percentage above market value of 8.9%, 9.6%, and 8.3%, respectively. The Exchange Ratio received by the Marion Capital Shareholders one day, one week and one month prior to the public announcement of the merger represents a percentage above market value of Marion Capital Common Stock of 20.4%, 12.5%, and 10.6%, respectively.

     (e) SUMMARY PRO FORMA ANALYSES. David A. Noyes analyzed the impact of the merger on certain profitability, capital adequacy and per share data for the twelve months ending March 31, 2000. This analysis was based upon internal estimates and assumed realization of expense savings, revenue enhancements, pre-tax restructuring charges, asset and deposit dispositions and other merger adjustments at the times and in the amounts projected by the management of Marion Capital and MUTUALFIRST. This analysis showed that on a Marion Capital per share equivalent basis, the merger would have been accretive (i) with respect to fully diluted earnings per share (excluding non-recurring items and restructuring charge) by 24.7% and (ii) with respect to tangible book value per share by 24.7%. This analysis also showed (i) a return on average assets for the pro forma combined company (excluding non-recurring items and restructuring charge) of 1.20% compared to 1.17% for Marion Capital on a stand- alone basis, (ii) a return on average common equity for the pro forma combined company (excluding non-recurring items and restructuring charge) of 6.9% compared to 7.2% for Marion Capital on a stand-alone basis, and (iii) a ratio of total tangible common equity to total tangible assets for the pro forma combined company of 17.1% as compared to 15.6% for Marion Capital on a stand-alone basis.


The foregoing summary does not purport to be a complete description of the analyses performed by David A. Noyes, but describes the material analyses performed thereby. In addition, David A. Noyes believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the process underlying the analyses and the opinions. The preparation of a financial adviser's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, David A. Noyes also took into account its assessment of general economic, market, and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. With respect to the comparative financial and market performance and other similar transactions analyses summarized above, no public company utilized as a comparison is identical to Marion Capital or MUTUALFIRST and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. Any estimates contained in David A. Noyes' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or its securities actually may be sold. None of the analyses performed by David A. Noyes were assigned a greater significance by David A. Noyes than any other.

The forecasts and projections reviewed by David A. Noyes in connection with the rendering of its respective opinions were prepared by the respective management of Marion Capital and MUTUALFIRST. Neither Marion Capital nor MUTUALFIRST publicly discloses internal management projections of the type provided to David
A. Noyes in connection with the preparation of its opinions. Such forecasts and projections were not prepared with a view towards public disclosure. In addition, such forecasts and projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those contemplated by such projections. David A. Noyes has assumed no responsibility for the accuracy of such information.

Marion Capital has entered into an agreement with David A. Noyes relating to the financial advisory services being provided by David A. Noyes in connection with the merger. In such agreement, Marion Capital has agreed to pay David A. Noyes
(a) an initial fee of $17,500, payable upon execution of such agreement (which has been paid) and (b) a fee of $8,750, payable upon delivery of its preliminary fairness opinion at the time of signing the definitive agreement (which has been paid) and (c) a fee of $8,750, payable upon delivery of its fairness opinion and description for inclusion in the proxy statement related to this transaction. Marion Capital also has agreed to reimburse David A. Noyes for its reasonable out-of-pocket expenses incurred in connection with its engagement. Marion Capital has also agreed to indemnify and hold harmless David A. Noyes, its officers, directors, employees and agents against all claims, losses, actions, judgements, damages or expenses, including, without limiting the generality of the foregoing, reasonable attorneys' fees, costs and experts' expenses, arising from or relating to the advice and recommendations given and/or the services performed pursuant to this agreement.

Notwithstanding anything set forth above, David A. Noyes shall have no right to be indemnified or held harmless by Marion Capital, and Marion Capital shall have no duty to indemnify or hold harmless David A. Noyes, pursuant to the terms of this agreement if a court having competent jurisdiction shall determine by a final judgement that the claim, loss, action, judgment, damage, expense, or liability resulted from the negligence, malfeasance, or recklessness of David A. Noyes.

ACCOUNTING AND TAX TREATMENT

This summary of the federal income tax consequences of the merger may not contain all the information that is important to you. It is not a complete analysis or listing of all potential tax effects of the merger agreement; it does not address tax consequences to persons subject to special treatment under tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons and shareholders who acquired their shares as compensation); and it does not address the tax laws of any state, local or foreign jurisdiction. It is based upon the Internal Revenue Code, treasury regulations and administrative rulings and court decisions as of the date of this document, all of which are subject to change. Marion Capital shareholders should consult their tax advisors as to the particular effect of their own particular facts and circumstances on the federal income tax consequences of the merger to them, and also as to the effect of any state, local, foreign and other federal tax laws.

The merger will be treated as a purchase under generally accepted accounting principles. Under current federal income tax law, based upon assumptions and representations made by MUTUALFIRST and Marion Capital, and assuming that the merger is consummated in the manner set forth in the merger agreement, it is anticipated that the following federal income tax consequences would result:

     o the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code;

     o no gain or loss will be recognized by MUTUALFIRST or Marion Capital as a result of the merger;

     o no gain or loss will be recognized by any Marion Capital shareholder upon the exchange of Marion Capital common stock solely for MUTUALFIRST common stock in the merger;

     o the aggregate tax basis of MUTUALFIRST common stock received will be the same as the basis of the Marion Capital common stock surrendered in exchange (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share interest in MUTUALFIRST common stock);

     o the holding period of the shares of MUTUALFIRST common stock received will include the holding period of the Marion Capital common stock surrendered in exchange, provided that the surrendered shares of Marion Capital common stock were held as a capital asset at the time of the merger; and

     o cash received in the merger in lieu of a fractional share interest will be treated as having been received as a distribution in full payment in exchange for the fractional share interest, and will qualify as capital gain or loss (assuming the Marion Capital common stock surrendered in exchange was held as a capital asset by the shareholder at the time of the merger).

CORPORATE STRUCTURE AFTER THE MERGER

The merger will combine MUTUALFIRST and Marion Capital into a single company under the name "MUTUALFIRST Financial, Inc." We also plan to merge Marion Capital's savings bank subsidiary into MUTUALFIRST's savings bank subsidiary.

MUTUALFIRST has also agreed, as part of the merger agreement, to add four of Marion Capital's directors to the MUTUALFIRST and Mutual Federal boards of directors immediately upon completion of the merger.

REGULATORY MATTERS

MUTUALFIRST and Marion Capital are subject to regulation and supervision by the Office of Thrift Supervision as savings and loan holding companies. Mutual Federal Savings Bank and First Federal Savings Bank of Marion are both federally chartered savings banks regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The merger of Marion Capital and its subsidiary bank with and into MUTUALFIRST and its subsidiary bank must be approved by the Office of Thrift Supervision. An application for this approval has been filed and is currently pending. In its review, the Office of Thrift Supervision will evaluate, among other things, the financial and managerial resources of the parties, the convenience and needs of the communities to be served and the performance of the subsidiary banks under the Community Reinvestment Act.

Federal law prohibits the approval of a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the anti-competitive effects of the proposed merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

The subsidiary bank merger may not be consummated for a period of 30 days after receipt of the final approval of the Office of Thrift Supervision, unless no adverse comment has been received from the Department of Justice, in which case the merger may be consummated on or after the 15th day after such final approval.

THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT ALL REGULATORY APPROVALS WILL BE OBTAINED OR THE DATES OF THOSE APPROVALS. THERE CAN ALSO BE NO ASSURANCE THAT REGULATORY APPROVALS RECEIVED WILL NOT CONTAIN A CONDITION OR REQUIREMENT THAT CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT. SEE "THE MERGER -- WHAT WE MUST DO TO COMPLETE THE MERGER."

OBLIGATIONS OF MUTUALFIRST AFTER THE MERGER

If the merger is completed:

     o MUTUALFIRST must indemnify former officers, directors and employees of Marion Capital and its subsidiaries for a period of six years.

     o MUTUALFIRST must provide employment benefits to persons who were employees of Marion Capital or its subsidiaries immediately prior to the merger.

     o MUTUALFIRST must honor all existing plans and agreements between Marion Capital and its directors, officers and employees, except to the extent modified by the merger agreement.

You can find the details of these obligations in Sections 6.12 and 6.13 of Appendix A. See also "The Merger -- Interests of Directors and Officers in the Merger that are Different from Your Interests" on pages __ and __.

WHAT WE MUST DO TO COMPLETE THE MERGER

To complete the merger we must:

     o    Obtain approvals from the shareholders of both companies.

     o Obtain regulatory approvals (without burdensome conditions) from the Office of Thrift Supervision.

     o Notify Nasdaq Stock Market of the listing of MUTUALFIRST shares to be issued in the merger.

     o    Avoid any material adverse effect on either of our companies.

     o    Avoid any breach of our representations and warranties.

     o    Fulfill our obligations under the merger agreement.

     o    Exchange customary documents at closing.

You can find details of the conditions to the merger in Article VII of Appendix
A. We cannot guarantee that all of these conditions will be satisfied or waived.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS

In considering the recommendation of the board of directors of Marion Capital to vote for the proposal to approve the merger agreement, shareholders of Marion Capital should be aware that members of Marion Capital's management and the Marion Capital board of directors may have interests in the merger that are in addition to, or different from the interests of Marion Capital shareholders. The Marion Capital board of directors was aware of these interests and considered them in approving the merger agreement.

BOARD AND MANAGEMENT POSITIONS. Following the completion of the merger, MUTUALFIRST and Mutual Federal Savings Bank will each increase their respective boards to 11 members, of which four members will be from Marion Capital. These directors will receive the customary board fees and retainers.

The merger agreement also provides, upon completion of the merger that Steven L. Banks, Chief Executive Officer of Marion Capital, will serve as a Senior Vice President and Chief Operating Officer - Marion Region of Mutual Federal Savings Bank, and that Larry G. Phillips, Senior Vice President, Secretary and Treasurer of Marion Capital will serve as Vice President of Mutual Federal Savings Bank.

EXISTING AND NEW EMPLOYMENT AGREEMENTS. As a consequence of the proposed change in control of Marion Capital contemplated by the merger agreement, Mr. Banks is entitled to receive certain payments from Marion Capital in connection with the merger as a result of an employment agreement between Mr. Banks and Marion Capital and First Federal Savings Bank of Marion dated January 19, 2000.

It has been agreed that this employment agreement will be terminated upon completion of the merger. In consideration of this termination, Mr. Banks will be paid an amount equal to the lesser of : (i) the amount payable to him under the employment agreement if he was terminated following a "change in control," as defined in the employment agreement; or (ii) 299% of Mr. Banks' base amount of compensation as determined under Section 280(G) of the Internal Revenue Code, as amended, less the value of any other payments that are deemed "parachute payments" under Section 280(G). It is anticipated that Mr. Banks will receive a lump sum cash payment of approximately $______ upon termination of this agreement.

Mr. Banks will also enter into a new employment agreement substantially similar to his existing employment agreement with Mutual Federal Savings Bank, guaranteed by MUTUALFIRST providing for Mr. Banks' service as Senior Vice President and Chief Operating Officer - Marion Region of Mutual Federal Savings Bank at an annual base salary equal to his then current annual salary plus annual director's fees paid to outside directors of MUTUALFIRST.

Mr. Phillips also has an employment agreement with Marion Capital, dated January 19, 2000, which will be terminated upon completion of the merger. Mr. Phillips will receive the amount due to him pursuant to any existing non-qualified deferred compensation agreements sponsored by Marion Capital, to the extent these payments will not be "excess parachute payments" under Section 280(G). It is anticipated that this amount will be approximately $________. Mr. Phillips will also enter into a new employment agreement for a two year term at a salary of $80,000 per year.

DEFERRED COMPENSATION PLANS. All existing deferred compensation plans of Marion Capital, except as discussed below, are intended to be terminated upon completion of the merger, subject to obtaining necessary consents from the beneficiaries under those agreements which include all of the current directors and executive officers of Marion Capital. Distribution of the present value of each participant's fully vested benefit will be made in lump sum cash payments. The deferred compensation plans maintained for Mr. Banks and Mr. McVicker will be continued after the merger and amended to provide continued accrual of benefits during periods these individuals serve as directors and/or advisory directors. To the extent other participants choose not to consent to termination, other deferred compensation plans may also continue in effect as currently structured. Some of those require the creation of a secular trust at the Effective Time of the merger.

According to his Executive Shareholder Benefit Plan, Mr. Banks will be entitled to receive full payment of the present value of his survivor's benefit if his employment is involuntarily terminated without cause or due to death or disability. According to their Directors Shareholder Benefit Plans, Messrs. Banks and McVicker will be entitled to receive the full payment of their survivor's benefit if they cease service as a director or advisory director of Mutual Federal Savings Bank because they are not nominated or appointed by Mutual Federal Savings Bank or MUTUALFIRST fails to elect them for reasons other than cause, or if their service terminates because of death or disability. No payment will be required if they do not seek to be renominated or appointed.

Indemnification and Insurance. For a period of six years following the effective date of the merger, MUTUALFIRST has agreed to indemnify, defend and hold harmless those directors, officers and employees of Marion Capital or any of its subsidiaries who held such positions prior to the completion of the merger against all expenses, judgments, fines, losses, claims, damages or liabilities arising from acts or omissions occurring at or before the effective date of the merger, to the fullest extent permitted by Indiana law and to the extent of Marion Capital's obligations under its articles of incorporation and code of bylaws as in effect as of the date of the merger agreement.

MUTUALFIRST has also agreed that, for a period of three years from the effective date of the merger, it will use its reasonable best efforts to provide directors' and officers' insurance for the present and former officers and directors of Marion Capital with respect to claims arising from facts or events occurring prior to the effective date. The insurance provided by MUTUALFIRST must contain at least the same coverage amounts with terms and conditions no less advantageous than Marion Capital's current policy; provided, however, that MUTUALFIRST is not required to expend more than 150% of the current amount expended by Marion Capital to maintain or obtain that insurance coverage in 2000. If MUTUALFIRST cannot maintain or obtain the required insurance coverage within the 150% limit, it is required to use its reasonable best efforts to obtain as much comparable insurance as is available for that amount. Finally, if MUTUALFIRST merges into or consolidates with any other entity or sells substantially all its assets to another entity, MUTUALFIRST must cause its successors or assigns to assume these indemnification and insurance obligations.

OTHER PROVISIONS OF THE MERGER AGREEMENT

Although the completion of the merger requires shareholder approval, many provisions of the merger agreement became effective immediately upon its signing. Your vote was not required to make these provisions binding obligations of MUTUALFIRST and Marion Capital.

REPRESENTATIONS AND WARRANTIES. Each party has made representations and warranties to the other party with respect to various matters, including its financial statements, capital structure, business, loans, investments, regulatory filings and benefit plans. These representations and warranties must be true and correct upon both signing of the merger agreement and the completion of the merger. A party can terminate the merger agreement if the other party's representations and warranties are not true and correct, resulting in a material adverse effect on that other party. If the merger is completed, or if the merger agreement is terminated for some unrelated reason, the representations and warranties become void. You can find details of these obligations in Article V of Appendix A.

COOPERATION AND CONDUCT OF BUSINESS. Each party has agreed to cooperate in completing the merger and to avoid extraordinary transactions between the signing of the merger agreement and the completion of the merger. These provisions become void if the merger is completed. These provisions also become void if the merger agreement is terminated, except for those related to confidentiality, joint press releases, breakup fees and shared expenses. You can find details of these obligations in Articles IV and VI of Appendix A.

WAIVER AND AMENDMENT. Section 9.02 of Appendix A allows either party to extend the time for the performance of any obligation by the other party, and to waive (to the extent permitted by law) any condition or obligation of the other party.
Section 9.02 allows the boards of the parties to amend the merger agreement, except that after approval by Marion Capital's shareholders, the merger consideration cannot be decreased if the decrease would violate Indiana law.

TERMINATION. The merger agreement may be terminated by mutual agreement of the parties (even after shareholder approval), or by a non-breaching party under any of the following circumstances:

     o    In response to a material breach which is not cured within 30 days.

     o    If any required regulatory or shareholder approval is not obtained.

     o    If the merger is not completed by February 28, 2001.

The merger agreement may also be terminated by either party if the other party's board of directors at any time prior to that other party's shareholder meeting, fails to unanimously recommend approval of the merger agreement to its shareholders, or adversely changes its recommendation with respect to the interest of the terminating party.

You can find details of the  termination  provisions in Article VIII of Appendix
A.

TERMINATION FEES

To increase the likelihood that the merger will be completed, and to discourage other persons who may be interested in combining with either party, MUTUALFIRST and Marion Capital have each agreed to pay the other a termination fee of $975,000 upon the happening of certain events. These termination fees are intended to make it more likely that the merger will be completed on the agreed terms and to compensate a party for its efforts and costs in case the merger is not completed. A termination fee will be payable to one party by the other party if:

     o    the other party's shareholders' meeting does not take place;

     o the board of directors of the other party does not recommend approval of the merger agreement; or

     o the board of directors of the other party adversely changes its favorable recommendation to its shareholders regarding approval of the merger agreement and the other party's shareholders fail to approve the merger agreement, so long as the first party is not then in material breach of the merger agreement. A breakup fee will also be payable to one party if a tender offer, exchange offer, merger proposal or other similar proposal or offer to acquire all or substantially all of the assets, deposits or equity security of the other party is made by a third party before that party's shareholders' meeting and that party's shareholders fail to approve the merger agreement, so long as the first party is not then in material breach of the merger agreement.

The termination fees may therefore discourage proposals for alternative business combinations, even if a third party were prepared to offer MUTUALFIRST or Marion Capital more favorable terms. The breakup fees are discussed in Sections 6.17 and 6.18 of Appendix A.

EXCHANGE OF CERTIFICATES

We will appoint an exchange agent to handle the exchange of Marion Capital stock certificates for MUTUALFIRST stock certificates and the payment of cash for any fractional share. Promptly after the merger is completed, the exchange agent will send to each holder of Marion Capital common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender Marion Capital certificates to the exchange agent. Holders of Marion Capital common stock that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Upon the effective date of the merger, holders of Marion Capital common stock will cease to have any rights as shareholders of Marion Capital except to receive any dividends or distributions declared by Marion Capital, but not yet paid as of the effective date of the merger. Holders of unexchanged shares of Marion Capital common stock will not be entitled to receive any dividends or other distributions payable by MUTUALFIRST after the effective time of the merger until their certificates are surrendered. However, when those certificates are surrendered for shares of MUTUALFIRST common stock, any unpaid dividends or distributions will be paid, without interest.

Marion Capital common stock certificates should not be returned with the enclosed proxy and should not be forwarded to the exchange agent until you receive the transmittal form.

MUTUALFIRST stock certificates will not be exchanged as part of the merger.

RESALES OF MUTUALFIRST COMMON STOCK BY AFFILIATES OF MARION CAPITAL

The shares of MUTUALFIRST common stock to be issued in the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" of Marion Capital for purposes of Rule 145 under the Securities Act as of the date of the Marion Capital special meeting. Affiliates of Marion Capital may not sell their shares of MUTUALFIRST common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act covering those shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Marion Capital generally include individuals or entities that control, are controlled by or are under common control with Marion Capital, and may include certain officers and directors of Marion Capital as well as certain principal shareholders of Marion Capital.

DISSENTERS' RIGHTS

Indiana law does not grant dissenters' rights to the shareholders of Marion Capital, and Maryland law does not grant dissenters' rights to the shareholders of MUTUALFIRST, in connection with the merger.

MUTUALFIRST BOARD OF DIRECTORS AFTER THE MERGER

Pursuant to the merger agreement, following the consummation of the merger the boards of directors of MUTUALFIRST and Mutual Federal Savings Bank will be increased to eleven members, and MUTUALFIRST will cause four current directors of Marion Capital, Steven L. Banks, John M. Dalton, Jerry D. McVicker and Jon R. Marler to be elected to the boards. Information regarding the business experience of the individuals that we expect will comprise the boards of directors of MUTUALFIRST and Mutual Federal Savings Bank is set forth below.

LINN A. CRULL. Mr. Crull, age 44, has been a director of Mutual Federal Savings Bank since 1997. Mr. Crull is a Certified Public Accountant and a member of the accounting firm of Whitinger & Company, L.L.C., Muncie, Indiana, since 1979.

WILBUR R. DAVIS. Mr. Davis, age 45, is the Chairman of the Boards of Directors of MUTUALFIRST and Mutual Federal Savings Bank. Mr. Davis has been a director of Mutual Federal Savings Bank since 1991 and is the President and co-founder of Ontario Systems Corporation, a computer software company located in Muncie, Indiana, since 1980.

EDWARD J. DOBROW. Mr. Dobrow, age 53, has been a director of Mutual Federal Savings Bank since 1988. Mr. Dobrow has served as the President of Dobrow Industries, a scrap metal processing company located in Muncie, Indiana, since 1981.

WILLIAM V. HUGHES. Mr. Hughes, age 52, has been a director of Mutual Federal Savings Bank since 1999. Mr. Hughes is a partner in the law firm of Beasley & Gilkison, L.L.P., which is based in Muncie, Indiana. Beasley & Gilkison serves as general counsel to Mutual Federal Savings Bank.

R. DONN ROBERTS. Mr. Roberts, age 61, has served as the President and Chief Executive Officer of MUTUALFIRST since its inception in 1999. Mr. Roberts has been a director and President of Mutual Federal Savings Bank since 1985, and has been employed by Mutual Federal in various other capacities since 1965.

JAMES D. ROSEMA. Mr. Rosema, age 53, has been a director of Mutual Federal Savings Bank since 1998. Mr. Rosema is the President of Rosema Corporation, an interior finishing company located in Muncie and Fort Wayne, Indiana. He has served in this position since 1972.

JULIE A. SKINNER. Ms. Skinner, age 59, is the Vice Chairman of the Boards of Directors of MUTUALFIRST and Mutual Federal Savings Bank. She has served on the Mutual Federal Board since 1986. Ms. Skinner is active in many civic organizations and is the co-founder of the Muncie Children's Museum. Ms. Skinner is also a member of the Delaware Advancement Committee and the Community Foundation Board.

STEVEN L. BANKS. Mr. Banks, age 50, has been President and Chief Executive Officer of Marion Capital and First Federal Savings Bank of Marion since April, 1999. Mr. Banks also became Vice Chairman of Marion Capital and First Federal Savings Bank of Marion in January 1999. Before joining Marion Capital, Mr. Banks served as President and Chief Executive Officer of Fidelity Federal Savings Bank, Marion, Indiana since prior to 1991.

JOHN M. DALTON. Mr. Dalton, age 66, has served as Chairman of Marion Capital and First Federal Savings Bank of Marion since July, 1997. He retired as President and Chief Executive Officer of Marion Capital and First Federal Savings Bank of Marion in March 1999 having served in those positions since February, 1996.

JON R. MARLER. Mr. Marler, age 50, has served as a director of Marion Capital since 1997. Mr. Marler has served as President of Carico Systems, a distributor of heavy duty wire containers and material handling carts in Fort Wayne, Indiana, since April 1999. Before joining Carico Systems, Mr. Marler served as Senior Vice President of Ralph M. Williams and Associates, a real estate developer located in Marion, Indiana. He also has served as President of Empire Real Estate and Development, Inc., a commercial real estate developer located in Marion, Indiana, since 1989.

JERRY D. MCVICKER. Mr. McVicker, age 55, became a director of Marion Capital in 1996. Mr. McVicker has served as Director of Operations for Marion Community Schools (education) since April, 1996.

                COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION

MUTUALFIRST common stock and Marion Capital common stock are traded on the Nasdaq Stock Market (symbols: MFSF and MARN, respectively). The following table sets forth the reported high and low sales prices of shares of MUTUALFIRST common stock and Marion Capital common stock, as reported on the Nasdaq Stock Market, and the quarterly cash dividends per share declared, in each case for the periods indicated based on MUTUALFIRST's December 31 fiscal year end.


                                                       MUTUALFIRST                           Marion Capital
                                                      Common Stock(1)                         Common Stock
                                           ----------------------------------       ----------------------------------
                                             High         Low       Dividends         High         Low       Dividends
                                           --------     -------     ---------       --------     -------     ---------
1998
  First Quarter........................     $---          $---         $---          $29.00      $25.875      $  .22
  Second Quarter.......................      ---           ---          ---           29.50       28.00          .22
  Third Quarter........................      ---           ---          ---           29.50       22.25          .22
  Fourth Quarter.......................      ---           ---          ---           23.75       17.875         .22

1999
  First Quarter........................      ---           ---          ---           22.75       19.75          .22
  Second Quarter.......................      ---           ---          ---           21.50       20.0625        .22
  Third Quarter........................      ---           ---          ---           20.75       17.4375        .22
  Fourth Quarter.......................     9.75         9.625          ---          18.875       14.375         .22

2000
  First Quarter........................     9.625         8.75          .07          16.00        15.125         .22
  Second Quarter.......................    12.00         8.938          .07          21.00        15.125         .22
  Third Quarter........................    13.75         11.25          .07

-------------

(1) The MUTUALFIRST common stock started trading in December 1999.

The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of MUTUALFIRST and its subsidiaries, applicable government regulations and other factors the MUTUALFIRST board considers relevant. The dividend policies on the MUTUALFIRST common stock are subject to the discretion of the MUTUALFIRST board of directors. The merger agreement provides that Marion Capital will not pay a dividend other than a quarterly cash dividend not to exceed $.22 per share, and MUTUALFIRST will not pay a dividend other than a quarterly cash dividend not to exceed $.07 per share, prior to completion of the merger without the other party's consent.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements (pro forma financial statements) are based on the historical financial statements of MUTUALFIRST and Marion Capital and have been prepared to illustrate the effect of the merger. Consummation of the merger is subject to a number of conditions, and no assurance can be given that the merger will be consummated on the currently anticipated terms, or at all.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2000 is based on the unaudited historical consolidated balance sheet of MUTUALFIRST and the audited historical consolidated balance sheet of Marion Capital at that date, assuming that the merger had been consummated on June 30, 2000 and accounted for using the purchase method of accounting.

The unaudited pro forma condensed combined income statement reflects the combination of the historical results of operations of MUTUALFIRST for the year ended December 31, 1999 and of Marion Capital for the twelve months ended December 31, 1999, as well as for the six months ended June 30, 2000 for both companies.

The unaudited pro forma condensed combined income statements give effect to the merger using the purchase method of accounting and assume that (1) the merger occurred as of the beginning of the period presented, and (2) the amount of initial negative goodwill equaled the amount reflected in the unaudited pro forma condensed combined balance sheet as of June 30, 2000.

These pro forma financial statements should be read in conjunction with the historical financial statements and related notes of MUTUALFIRST and Marion Capital incorporated by reference in this joint proxy statement/prospectus.

As noted above, the merger will be accounted for using the purchase method of accounting. Accordingly, the MUTUALFIRST common stock issued to the Marion Capital shareholders will be measured based upon the average closing market price of MUTUALFIRST's common stock before, after and including the date of the merger announcement. In addition, the pro forma adjustments made for the purpose of preparing the pro forma financial statements are based upon certain assumptions and estimates regarding the amount of negative goodwill (which represents the excess of the fair value of the net assets acquired over the total acquisition cost) which will arise from the merger and the period over which such negative goodwill will be accreted. The actual negative goodwill arising from the merger will be based on the excess of the fair value of the net assets acquired over the total acquisition cost, based on fair value estimates and other information determined as of the date the merger is consummated. For purposes of the pro forma financial statements, the fair value of Marion Capital's assets and liabilities was estimated based upon information available as of June 30, 2000. The actual fair value adjustments to the assets and liabilities of Marion Capital will be made on the basis of appraisals and evaluations that will be made as of the date the merger is consummated and may, therefore, differ significantly from those reflected in these pro forma financial statements. In the opinion of MUTUALFIRST's management, the estimates used in the preparation of these pro forma financial statements are reasonable under the circumstances.

The combined company expects to achieve benefits from the merger including operating cost savings and revenue enhancements. The pro forma earnings set forth in this section do not reflect any potential cost savings or revenue enhancements which are expected to result from the combination of operations of MUTUALFIRST and Marion Capital and, accordingly, may not be indicative of the results of future operations. No assurances can be given with respect to the ultimate level of cost savings or revenue enhancements to be realized. As a result, the unaudited pro forma condensed combined income statement is not necessarily indicative of either the results of operations that would have occurred had the merger been effective at the beginning of the respective period or of future results of the combined company.



UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 2000



                                                                             Marion        Pro Forma      Footnote      Pro Forma
                                                            MUTUALFIRST      Capital       Adjustments    Reference      Combined
                                                            ------------    -----------    ------------   ---------   -------------
Assets
      Cash                                                  $ 16,485,222    $  3,064,789   $   (197,500)     (a)      $ 19,352,511
      Interest-bearing deposits                                1,102,396       3,480,337            ---                  4,582,733
                                                            ------------    ------------   ------------               -------------
                Cash and cash equivalents                     17,587,618       6,545,126       (197,500)                23,935,244

           Available for sale                                 31,818,789       2,975,750             ---                34,794,539
           Held to maturity                                   11,683,979             ---             ---                11,683,979
                                                            ------------    ------------    ------------              -------------
                Total investment securities                   43,502,768       2,975,750             ---                46,478,518

      Loans                                                  467,989,840     167,260,211        (660,000)    (d)       634,590,051
           Allowance for loan losses                          (3,342,342)     (2,282,634)            ---                (5,624,976)
       Net loans                                             464,647,498     164,977,577        (660,000)              628,965,075
       Premises and equipment                                  7,819,134       1,694,771      (1,641,454)    (e)         7,872,451
       Federal Home Loan Bank of Indianapolis

        stock, at cost                                         5,338,500       1,654,900             ---                 6,993,400
       Investment in limited partnerships                      5,135,738       3,941,675      (3,817,670)    (f)         5,259,743
       Cash surrender value of life insurance                 11,088,611      11,422,443             ---                22,511,054
       Core deposit intangibles and goodwill                   1,359,112         601,789        (601,789)    (h)         1,359,112
       Other assets                                            9,493,879       5,052,893       1,253,977     (g)        16,930,749
                                                                                               1,130,000     (g)
                                                            ------------    ------------    ------------              ------------
                Total assets                                $565,972,858    $198,866,924    $ (4,534,436)             $760,305,346
                                                            ============    ============    ============              ============
Liabilities
      Deposits                                              $392,776,847    $130,683,323    $ (1,507,000)    (d)      $521,953,170
      FHLB advances                                           64,767,011      29,008,495        (603,000)    (d)        93,172,506
      Other borrowings                                         1,706,996       2,825,560        (843,000)    (d)         3,689,556
      Other liabilities                                        7,699,777       4,564,348       2,655,000     (c)        14,919,125
                                                            ------------    ------------    ------------              ------------
                Total liabilities                            466,950,631     167,081,726        (298,000)              633,734,357
                                                            ------------    ------------    ------------              ------------
Stockholders' Equity
      Preferred stock
      Common stock                                                58,196       8,107,140      (8,081,729)    (a)            83,607
      Additional paid-in capital                              56,732,884             ---      27,523,351     (a)        84,256,235
      Retained earnings                                       46,909,107      23,673,789     (23,673,789)    (a)        46,909,107
      Accumulated other comprehensive income (loss)             (387,174)          4,269          (4,269)    (a)          (387,174
      Unearned ESOP shares                                    (4,290,786)            ---             ---                (4,290,786
                                                            ------------    ------------    ------------              ------------
                Total shareholders' equity                    99,022,227      31,785,198      (4,236,436)              126,570,989
                                                            ------------    ------------    ------------              ------------

                Total liabilities and
                 shareholders' equity                       $565,972,858    $198,866,924    $ (4,534,436)             $760,305,346
                                                            ============    ============    ============              ============


See accompanying notes to unaudited pro forma condensed combined financial statements.


UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT FOR THE
TWELVE MONTHS ENDED DECEMBER 31, 1999



                                                                            Marion        Pro Forma      Footnote      Pro Forma
                                                            MUTUALFIRST     Capital       Adjustments    Reference     Combined
                                                            ------------   -----------    ------------   ---------   -------------
Interest income:
     Loans receivable, including fees                        $32,739,166    $14,166,273     $ 146,500      (i)        $47,051,939
     Trading account securities                                   66,535            ---           ---                      66,535
     Investment securities:
       Federal Home Loan Bank stock                              317,938         93,509           ---                     411,447
       Other investments                                       1,526,993        192,303           ---                   1,719,296
     Deposits with financial institutions                        160,812        262,318           ---                     423,130
                                                             -----------    -----------     ---------                 -----------
      Total interest income                                   34,811,444     14,714,403       146,500                  49,672,347
                                                             -----------    -----------     ---------                 -----------

Interest expense:
     Deposits                                                 15,854,093      6,539,939       639,000       (j)        23,033,032
     FHLB advances                                             3,350,567      1,019,309       158,000       (k)         4,527,876
     Other interest expense                                       37,598            ---       185,000       (l)           222,598
                                                             -----------    -----------     ---------                 -----------
      Total interest expense                                  19,242,258      7,559,248       982,000                  27,783,506
                                                             -----------    -----------     ---------                 -----------

Net interest income                                           15,569,186      7,155,155      (835,500)                 21,888,841
     Provision for loan losses                                   760,000        669,022           ---                   1,429,022
                                                             -----------    -----------     ---------                 -----------
     Net interest income after provision for loan losses      14,809,186      6,486,133      (835,500)                 20,459,819
                                                             -----------    -----------     ---------                 -----------
Other income:
     Service fee income                                        1,728,487        251,000           ---                   1,979,487
     Net realized gains on sales of
      available-for-sale securities                               32,326            ---           ---                      32,326
     Net trading account loss                                   (189,741)           ---           ---                    (189,741)
     Equity in losses of limited partnerships                    (11,702)      (417,000)       95,400       (f)          (333,302)
     Commissions                                                 486,706        191,926           ---
678,632
     Increase in cash surrender value of life
      insurance                                                  490,957        967,450           ---                   1,458,407
     Other income                                                314,817        577,371           ---                     892,188
                                                             -----------    -----------     ---------                 -----------
      Total other income                                       2,851,850      1,570,747        95,400                   4,517,997
                                                             -----------    -----------     ---------                 -----------
Other expenses:
     Salaries and employee benefits                            7,235,933      2,829,929           ---                  10,065,862
     Net occupancy expenses                                      655,494        271,151      (100,000)      (e)           826,645
     Equipment expenses                                          829,058        141,465       (90,000)      (e)           880,523
     Data processing fees                                        472,621        313,041           ---                     785,662
     Advertising and promotion                                   412,604         79,935           ---                     492,539
     Charitable contributions                                  4,569,937         15,000           ---                   4,584,937
     Other expenses                                            2,501,003      1,223,728      (101,000)      (h)         3,623,731
                                                             -----------    -----------     ---------                 -----------
      Total other expenses                                    16,676,650      4,874,249      (291,000)                 21,259,899
                                                             -----------    -----------     ---------                 -----------

Income before income tax                                         984,386      3,182,631      (449,100)                  3,717,917
     Income tax expense                                          138,004        634,821      (215,600)      (m)           557,225
                                                             -----------    -----------     ---------                 -----------
Net income                                                   $   846,382    $ 2,547,810    $ (233,500)                $ 3,160,692
                                                             ===========    ===========    ==========                 ===========

Basic earnings per share                                          (*)           $1.77                                       (*)

Diluted earnings per share                                        (*)           $1.76                                       (*)

(*) Earnings per share will be computed based upon the weighted average common shares outstanding during the periods subsequent to Mutual Federal Savings Bank's conversion to a stock savings bank on December 29, 1999. Net income per share for the periods prior to the conversion are not meaningful.

See accompanying notes to unaudited pro forma condensed combined financial statements.


Unaudited Pro Forma Condensed Combined Income Statement for the Six Months Ended June
30, 2000


                                                                            Marion        Pro Forma      Footnote      Pro Forma
                                                            MUTUALFIRST     Capital       Adjustments    Reference      Combined
                                                            ------------   -----------    ------------   ---------   -------------
 Interest income:
     Loans receivable, including fees                        $17,743,917    $7,095,042      $ 73,250        (i)        $24,912,209
     Trading account securities                                    8,192           ---           ---                         8,192
     Investment Securities
      Federal Home Loan Bank stock                               212,373        63,786           ---                       276,159
      Other investments                                        1,434,352        91,917           ---                     1,526,269
     Deposits with financial institutions                         22,533       111,915           ---                       134,448
                                                             -----------    ----------      --------                   -----------
      Total interest income                                   19,421,367     7,362,660        73,250                    26,857,277
                                                             -----------    ----------      --------                   -----------
Interest expense:
     Deposits                                                  7,952,634     3,096,448       319,500        (j)         11,368,582
     FHLB advances                                             1,763,097       890,841        79,000        (k)          2,732,938
     Other interest expense                                        5,497           ---        92,500        (l)             97,997
                                                             -----------    ----------      --------                   -----------
      Total interest expense                                   9,721,228     3,987,289       491,000                    14,199,517
                                                             -----------    ----------      --------                   -----------

Net interest income                                            9,700,139     3,375,371      (417,750)                   12,657,760
     Provision for loan losses                                   342,500        36,501                                     379,001
                                                             -----------    ----------      --------                   -----------
Net interest income after provision for loan losses            9,357,639     3,338,870      (417,750)                   12,278,759
                                                             -----------    ----------      --------                   -----------

Other income:
     Service fee income                                          988,489       152,688           ---                     1,141,177
     Net trading account profit                                   25,116           ---           ---                        25,116
     Equity in losses of limited partnerships                    (90,707)     (419,000)       47,700        (f)           (462,007)
     Commissions                                                 298,907       106,451           ---                       405,358
     Increase in cash surrender value of life insurance          281,655       206,629           ---                       488,284
     Other income                                                230,872       127,616           ---                       358,488
                                                             -----------    ----------      --------                   -----------
      Total other income                                       1,734,332       174,384        47,700                     1,956,416
                                                             -----------    ----------      --------                   -----------


Other expenses:
     Salaries and employee benefits                            3,657,573     1,359,818           ---                     5,017,391
     Net occupancy expenses                                      351,414       123,342       (50,000)       (e)            424,756
     Equipment expenses                                          382,226        70,204       (45,000)       (e)            407,430
     Data processing fees                                        252,844       165,697           ---
418,541
     Advertising and promotion                                   225,864        33,979           ---                       259,843
     Other expenses                                            1,606,964       622,312       (50,500)       (h)          2,178,776
                                                             -----------    ----------      --------                   -----------
      Total other expenses                                     6,476,885     2,375,352      (145,500)                    8,706,737
                                                             -----------    ----------      --------                   -----------

     Income before income tax                                  4,615,086     1,137,902      (224,550)                    5,528,438
      Income tax expense                                       1,539,000       198,348      (107,800)       (m)          1,629,548
                                                             -----------    ----------     ---------                   -----------
           Net income                                        $ 3,076,086    $  939,554     $(116,750)                  $ 3,898,890
                                                             ===========    ==========     =========                   ===========

Basic earnings per share                                         $0.57         $0.69                                        $0.49
Diluted earnings per share                                       $0.57         $0.69                                        $0.49


See accompanying notes to unaudited pro forma condensed combined financial statements.

PRO FORMA FINANCIAL FOOTNOTES

(a) To reflect the issuance of 2,541,062 shares of MUTUALFIRST common stock to holders of Marion Capital stock, elimination of capital accounts of Marion Capital and acquisition expenses.

(b) To record a deferred credit for the unallocated excess of total values assigned to the net assets acquired over the purchase price (negative goodwill), if any. The purchase price allocation is summarized as follows:

Purchase price paid as:
      Common stock, net of registration costs                                                               $27,418,762
      Fair value of Marion Capital Holdings options
       exchanged for MUTUALFIRST options
130,000
      Acquisition expenses                                                                                      197,500
                                                                                                            -----------
                                                                                                             27,746,262
Allocated to:
Historical book value of Marion's assets and liabilities                 $31,785,198
      Adjustments:
           Eliminate existing goodwill                                      (601,789)
           Transaction fee due to KBW                                       (280,000)
           Professional fees                                                (125,000)
           Pre-tax costs of severing employment contracts
            and deferred compensation plans                               (2,250,000)
           Tax benefit on above adjustments (excluding non-
           deductible fee due to KBW and professional fees)                1,130,000

Adjusted book value of Marion's assets and liabilities                   -----------       $29,658,409
Adjustments to step-up assets and liabilities to fair value:
      Loans                                                                                   (660,000)
      Deposits                                                                               1,507,000
      Federal Home Loan Bank advances                                                          603,000
      Note payable                                                                             843,000
      Deferred taxes                                                                         1,253,977
      Allocation of a portion of the negative goodwill to
       premises and equipment                                                               (1,641,454)
      Allocation of a portion of negative goodwill to investment
       in limited partnerships                                                              (3,817,670)
                Total allocation                                                           -----------       27,746,262
                                                                                                            -----------
Unallocated excess of total values assigned to the net assets                                               $         0
 acquired over the purchase price (negative goodwill)                                                       ===========

(c) To adjust for the pre-tax costs of severing employment contracts and deferred compensation plans, professional fees, acquisition expenses and the transaction fee due KBW.

(d) To adjust interest-earning assets and interest-bearing liabilities of Marion Capital to approximate fair value as a result of interest rate adjustments.

(e) To allocate a portion of negative goodwill to premises and equipment of Marion Capital and eliminate related depreciation expense.

(f) To allocate a portion of negative goodwill to investment in limited partnerships and amortize the push down of the negative goodwill to the investment in limited partnerships over 40 years.

(g) To record the net deferred tax asset as a result of the adjustments to Marion Capital's historic book value and the purchase accounting adjustments using Marion Capital's statutory rate of 39.61%.

(h) To eliminate existing goodwill at Marion Capital and eliminate related amortization expense.

(i) To record amortization of the fair value adjustment of loans using a method that approximates the effective interest method over eight years.

(j) To record amortization of the fair value adjustment of deposits using the straight line method over 28 months.

(k) To record amortization of the fair value adjustment of Federal Home Loan Bank advances using the straight line method over 46 months.

(l) To record amortization of the fair value adjustment of note payable using a method that approximates the effective interest method over 97 months.

(m)  To record the impact of taxes at 39.61% rate.


                    DESCRIPTION OF MUTUALFIRST CAPITAL STOCK

GENERAL

The authorized capital stock of MUTUALFIRST consists of 20,000,000 shares of MUTUALFIRST common stock, par value of $0.01 per share and 5,000,000 shares of preferred stock, par value of $0.01 per share. As of ______ __, 2000 there were ___________ shares of MUTUALFIRST common stock outstanding and no shares of preferred stock outstanding. Upon completion of the merger there will be _______ shares of MUTUALFIRST common stock outstanding.

THE MUTUALFIRST COMMON STOCK WILL REPRESENT CAPITAL THAT CANNOT BE WITHDRAWN. IN ADDITION, THE MUTUALFIRST COMMON STOCK WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

DIVIDENDS. MUTUALFIRST can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. The payment of dividends by MUTUALFIRST is subject to limitations which are imposed by Maryland law. Holders of MUTUALFIRST common stock will be entitled to receive and share equally in such dividends as may be declared by the board of directors out of funds that are legally available. If MUTUALFIRST issues preferred stock, the holders thereof may have a priority over the holders of the MUTUALFIRST common stock with respect to dividends.

Decisions concerning the payment of dividends on the common stock will depend upon our results of operations, financial condition and capital expenditure plans, as well as such other factors as the board of directors, in its sole discretion, may consider relevant.

VOTING RIGHTS. Each outstanding share of common stock is entitled to one vote per share. Holders of MUTUALFIRST common stock do not have any right to cumulate votes in the election of directors. MUTUALFIRST's articles of incorporation provides that holders of common stock who own or may be considered to own more than 10% of the outstanding shares of common stock can only vote their stock up to the 10% limit. The limit includes shares which people have the right to acquire through any agreement or the exercise of any rights, warrants or options. Certain matters require an 80% shareholder vote to approve. Those matters are set forth in more detail in "Comparison of Shareholders' Rights -- Amendment of Governing Documents." If MUTUALFIRST issues preferred stock, holders of the preferred stock may also possess voting rights.

LIQUIDATION. In the event of liquidation, dissolution or winding up of MUTUALFIRST, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of MUTUALFIRST available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the MUTUALFIRST common stock in the event of liquidation or dissolution.

PREEMPTIVE RIGHTS. Holders of MUTUALFIRST common stock are entitled to preemptive rights with respect to any shares which may be issued. The MUTUALFIRST common stock is not subject to redemption.

PREFERRED STOCK

MUTUALFIRST has not issued any shares of preferred stock. However, preferred stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

ANTI-TAKEOVER CONSIDERATIONS

Maryland law and the MUTUALFIRST articles of incorporation and bylaws contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of MUTUALFIRST. For a description of the provisions, see "-- Comparison of Shareholders' Rights -- Amending the Articles of Incorporation," "-- Amending the Bylaws."

                       COMPARISON OF SHAREHOLDERS' RIGHTS

Marion Capital is an Indiana corporation governed by the Indiana Business Corporation Law as well as by the Marion Capital's articles of incorporation and code of bylaws. MUTUALFIRST, on the other hand, is a Maryland corporation governed by the Maryland General Corporation Law as well as its articles of incorporation and bylaws. The shareholders of Marion Capital and MUTUALFIRST are subject to certain different corporate governance requirements under their respective articles of incorporation and bylaws.

The following table is a summary of the differences that exist between the rights of shareholders of MUTUALFIRST and Marion Capital. Upon completion of the merger, MUTUALFIRST's articles of incorporation will govern the continuing corporation. Accordingly, this section includes a brief description of the material rights that MUTUALFIRST shareholders are expected to have following completion of the merger, although in some cases the board of directors of MUTUALFIRST retains the discretion to alter those rights without shareholder consent. The description does not purport to be a complete statement of all the differences between the rights of shareholders of MUTUALFIRST and Marion Capital and the identification of certain differences is not meant to indicate that other differences do not exist. The following summary is qualified in its entirety by reference to the Maryland General Corporation Law, the Indiana Business Corporation Law, and the articles of incorporation and bylaws of MUTUALFIRST and Marion Capital.

Copies of the articles of incorporation and bylaws of MUTUALFIRST and Marion Capital are available, and will be sent at your request without charge.


                                                    Marion Capital                           MUTUALFIRST
                                        --------------------------------------  --------------------------------------
Governing Law                           Indiana Business Corporation Law.       Maryland General Corporation
                                                                                Law.

Governing Document                      Marion Capital's  articles of           MUTUALFIRST's articles of
                                        incorporation; Marion Capital's         incorporation; MUTUALFIRST's
                                        code of bylaws.                         bylaws.

Amending the Articles of                Amending the articles of incorporation of either corporation generally
Incorporation                           requires both a recommendation of the board and an affirmative vote of a majority of the outstanding stock. In addition, several provisions of both articles of incorporation require the affirmative vote of 80% of the outstanding shares to amend.




                                                    Marion Capital                           MUTUALFIRST
                                        --------------------------------------  --------------------------------------

Amending the  Bylaws                     Marion Capital's code of bylaws         Amendment of MUTUALFIRST's
                                         may be amended, in whole or             bylaws requires a majority vote of
                                         in part, by the affirmative vote of a   the board OR the affirmative vote of
                                         majority of the full board of           80% of the outstanding stock.
                                         directors.

Common Stock                             5,000,000 shares authorized.            20,000,000 shares authorized.

Preferred Stock                          2,000,000 shares authorized.  The       5,000,000 shares authorized.  The
                                         board of directors is authorized to     board of directors is authorized to
                                         fix the designation, powers,            fix the designation, powers,
                                         preferences, and right of each          preferences, and right of each
                                         series of preferred stock issued.       series of preferred stock issued.

Limitation on Stock Ownership            None.                                   None.  However, if any person owns
                                                                                 more than 10% of the common stock,
                                                                                 those shares in excess of 10%
                                                                                 are not entitled to vote.

Dissenter's Rights                       None.                                   None.

Number of Directors                      Between five and fifteen, as            As determined by the affirmative
                                         determined by the affirmative vote      vote of the majority of the total
                                         of the majority of the total number     number of directors which the
                                         of the corporation's directors.  If     corporation would have if there
                                         the board has not specified the         were no vacancies.
                                         number of directors, the number
                                         shall be seven.

Classification of Directors              Both corporations have three classes of directors, as nearly equal as possible, with the terms of one class expiring at each annual meeting.

Election of Directors                    Directors elected by a plurality of the votes cast.  Cumulative voting is not permitted.

Restrictions on the Nomination           None.                                   None.
of Directors by the Corporation

Shareholder Nominations for              Shareholder nominations of persons      Shareholder nominations of persons
Directors and Proposals for New          for election to the board must be       for election to the board of directors
Business                                 delivered and received at the           and notice of shareholder proposals
                                         principal executive offices not less    for new business generally must be
                                         than 60 days prior to the meeting of    received at least 90 days before the
                                         shareholders.                           anniversary date of the prior year's
                                                                                 annual meeting.
                                         Proposals for new business may only
                                         be brought before an annual meeting
                                         by a shareholder that has the legal
                                         right and authority to make the
                                         proposal and the shareholder must
                                         have given timely notice of the
                                         proposal in writing to the Secretary
                                         of the Corporation not Less than 60
                                         days prior to the meeting.



                                                    Marion Capital                           MUTUALFIRST
                                        --------------------------------------  --------------------------------------




Removal of Directors                     Any director, or the entire board of directors for both corporations may be removed. Such removal may only be for cause and only by 80% of the voting stock.

Board Vacancies                          Vacancies on the board of directors may be filled only by a majority vote of the directors then in office, though less than a quorum.

Quorum                                   A majority of the voting power of       One-third of all the votes entitled to
                                         all shares issued and entitled          to be cast constitutes a quorum for all
                                         vote shall constitute a quorum.         purposes.

Business Combinations                    The articles of incorporation for each corporation provide that any business combination with an "interested person" (generally, a beneficial owner of 10% of the Voting stock) requires the affirmative vote of 80% of the outstanding shares unless it is either approved by the board or meets specific fairness criteria.

                                         MUTUALFIRST's  articles of incorporation expressly provide that the
                                         Maryland Business Combination Statute is not applicable to any business combination (as defined by ss.3-601 of the Maryland General Corporation
                                         Law) of the corporation.

                                         Each certificate grants the board flexibility to consider social factors and effects on third parties in evaluating any business combination.


                            THE SHAREHOLDER MEETINGS

The Board of Directors of MUTUALFIRST and Marion Capital are using this document to solicit proxies from their holders of common stock for use at their respective special meetings. We are first mailing this document and accompanying form of proxy to MUTUALFIRST and Marion Capital shareholders on or about ____ __, 2000.


TIMES AND PLACES OF THE SHAREHOLDER MEETINGS; MATTERS TO BE CONSIDERED AT THE
SHAREHOLDER MEETINGS
Time and Place of the MUTUALFIRST Special Meeting:            Time and Place of the Marion Capital Special Meeting:
     ________, ______ __, 2000                                     ________, ______ __, 2000
     _:__ _.m., local time                                         _:__ _.m., local time
     ------------------------------------                          ------------------------------------
     Muncie, Indiana                                               Marion, Indiana

MATTERS TO BE CONSIDERED AT THE MUTUALFIRST SPECIAL MEETING. At the MUTUALFIRST special meeting, MUTUALFIRST shareholders will be asked to consider and vote upon:

     o Approval of the merger agreement and the issuance of MUTUALFIRST common stock

     o    Ratification of the adoption of the 2000 Stock Option and Incentive
          Plan

     o    Ratification of the adoption of the 2000 Recognition and Retention
          Plan

MUTUALFIRST shareholders also may consider and vote upon any other matters that may properly come before the meeting, including approval of any adjournment of the special meeting. As of the date of this document, the MUTUALFIRST board of directors is not aware of any other business to be presented for consideration at the meeting.

MATTER TO BE CONSIDERED AT THE MARION CAPITAL SPECIAL MEETING. At the Marion Capital special meeting, Marion Capital shareholders will be asked to consider and vote upon the approval of the merger agreement.

Marion Capital shareholders also may consider and vote upon any other matters that may properly come before the meeting, including approval of any adjournment of the meeting. As of the date of this document, the Marion Capital board of directors is not aware of any other business to be presented for consideration at the meeting.

VOTING RIGHTS OF SHAREHOLDERS; VOTES REQUIRED FOR APPROVAL

VOTING RIGHTS OF MUTUALFIRST SHAREHOLDERS. The MUTUALFIRST board of directors has fixed the close of business on ____ __, 2000 as the record date for shareholders entitled to vote at the MUTUALFIRST special meeting. Only holders of record of MUTUALFIRST common stock on that record date are entitled to vote at the meeting. Each share of MUTUALFIRST common stock you own entitles you to one vote. On the MUTUALFIRST record date, __________ shares of MUTUALFIRST common stock were outstanding and entitled to vote at the MUTUALFIRST special meeting, held by approximately _____ shareholders of record.

Each participant in the MUTUALFIRST Employee Stock Ownership Plan instructs the trustee how to vote his or her allocated shares. The trustee votes unallocated shares in the manner directed by the majority of the allocated shares for which it received instructions. If a participant does not give timely instructions, the trustee votes the allocated shares in its discretion.

VOTE REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT. The affirmative vote of the holders of a majority of the MUTUALFIRST common stock entitled to vote is required to approve the merger agreement and the issuance of MUTUALFIRST common stock in the merger. THE MUTUALFIRST BOARD UNANIMOUSLY RECOMMENDS THAT MUTUALFIRST SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES IN THE MERGER.

Because approval of the merger agreement requires the affirmative vote of a majority of the MUTUALFIRST common stock entitled to vote, abstentions and failure to vote will have the same effect as votes against the merger. Under the Nasdaq Stock Market rules, your broker may not vote your shares on the merger without instructions from you. Without your voting instructions, a broker non-vote will occur and will have the same effect as a vote against the merger.

A majority of shares present and entitled to vote may also authorize the adjournment of the MUTUALFIRST special meeting. No proxy that is voted against the merger will be voted in favor of adjournment to solicit further proxies in favor of the merger.

VOTING RIGHTS OF MARION CAPITAL SHAREHOLDERS. The Marion Capital board of directors has fixed the close of business on ____ __, 2000 as the record date for shareholders entitled to notice of and to vote at the Marion Capital special meeting. Only holders of record of Marion Capital common stock on the record date are entitled to vote at the Marion Capital special meeting. Each share of Marion Capital common stock you own entitles you to one vote. On the Marion Capital record date, there were _________ shares of Marion Capital common stock outstanding and entitled to vote at the Marion Capital special meeting, held by approximately _____ shareholders of record.

VOTE REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT. The affirmative vote of the holders of a majority of the Marion Capital common stock entitled to vote is required to approve the merger agreement. THE MARION CAPITAL BOARD UNANIMOUSLY RECOMMENDS THAT MARION CAPITAL SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

Because approval of the Marion Capital proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the Marion Capital common stock entitled to vote, abstentions and failures to vote will have the same effect as votes against the merger. Under the Nasdaq Stock Market rules, your broker may not vote your shares on the merger without instructions from you. Without your voting instructions, a broker non-vote will occur and will have the same effect as a vote against the merger.

The presence, in person or by proxy, of at least one-third of the total number of shares of MUTUALFIRST common stock entitled to vote is required to constitute a quorum at the special meeting. The meeting may be adjourned if the holders of more shares of Marion Capital common stock voting in favor of such adjournment than against such adjournment. No proxy that is voted against the merger will be voted in favor of adjournment to solicit further proxies in favor of the merger.

VOTING OF PROXIES; REVOCABILITY OF PROXIES; PROXY SOLICITATION COSTS

VOTING OF PROXIES. You may vote in person at your meeting or by proxy. To ensure your representation at the meeting, we recommend you vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting. Remember, if your shares are held in the name of a broker or other nominee, only your broker or such nominee can vote your shares and only after receiving instructions from you on how to vote the shares. Please contact the person responsible for your account and instruct him or her to execute a proxy card on your behalf.

Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, the persons named as your proxy will vote your shares as you have directed. You may vote for or against the proposal(s) set forth on your proxy card and described in this document or abstain from voting. If you submit your proxy but do not make a specific choice as to how to vote, your proxy will follow the MUTUALFIRST board's or Marion Capital board's recommendation and vote your shares "FOR" the proposal(s).

If any other matters are properly presented for consideration at the special meetings of MUTUALFIRST or Marion Capital, the persons named in the relevant form of proxy will have the discretion to vote on those matters in accordance with their best judgment. Neither MUTUALFIRST nor Marion Capital is aware of any other matters to be presented at its respective shareholders' meeting other than those described in its notice of meeting.

You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children -- in which case you will receive three separate proxy cards to vote.

REVOCABILITY OF PROXIES.  You may revoke your proxy before it is voted by:

     o    submitting a new proxy with a later date,

     o notifying your company's secretary in writing before the meeting that you have revoked your proxy, or

     o    voting in person at your meeting.

If you plan to attend your company's meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a legal proxy from the nominee, indicating that you were the beneficial owner of common stock on the appropriate record date and giving you the right to vote those shares.

PROXY SOLICITATION COSTS. We each will pay our own costs of soliciting proxies. In addition to this mailing, MUTUALFIRST and Marion Capital directors, officers and employees may also solicit proxies personally, electronically or by telephone. MUTUALFIRST is paying Regan & Associates, Inc. a fee of up to $______ plus expenses to help with the solicitation. Marion Capital is paying Regan & Associates, Inc. a fee of up to $______ plus expenses to help with the solicitation. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Do not send in any stock certificates with your proxy cards. As soon as practicable after the completion of the merger, the exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Marion Capital common stock to former Marion Capital shareholders.

        ADDITIONAL INFORMATION REGARDING THE MUTUALFIRST SPECIAL MEETING

In addition to the approval of the merger agreement and the issuance of MUTUALFIRST common stock, MUTUALFIRST shareholders are being asked to vote on the ratification of the adoption of the 2000 Stock Option and Incentive Plan and the ratification of the adoption of the 2000 Recognition and Retention Plan.

VOTE REQUIRED FOR APPROVAL OF PROPOSALS OTHER THAN THE MERGER AGREEMENT. The presence, in person or by proxy, of at least one-third of the total number of shares of common stock entitled to vote is required to constitute a quorum at the meeting. Ratification of the adoption of the 2000 Stock Option and Incentive Plan and the ratification of the adoption of the 2000 Recognition and Retention Plan both require the affirmative vote of the holders of a majority of the votes cast. Abstentions and broker non-votes are counted for purposes of determining a quorum at the meeting; however, abstaining shares will have the same effect as a vote against the ratification of the adoption of the 2000 Stock Option and Incentive Plan and the ratification of the adoption of the 2000 Recognition and Retention Plan proposals while non-voted shares will have no effect on the ratification of the adoption of the 2000 Stock Option and Incentive Plan and the ratification of the adoption of the 2000 Recognition and Retention Plan proposals.

VOTING SECURITIES AND CERTAIN HOLDERS THEREOF. The following table sets forth information, as of March 1, 2000, regarding share ownership of (1) those persons or entities known by management to beneficially own more than five percent of the common stock, (2) each officer of MUTUALFIRST and its subsidiary bank who made in excess of $100,000 (salary and bonus) during the 2000 fiscal year; and
(3) all directors and executive officers of MUTUALFIRST and of its subsidiary bank as a group.


                                                                         Shares Beneficially
                                                                               Owned at             Percent of
                           Beneficial Owner                                March 1, 2000(1)            Class
----------------------------------------------------------------------   -------------------        ----------
SIGNIFICANT STOCKHOLDER

Mutual Federal Savings Bank                                                     465,568                7.99%
Employee Stock Ownership Plan(2)
110 E. Charles Street
Muncie, Indiana 47305-2400

DIRECTORS AND EXECUTIVE OFFICERS

Wilbur R. Davis, Director and Chairman of the Board                              40,000                 .69
Julie A. Skinner, Director and Vice Chairman of the Board                        40,000                 .69
R. Donn Roberts, Director, President and Chief Executive Officer                 41,827                 .72
Linn A. Crull, Director                                                          40,000                 .69
Edward J. Dobrow, Director                                                       42,000                 .72
Willliam V. Hughes, Director                                                     20,000                 .34
James D. Rosema, Director                                                        40,000                 .69
Steven R. Campbell, Senior Vice President of the Retail                           5,619                 .09
   Banking Division
Timothy J. McArdle, Senior Vice President, Treasurer and Controller              43,587
 .75
Stephen C. Selby, Senior Vice President of the Operations Division                5,576                 .09
All executive officers and directors as a group (11 persons)                    324,038                5.57

---------------

(1) Includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by members of the individual's or group member's family, or held by trusts of which the individual or group member is a trustee or substantial beneficiary, with respect to which shares the individual or group member may be deemed to have sole or shared voting and/or investment powers.
(2) Represents shares held by the Mutual Federal Savings Bank Employee Stock Ownership Plan ("ESOP"), 20,589 of which have been allocated to accounts of the ESOP participants. First Bankers Trust Company, N.A., the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to participant accounts. Participants are entitled to instruct the trustee as to the voting

                                       45




     of shares allocated to their accounts. For each issue voted upon by the MUTUALFIRST shareholders, the unallocated shares held by the ESOP are voted by the ESOP trustee in the same proportion as the trustee is instructed by participants to vote the allocated shares. Allocated shares as to which the ESOP trustee receives no voting instructions are voted by the trustee in its discretion.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation paid or granted to the named officers in fiscal 1999 and 1998 whose salary and bonus exceeded $100,000. No other executive officers had compensation (salary and bonus) in excess of $100,000 in fiscal 2000.


                                                SUMMARY COMPENSATION TABLE

                                                                           Long Term Compensation
                         Annual Compensation                                       Awards
--------------------------------------------------------------------- --------------------------------
                                                                          Restricted                        All Other
      Name and Principal                                    Bonus            Stock                        Compensation
           Position               Year      Salary ($)      (#)(1)        Award(s)(2)      Options(2)          ($)
------------------------------- --------- -------------- ------------ ------------------- ------------  -------------------

R. Donn Roberts, President        1999       $238,000      $67,459            ---              ---         $130,422(3)
and Chief Executive Officer       1998        220,000       37,092            ---              ---           67,680

Steven R. Campbell, Senior        1999       $107,500      $26,870            ---              ---         $ 49,815(3)
Vice President of the Retail      1998        102,000       11,353            ---              ---           36,954
Banking Division

Timothy J. McArdle, Senior        1999       $101,500      $26,024            ---              ---          $33,322(3)
Vice President, Treasurer         1998         96,500       11,754            ---              ---           27,303
and Controller

Stephen C. Selby, Senior          1999        $97,000      $22,077            ---              ---          $30,489(3)
Vice President of the             1998         92,000       14,048            ---              ---           21,721
Operations Division

--------------

(1) Mutual Federal Savings Bank provides certain senior officers with automobile expenses and club membership dues. This amount does not include personal benefits or perquisites which did not exceed the lesser of $50,000 or 10% of the named individual's salary and bonus.

(2) MUTUALFIRST does not currently have any stock option or restricted stock plans.

(3) Represents (i) amounts accrued under Mutual Federal Savings Bank's Supplemental Executive Retirement Plan, (ii) matching contributions by Mutual Federal under (except for Mr. Roberts) and earnings on amounts held in the Executive Deferral Program, (iii) contributions by Mutual Federal under Mutual Federal's 401(k) plan, (iv) term life insurance premiums paid by Mutual Federal on behalf of the officers and (v) the values of the ESOP allocations for 1999 to the officers, as follows: $98,389, $9,087, $11,500, $3,374 and $8,072 for Mr. Roberts; $23,956, $10,290, $8,679, $851 and
     $6,039 for Mr. Campbell; $9,267, $9,805, $8,247, $275 and $5,728 for Mr.
     McArdle; and $8,169, $8,200, $8,101, $397 and $5,622 for Mr. Selby. Mr.
     Roberts does not receive matching contributions under the Executive Deferral Program. See "Executive Deferral Program" below.

DIRECTORS' COMPENSATION

Each director of MUTUALFIRST also is a director of Mutual Federal. For serving on Mutual Federal's Board of Directors, each director receives an annual fee of $23,200, except for Director Roberts, who is not compensated for his service as a director. In addition to the annual director fee, the Chairman of Mutual Federal's Board of

Directors receives $5,000 per year for serving as Chairman. Directors are not compensated for their service on MUTUALFIRST's Board of Directors.

Mutual Federal maintains deferred compensation arrangements with some directors which allows them to defer all or a portion of their board fees and receive income when they are no longer active directors. Deferred amounts earn interest at the rate of 10% per year.

SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM

Mutual Federal Savings Bank maintains a non-qualified supplemental executive retirement program for the benefit of certain senior executives, including those named in the summary compensation table above. The payments under this program are funded by life insurance contracts which have been purchased by Mutual Federal Savings Bank. Mutual Federal Savings Bank provides for monthly accruals of specified amounts necessary to meet future benefit obligations for each executive. Accruals for 1999 are shown in the footnote (3) to the summary compensation table. Benefits are payable in monthly installments for a period of time upon the executive's retirement, death, voluntary resignation, or termination by Mutual Federal Savings Bank without cause. If the employment of a participant is terminated as a result of a change in control, Mutual Federal Savings Bank must pay to the participant in a lump sum in cash the present value of the amount of all remaining contributions that would have been made if the participant continued with Mutual Federal Savings Bank until retirement age. If the officers named in the compensation table had been terminated as a result of a change in control of Mutual Federal Savings Bank as of December 31, 1999, Mutual Federal Savings Bank would have been required to pay $374,166, $292,817, $221,076 and $128,407 to Messrs. Roberts, Campbell, McArdle and Selby, respectively.

EXECUTIVE DEFERRAL PROGRAM

Mutual Federal Savings Bank also maintains an executive deferral program for the benefit of certain senior executives, including those named in the summary compensation table. The program allows an additional opportunity for key executives to defer a portion of their income into a non-qualified deferral program to supplement their retirement earnings. For each participant other than Mr. Roberts, Mutual Federal Savings Bank matches $.50 for every dollar deferred, up to a specified amount, providing for a benefit equal to 10% of the participant's anticipated salary at retirement age. Mutual Federal Savings Bank's 1999 matching contributions for Messrs. Campbell, McArdle and Selby and earnings for 1999, at a rate of 10%, on funds in the program held for Messrs. Roberts, Campbell, McArdle and Selby are shown in footnote (3) to the summary compensation table.

EMPLOYMENT AGREEMENTS

Effective January 1, 2000, Mutual Federal Savings Bank entered into three-year employment agreements with Messrs. Roberts and McArdle. The employment agreements provide for minimum base salaries of $258,000 and $110,000, respectively, and for equitable participation by the executive in discretionary bonuses awarded to executive employees and in Mutual Federal's other employee benefit plans. Each agreement provides that the executive's employment may be terminated by Mutual Federal or by the executive at any time, and also provides for termination upon the occurrence of certain events specified by federal regulations. If, other than in connection with or within 12 months after a change in control of MUTUALFIRST or Mutual Federal, the executive's employment is terminated by Mutual Federal Savings Bank without cause or by the executive following a material reduction of his duties and responsibilities, Mutual Federal Savings Bank will be required to pay to the executive his then current salary and continue to provide to the executive his employee benefits for the remaining term of the agreement.

Each employment agreement provides for a lump sum severance payment and continuation of health benefits for the remaining term of the agreement if, in connection with or within 12 months after a change in control of MUTUALFIRST or Mutual Federal, the executive's employment is terminated by Mutual Federal Savings Bank without cause or by the executive following a material reduction of his duties and responsibilities. The maximum value of the change in control severance payment under each employment agreement is 2.99 times the executive's average annual W-2 compensation during the five calendar year period prior to the effective date of the change in control (base amount). Assuming that a change in control had occurred, Messrs. Roberts and McArdle would be entitled to severance payments of approximately $747,720 and $320,314, respectively. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual's base amount are deemed to be "excess parachute payments" if they are conditioned upon a change in control. Individuals receiving parachute payments in excess of three times their base amount are subject to a 20% excise tax on the amount of the excess payments. If excess parachute payments are made, MUTUALFIRST and Mutual Federal would not be entitled to deduct the amount of the excess payments. Each employment agreement provides that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

                       RATIFICATION OF THE ADOPTION OF THE
                      2000 STOCK OPTION AND INCENTIVE PLAN

PURPOSE

The purpose of the 2000 stock option plan is to promote the long-term success of MUTUALFIRST and increase shareholder value by:

     o    attracting and retaining key employees and directors;

     o encouraging directors and key employees to focus on long-range objectives; and

     o further linking the interests of directors, officers and employees directly to the interests of the shareholders.

In furtherance of these objectives, MUTUALFIRST's board of directors has adopted the stock option plan to be effective as of the one year anniversary date of the completion of MUTUALFIRST's initial public offering, subject to ratification by the shareholders at the special meeting. A summary of the stock option plan is set forth below. This summary is, however, qualified by and subject to the more complete information set forth in the stock option plan, a copy of which is attached to this document as Appendix D.

ADMINISTRATION OF THE STOCK OPTION PLAN

The stock option plan will be administered by a committee of two or more members, each of whom must be a "non-employee director" and an "outside director," as those terms are defined in the stock option plan. The stock benefit plan committee will:

     o select persons to receive options or stock appreciation rights from among the eligible participants;

     o determine the types of awards and the number of shares to be awarded to participants;

     o set the terms, conditions and provisions of the options or stock appreciation rights consistent with the terms of the stock option plan; and

     o    establish rules for the administration of the stock option plan.

The committee has the power to interpret the stock option plan and to make all other determinations necessary or advisable for its administration.

In granting awards under the stock option plan, the committee will consider, among other factors, the position and years of service of the individual, the value of the individual's services to MUTUALFIRST and its subsidiaries and the added responsibilities of these individuals as employees, directors and officers of a public company.

NUMBER OF SHARES THAT MAY BE AWARDED

Under the stock option plan, the committee may grant awards for an aggregate of 581,961 shares of MUTUALFIRST common stock. This amount represents 10.0 percent of the shares sold in our initial public offering in December 1999, including the shares issued to the Mutual Federal Savings Bank Charitable Foundation, Inc. These awards may be in the form of (i) options to purchase shares of common stock for cash and/or (ii) stock appreciation rights granting the right to receive the excess of the market value of the shares of common stock represented by the stock appreciation rights on the date exercised over the exercise price. Stock options and stock appreciation rights are sometimes collectively referred to in this proxy statement as "awards." The stock option plan also provides that no person may be granted options for more than 150,000 shares during any fiscal year.

The 581,961 shares of MUTUALFIRST common stock available under the stock option plan are subject to adjustment in the event of certain corporate reorganizations. As described in greater detail below, the total number of shares reserved for issuance under the stock option plan may increase over time as a result of the "reload" feature contained in the stock option plan. Awards that expire or are terminated unexercised will be available again for issuance under the stock option plan.

The stock option plan provides for the use of authorized but unissued shares or treasury shares. Treasury shares are previously issued and outstanding shares of MUTUALFIRST common stock which are no longer outstanding as a result of having been repurchased or otherwise reacquired by the company. MUTUALFIRST intends to fund the exercise of stock options with treasury shares to the extent available. To the extent MUTUALFIRST uses authorized but unissued shares, rather than treasury shares, to fund exercise of stock options under the plan, the exercise of stock options will have the effect of diluting the holdings of persons who own our common stock. Assuming all options under the stock option plan are awarded and exercised through the use of authorized but unissued common stock, current shareholders would be diluted by approximately 9.1 percent. Some additional dilution may occur as a result of the stock option plan's "reload" feature, however, we would not expect such additional dilution to be material.

RELOAD FEATURE

The number of shares available for awards under the stock option plan may be increased, from time to time and without shareholder approval, as a result of the plan's "reload" provision. Under the "reload" provision additional shares may be added to the remaining shares available under the plan as follows:

     (i) the cash proceeds received by us from the exercise of stock options granted under the plan may be used to repurchase shares of MUTUALFIRST common stock with an aggregate price no greater than such cash proceeds; and

     (ii) any shares of MUTUALFIRST common stock surrendered to us in payment of the exercise price of stock options granted under the plan will be made available for future awards.

ELIGIBILITY TO RECEIVE AWARDS

The committee may grant options to directors, advisory directors, officers and employees of MUTUALFIRST and its subsidiaries. The committee will select persons to receive options among the eligible participants and determine the number of shares underlying the options to be granted. There are currently ___ individuals who are eligible to receive awards under the stock option plan.

EXERCISE PRICE OF AWARDS

Under the terms of the stock option plan, the committee may grant stock appreciation rights or options to purchase shares of MUTUALFIRST common stock at a price which may not be less than the fair market value of the common stock, as determined by the mean between the closing bid and asked quotations on the Nasdaq Stock Market on the date the option is granted. The mean between the closing bid and asked quotations on the Nasdaq Stock Market on ______ __, 2000 was $____.

EXERCISABILITY OF AWARDS AND OTHER TERMS AND CONDITIONS

STOCK OPTIONS. Generally, options under the stock option plan may not be exercised later than 15 years after the grant date. Subject to the limitations imposed by the provisions of the Internal Revenue Code, certain of the options granted under the stock option plan may be designated "incentive stock options." Incentive stock options may not be exercised later than ten years after the grant date. Options which are not designated and do not otherwise qualify as incentive stock options in this document are referred to as "non-qualified stock options."

The committee will determine the time or times at which a stock option may be exercised in whole or in part and the method or methods by which, and the form or forms in which, payment of the exercise price with respect to the stock option may be made. Unless otherwise determined by the committee and set forth in the written award agreement evidencing the grant of the stock option, upon termination of service of the participant for any reason other than for cause, all stock options then currently exercisable by the participant shall remain exercisable for the lesser of (i) three years following such termination of service or (ii) until the expiration of the stock option by its terms. Upon termination of service for cause, all stock options not previously exercised shall immediately be forfeited.

STOCK APPRECIATION RIGHTS. The committee may grant stock appreciation rights at any time, whether or not the participant then holds stock options. A stock appreciation right gives the recipient of the award the right to receive the excess of the market value of the shares represented by the stock appreciation rights on the date exercised over the exercise price. Stock appreciation rights generally will be subject to the same terms and conditions and exercisable to the same extent as stock options, as described above. Upon the exercise of a stock appreciation right, the holder will receive the amount due in cash or shares, or a combination of both, as determined by the committee. Stock appreciation rights may be related to stock options called "tandem stock appreciation rights," in which case the exercise of one will reduce to that extent the number of shares represented by the other.

Stock appreciation rights will require an expense accrual by MUTUALFIRST each year for the appreciation on the stock appreciation rights which it anticipates will be exercised. The amount of the accrual is dependent upon whether and the extent to which the stock appreciation rights are granted and the amount, if any, by which the market value of the stock appreciation rights exceeds the exercise price.

ACCELERATION OF VESTING REQUIREMENTS. The committee has the right to determine the terms and conditions upon which an award shall be granted. Accordingly, the committee may provide in the applicable award agreement, among other provisions not inconsistent with the stock option plan, that upon the occurrence of certain events, like the involuntary termination of an employee, a holder of any unexpired option under the stock option plan will have the right to exercise the option in whole or in part without regard to the date the option would be first exercisable. In addition, the stock option plan provides that, unless otherwise provided in the applicable award agreement, upon the occurrence of a change in control of MUTUALFIRST a holder of any unexpired option under the stock option plan will have the right to exercise the option in whole or in part without regard to the date the option would be first exercisable.

TRANSFERABILITY OF AWARDS

An incentive stock option awarded under the stock option plan may be transferred only upon the death of the holder to whom it has been granted, by will or the laws of inheritance. An award other than an incentive stock option may be transferred during the lifetime of the holder to whom it was awarded pursuant to a qualified domestic relations order or by gift to any member of the holder's immediate family or to a trust for the benefit of any member of the holder's immediate family.

EFFECT OF MERGER ON OPTION OR RIGHT

Upon a merger or other business combination of MUTUALFIRST in which it is not the surviving entity, the stock option plan provides that each holder of an unexpired award will have the right, after consummation of the transaction and during the remaining term of the award, to receive upon exercise of the award an amount equal to the excess of the fair market value on the date of exercise of the securities or other consideration receivable in the merger in respect of a share of common stock over the exercise price of the award, multiplied by the number of shares of common stock with respect to which the award is exercised. This amount may be payable fully in cash, fully in one or more of the kind or kinds of property payable in the merger, consolidation or combination, or partly in cash and partly in one or more of the kind or kinds of property, all in the discretion of the committee.

AMENDMENT AND TERMINATION

The stock option plan shall continue in effect for a term of 15 years, after which no further awards may be granted under the stock option plan. The board of directors may at any time amend, suspend or terminate the stock option plan or any portion of the stock option plan, except to the extent shareholder approval is necessary or required for purposes of any applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which our common stock may then be listed or quoted. Shareholder approval will generally be required with respect to an amendment to the stock option plan that will (i) increase the aggregate number of securities which may be issued under the plan, except as specifically set forth under the stock option plan, (ii) materially increase the benefits accruing to participants under the stock option plan, (iii) materially change the requirements as to eligibility for participation in the stock option plan, or (iv) change the class of persons eligible to participate in the stock option plan. No amendment, suspension or termination of the stock option plan, however, will impair the rights of any participant, without his or her consent, in any award made under the stock option plan.

FEDERAL INCOME TAX CONSEQUENCES

Under current federal tax law, the non-qualified stock options granted under the stock option plan will not result in any taxable income to the optionee or any tax deduction to MUTUALFIRST at the time of grant. Upon the exercise of a non-qualified stock option, the excess of the market value of the shares acquired over their cost is taxable to the optionee as compensation income and is generally deductible by MUTUALFIRST. The optionee's tax basis for the shares is the market value of the shares at the time of exercise.

Neither the grant nor the exercise of an incentive stock option under the stock option plan will result in any federal tax consequences to either the optionee or MUTUALFIRST. Except as described below, at the time the optionee sells shares acquired pursuant to the exercise of an incentive stock option, the excess of the sale price over the exercise price will qualify as a long-term capital gain. If the optionee disposes of the shares within two years of the date of grant or within one year of the date of exercise, an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the exercise price and the sale price will be taxed as ordinary income and MUTUALFIRST will be entitled to a deduction in the same amount. The excess, if any, of the sale price over the sum of the exercise price and the amount taxed as ordinary income will qualify as long-term capital gain if the applicable holding period is satisfied. If the optionee exercises an incentive stock option more than three months after his or her termination of employment, he or she generally is deemed to have exercised a non-qualified stock option. The time frame in which to exercise an incentive stock option is extended in the event of the death or disability of the optionee.

The exercise of a stock appreciation right will result in the recognition of ordinary income by the recipient on the date of exercise in an amount of cash and/or the fair market value on that date of the shares acquired pursuant to the exercise. MUTUALFIRST will be entitled to a corresponding deduction.

AWARDS UNDER THE STOCK OPTION PLAN

The following table presents information with respect to the options to purchase MUTUALFIRST common stock expected to be granted under the stock option plan. The options will be granted to directors, officers and employees as incentives. Accordingly, we will not receive any cash consideration for the granting of the options. Payment in full of the option exercise price, however, must be made upon exercise of any option. Any option awards are subject to ratification of adoption of the stock option plan by MUTUALFIRST's shareholders. On _______ __, 2000, the latest practicable date available prior to mailing this proxy statement, the mean between the closing bid and asked quotations on The Nasdaq Stock Market was $_____ per share.


                                  MUTUALFIRST 2000 Stock Option and Incentive Plan
--------------------------------------------------------------------------------------------------------------------
                                                                                    Dollar             Number
                               Name and Position                                   Value(1)          of Shares
--------------------------------------------------------------------------------------------------------------------




EXECUTIVE GROUP (__ persons)....................................................     ---

NON-EXECUTIVE DIRECTOR GROUP (_ persons)........................................     ---
                                        ---
NON-EXECUTIVE OFFICER EMPLOYEE GROUP (__ persons)...............................     ---

---------------

(1) Any value realized will be the difference between the exercise price and the market value upon exercise. Since the exercise price for the options will be set as of the date of shareholder approval, there is no current value.

All options reflected in the table above are expected to be granted, subject to shareholder ratification of adoption of the stock option plan, as follows:

     (i) assuming shareholder approval, the exercise price of the stock options will be equal to the mean between the closing bid and asked quotations on The Nasdaq Stock Market of the MUTUALFIRST common stock on the date of grant, which will be not earlier than December 30, 2000, the one year anniversary of Mutual Federal Savings Bank's conversion from mutual to stock form.

     (ii) All executive officers granted awards will receive incentive stock options to the maximum extent permitted by law, with the remainder of these options being non-qualified stock options. The non-executive director group will receive non-qualified stock options and the non-executive officer employee group will receive incentive stock options. The incentive stock options have a term of ten years and the non-qualified stock options have a term of 15 years.

     (iii)the stock options will vest in ____ equal installments with the first installment vesting on the date of grant and the additional installments vesting ratably over the next ____ years on the anniversary of the grant date.

     (iv) the optionees generally may exercise their vested stock options, in whole or in part, at any time prior to, or within [three months] of, terminating their service with MUTUALFIRST. If the optionee terminates service as a result of a disability, the exercise period is 12 months after termination of service. The exercise periods in the preceding sentences are extended for a 12-month period in the case of death of the optionee during these periods. If an optionee's service is terminated for cause, all of his or her rights under any unexercised options expire immediately upon his or her notice of the termination. Under no circumstances may an option holder exercise an option after the expiration of the option period.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote is required to approve the stock option plan.

THE MUTUALFIRST BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

                       RATIFICATION OF THE ADOPTION OF THE
                       2000 RECOGNITION AND RETENTION PLAN

PURPOSE

The purpose of the recognition and retention plan is to promote the long-term success of MUTUALFIRST and increase shareholder value. The recognition and retention plan is a stock-based compensation plan designed to:

     o provide directors, advisory directors, officers and employees with a proprietary interest in MUTUALFIRST in a manner designed to encourage the individuals to remain with the company;

     o reward directors, advisory directors, officers and employees for service; and

     o further link the interests of directors, officers and employees directly to the interests of the shareholders.

In furtherance of these objectives, the MUTUALFIRST board of directors has adopted the recognition and retention plan to be effective as of the one year anniversary date of the completion of MUTUALFIRST's initial public offering, subject to ratification by the shareholders at the special meeting. A summary of the recognition and retention plan is set forth below. This summary is, however, qualified by and subject to the more complete information set forth in the recognition and retention plan, a copy of which is attached to this document as Appendix E.

ADMINISTRATION OF THE RECOGNITION AND RETENTION PLAN

The recognition and retention plan will be administered by the stock benefit plan committee of MUTUALFIRST. The stock benefit plan committee will:

     o select persons to receive stock awards from among the eligible participants;

     o    determine the number of shares to be awarded to participants;

     o set the terms, conditions and provisions of the awards consistent with the terms of the recognition and retention plan; and

     o establish rules for the administration of the recognition and retention plan.

The stock benefit plan committee has the power to interpret the recognition and retention plan and to make all other determinations necessary or advisable for its administration.

In determining to whom and in what amount to grant awards under the recognition and retention plan, the stock benefit plan committee will consider the position, responsibilities and years of service of eligible individuals, the value of their services to MUTUALFIRST and its subsidiaries and other factors it deems relevant.

NUMBER OF SHARES THAT MAY BE AWARDED

Under the recognition and retention plan, the stock benefit plan committee may grant, from time to time, awards for an aggregate of 232,784 shares of MUTUALFIRST common stock, subject to adjustment in the event of certain corporate reorganizations. This amount represents 4.0 percent of the shares sold in MUTUALFIRST's initial public offering in December 1999, including the shares issued to the Mutual Federal Savings Bank Charitable Foundation, Inc.

Recognition and retention plan awards which are forfeited by a recipient will again be available for issuance under the plan.

The recognition and retention plan provides for the use of authorized but unissued shares or treasury shares. MUTUALFIRST intends to fund the issuance of stock under the recognition and retention plan with treasury shares to the extent available. To the extent that treasury shares are not used to fund the issuance of stock under the recognition and retention plan, authorized but unissued shares of common stock will be issued to fund such awards. To the extent MUTUALFIRST uses authorized but unissued shares of MUTUALFIRST common stock, the interests of current shareholders will be diluted. Assuming all recognition and retention plan shares are awarded through the use of authorized but unissued shares of common stock, current shareholders would be diluted by approximately 3.85 percent.

ELIGIBILITY TO RECEIVE AWARDS

The stock benefit plan committee may grant awards of restricted stock to directors, advisory directors, officers and employees of MUTUALFIRST and its subsidiaries. The stock benefit plan committee will select persons to receive stock awards among the eligible participants and determine the number of shares to be granted. There are currently ___ individuals who are eligible to receive stock awards under the recognition and retention plan.

TRANSFERABILITY OF AWARDS

Awards under the recognition and retention plan generally may not be sold, assigned, transferred, pledged or otherwise encumbered by the holder during the restricted period other than by will, the laws of descent and distribution or pursuant to a domestic relations order.

TERMS AND CONDITIONS OF AWARDS UNDER THE RECOGNITION AND
RETENTION PLAN

The stock benefit plan committee is authorized to grant awards of common stock to plan participants with the following terms and conditions and with additional terms and conditions not inconsistent with the provisions of the recognition and retention plan:

     (i) the stock benefit plan committee will establish for each participant a restricted period during which, or at the expiration of which, the shares of common stock awarded as restricted stock shall no longer be subject to restriction.

     (ii) the recipient of the shares, as owner, will have all the rights of a shareholder, including the power to vote and the right to receive dividends with respect to the restricted stock. Shares of restricted stock generally may not be sold, assigned, transferred, pledged or otherwise encumbered by the participant during the restricted period.

     (iii)the stock benefit plan committee has the right to determine any other terms and conditions, not inconsistent with the recognition and retention plan, upon which a restricted stock award shall be granted. Accordingly, the stock benefit plan committee may provide in the applicable award agreement that upon the occurrence of certain events, like the involuntary termination of an employee, any restrictions remaining with respect to the shares of stock granted pursuant to the recognition and retention plan will lapse without regard to the date that these restrictions would otherwise lapse and that the shares will no longer be subject to forfeiture by the recipient. In addition, the recognition and retention plan provides that, unless otherwise set forth in the applicable restricted stock agreement, upon the occurrence of a change of control of MUTUALFIRST, any restrictions remaining with respect to the shares of stock granted pursuant to the recognition and retention plan will lapse without regard to the date that these restrictions would otherwise lapse and that the shares will no longer be subject to forfeiture by the recipient.

     (iv) the stock benefit plan committee also has the authority, in its discretion, to accelerate the time at which any or all of the restrictions will lapse with respect to any restricted stock awards, or to remove any or all of the restrictions, whenever it may determine that this action is appropriate by reason of changes in applicable tax or other laws or other changes in circumstances occurring after the commencement of the restricted period.

AMENDMENT OF THE RECOGNITION AND RETENTION PLAN

The recognition and retention plan will continue in effect for a term of 15 years, after which no further awards may be granted under the plan. The board of directors may at any time amend, suspend or terminate the recognition and retention plan or any portion thereof, except to the extent shareholder approval is necessary or required for purposes of any applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which our common stock may then be listed or quoted. Shareholder approval will generally be required with respect to an amendment to the recognition and retention plan that will (i) increase the aggregate number of securities which may be issued under the plan, (ii) materially increase the benefits accruing to participants, (iii) materially change the requirements as to eligibility for participation in the plan or (iv) change the class of persons eligible to participate in the plan. No amendment, suspension or termination of the recognition and retention plan, however, will impair the rights of any participant, without his or her consent, in any award made pursuant to the recognition and retention plan.

FEDERAL INCOME TAX CONSEQUENCES

Recipients of shares granted under the recognition and retention plan will recognize ordinary income on the date that the shares are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares on that date. In certain circumstances, a holder may elect to recognize ordinary income and determine the fair market value on the date of the grant of the restricted stock. Recipients of shares granted under the recognition and retention plan will also recognize ordinary income equal to their dividend or dividend equivalent payments when these payments are received.

AWARDS UNDER THE RECOGNITION AND RETENTION PLAN

The following table presents information with respect to the number of shares of common stock expected to be granted by the board of directors under the recognition and retention plan. Any awards are subject to ratification of adoption of the recognition and retention plan by MUTUALFIRST's shareholders at the special meeting. Awards under the recognition and retention plan are granted at no cost to the recipient. The dollar value of the shares set forth in the table below is based on $_____ per share, the mean between the closing bid and asked quotations on The Nasdaq Stock Market on _________ __, 2000, the latest practicable date available prior to mailing this proxy statement. The market price of MUTUALFIRST common stock may fluctuate between the date of this document and the date of grant. Fluctuations in the market price of MUTUALFIRST common stock will result in an increase or decrease in the value of the MUTUALFIRST shares expected to be received by the individuals listed in the following table.


                                  MUTUALFIRST 2000 Recognition and Retention Plan
--------------------------------------------------------------------------------------------------------------------
                                                                                      Dollar       Shares of Stock
                               Name and Position                                       Value
--------------------------------------------------------------------------------------------------------------------





EXECUTIVE GROUP (__ persons)....................................................

NON-EXECUTIVE DIRECTOR GROUP (_ persons)........................................

NON-EXECUTIVE OFFICER EMPLOYEE GROUP (__ persons)...............................


All shares of common stock reflected in the table above are expected to be granted subject to shareholder ratification of adoption of the recognition and retention plan, on the following terms and conditions, as follows:

     (i) subject to shareholder ratification of the recognition and retention plan, the restricted shares will vest in ____ equal installments with the first installment vesting on the date of grant, and the additional installments vesting ratably over the next ____ years on the anniversary of the grant date. Once restricted shares have vested, they are no longer subject to forfeiture or restrictions under the recognition and retention plan.

     (ii) the recipients of the restricted shares, as owner of these shares, will have the power to vote, and the right to receive dividends with respect to, all of the restricted stock granted to them.

     (iii) the restrictions on an individual's restricted stock will automatically lapse and no longer be subject to the risk of forfeiture if the person's services with MUTUALFIRST are terminated as a result of death or disability and, unless otherwise provided in the applicable restricted stock agreement, upon a change in control of MUTUALFIRST. Termination of service for any reason, other than death, disability or a change in control of MUTUALFIRST, will result in the forfeiture of any restricted stock then still subject to restrictions.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote is required to ratify the adoption of the recognition and retention plan.

THE MUTUALFIRST BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.


               BENEFICIAL OWNERSHIP OF MARION CAPITAL COMMON STOCK

The following table provides you with information, to the best of our knowledge, about the stock ownership of each director of Marion Capital, each executive officer with salary and bonus in excess of $100,000 during fiscal 1999, and any person or group known by Marion Capital to beneficially own more than 5% of Marion Capital's outstanding common stock. The information is as of July 31, 2000. Marion Capital knows of no person or group, except as listed below, who beneficially owned more than 5% of Marion Capital's common stock.


                                                            Shares Beneficially
                                                                  Owned at           Percent of total shares
Beneficial Owner                                              July 31, 2000(2)           outstanding (3)
---------------------------------------------------------     ----------------       -----------------------
Douglas T. Breeden
Smith Breeden Associates, Inc.
100 Europa Drive, Suite 200
Chapel Hill, North Carolina 27514(1)                               68,600                     5.02%

DIRECTORS:
Steven L. Banks                                                    10,583(4)                  0.77%
John M. Dalton                                                     22,954(5)                  1.68%
Jon R. Marler                                                      11,083(6)                  0.81%
Jerry D. McVicker                                                  36,573(7)                  2.66%

EXECUTIVE OFFICERS:
Larry G. Phillips,
Senior Vice President, Secretary and Treasurer                     15,228(8)                  1.12J%

Michael G. Fisher
Vice President of the Bank                                            250

Directors and executive officers of Marion Capital                 96,971(9)                  6.97%
   and executive officers of First Federal Savings
   of Marion, as a group (7 persons)

---------------

(1) The information in this chart is based on a Schedule 13G Report filed by the above-listed person with the Securities and Exchange Commission containing information concerning shares held by him. It does not reflect any changes in those

                                       56


     shareholdings which may have occurred since the date of such filing. Smith Breeden Associates, Inc. holds these shares. Douglas T. Breeden owns 63% of the voting stock of Smith Breeden Associates, Inc.
(2) Based upon information furnished by the respective director nominees. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic power with respect to the shares. Includes shares beneficially owned by members of the immediate families of the director nominees residing in their homes.
(3)  Based upon 1,366,506 shares of Common Stock.
(4) Of these shares, 500 are held in a trust as to which Mr. Banks is trustee and beneficiary, and 10,083 are subject to a stock option granted under the Marion Capital Holdings, Inc. Stock Option Plan (the "Option Plan").
(5) Of these shares, 9,717 are owned jointly by Mr. Dalton and his wife and 9,537 are held in a revocable trust as to which Mr. Dalton is co-trustee and his wife is a beneficiary.
(6) Of these shares, 2,000 are held jointly by Mr. Marler and his spouse, and 9,083 are subject to a stock option granted under the Option Plan.
(7) Includes 6,490 shares owned jointly by Mr. McVicker and his wife, 15,000 shares held in a trust as to which Mr. McVicker is trustee and beneficiary, and 10,083 shares subject to a stock option granted under the Option Plan.
(8)  These shares are held jointly by Mr. Phillips and his wife.
(9) The total of such shares includes 29,249 shares subject to stock options granted under the Option Plan.

EXECUTIVE COMPENSATION

No cash compensation is paid directly by Marion Capital to any of its executive officers. Each of such officers is compensated by First Federal.

The following table sets forth information as to annual, long-term and other compensation for services in all capacities to Marion Capital and its subsidiaries for the last three fiscal years of (i) the individuals who served as the chief executive officer of Marion Capital during the fiscal year ended June 30, 2000 and (ii) each other executive officer of Marion Capital serving as such during the 2000 fiscal year, who earned over $100,000 in salary and bonuses during that year.


                                                    SUMMARY COMPENSATION TABLE

                                                                                                Long Term
                                                                                               Compensation
                                    Annual Compensation                                           Awards
----------------------------------------------------------------------------------------  -----------------------
                                                                           Other Annual    Restricted                 All Other
                                     Fiscal                    Bonus       Compensation       Stock                  Compensation
   Name and Principal Position        Year     Salary ($)      ($)(1)         ($)(2)        Award(s)    Options          ($)
---------------------------------  ---------- ------------- ------------  --------------  ------------- ---------  ----------------

Steven L. Banks, President and        2000      $198,900      $49,000           ---             ---         ---          ---
Chief Executive Officer and           1999       155,125       40,000           ---             ---         ---          ---
Director                              1998       136,500       23,000           ---             ---         ---          ---

Larry G. Phillips, Senior Vice        2000      $122,600      $26,000           ---             ---         ---          ---
President, Secretary and              1999       117,350       28,600           ---             ---         ---          ---
Treasurer                             1998       110,500       18,000           ---             ---         ---          ---

Michael G. Fisher, Vice               2000       $97,500      $17,000           ---             ---         ---          ---
President of First Federal            1999        33,679        3,500           ---             ---         ---          ---
Savings Bank of Marion                1998           ---          ---           ---             ---         ---          ---

--------------

(1) The bonus amounts were paid under First Federal's bonus plan. During the year ended June 30, 1999, amounts were paid in December, 1998 and June, 1999 as First Federal switched from performing annual reviews and bonus payments on a calendar year basis to a fiscal year basis.
(2) The executive officers of Marion Capital receive certain perquisites, but the incremental cost of providing such perquisites does not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.

                                       57

STOCK OPTIONS

The following table includes the number of shares covered by exercisable and unexercisable stock options held by the Named Executive Officers as of June 30, 2000. Also reported are the values for "in-the-money" options (options whose exercise price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the fiscal year-end market price of the stock. There were no stock options granted to the Named Executive Officers during fiscal 2000. The Named Executive Officers did not exercise any stock options during the last fiscal year.


     Outstanding Stock Option Grants and Values Realized as of June 30, 2000

                                           SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------------
                                      Number of Securities
                                     Underlying Unexercised
                                     Options at Fiscal Year              Value of Unexercised In-the-Money
                                             End(#)                      Options at Fiscal Year End ($)(1)
                               ----------------------------------- ----------------------------------------------
             Name                Exercisable      Unexercisable         Exercisable           Unexercisable
------------------------------ --------------- ------------------- --------------------- ------------------------
Steven L. Banks                    10,083              ---                $5,671.69                 ---
Larry G. Phillips                    ---               ---                   ---                    ---


--------------

(1) Amounts reflecting gains on outstanding options are based on the average between the high and low prices for the shares on June 30, 2000, which was $20.8125 per share.

OFFICER SERPS

Effective February 1, 2000, Steve Banks entered into an Executive Shareholder Benefit Plan Agreement under which, upon his retirement after attaining age 65, he will be entitled to receive the annuitized value of his accrued benefit under the agreement, payable over a 15-year period. That benefit is based on the benefits which are required to be expensed over a period not to exceed 10 years under generally accepted accounting principles. The amount to be expensed is equal to 54.55% of the difference between (a) First Federal's aggregate after-tax income derived from annual increases in the cash surrender value of a specified hypothetical pool of no-load, no-surrender charge life insurance policies and (b) a specified after-tax cost of funds expense incurred to acquire such policies. As of June 30, 2000, the accrued benefit under this Agreement for Steve Banks was $42,974. If Mr. Banks voluntarily terminates his employment with First Federal before age 65 for any reason other than cause, he will be entitled to his accrued benefit determined as of the date of his termination of employment payable over a 15-year period commencing within 30 days following his termination of employment. If his employment is terminated involuntarily, including within three years following a change in control of First Federal, but excluding termination for cause or for reasons of death or disability, or if he voluntarily terminates his employment within three years following a change in control of First Federal, he will be entitled to receive an annual payment of $282,024 payable over a 15-year period commencing after Mr. Banks attains age
65. Death and disability benefits are also provided under this agreement. Upon a change in control of First Federal, a secular trust is to be created and funded with the present value of the annual benefit of $282,024 payable over 15 years, plus the increased taxes resulting from the early taxation of those benefits at the time such secular trust is created. These benefits are to be paid by the secular trust upon Mr. Banks' attainment of age 65. The payment of benefits to Mr. Banks under this Executive Shareholder Benefit Plan Agreement is currently secured by a rabbi trust funded with insurance policies and other assets.

Under the merger agreement between Marion Capital and MUTUALFIRST Financial, Inc., the merger is not to be deemed a change in control and the Agreement, subject to certain amendments, is to continue in effect following the merger.

Effective February 29, 2000, Larry G. Phillips entered into a Second Restated Executive Supplemental Retirement Income Agreement under which, upon his retirement after attaining age 65, he would be eligible to receive an annual retirement benefit of $106,782 over a 15-year period. Mr. Phillips is also eligible to receive an actuarially reduced benefit at age 55. If Mr. Phillips voluntarily terminates his employment before age 65 for reasons other than cause, his death, his disability or following a change in control, he will be entitled to receive his accrued benefit under this agreement as of the date of his termination, increased at an annual rate of 7.89% and payable over a 15-year period commencing at age 65. If Mr. Phillips is involuntarily terminated other than for cause and other than after a change in control of First Federal, he will be entitled to receive his full annual benefit of $106,782 over a 15-year period commencing at age 55. Death and disability benefits are also provided under this agreement, including a $10,000 burial benefit. The benefits payable under this agreement are secured by a rabbi trust funding with insurance policies and other assets. Upon a change in control of First Federal, a secular trust is to be created and funded with the present value of the $106,782 annual benefit payable over 15 years plus the increased taxes resulting from the early taxation of those benefits at the time such secular trust is created. Those benefits are to be paid by the secular trust upon Mr. Phillips' attainment of age 65.

Under the merger agreement between Marion Capital and MUTUALFIRST Financial, Inc., Mr. Phillips will receive a cash payment in consideration for the termination of this Agreement.

EMPLOYMENT CONTRACTS

First Federal has entered into three-year employment contracts with Mr. Banks and Mr. Phillips (the "Employees"), effective January 17, 2000. Marion Capital has guaranteed First Federal's obligations under these contracts. The contracts extend annually for an additional one-year term to maintain their three-year term if First Federal's Board of Directors determines to so extend them, unless notice not to extend is properly given by either party to the contracts. The Employees receive their current salary subject to increases approved by the Board of Directors. The contracts also provide, among other things, for participation in other fringe benefits and benefit plans available to First Federal's employees. The Employees may terminate their employment upon 60 days' written notice to First Federal. First Federal may discharge the Employees for cause (generally, dishonesty, incompetence, forms of misconduct or certain legal violations) at any time or in certain specified events. If First Federal terminates the Employees' employment without cause or if the Employees terminate their own employment for cause (generally, material changes in duties or authority, breaches by First Federal of the contract, or a relocation of First Federal's principal office by more than 25 miles), the Employees will receive their base compensation under the contract for an additional three years if the termination follows a change of control of Marion Capital, and for the balance of the contract if the termination does not follow a change in control. In addition, during such period, the Employees will continue to participate in First Federal's group insurance plans and retirement plans, or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, the Employees will have the right to cause First Federal to purchase any stock options they hold for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. If the payments provided for in the contract, together with any other payments made to the Employees by First Federal, are deemed to be payments in violation of the "golden parachute" rules of the Code, such payments will be reduced to the largest amount which would not cause First Federal to lose a tax deduction for such payments under those rules. As of the date hereof, the cash compensation which would be paid under the contract to the Employees if the contract were terminated after a change of control of Marion Capital, without cause by First Federal or for cause by the Employees, would be $585,000 in the case of Mr. Banks and $330,000 in the case of Mr. Phillips. For purposes of this employment contract, a change of control of Marion Capital is generally an acquisition of control, as defined in regulations issued under the Change in Bank Control Act and the Savings and Loan Company Act.

The employment contract protects First Federal's confidential business information and protects First Federal from competition by the Employees should they voluntarily terminate their employment without cause or be terminated by First Federal for cause.

The existence of these contracts may make a merger, other business combination or change of control of First Federal more difficult or less likely. This is because, unless the Employees are allowed to maintain their positions and authority with First Federal, they will be entitled to payments which in the aggregate may be deemed to be substantial. However, the employment contracts provide security to the Employees, and the Board of Directors believe that it will encourage their objective evaluation of opportunities for mergers, other business combinations or other transactions involving a change of control of Marion Capital or First Federal since they will be in a position to evaluate such transactions without significant concerns about the matter in which such transactions will affect their financial security.

The merger between Marion Capital and MUTUALFIRST Financial, Inc. will constitute a change of control of Marion Capital for purposes of these agreements. Pursuant to the merger agreement between those two corporations, the employment contracts will be terminated and specified amounts paid to the Employees in consideration of such termination.

COMPENSATION OF DIRECTORS

All directors of First Federal receive a retainer fee of $1,300 per month. All directors receive $200 for each special meeting of the Board attended. Members of Board Committees, other than officers, are paid a separate fee of $200 per meeting. As Chairman of the Board of First Federal, Mr. Dalton receives a retainer fee of $1,950 per month. As Vice Chairman of the Board of First Federal, Mr. Banks receives a retainer fee of $1,625 per month.

Directors of Marion Capital are paid a fee of $100 per meeting if the meeting is held on the same day as a meeting of First Federal and $200 per meeting if Marion Capital meets on a different day.

SUPPLEMENTAL RETIREMENT PLAN FOR DIRECTORS. Effective May 1, 1992, and
April
1,
1999, First Federal entered into deferred compensation agreements with John M. Dalton and the former directors listed below who served as directors during the last fiscal year. These agreements provide that upon retirement from the Board after attaining age 70, each director shall be entitled to receive annual benefits in the following amounts for 10 years:

                                                           Period Remaining
     Director                    Annual Payment        Payable at June 30, 2000
     --------                    --------------        ------------------------

John M. Dalton                        $ 9,960              10 years
Jack O. Murrell                       $10,500              4 years, 8 months
W. Gordon Coryea (deceased)           $ 8,748              4 years, 7 months

Following a change in control of First Federal, Mr. Dalton could require First Federal to pay him certain of his benefits in a lump sum or over another payment period. A director may also elect to receive his benefits upon attaining age 70 even if he remains on the Board of Directors. Mr. Murrell and Mr. Coryea each had attained age 70 while on the Board and had begun receiving their benefits. Mr. Coryea is now deceased. If service of Mr. Dalton is terminated prior to attaining age 70, the director or his beneficiary may request acceleration of payments based upon accruals to date.

If Mr. Dalton dies prior to attaining age 70, his beneficiary will receive annual payments equal to the Board fees paid by First Federal in the twelve months immediately prior to his death for a period of 15 years. If he or Mr. Murrell dies after their benefits have commenced, their beneficiaries will be entitled to receive the remaining payments over the balance of the applicable payment period. Mr. Dalton's beneficiary is also entitled to a $10,000 death benefit at his death.

First Federal for the fiscal year ended June 30, 2000, accrued an expense for this plan of $34,080 which consisted of interest on this deferred liability which accrues at an annual rate of 10.5%.

DEATH BENEFIT AGREEMENTS WITH MR. CORYEA. First Federal, as of April 30, 1998, entered into an agreement with Mr. Coryea which provides that upon his death his beneficiary will be entitled to receive for a 15-year period, an annual payment of $26,000. Mr. Coryea's beneficiary is currently receiving these payments under the plan.

First Federal has purchased paid-up life insurance on the lives of the directors covered under the supplemental retirement plan for directors and death benefit agreement described above, to fund the benefits available under these plans.

EXCESS BENEFIT AGREEMENT AND DIRECTOR EMERITUS PLAN. On February 28, 1996, Mr. Dalton entered into an Excess Benefit Agreement under which he receives, commencing with attainment of age 65 in 1999, $41,681 per year payable over a 15-year period. He is currently receiving these payments which are secured by a rabbi trust funded with insurance policies [and other assets]. In the event of a change of control of First Federal, a secular trust is to be created and funded with the present value of these benefits, plus the increased taxes resulting from the early taxation of those benefits at the time such secular trust is created. Under the merger agreement between Marion Capital and MUTUALFIRST Financial, Inc., Marion Capital is to use its best efforts to seek the agreement of Mr. Dalton to receive a cash payment as consideration for the termination of this agreement.

John M. Dalton and Jack O. Murrell are parties to a Director Emeritus Plan under which they are entitled to receive benefits equal to 50% of their regular monthly Board fees if and when they serve as a Director Emeritus of First Federal. Under the merger agreement between Marion Capital and MUTUALFIRST Financial, Inc., Marion Capital is to use its best efforts to terminate these agreements.

DALTON SERP. Effective February 29, 2000, John M. Dalton entered into a Second Restated Executive Supplemental Retirement Income Agreement under which he would be eligible to receive an annual retirement benefit of $99,000 over a 15-year period, commencing with his attainment of age 65. He is currently receiving those benefits. Death and disability benefits are also provided under this agreement, including a $10,000 burial benefit. The payment of these benefits is secured by a rabbi trust funded with insurance policies and other assets. Upon a change in control of First Federal a secular trust is to be created to which the present value of the $99,000 benefit payable over 15 years plus increased taxes resulting from the early taxation of those benefits at the time such secular trust is created. These benefits are to continue to be paid by the secular trust to Mr. Dalton over the remainder of his 15-year payment period. Under the merger agreement between Marion Capital and MUTUALFIRST Financial, Inc., Marion Capital is to use its best efforts to cause Mr. Dalton to agree to receive a cash payment as consideration for the termination of this agreement.

DIRECTORS SHAREHOLDER BENEFIT PLAN. On February 1, 2000, First Federal entered into a Directors Shareholder Benefit Plan Agreement which provides benefits to directors John M. Dalton, Jon R. Marler, Jerry McVicker and Steven L. Banks. Under this plan, if the director remains in the service of First Federal until his "Benefit Age" under the plan, he will be entitled to receive an annual retirement benefit over a 15-year period commencing within 30 days following his retirement or other termination of service after attaining his Benefit Age. The retirement benefit is based on a specified percentage of the difference between First Federal's after-tax income derived from annual increases in the cash surrender value of a hypothetical pool of life insurance policies and the after-tax cost of funds expense which would be incurred to acquire such policies. If the director dies prior to attaining his Benefit Age but while in the service of First Federal, his beneficiary will be entitled to an annual Survivor's Benefit payable over a 15-year period commencing within 30 days of his death.

If the director's service is voluntarily or involuntarily terminated prior to attaining his Benefit Age for reasons other than cause, death, disability or following a change in control, the director will receive his accrued benefit under the plan as of the date of his termination of service, which is to be credited with 7% annual interest per year, and is payable over a 15-year period commencing on the first day of the month coinciding with or following the month in which he attains his Benefit Age. If the director is terminated voluntarily or involuntarily coincident with or following a change of control he will be entitled to receive his annual Survivor's Benefit payable over a 15-year period beginning on the first day of the month following his termination of service. If the director is terminated for cause, all benefits will be forfeited by him. There are also other specified death and disability benefits payable under the plan.

The directors covered by this plan and their Benefit Ages and Survivor's Benefits are as follows:

                                                      Annual Survivor's Benefit
 Director                 Benefit Age                   Payable Over 15 Years

John M. Dalton                70                               $ 9,167
Steven L. Banks               70                               $49,528
Jon R. Marler                 70                               $41,391
Jerry McVicker                70                               $32,431

These benefits are secured by a rabbi trust funded with insurance policies and other assets. Upon a change of control of First Federal, a secular trust is to be created and funded with the present value of the Survivor's Benefit. Under the merger agreement between Marion Capital and MUTUALFIRST Financial, Inc., Marion Capital is to use its best efforts to obtain the consent of John M. Dalton and Jon R. Marler to a cash payment in consideration for termination of this Plan as to them. As to Mr. Banks and Mr. McVicker, the merger with MUTUALFIRST Financial, Inc. is not to be deemed a change in control and the Plan, subject to certain amendments, is to remain in place.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

First Federal Savings Bank of Marion may make available to its directors, officers, and employees real estate mortgage loans secured by their principal residence and other loans. First Federal Savings Bank of Marion, as permitted under applicable regulations, has a benefit and compensation program which permits its officers, directors and employees to receive loans from First Federal Savings Bank of Marion at an annual rate which is 1/4% lower than the rate charged members of the public. First Federal Savings Bank of Marion also waives loan processing fees for such loans. Set forth below is certain information as to loans where the aggregate indebtedness to First Federal Savings Bank of Marion exceeded $60,000 at any time during the fiscal year ended June 30, 2000, made to any of First Federal Savings Bank of Marion's directors and executive officers pursuant to this program. All such loans were current as of June 30, 2000.


                                                                            Highest
                                                                            Balance                        Interest Rate
                                                                          Outstanding       Balance as     in Effect on
                              Position with                                During the           of         June 30, 2000
         Name             First Federal Savings                            Year Ended        June 30,       or at Time
                              Bank of Marion           Type of Loan       June 30, 2000        2000        Loan Paid Off
--------------------------------------------------- ------------------- -----------------   ----------    ----------------

Steven L. Banks(1)       Director, President and        Fixed Rate           $94,498          $89,272           6.375%
                         Chief Executive Officer         Mortgage

John M. Dalton            Chairman of the Board         Fixed Rate          $485,000         $484,763           7.25%
                                                         Mortgage
                                                       Home Equity           $99,226              ---           9.25%
                                                           Loan

Cynthia Fortney               Vice President            Fixed Rate          $113,912         $105,894           6.875%
                                                         Mortgage
------------

(1) 95% of the principal balance of the loan has been sold to the Federal Home Loan Mortgage Corporation.

                MUTUALFIRST MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences and in a variety of consumer loans. We also originate loans secured by commercial and multi-family real estate, commercial business loans and construction loans secured primarily by residential real estate. We are headquartered in Muncie,

Indiana and have 13 retail offices primarily serving Delaware, Randolph and Kosciusko counties in Indiana. We also originate mortgage loans in contiguous counties and we originate indirect consumer loans throughout Indiana and western Ohio.

The following discussion is intended to assist your understanding of our financial condition and results of operations. The information contained in this section should be read in conjunction with our consolidated financial statements and the accompanying notes to our consolidated financial statements.

Our results of operations depend primarily on our net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans and mortgage-backed and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits and borrowings. Our results of operations also are affected by the level of our noninterest income and expenses and income tax expense.

MANAGEMENT STRATEGY

Our strategy is to operate as an independent, retail oriented financial institution dedicated to serving customers in our market areas. Our commitment is to provide a broad range of products and services to meet the needs of our customers. As part of this commitment, we are looking to increase our emphasis on commercial business products and services. We have a fully interactive transactional website. In addition, we are continually looking at cost-effective ways to expand our market area.

Financial highlights of our strategy include:

     o CONTINUING AS A DIVERSIFIED LENDER. We have been successful in diversifying our loan portfolio to reduce our reliance on any one type of loan. Since 1994, approximately 32% of our loan portfolio has consisted of consumer, multi-family and commercial real estate and commercial business loans.

     o CONTINUING AS A LEADING ONE- TO FOUR-FAMILY LENDER. We are one of the largest originators of one- to four-family residential loans in our three county market area. During 1999, we originated $71.3 million of one- to four-family residential loans.

     o CONTINUING OUR STRONG ASSET QUALITy. Since 1994, our ratio of non-performing assets to total assets has not exceeded .62% and at December 31, 1999 this ratio was .30%.

     o CONTINUING OUR STRONG CAPITAL POSITION. As a result of our conservative risk management and consistent profitability, we have historically maintained a strong capital position. At December 31, 1999, our ratio of stockholders' equity to total assets was 17.8%.

ASSET AND LIABILITY MANAGEMENT AND MARKET RISK

OUR RISK WHEN INTEREST RATES CHANGE. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time. Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant risk.

HOW WE MEASURE OUR RISK OF INTEREST RATE CHANGES. As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring interest rate risk, we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on our results of operations, we adopted asset and liability management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. Mutual Federal's board of directors sets and recommends our asset and liability policies which are implemented by the asset and liability management committee. The asset and liability management committee is chaired by the chief financial officer and is comprised of members of our senior management. The purpose of the asset and liability management committee is to communicate, coordinate and control asset/liability management consistent with our business plan and board approved policies. The asset and liability management committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources consistent with liquidity, capital adequacy, growth, risk and profitability goals. The asset and liability management committee generally meets monthly to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections pursuant to net present value of portfolio equity analysis and income simulations. At each meeting, the asset and liability management committee recommends appropriate strategy changes based on this review. The chief financial officer or his designee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the board of directors, at least quarterly.

In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have sought to:

     o originate and purchase adjustable rate mortgage loans and commercial business loans,

     o    originate shorter-term consumer loans,

     o    manage our deposits to establish stable deposit relationships,

     o acquire longer-term borrowings at fixed interest rates, when appropriate, to offset the negative impact of longer-term fixed rate loans in our loan portfolio, and

     o    limit the percentage of fixed-rate loans in our portfolio.

Depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the asset and liability management committee may increase our interest rate risk position somewhat in order to maintain our net interest margin. We intend to increase our emphasis on the origination of relatively short-term and/or adjustable rate loans. In addition, in an effort to maintain our limit on the percentage of fixed-rate loans, in 1998, we sold $35.1 million of fixed-rate, one- to four-family mortgage loans in the secondary market.

The asset and liability management committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity, which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and market value of portfolio equity that are authorized by our board of directors.

The Office of Thrift Supervision provides Mutual Federal with the information presented in the following tables. The tables present the change in our net portfolio value at June 30, 2000 and 1999, and December 31, 1999 and 1998 that would occur upon an immediate change in interest rates based on Office of Thrift Supervision assumptions, but without effect to any steps that management might take to counteract that change.


                                       June 30, 2000
  --------------------------------------------------------------------------------------
        Change in
    Interest Rates in                                               Net Portfolio Value
   Basis Points ("bp")             Net Portfolio Value             as % of PV of Assets
       (Rate Shock        ------------------------------------    ----------------------
        in Rates)(1)      $ Amount     $ Change       % Change    NPV Ratio       Change
  --------------------    --------     --------       --------    ---------     --------

         +300 bp           $43,916     $(29,825)         (40)%       8.57%       (498) bp
         +200 bp            54,010      (19,732)         (27)       10.27        (308) bp
         +100 bp            64,143       (9,598)         (13)       11.90        (146) bp
            0 bp            73,742          ---          ---        13.35         ---
         -100 bp            81,582        7,840           11        14.47         112  bp
         -200 bp            86,101       12,359           17        15.05         169  bp
         -300 bp            90,096       16,354           22        15.52         217  bp


                                       June 30, 1999
  --------------------------------------------------------------------------------------
        Change in
    Interest Rates in                                               Net Portfolio Value
   Basis Points ("bp")             Net Portfolio Value             as % of PV of Assets
       (Rate Shock        ------------------------------------    ----------------------
        in Rates)(1)      $ Amount     $ Change       % Change    NPV Ratio       Change
  --------------------    --------     --------       --------    ---------     --------

         +300 bp           $21,591     $(24,027)         (53)%       4.75%      (460) bp
         +200 bp            30,255      (15,363)         (34)        6.49       (286) bp
         +100 bp            38,555       (7,063)         (15)        8.07       (128) bp
            0 bp            45,618          ---          ---         9.35        ---
         -100 bp            50,475        4,858           11        10.18         83  bp
         -200 bp            53,776        8,158           18        10.69        135  bp
         -300 bp            56,963       11,345           25        11.18        183  bp



                                     December 31, 1999
  --------------------------------------------------------------------------------------
        Change in
    Interest Rates in                                               Net Portfolio Value
   Basis Points ("bp")             Net Portfolio Value             as % of PV of Assets
       (Rate Shock        ------------------------------------    ----------------------
        in Rates)(1)      $ Amount     $ Change       % Change    NPV Ratio       Change
  --------------------    --------     --------       --------    ---------     --------


         +300 bp           $41,797     $(29,979)         (42)%       8.40%      (498) bp
         +200 bp            52,208      (19,568)         (27)       10.23       (316) bp
         +100 bp            62,435       (9,341)         (13)       11.92       (147) bp
            0 bp            71,776          ---          ---        13.39        ---
         -100 bp            79,142        7,366           10        14.48        109  bp
         -200 bp            84,484       12,709           18        15.21        182  bp
         -300 bp            88,638       16,862           23        15.74        236  bp


                                           65

                                       December 31, 1998
  --------------------------------------------------------------------------------------
        Change in
    Interest Rates in                                               Net Portfolio Value
   Basis Points ("bp")             Net Portfolio Value             as % of PV of Assets
       (Rate Shock        ------------------------------------    ----------------------
        in Rates)(1)      $ Amount     $ Change       % Change    NPV Ratio       Change
  --------------------    --------     --------       --------    ---------     --------


         +300 bp           $31,509     $(15,656)         (33)%       7.04%      (292) bp
         +200 bp            37,901       (9,264)         (20)        8.29       (167) bp
         +100 bp            43,368       (3,797)          (8)        9.30        (66) bp
            0 bp            47,165          ---          ---         9.96        ---
         -100 bp            48,863        1,698            4        10.20         24  bp
         -200 bp            49,910        2,745            6        10.31         35  bp
         -300 bp            52,273        5,109           11        10.65         69  bp
-----------

(1) Assumes an instantaneous uniform change in interest rates at all maturities.

The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the tables.

FINANCIAL CONDITION AT JUNE 30, 2000 COMPARED TO DECEMBER 31, 1999

Assets totaled $566 million at June 30, 2000, an increase from December 31, 1999 of $21.5 million for an annualized growth rate of 7.9%. This growth occurred in net loans, up $21.9 million from year-end 1999 primarily due to a $16.8 million increase in consumer loans. Loan growth was funded by growth of deposits and a reduction of cash and cash equivalents.

Deposits totaled $392.8 million a June 30, 2000 an increase of $28.2 million or an annualized rate of 15.5% from December 31, 1999. Increases in Public Entity Deposits of $23.4 million, and increases in short-term savings and transaction type accounts of $7 million account for this growth. Total borrowings decreased $8.4 million to $66.5 million, as a result of the utilization of a portion of the proceeds from the stock sale and a reduction of cash, which had been held for Y2K purposes.

Shareholders' equity increased $2.3 million from $96.7 million at December 31, 1999 to $99 million at June 30, 2000. The increase was due to net income for the six months ended June 30, 2000 of $3.1 million and Employee Stock Ownership Plan
(ESOP) shares earned of $152,000. Cash dividends declared of $815,000 and an increase in the unrealized loss on available for sale securities of $103,000 partially offset these increases.

FINANCIAL CONDITION AT DECEMBER 31, 1999 COMPARED TO DECEMBER 31,
1998

GENERAL. Our total assets increased by $75 million, or 16%, to $544.5 million at December 31, 1999 from $469.5 million at December 31, 1998. The increase was mainly due to an increase in net loans of $44.6 million, or 11.2%, an increase in investment securities of $16.8 million, or 66.8%, and an increase in cash for Y2K preparation of $7.8 million, or 69%. These increases were funded primarily by an increase of $22.4 million in borrowed funds and the net proceeds of $49.9 million from our stock offering as part of the Bank's mutual-to-stock conversion.

LOANS. Our net loan portfolio increased from $398.1 million at December 31, 1998 to $442.8 million at December 31, 1999. The increase in the loan portfolio over this time period was due to continued strong loan demand caused by a combination of a strong economy and low interest rates. The loan portfolio increased most in the one- to four-family category, from $264.5 million at December 31, 1998 to $286.6 million at December 31, 1999 and in the RV/Boat loan category from $42.7 million at December 31, 1998 to $58.0 million at December 31, 1999.

SECURITIES. Investment securities amounted to $25.2 million at December 31, 1998 and $42.0 million at December 31, 1999. The increase of $16.8 million, or 66.7%, was primarily due to the investment of a portion of the conversion proceeds.

LIABILITIES. Our total liabilities increased $22.1 million, or 5.2%, to $447.8 million at December 31, 1999 from $425.7 million at December 31, 1998. This increase was due primarily to an increase in borrowed funds of $22.4 million.

STOCKHOLDERS' EQUITY. Stockholders' equity increased $52.9 million from $43.8 million at December 31, 1998 to $96.7 million at December 31, 1999. The increase was primarily due to net proceeds from our stock offering of $49.9 million, stock contributed to the charitable foundation of $2.2 million and net income for 1999 of $846,000. These increases were partially offset by a decrease in the unrealized gains (losses) on securities available for sale of $328,000.

FINANCIAL CONDITION AT DECEMBER 31, 1998 COMPARED TO DECEMBER 31, 1997

GENERAL. Our total assets increased by $10.8 million, or 2.4%, to $469.5 million at December 31, 1998 from $458.7 million at December 31, 1997, despite the sale of $35.1 million of loans during 1998 and the use of a portion of the proceeds from this sale to pay down Federal Home Loan Bank advances.

LOANS. Our net loan portfolio decreased from $399.3 million at December 31, 1997 to $398.1 million at December 31, 1998. The decrease in the loan portfolio over this time period was due to the sale of $35.1 million of one- to four-family fixed-rate long term loans during the year for asset/liability management purposes. Loan origination volume for 1998 exceeded volume for 1997 by $47.3 million.

SECURITIES. Investment securities amounted to $22.5 million at December 31, 1997, and $25.2 million at December 31, 1998. The increase of $2.7 million, or 11.9%, was primarily a result of the reinvestment of some of the proceeds from the loan sales discussed above.

LIABILITIES. Our total liabilities increased $6.7 million, or 1.6%, to $425.7 million at December 31, 1998 from $419.0 million at December 31, 1997. This increase was due primarily to an increase in deposits of $21.1 million, partially due to aggressively marketing our money market accounts. In November 1997, we acquired $14.1 million in deposits and an insignificant amount of loans and other assets as part of an acquisition of a branch facility of another bank in Albany, Indiana. This increase was partially offset by a $13.8 million decrease in borrowed funds, which were paid off through the proceeds from the loan sales.

EQUITY. Total equity amounted to $43.8 million, or 9.3% of total assets, at December 31, 1998 and $39.7 million, or 8.7% of total assets, at December 31, 1997. This increase in equity was due to continued profitable operations.

AVERAGE BALANCES, NET INTEREST INCOME, YIELDS EARNED AND RATES PAID

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are daily average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.


                                                           Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                      1999                            1998                              1997
------------------------------------------------------------------------------------------------------------------------------------

                                           Average    Interest   Average   Average   Interest   Average    Average  Interest Average
                                         Outstanding   Earned/   Yield/  Outstanding  Earned/   Yield/  Outstanding  Earned/  Yield/
                                           Balance      Paid      Rate     Balance     Paid      Rate      Balance    Paid     Rate
                                         -----------  --------  -------- ----------- --------   ------- ----------- -------- -------
 Interest-Earning Assets:
  Interest-bearing deposits.............  $  3,664    $   161   $  4.39%  $  7,330    $  358     4.88%    $ 3,908   $   217    5.55%
  Trading account securities............     1,134         67      5.91        337        20     5.93          603       39    6.47
  Mortgage-backed securities:
     Available-for-sale.................     5,006        323      6.45      4,575       329     7.19        4,498      334    7.43
  Investment securities
     Available-for-sale.................     8,294        470      5.67      7,001       416     5.94        8,164      486    5.95
     Held-to-maturity...................    12,365        733      5.93      9,642       584     6.06        8,995      478    5.31
  Loans receivable......................   422,611     32,739      7.75    399,982    32,488     8.12      389,731   32,242    8.27
  Stock in FHLB of Indianapolis.........     3,926        318      8.10      3,612       279     7.72        3,470      289    8.33
                                         ---------    -------             --------   -------              --------  -------
  Total interest-earning assets(1)......   457,000     34,811      7.62    432,479    34,474     7.97      419,369   34,085    8.13
                                                      -------                        -------                        -------
Non-interest earning assets,
 net of allowance for
 loan losses and unrealized
 gain/loss..............................    40,162                          32,362                          23,849
                                          --------                        --------                        --------
  Total assets..........................  $497,162                        $464,841                        $443,218
                                          ========                        ========                        ========
Interest-Bearing Liabilities:
 Demand and NOW accounts................  $ 54,122        553      1.02   $ 49,646       745     1.50     $ 44,803      719    1.60
 Savings deposits.......................    42,709        853      2.00     41,332     1,038     2.51       40,224    1,114    2.77
 Money market accounts..................    29,299      1,056      3.60     16,442       560     3.41       12,888      391    3.03
 Certificate accounts...................   252,452     13,392      5.30    250,953    14,100     5.62      239,311   13,179    5.51
                                          --------    -------             --------   -------              --------  -------
 Total deposits.........................   378,582     15,854      4.19    358,373    16,443     4.59      337,226   15,403    4.57
 Borrowings.............................    60,620      3,388      5.59     55,234     3,247     5.88       61,491    3,679    5.98
                                          --------    -------             --------   -------              --------  -------
  Total interest-bearing liabilities....   439,202     19,242      4.38    413,607    19,690     4.76      398,717   19,082    4.79
                                                      -------                        -------                        -------
 Other liabilities......................    11,767                           9,115                           8,086
                                          --------                        --------                        --------
  Total liabilities.....................   450,969                         422,722                         406,803
 Stockholders' equity...................    46,193                          42,119                          36,415
                                          --------                        --------                        --------
   Total liabilities and stockholders'
    equity$.............................  $497,162                        $464,841                        $443,218
                                          ========                        ========                        ========

Net earning assets......................  $ 17,798                        $ 18,872                        $ 20,652
                                          ========                        ========                        ========
Net interest income.....................             $15,569                         $14,784                        $15,003
                                                     =======                         =======                        =======
Net interest rate spread................                           3.24%                         3.21%                         3.34%
                                                                 ======                        ======                         =====
Net yield on average
 interest-earning assets................                           3.41%                         3.42%                         3.58%
                                                                 ======                        ======                         =====
Average interest-earning assets to
 average interest-bearing liabilities...    104.05%                         104.56%                         105.18%
                                            ======                          ======                          ======
----------------

(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.


RATE/VOLUME ANALYSIS

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) changes in volume, which are changes in volume multiplied by the old rate, and (2) changes in rate, which are changes in rate multiplied by the old volume. Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.


                                                                      Year Ended December 31,
                                              ---------------------------------------------------------------------
                                                         1999 vs. 1998                       1998 vs. 1997
                                              --------------------------------- -----------------------------------
                                                    Increase                          Increase
                                                   (Decrease)                         (Decrease)
                                                     Due to             Total           Due to             Total
                                              -------------------     Increase  --------------------      Increase
                                                Volume      Rate     (Decrease)    Volume      Rate      (Decrease)
                                              ---------    ------    ----------   --------    ------     ----------
                                                                       (Dollars in Thousands)
Interest-earning assets:
 Interest-bearing deposits..................   $ (164)    $   (33)     $(197)    $   170       $ (29)     $  141
 Trading accounting securities..............       47         ---         47         (16)         (3)        (19)
 Mortgage-backed securities.................       29         (35)        (6)          6         (11)         (5)
 Investment securities:
   Available-for-sale......................        74         (20)        54         (69)         (1)        (70)
   Held-to-maturity.........................      162         (13)       149          36          70         106
 Loans receivable...........................    1,791      (1,540)       251         839        (593)        246
 Stock in FHLB of Indianapolis..............       25          15         40          12         (22)        (10)
                                               ------     -------      -----     -------       -----      ------

   Total interest-earning assets............   $1,964     $(1,626)       338     $   978       $(589)        389
                                               ======     =======      -----     =======       ======     ------

Interest-bearing liabilities:
 Demand and NOW accounts....................   $   62     $  (254)      (192)         75       $ (49)         26
 Savings deposits...........................       36        (309)      (273)         30        (106)        (76)
 Money market accounts......................      462          34        496         117          52         169
 Certificate accounts.......................       83        (703)      (620)        650         271         921
 Borrowings.................................      306        (165)       141        (369)        (63)       (432)
                                               ------     --------     -----     -------     -------      ------

   Total interest-bearing liabilities.......   $  949     $(1,397)      (448)    $   503       $ 105         608
                                              =======     =======      -----    =======       =====        -----

Net interest income.........................                           $ 786                               $(219)
                                                                       =====                               ======


COMPARISON OF RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

Net income was $3.1 million or 57 cents for both basic and diluted earnings per share for the six-month period ended June 30, 2000. This compared to net income for the comparable period in 1999 of $1.9 million. The increase in earnings was primarily due to an increase in net interest income partially offset by an increase in non-interest expenses and income tax expense. The annualized return on average assets was 1.12% and .80% for the six-month period ended June 30, 2000, and 1999, respectively.

Interest income increased $2.7 million, or 16.2%, from $16.7 million for the six months ended June 30, 1999 to $19.4 million for the same period in 2000. Interest expense increased $470,000, or 5.1%, from $9.3 million for the six-months ended June 30, 1999 to $9.7 million the same period in 2000. As a result, net interest income for the six months ended June 30, 2000 increased $2.2 million, or 29.4%, compared to the same period in 1999. The increase in net interest income was due primarily to a $46.3 million increase in the average outstanding balance of loans receivable and a $20.2 million increase in the average outstanding balance of investment securities available for sale. The increase in average loans outstanding was due to increased loan demand. The increase in investment securities available for sale was from proceeds received in conjunction with MUTUALFIRST's stock issuance. Net proceeds of the stock issuance after cost, and excluding the shares issued for the ESOP, were $49.9 million. Also, the net interest rate spread increased to 3.24% for the six months ended June 30, 2000 from 3.22% during the same period in 1999.

MUTUALFIRST's provision for loan losses for the six months ended June 30, 2000 was $324,000, compared to $380,000 for the same period in 1999. Mutual Federal reviews all loans on an individual basis when the loan reaches 90 days past due, at which point they are put on non-accrual status.

Non-interest income increased $400,000, or 30.5%, for the six months ended June 30, 2000 compared to the same period in 1999 primarily due to transaction account growth resulting in an increase in service fee income and commissions of $268,000 and a gain of $25,000 on net trading account activity compared to a trading loss of $75,000 for the six months ended June 30,1999.

Non-interest expense increased $900,000, or 16.1%, for the six months ended June 30, 2000, compared to the same period in 1999. Salaries and employee benefits were $3.7 million for the six months ended June 30, 2000, compared to $3.2 million for the 1999 period, an increase of $500,000, or 15.6%. This increase resulted primarily from $152,000 of compensation expense related to the ESOP, and the additions to staffing for a new in-store branch opened in 1999. In addition, both the commercial and consumer lending staffs were expanded. Other expenses also increased $391,000 for the six months ended June 30, 2000, compared to the same period in 1999. The increase in other expenses resulted from nominal increases in a variety of expense categories. These increases were partially offset by a $58,000 decrease in deposit insurance expense from the six months ended June 30, 2000, compared to the same period in 1999 due to a rate reduction.

Income tax expense increased $605,000 for the six months ended June 30, 2000 compared to the same period in 1999. The increase was a result of increased taxable income for the period.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1999 AND
1998

GENERAL. Net income for year ended December 31, 1999 decreased $3.3 million to $846,000 compared to $4.1 million for the year ended December 31, 1998. The decline in net income was primarily due to a one-time nonrecurring $4.5 million contribution to the Mutual Federal Savings Bank Charitable Foundation, Inc. made in connection with the stock conversion.

NET INTEREST INCOME. Net interest income increased $786,000, or 5.3%, to $15.6 million for 1999 from $14.8 million for 1998 reflecting a $448,000 or 2.3% decrease in interest expense and a $338,000 or 1% increase in interest income. Our interest rate spread increased to 3.24% for 1999 from 3.21% for 1998. In addition, the ratio of average interest earning assets to average interest bearing liabilities decreased to 104.05% for 1999 from 104.56% for 1998.

INTEREST INCOME. The increase in interest income during the year ended December 31, 1999 was due to an increase in the average balance of interest earning assets partially offset by a lower yield. The average balance of the loan portfolio increased $22.6 million or 5.7% to $422.6 million for 1999 from $400 million for 1998 due to continued strong loan demand. The average yield on our loan portfolio decreased from 8.12% in 1998 to 7.75% in 1999 primarily due to continued refinancing activity resulting from lower market rates of interest.

INTEREST EXPENSE. The decrease in interest expense during the year ended December 31, 1999 was primarily due to a reduction in the average rate paid on deposits and borrowed funds from 4.76% in 1998 to 4.38% in 1999. This was partially offset by an increase in the average balances of borrowings and deposits from $413.6 million in 1998 to $439.2 million in 1999.

PROVISION FOR LOAN LOSSES. For the year ended December 31, 1999, the provision for loan losses amounted to $760,000 compared to a provision for loan losses in 1998 of $1.3 million. The decrease was primarily due to a $500,000 provision for loans in litigation in 1998 with no corresponding provision in 1999.

OTHER INCOME. Other income amounted to $2.9 million and $3.4 million for the years ended December 31, 1999 and 1998, respectively. For the year 1999, service charges and fee income was $1.7 million compared to $1.5 million for 1998 representing an increase of $200,000 or 13.3%. This increase was primarily due to higher fees collected as a result of increased volumes in checking account activity. Net gains on loan sales in 1998 were $806,000; there were no loan sales in 1999.

OTHER EXPENSES. Exclusive of the $4.5 million contribution to the foundation, total operating expenses increased to $12.2 million for 1999 compared to $10.8 million for year 1998 representing an increase of $1.4 million or 13%. This increase was primarily attributed to a $1.1 million increase in salaries and employee benefits due to a full year of expense for the employee stock ownership plan in the fourth quarter, an increased bank-wide incentive bonus, increased retirement benefit cost and staff expansion in branches and business banking activity. Additionally, equipment expenses increased to $829,000 for 1999 from $613,000 for 1998 primarily due to a change in the estimated useful life of certain data processing equipment.

INCOME TAX EXPENSE. Income tax expense decreased $1.9 million, or 93.3%, from 1998 to 1999. This variation in income tax expense is directly related to taxable income and the low income housing income tax credits earned during those years. The effective tax rate was 14% and 33.1% for 1999 and 1998, respectively. The effective rate declined in 1999 as compared to 1998 because the low-income housing income tax credits remained relatively constant while the level of income declined. The effective tax rate is expected to increase in future periods.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998 AND
1997

GENERAL. We reported net income of $4.1 million for the years ended December 31, 1998 and 1997.

NET INTEREST INCOME. Net interest income decreased $219,000, or 1.5%, to $14.8 million for 1998 from $15.0 million for 1997, reflecting a $608,000, or 3.2%, increase in interest expense, partially offset by a $389,000, or 1.1%, increase in interest income. Our interest rate spread decreased to 3.21% for 1998 from 3.34% for 1997. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities decreased to 104.6% for 1998 from 105.2% for 1997.

INTEREST INCOME. The increase in interest income during the year ended December 31, 1998 was primarily due to an increase in the average balance of interest-earning assets offset by a lower yield. The average balance of the loan portfolio increased $10.3 million, or 2.6%, to $400.0 million for 1998 from $389.7 for 1997, due to increased loan demand. The average yield earned on our loan portfolio decreased from 8.27% in 1997 to 8.12% in 1998, primarily due to refinancing activity resulting from a general decrease in market rates of interest.

INTEREST EXPENSE. The increase in interest expense during the year ended December 31, 1998 was primarily due to the increase of $21.1 million, or 6.3%, in the average balance of deposits, primarily due to the acquisition of $14.0 million in deposits at the end of 1997. This was partially offset by a decrease in the average balance of borrowings. The average rate paid on deposits increased slightly from 4.57% in 1997 to 4.59% in 1998, due to an increase in the average rate paid on certificate accounts. The average rate paid on borrowings decreased from 5.98% in 1997 to 5.88% in 1998.

PROVISION FOR LOAN LOSSES. For the year ended December 31, 1998, the provision for loan losses amounted to $1.3 million compared to a provision for loan losses in 1997 of $700,000. The increase was primarily due to a $500,000 provision for loans in litigation.

OTHER INCOME. Other income amounted to $3.4 million and $2.1 million for the years ended December 31, 1998 and 1997, respectively. The increase consisted primarily of a $806,000 gain from the sale of mortgage loans in 1998 compared to a $184,000 gain in 1997, as well as a growth in transaction accounts.

OTHER EXPENSES. Other expenses increased $668,000, or 6.6%, to $10.8 million for the year ended December 31, 1998 compared to the year ended December 31, 1997. This increase was primarily due to a $567,000 or 10.2% increase in personnel expenses and a $27,000 or 4.5% increase in occupancy costs resulting from the purchase of a full service branch office late in 1997.

LIQUIDITY AND COMMITMENTS

Mutual Federal is required to maintain minimum levels of investments that qualify as liquid assets under Office of Thrift Supervision regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets at levels above the minimum requirements imposed by Office of Thrift Supervision regulations and above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to ensure that adequate liquidity is maintained. At December 31, 1999, our regulatory liquidity ratio, which is our liquid assets as a percentage of net withdrawable savings deposits with a maturity of one year or less and current borrowings, was 9.93%. As of June 30, 2000, Mutual Federal had liquid assets of $45.9 million and a liquidity ratio of 8.95%.

Our liquidity, represented by cash and cash equivalents, is a product of our operating, investing and financing activities. Our primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. We also generate cash through borrowings. We utilize Federal Home Loan Bank advances to leverage our capital base and provide funds for our lending and investment activities, and to enhance our interest rate risk management.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or U.S. Agency securities. We use our sources of funds primarily to meet our ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, to fund loan commitments and to maintain our portfolio of mortgage-backed securities and investment securities. At December 31, 1999, the total approved loan origination commitments outstanding amounted to $11.0 million. At the same date, the unadvanced portion of construction loans was $4.7 million. At December 31, 1999, unused home equity lines of credit totaled $26.0 million and outstanding letters of credit totaled $3.6 million. As of December 31, 1999, certificates of deposit scheduled to mature in one year or less totaled $158.5 million, and investment and mortgage-backed securities scheduled to mature in one year or less totaled $2.1 million. Based on historical experience, management believes that a significant portion of maturing deposits will remain with us. We anticipate that we will continue to have sufficient funds, through deposits and borrowings, to meet our current commitments.

CAPITAL

Consistent with our goals to operate a sound and profitable financial organization, Mutual Federal actively seeks to remain a "well capitalized" institution in accordance with regulatory standards. Total stockholders' equity of MUTUALFIRST was $96.7 million at December 31, 1999, or 17.76% of total assets on that date. As of December 31, 1999, Mutual Federal exceeded all capital requirements of the Office of Thrift Supervision. Mutual Federal's regulatory capital ratios at December 31, 1999 were as follows: core capital 13.6%; Tier I risk-based capital, 20.7%; and total risk-based capital, 21.7%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0% and 10.0%, respectively.

IMPACT OF ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and hedging activities. The Statement requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statement is effective for our financial statements for all fiscal quarters for the fiscal year ending December 31, 2001. The adoption of this Statement is not expected to have a material impact on our consolidated financial statements.

IMPACT OF INFLATION

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Our primary assets and liabilities are monetary in nature. As a result, interest rates affect our performance more than general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturity structure of our assets and liabilities are critical to the maintenance of acceptable performance levels.

The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Expense items such as employee compensation, employee benefits and occupancy and equipment costs may increase because of inflation. Inflation also may increase the dollar value of the collateral securing loans that we have made. We are unable to determine the extent to which properties securing our loans have appreciated in dollar value due to inflation.

SELECTED QUARTERLY FINANCIAL INFORMATION

The following table sets forth certain quarterly results for the six months ended June 30, 2000 and for the years ended December 31, 1999 and 1998. Earnings per share information for the periods before Mutual Federal's conversion to a stock savings bank on December 29, 1999 is not meaningful and is therefore not provided in the table below.


                                                        Net       Provision                    Earnings Per Share
                            Interest     Interest    Interest     for-Loan       Net      --------------------------    Dividends
        Quarter Ended        Income       Expense     Income       Losses       Income      Basic          Diluted      Per Share
-------------------------- ----------    --------    --------     ---------     ------    ----------     -----------   -----------
                                                            (Dollars in Thousands)
     2000
March                        $ 9,537      $ 4,737     $ 4,800       $  171      $ 1,508      $ 0.28         $ 0.28        $ 0.07
June                           9,884        4,984       4,900          171        1,568        0.29           0.29          0.07
                             -------      -------     -------       ------      -------     -------        -------        ------
         Total               $19,421      $ 9,721     $ 9,700       $  342      $ 3,076      $ 0.57         $ 0.57        $ 0.14
                             =======      =======     =======       ======      =======      ======         ======        ======

    1999
March                        $ 8,247      $ 4,604     $ 3,643       $  190      $   967
June                           8,499        4,647       3,852          190          956
September                      8,570        4,837       3,733          190          951
December                       9,495        5,154       4,341          190       (2,028)
                             -------      -------     -------       ------      -------
         Total               $34,811      $19,242     $15,569       $  760      $   846
                             =======      =======     =======       ======      =======

     1998
March                        $ 8,715      $ 4,960     $ 3,755       $  191      $ 1,096
June                           8,825        5,013       3,812          192        1,135
September                      8,459        4,883       3,576          391        1,057
December                       9,475        4,834       3,641          491          851
                             -------      -------     -------       ------      -------
         Total               $34,474      $19,690     $14,784       $1,265      $ 4,139
                             =======      =======     =======       ======      =======

                             BUSINESS OF MUTUALFIRST

GENERAL

MUTUALFIRST, is a savings and loan holding company which has as its wholly owned subsidiary Mutual Federal Savings Bank. MUTUALFIRST was formed in September 1999 to become the holding company of Mutual Federal in connection with Mutual Federal's conversion from mutual to stock form of organization on December 29, 1999.

At December 31, 1999, we had total assets of $544.5 million, deposits of $364.6 million and stockholders' equity of $96.7 million. Our executive offices are located at 110 E. Charles Street, Muncie, Indiana 47305-2400.

Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences and a variety of consumer loans. We also originate loans secured by commercial and multi-family real estate, commercial business loans and construction loans secured primarily by residential real estate.

Our revenues are derived principally from interest on loans and interest on investments and mortgage-backed securities.

We offer deposit accounts having a wide range of interest rates and terms, which generally include passbook and statement savings accounts, money market deposit accounts, NOW and non-interest bearing checking accounts and certificates of deposit with terms ranging from seven days to 71 months. We solicit deposits in our market areas and we have not accepted brokered deposits.

MARKET AREAS

We are a community-oriented financial institution offering a variety of financial services to meet the needs of the communities we serve. We are headquartered in Muncie, Indiana and have 13 retail offices primarily serving Delaware, Randolph and Kosciusko counties in Indiana. We also originate mortgage loans in contiguous counties and we originate indirect consumer loans throughout Indiana and western Ohio. See "-- Lending Activities -- Consumer and Other Lending."

LENDING ACTIVITIES

GENERAL. Our mortgage loans carry either a fixed or an adjustable rate of interest. Mortgage loans are generally long-term and amortize on a monthly basis with principal and interest due each month. At December 31, 1999, our net loan portfolio totaled $442.8 million, which constituted 81.3% of our total assets.

Mortgage loans up to $240,000 may be approved by individual officers. Any mortgage loan over this amount but not over $300,000 must be approved by the Muncie area committee. Individual loan officers may approve multi-family and commercial real estate loans up to $250,000, with authority up to $500,000 with the approval of two senior officers. Mortgage loans over $300,000, multi-family and commercial real estate loans over $500,000 and any loans, regardless of amount, outside our general guidelines, must be approved by Mutual Federal's board of directors.

At December 31, 1999, the maximum amount which we could lend to any one borrower and the borrower's related entities was approximately $11.2 million. At December 31, 1999, our largest lending relationship to a single borrower or a group of related borrowers consisted of ten loans to a local developer/entrepreneur and related entities totaling $3.8 million. Although the relationship dates back to 1980, 87.4% of the outstanding debt has been originated since June 30, 1998, and consists of refinancing existing debt. The loans are diverse and are secured by apartment complexes, medical facilities and a bank branch, each with independent income streams to support debt service requirements. Each of the loans to this group of borrowers was current and performing in accordance with its terms at December 31, 1999.

The following table presents information concerning the composition of our loan portfolio in dollar amounts and in percentages as of the dates indicated.

                                                                              December 31,
                                            ----------------------------------------------------------------------------------
                                                       1999                       1998                       1997
                                            ----------------------------------------------------------------------------------
                                               Amount       Percent       Amount       Percent       Amount        Percent
                                            ----------------------------------------------------------------------------------
                                                                                  (Dollars in Thousands)
Real Estate Loans:
 One- to four-family.......................  $286,578        63.70%      $264,461         65.42%      $266,971        65.77%
 Multi-family..............................     5,544         1.23          6,282          1.56          7,694         1.90
 Commercial................................    14,559         3.24         10,293          2.54          8,131         2.00
 Construction and development..............    12,470         2.77         11,805          2.92         10,385         2.56
                                             --------       ------       --------        ------       --------       ------
     Total real estate loans...............   319,151        70.94        292,841         72.44        293,181        72.23
                                             --------       ------       --------         -----       --------        -----
Other Loans:
 Consumer Loans:
  Automobile...............................    19,887         4.42         17,820          4.41         19,977         4.92
  Home equity..............................    10,585         2.36         10,253          2.54         11,366         2.80
  Home improvement.........................    14,588         3.24         12,108          2.99         14,485         3.57
  Manufactured housing.....................    12,305         2.74         15,466          3.83         20,017         4.93
  R.V......................................    25,629         5.70         19,100          4.72         14,564         3.59
  Boat.....................................    32,374         7.20         23,608          5.84         21,553         5.31
  Other....................................     4,554         1.01          5,753          1.42          5,585         1.38
                                             --------       ------       --------        ------       --------       ------
     Total consumer loans..................   119,922        26.67        104,108         25.75        107,547        26.50
 Commercial business loans.................    10,764         2.39          7,285          1.81          5,211         1.27
                                             --------       ------       --------        ------       --------       ------
     Total other loans.....................   130,686        29.06        111,393         27.56        112,758        27.77
                                             --------       ------       --------                     --------       ------
 Total loans receivable, gross.............   449,837       100.00%       404,234        100.00%       405,939       100.00%
                                                            ======                       ======                      ======
Less:
 Undisbursed portion of loans..............     4,844                       3,353                        3,998
 Deferred loan fees and costs..............    (1,446)                       (689)                        (440)
 Allowance for losses......................     3,652                       3,424                        3,091
                                             --------                    --------                     --------
 Total loans receivable, net...............  $442,787                    $398,146                     $399,290
                                             ========                    ========                     ========

                                                                     December 31,
                                            ----------------------------------------------------------
                                                         1996                        1995
                                            ----------------------------------------------------------
                                                  Amount       Percent       Amount       Percent
                                            ----------------------------------------------------------
                                                                  (Dollars in Thousands)
Real Estate Loans:
 One- to four-family.......................      $244,518         63.17%       $224,526       63.02%
 Multi-family..............................         9,598          2.48           6,544        1.84
 Commercial................................         7,878          2.03          10,090        2.83
 Construction and development..............        22,040          5.69          17,201        4.83
                                                 --------        ------        --------      ------
     Total real estate loans...............       284,034         73.37         258,361       72.52
                                                 --------        ------        --------      ------
Other Loans:
 Consumer Loans:
  Automobile...............................        20,164          5.21          19,297        5.42
  Home equity..............................        10,885          2.81           9,246        2.59
  Home improvement.........................        12,066          3.12          10,994        3.08
  Manufactured housing.....................        24,933          6.44          29,768        8.36
  R.V......................................        11,503          2.97          10,528        2.96
  Boat.....................................        17,244          4.45          11,721        3.29
  Other....................................         5,676          1.47           6,340        1.78
                                                 --------        ------        --------      ------
     Total consumer loans..................       102,471         26.47          97,894       27.48
 Commercial business loans.................           596          0.16             ---         ---
                                                 --------        ------        --------      ------
     Total other loans.....................       103,067         26.63          97,894       27.48
                                                 --------        ------        --------      ------
 Total loans receivable, gross.............       387,101        100.00%        356,255      100.00%
                                                                 ======                      ======
Less:
 Undisbursed portion of loans..............         6,073                         7,951
 Deferred loan fees and costs..............          (252)                         (188)
 Allowance for losses......................         2,990                         2,754
                                                 --------                      --------
 Total loans receivable, net...............      $378,290                      $345,738
                                                 ========                      ========

                                                                 76

The following table shows the composition of our loan portfolio by fixed- and adjustable-rate at the dates indicated.

                                                                               December 31,
                                            --------------------------------------------------------------------------------
                                                       1999                       1998                       1997
                                            --------------------------------------------------------------------------------
                                               Amount       Percent       Amount       Percent       Amount        Percent
                                            --------------------------------------------------------------------------------
                                                                           (Dollars in Thousands)
Fixed-Rate Loans:
 Real estate:
  One- to four-family......................  $178,033         39.58%     $163,262        40.39%     $141,024       34.74%
  Multi-family.............................     2,270           .50         2,656         0.66         2,485        0.61
  Commercial...............................     6,220          1.38         2,398         0.59         1,447        0.36
  Construction and development.............     5,043          1.12         8,076         2.00         4,108        1.01
                                             --------        ------      --------       ------      --------      ------
     Total real estate loans...............   191,566         42.58       176,392        43.64       149,064       36.72

 Consumer..................................   106,563         23.69        93,855        23.22        96,181       23.70
 Commercial business.......................     3,320           .74         1,972         0.49         4,454        1.09
                                             --------        ------      --------       ------      --------      -------
     Total fixed-rate loans................   301,449         67.01       272,219        67.35       249,699       61.51
                                             --------        ------      --------       ------      --------      ------
Adjustable-Rate Loans:
 Real estate:
  One- to four-family......................   108,545         24.13       101,199        25.03       125,947       31.03
  Multi-family.............................     3,274           .73         3,626         0.90         5,209        1.29
  Commercial...............................     8,339          1.85         7,895         1.95         6,684        1.64
  Construction and development.............     7,427          1.65         3,729         0.92         6,277        1.55
                                             --------        ------      --------       ------      --------      ------
     Total real estate loans...............   127,585         28.36       116,449        28.80       144,117       35.51

 Consumer..................................    13,359          2.97        10,253         2.53        11,366        2.80
 Commercial business.......................     7,444          1.66         5,313         1.32           757        0.18
                                             --------        ------      --------       ------      --------      -------
     Total adjustable-rate loans...........   148,388         32.99       132,015        32.65       156,240       38.49
                                             --------        ------      --------       ------      --------      ------
     Total loans...........................   449,837        100.00%      404,234       100.00%      405,939      100.00%
                                                             ======                     ======                    ======
Less:
 Undisbursed portion of loans..............     4,844                       3,353                      3,998
 Deferred loan fees and costs..............    (1,446)                       (689)                      (440)
 Allowance for loan losses.................     3,652                       3,424                      3,091
                                             --------                    --------                   --------
    Total loans receivable, net............  $442,787                    $398,146                   $399,290
                                             ========                    ========                   ========

                                                                  December 31,
                                           -------------------------------------------------------
                                                        1996                        1995
                                           -------------------------------------------------------
                                                 Amount       Percent       Amount       Percent
                                           -------------------------------------------------------
                                                           (Dollars in Thousands)
Fixed-Rate Loans:
 Real estate:
  One- to four-family......................    $132,095        34.12%      $118,381       33.23%
  Multi-family.............................       3,161         0.82            734        0.21
  Commercial...............................       1,280         0.33          2,030        0.57
  Construction and development.............      11,271         2.91          6,710        1.88
                                               --------       ------       --------      ------
     Total real estate loans...............     147,807        38.18        127,855       35.89

 Consumer..................................      91,586        23.66         88,648       24.88
 Commercial business.......................         596         0.16            ---         ---
                                              ---------       ------       --------      ------
     Total fixed-rate loans................     239,989        62.00        216,503       60.77
                                               --------       ------       --------      ------
Adjustable-Rate Loans:
 Real estate:
  One- to four-family......................     112,423        29.05        106,145       29.79
  Multi-family.............................       6,437         1.66          5,810        1.63
  Commercial...............................       6,598         1.70          8,060        2.26
  Construction and development.............      10,769         2.78         10,491        2.95
                                               --------       ------       --------      ------
     Total real estate loans...............     136,227        35.19        130,506       36.63

 Consumer..................................      10,885         2.81          9,246        2.60
 Commercial business.......................         ---          ---            ---         ---
                                               --------       ------       --------      ------
     Total adjustable-rate loans...........     147,112        38.00        139,752       39.23
                                               --------       ------       --------      ------
     Total loans...........................     387,101       100.00%       356,255      100.00%
                                                              ======                     ======
Less:
 Undisbursed portion of loans..............       6,073                       7,951
 Deferred loan fees and costs..............        (252)                       (188)
 Allowance for loan losses.................       2,990                       2,754
                                               --------                    --------
    Total loans receivable, net............    $378,290                    $345,738
                                               ========                    ========

                                                                 77

The following schedule illustrates the contractual maturity of our loan portfolio at December 31, 1999. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.



                                                          Real Estate
                        -------------------------------------------------------------------------
                                                     Multi-family and             Construction
                           One- to Four-Family          Commercial             and Development(1)
                        ------------------------   --------------------   -----------------------
                                       Weighted                Weighted                Weighted
                                        Average                 Average                 Average
                           Amount        Rate      Amount        Rate         Amount     Rate
                       ---------    -----------   --------    --------       -------   --------
                                                           (Dollars in Thousands)
      Due During
     Years Ending
     December 31,
------------------------

2000(2)................    $  1,082       7.20%    $   858       8.47%        $    80     9.25%
2001...................         678       7.54          69       8.77               2     9.38
2002...................         922       8.18          53       9.13             ---      ---
2003 and 2004..........       5,326       7.40       1,957       8.05              91     8.46
2005 to 2006...........       6,554       7.48       4,746       7.80             284     7.52
2007 to 2021...........     131,846       7.18      12,355       8.25           3,547     7.59
2022 and following.....     140,170       7.29          65       7.25           8,466     7.30
                           --------                -------                    -------
 Total.................    $286,578                $20,103                    $12,470
                           ========                 =======                   =======

                                                         Commercial
                                Consumer                  Business                    Total
                       -------------------------------------------------------------------------------
                                        Weighted                 Weighted                   Weighted
                                        Average                   Average                    Average
                           Amount         Rate       Amount        Rate         Amount        Rate
                        ----------     ----------   --------     ---------     ---------   -----------
      Due During
     Years Ending
     December 31,
-----------------------

2000(2)................    6,439           9.65%   $  4,588        9.23%       $ 13,047         9.22%
2001...................    3,474           9.30          78        9.11           4,301         9.01
2002...................    7,404           8.90       2,650        8.64          11,029         8.78
2003 and 2004..........   22,367           8.71         906        8.54          30,647         8.44
2005 to 2006...........   11,584           9.52       2,155        8.74          25,323         8.58
2007 to 2021...........   68,531(2)        9.01         387        8.69         216,666         7.83
2022 and following.....      123           9.99         ---         ---         148,824         7.29
                        --------                    -------                    --------
 Total................. $119,922                    $10,764                    $449,837
                        ========                    =======                    ========

---------------

(1) Once the construction phase has been completed, these loans will automatically convert to permanent financing.
(2)  Includes demand loans, loans having no stated maturity and overdraft loans.

The total amount of loans due after December 31, 2000 which have predetermined interest rates is $296.7 million, while the total amount of loans due after such date which have floating or adjustable interest rates is $140.1 million.

ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LENDING. We focus our lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied, one- to four-family residences in our market areas. At December 31, 1999, one- to four-family residential mortgage loans totaled $286.6 million, or 63.7% of our gross loan portfolio.

We generally underwrite our one- to four-family loans based on the applicant's employment and credit history and the appraised value of the subject property. Presently, we lend up to 100% of the lesser of the appraised value or purchase price for one- to four-family residential loans. For loans with a loan-to-value ratio in excess of 80%, we generally require private mortgage insurance in order to reduce our exposure to below 80%. Properties securing our one- to four-family loans are appraised by independent state licensed fee appraisers approved by Mutual Federal's board of directors. We require borrowers to obtain title and hazard insurance, and flood insurance, if necessary, in an amount not less than the value of the property improvements.

We originate one- to four-family mortgage loans on either a fixed- or adjustable-rate basis, as consumer demand dictates. Our pricing strategy for mortgage loans includes setting interest rates that are competitive with Freddie Mac and other local financial institutions, and consistent with our internal needs. Adjustable-rate mortgage, or ARM, loans are offered with a six-month, one-year, three-year, five-year or seven-year term to the initial repricing date. After the initial period, the interest rate for each ARM loan adjusts consistently with the initial term for the six-month, one-year and three-year terms, respectively, and annually for the five-year and seven-year terms, for the remainder of the term of the loan. We use the weekly average of the appropriate term Treasury Bill Constant Maturity Index to reprice our ARM loans. During fiscal 1999, we originated $23 million of one- to four-family ARM loans and $48.3 million of one- to four-family fixed rate mortgage loans. Also during 1999, we bought $3.3 million of one- to four- family ARM loans that conform to our underwriting standards to help reduce our interest rate risk exposure. During fiscal 1998, we originated $19.8 million of one- to four-family ARM loans, and $96.7 million of one- to four-family fixed-rate mortgage loans.

Fixed-rate loans secured by one- to four-family residences have contractual maturities of up to 30 years, and are generally fully amortizing, with payments due monthly. These loans normally remain outstanding, however, for a substantially shorter period of time because of refinancing and other prepayments. A significant change in interest rates could alter considerably the average life of a residential loan in our portfolio. Our one- to four-family loans are generally not assumable, do not contain prepayment penalties and do not permit negative amortization of principal. Most are written using underwriting guidelines which make them saleable in the secondary market. Our real estate loans generally contain a "due on sale" clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property.

Our one- to four-family residential ARM loans are fully amortizing loans with contractual maturities of up to 30 years, with payments due monthly. Our ARM loans generally provide for specified minimum and maximum interest rates, with a lifetime cap and floor, and a periodic adjustment on the interest rate over the rate in effect on the date of origination. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as is our cost of funds. We offer a one-year ARM loan that is convertible into a fixed-rate loan. When these loans convert, they are usually sold in the secondary market.

In order to remain competitive in our market areas, we originate ARM loans at initial rates below the fully indexed rate.

ARM loans generally pose different credit risks than fixed-rate loans, primarily because as interest rates rise, the borrower's payment rises, increasing the potential for default. We have not experienced difficulty with the payment history for these loans. See "-- Asset Quality -- Non-performing Assets" and "-- Classified Assets." At December 31, 1999, our one- to four-family ARM loan portfolio totaled $178 million, or 39.6% of our gross loan portfolio. At that date, the fixed-rate one- to four-family mortgage loan portfolio totaled $108.6 million, or 24.1% of our gross loan portfolio.

MULTI-FAMILY AND COMMERCIAL REAL ESTATE LENDING. We offer a variety of multi-family and commercial real estate loans. These loans are secured primarily by multi-family dwellings, small retail establishments, churches and small office buildings located in our market areas. At December 31, 1999, multi-family and commercial real estate loans totaled $20.1 million, or 4.5% of our gross loan portfolio.

Our loans secured by multi-family and commercial real estate are originated with either a fixed or adjustable interest rate. The interest rate on adjustable-rate loans is based on a variety of indices, generally determined through negotiation with the borrower. Loan-to-value ratios on our multi-family and commercial real estate loans typically do not exceed 80% of the appraised value of the property securing the loan. These loans typically require monthly payments, may not be fully amortizing and have maximum maturities of 20 years.

Loans secured by multi-family and commercial real estate are underwritten based on the income producing potential of the property and the financial strength of the borrower. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. We generally require personal guarantees of the borrowers in addition to the security property as collateral for such loans. We also generally require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing multi-family and commercial real estate loans are performed by independent state licensed fee appraisers approved by Mutual Federal's board of directors. See "-- Loan Originations, Purchases, Sales and Repayments."

We generally do not maintain a tax or insurance escrow account for loans secured by multi-family and commercial real estate. In order to monitor the adequacy of cash flows on income-producing properties, the borrower is requested or required to provide periodic financial information.

Loans secured by multi-family and commercial real estate are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Multi-family and commercial real estate loans typically involve large balances to single borrowers or groups of related borrowers. Because payments on loans secured by multi-family and commercial real estate are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower's ability to repay the loan may be impaired. See "-- Asset Quality -- Non-performing Assets."

CONSTRUCTION AND DEVELOPMENT LENDING. We originate construction loans primarily secured by existing residential building lots. We make construction loans to builders and to individuals for the construction of their residences. Substantially all of these loans are secured by properties located within our market areas. At December 31, 1999, we had $12.5 million in construction and development loans outstanding, representing 2.8% of our gross loan portfolio.

Construction and development loans are obtained through continued business with builders who have previously borrowed from us, from walk-in customers and through referrals from realtors and architects. The application process includes submission of accurate plans, specifications and costs of the project to be constructed. These items are used to determine the appraised value of the subject property. Loans are based on the lesser of the current appraised value and/or the cost of construction, including the land and the building. We generally conduct regular inspections of the construction project being financed.

Construction loans for one- to four-family homes are generally granted with a construction period of up to one year. During the construction phase, the borrower generally pays interest only on a monthly basis. Loans to individuals for the construction of their residences are construction/permanent loans, which automatically convert to a long term mortgage consistent with our one- to four-family residential loan products. Loan-to-value ratios on our construction and development loans typically do not exceed 80% of the appraised value of the project on an as completed basis. Single family construction loans with loan-to-value ratios over 80% require private mortgage insurance.

Because of the uncertainties inherent in estimating construction and development costs and the market for the project upon completion, it is difficult to evaluate accurately the total loan funds required to complete a project, the related loan-to-value ratios and the likelihood of ultimate success of the project. These loans also involve many of the same risks discussed above regarding multi-family and commercial real estate loans and tend to be more sensitive to general economic conditions than many other types of loans. In addition, payment of interest from loan proceeds can make it difficult to monitor the progress of a project.

CONSUMER AND OTHER LENDING. Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates, and carry higher rates of interest than one- to four-family residential mortgage loans. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our customer base by increasing the number of customer relationships and providing cross-marketing opportunities. At December 31, 1999, our consumer loan portfolio totaled $119.9 million, or 26.7% of our gross loan portfolio. We offer a variety of secured consumer loans, including home equity loans and lines of credit, home improvement loans, auto loans, boat and recreational vehicle loans, manufactured housing loans and loans secured by savings deposits. We also offer a limited amount of unsecured loans. We originate our consumer loans both in our market areas and throughout Indiana and western Ohio.

At December 31, 1999, our home equity loans, including lines of credit, and home improvement loans totaled $25.2 million, or 5.6% of our gross loan portfolio. These loans may be originated in amounts, together with the amount of the existing first mortgage, of up to 100% of the value of the property securing the loan. The term to maturity on our home equity and home improvement loans may be up to 15 years. Home equity lines of credit have a maximum term to maturity of 20 years and require the payment of 2% of the outstanding loan balance per month, which amount may be reborrowed at any time. Other consumer loan terms vary according to the type of collateral, length of contract and creditworthiness of the borrower.

We directly and indirectly originate auto loans, boat and recreational vehicle loans and manufactured housing loans. We generally buy indirect auto loans on a rate basis, paying the dealer a cash payment for loans with an interest rate in excess of the rate we require. This premium is amortized over the remaining life of the loan. Any prepayments or delinquencies are charged to future amounts owed to that dealer, with no dealer reserve or other guarantee of payment if the dealer stops doing business with us.

We underwrite indirect auto loans using the Fair-Isaacs credit scoring system. We have experienced some difficulty in building the volume of our indirect auto loan portfolio due to our willingness to accept only the more qualified buyers based on our scoring. We also directly originate auto loans through bank personnel. These loans are underwritten more traditionally, with a review of the borrower's employment and credit history and an assessment of the borrower's ability to repay the loan.

At December 31, 1999, auto loans totaled $19.9 million, or 4.4% of our gross loan portfolio. Auto loans may be written for up to six years and usually have fixed rates of interest. Loan to value ratios are up to 100% of the sale price for new autos and 110% of value on used cars, based on valuation from official used car guides.

Our boat and recreational vehicle loans are generally originated on an indirect basis. We utilize an independent company to market our loan products and help service and collect our boat and RV loans, keeping down our marketing, collection and related personnel costs. We pay a fee based on a percentage of the loan amounts originated through this company as well as monthly service fees, for these services. We pay dealers a premium for each loan based on the interest rate charged on each loan. We amortize this premium, which is usually significantly smaller than the premium we pay dealers for our indirect auto loans, over the estimated life of each loan.

For our two largest boat and RV dealers, we pay for each loan on a rate basis, just as with our indirect auto loans. With these two dealers, however, we pay only a portion of the cash payment due, holding back a reserve in a Mutual Federal savings account. This dealer holdback is released to the dealer pro-rata over the life of the loan.

We underwrite indirect boat and RV loans using the Fair-Isaacs credit scoring system and, as with our indirect auto loans, tend to accept only the more qualified buyers based on our scoring.

Loans for boats and recreational vehicles totaled $58 million at December 31, 1999, or 12.9% of our gross loan portfolio. This has been the fastest growing portion of our consumer loan portfolio over the past five years. We will finance up to 100% of the purchase price for a new recreational vehicle and 95% for a new boat. The maximum loan to value ratio is 100% for used recreational vehicles and 95% for boats. Values are based on the applicable official used vehicle guides. The term to maturity for these types of loans is up to 10 years for used boats and recreational vehicles and up to 15 years for new boats and recreational vehicles. These loans are generally written with fixed rates of interest.

At December 31, 1999, manufactured housing loans totaled $12.3 million, or 2.7% of our gross loan portfolio. This amount has decreased significantly over the last five years, due to increased competition and regulatory restrictions. Manufactured housing loans are offered at fixed or adjustable rates of interest for terms up to 25 years, and at a maximum loan to value ratio of 95%.

Consumer loans may entail greater risk than one- to four-family residential mortgage loans, especially consumer loans secured by rapidly depreciable assets, such as automobiles, boats and recreational vehicles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower's continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

COMMERCIAL BUSINESS LENDING. At December 31, 1999, commercial business loans totaled $10.8 million, or 2.4% of our gross loan portfolio. Most of our commercial business loans have been extended to finance local businesses and include short term loans to finance machinery and equipment purchases, inventory and accounts receivable. Commercial business loans also involve the extension of revolving credit for a combination of equipment acquisitions and working capital needs and agricultural purposes such as seed, farm equipment and livestock.

The terms of loans extended on the security of machinery and equipment are based on the projected useful life of the machinery and equipment, generally not to exceed seven years. Lines of credit generally are available to borrowers for up to 13 months, and may be renewed by us. We issue a few standby letters of credit which are offered at competitive rates and terms and are generally on a secured basis. We are attempting to expand our volume of commercial business loans.

Our commercial business lending policy includes credit file documentation and analysis of the borrower's background, capacity to repay the loan, the adequacy of the borrower's capital and collateral as well as an evaluation of other conditions affecting the borrower. Analysis of the borrower's past, present and future cash flows also is an important aspect of our credit analysis. We generally obtain personal guarantees on our commercial business loans. Nonetheless, these loans are believed to carry higher credit risk than traditional single family loans.

Unlike residential mortgage loans, commercial business loans are typically made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may substantially depend on the success of the business itself (which, in turn, often depends in part upon general economic conditions). Our commercial business loans are usually, but not always, secured by business assets. However, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

LOAN ORIGINATIONS, PURCHASES, SALES AND REPAYMENTS

We originate loans through referrals from real estate brokers and builders, our marketing efforts, and our existing and walk-in customers. We also originate many of our consumer loans through relationships with dealerships. While we originate both adjustable-rate and fixed-rate loans, our ability to originate loans depends upon customer demand for loans in our market areas. Demand is affected by local competition and the interest rate environment. During the last several years, due to low market interest rates, our dollar volume of fixed-rate, one- to four-family loans has exceeded the dollar volume of the same type of adjustable-rate loans. From time to time, we sell fixed rate, one- to four-family residential loans. We have also, on a very limited basis, purchased one- to four-family residential and commercial real estate loans. Furthermore, during the past few years, we, like many other financial institutions, have experienced significant prepayments on loans due to the low interest rate environment prevailing in the United States.

In periods of economic uncertainty, the ability of financial institutions, including us, to originate or purchase large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in interest income.

The following table shows our loan origination, purchase, sale and repayment activities for the years indicated.


                                                           Year Ended December 31,
                                                   ---------------------------------------
                                                      1999            1998         1997
                                                   -----------     ----------   ----------
                                                           (Dollars in Thousands)
Originations by type:
 Adjustable rate:
  Real estate - one- to four-family..............    $ 23,002      $ 19,835      $ 29,502
               - multi-family....................          37         1,051            29
               - commercial......................       3,008         2,701           657
               - construction or development.....       8,710         4,160         7,389
  Non-real estate - consumer.....................         ---           ---           ---
                      - commercial business......         611         3,003         1,106
                                                     --------      --------      --------
         Total adjustable-rate...................      35,368        30,750        38,683
                                                     --------      --------      --------
 Fixed rate:
  Real estate - one- to four-family..............      48,307        96,672        39,223
               - multi-family....................         ---           514           ---
               - commercial......................       4,032         1,240           ---
               - construction or development.....       8,486         7,297         6,857
  Non-real estate - consumer.....................      47,925        32,492        34,730
                      - commercial business......         491           810         2,992
                                                     --------      --------      --------
         Total fixed-rate........................     109,241       139,025        83,802
                                                     --------      --------      --------
         Total loans originated..................     144,609       169,775       122,485
                                                     --------      --------      --------

Purchases:
  Real estate - one- to four-family..............       3,324           ---           ---
               - multi-family....................         ---           ---           ---
               - commercial......................         ---           325           334
               - construction or development.....         ---           ---           ---
  Non-real estate - consumer.....................         ---           ---           ---
                      - commercial business......         ---           ---           ---
                                                     --------      --------      --------
         Total loans purchased...................       3,324           325           334
                                                     --------      --------      --------

Sales and Repayments:
Sales:
  Real estate - one- to four-family..............         ---        35,123         5,753
               - multi-family....................         ---           ---           ---
               - commercial......................         ---           ---           ---
               - construction or development.....         ---           ---           ---
 Non-real estate - consumer......................         ---           ---           ---
                     - commercial business.......         ---           ---           ---
                                                     --------      --------      --------
         Total loans sold........................         ---        35,123         5,753
Principal repayments.............................     100,480       135,909       102,867
                                                     --------      --------      --------
         Total reductions........................     100,480       171,032       108,620
Increase (decrease) in other items, net..........      (1,850)         (773)        4,639
                                                     --------      --------      --------
         Net increase (decrease).................    $ 45,603      $ (1,705)     $ 18,838
                                                     ========      ========      ========


ASSET QUALITY

When a borrower fails to make a payment on a mortgage loan on or before the default date, a late charge notice is mailed 16 days after the due date. When the loan is 31 days past due (16 days for an ARM), we mail a delinquency notice to the borrower. All delinquent accounts are reviewed by a collector, who attempts to cure the delinquency by contacting the borrower once the loan is 30 days past due. If the loan becomes 60 days delinquent, the collector will generally contact the borrower by phone or send a letter to the borrower in order to identify the reason for the delinquency. Once the loan becomes 90 days delinquent, the borrower is asked to pay the delinquent amount in full, or establish an acceptable repayment plan to bring the loan current. Between 100 and 120 days delinquent a drive- by inspection is made. If the account becomes 120 days delinquent, and an acceptable repayment plan has not been agreed upon, a collection officer will generally refer the account to legal counsel, with instructions to prepare a notice of intent to foreclose. The notice of intent to foreclose allows the borrower up to 30 days to bring the account current. During this 30 day period, the collector may accept a written repayment plan from the borrower which would bring the account current within the next 90 days. If the loan becomes 150 days delinquent and an acceptable repayment plan has not been agreed upon, the collection officer will turn over the account to our legal counsel with instructions to initiate foreclosure.

For consumer loans, a similar process is followed, with the initial written contact being made once the loan is 16 days past due. Follow-up contacts are generally made faster than under the mortgage loan procedure.

DELINQUENT LOANS. The following table sets forth, as of December 31, 1999, our loans delinquent 60 - 89 days by type, number, amount and percentage of type.


                                           Loans Delinquent For:
                                    --------------------------------------
                                                 60-89 Days
                                    --------------------------------------
                                                                 Percent
                                                                 of Loan
                                        Number      Amount       Category
                                    --------------------------------------
                                            (Dollars in Thousands)
Real Estate:
  One- to four-family...............        7       $173          .06%
  Multi-family......................      ---        ---           ---
  Commercial........................      ---        ---           ---
  Construction and
   development......................      ---        ---           ---

Consumer............................       65        616           .51
Commercial business.................      ---        ---           ---
                                        -----       ----         -----

     Total..........................       72       $789           .18%
                                        =====       ====         =====

NON-PERFORMING ASSETS. The table below sets forth the amounts and categories of non-performing assets in our loan portfolio at the dates indicated. Loans are placed on non-accrual status when the loan becomes more than 90 days delinquent. At all dates presented, we had no troubled debt restructurings which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates. Foreclosed assets owned include assets acquired in settlement of loans.


                                                                                 December 31,
                                                      ---------------------------------------------------------------------
                                                          1999         1998          1997         1996          1995
                                                      ---------------------------------------------------------------------
                                                                            (Dollars in Thousands)
Non-accruing loans:
  One- to four-family................................    $   385      $   500       $   243      $   558       $   625
  Multi-family.......................................        ---          ---           ---          ---            19
  Commercial real estate.............................        ---           31           108          471           943
  Construction and development.......................        ---          ---           ---          ---           ---
  Consumer...........................................        368          485           331          ---           ---
  Commercial business................................        ---          ---           ---          ---           ---
                                                         -------      -------       -------      -------       -------
     Total...........................................        753        1,016           682        1,029         1,587
                                                         -------      -------       -------      -------       -------

Accruing loans delinquent 90 days or more:
  One- to four-family................................         16           88            27            8            13
  Multi-family.......................................        ---          ---           ---          ---           ---
  Commercial real estate.............................         12          ---           ---          ---           ---
  Construction and development.......................        ---          ---           ---          ---           ---
  Consumer...........................................        ---           10            51          507           525
  Commercial business................................        ---          ---           ---          ---           ---
                                                         -------      -------       -------      -------       -------
     Total...........................................         28           98            78          515           538
                                                         -------      -------       -------      -------       -------
     Total nonperfoming loans........................        781        1,114           760        1,544         2,125
                                                         -------      -------       -------      -------       -------


Foreclosed assets:
  One- to four-family................................        304           46            83           20            28
  Multi-family.......................................        ---          ---           ---          ---           ---
  Commercial real estate.............................        425          ---         1,498          ---           ---
  Construction and development.......................        ---          ---           ---          ---           ---
  Consumer...........................................        122          223           486          561           232
  Commercial business................................        ---          ---           ---          ---           ---
                                                         -------      -------       -------      -------       -------
     Total...........................................        851          269         2,067          581           260
                                                         -------      -------       -------      -------       -------

Total non-performing assets..........................    $ 1,632      $ 1,383       $ 2,827      $ 2,125       $ 2,385
                                                         =======      =======       =======      =======       =======
Total as a percentage of total assets................       0.30%        0.29%         0.62%        0.49%         0.59%
                                                            ====        =====         =====        =====         =====

For the year ended December 31, 1999, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $33,500. No amount was included in interest income on these loans for the year ended December 31, 1999.

At December 31, 1997, foreclosed commercial real estate consisted of two properties acquired during 1997 from a troubled debtor. The properties, comprised of a 50 unit apartment building and a food pantry, were sold in 1998.

At December 31, 1999, foreclosed commercial real estate consisted of one property acquired in the last half of the year from a troubled debtor. The property, an office building in Muncie, is currently being offered for sale. In addition, three residential properties acquired in 1999 from troubled debtors, one with a book value of $210,000, were being offered for sale.

OTHER LOANS OF CONCERN. In addition to the non-performing assets set forth in the table above, as of December 31, 1999, there was an aggregate of $1.3 million in loans with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the abilities of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories. These loans have been considered in management's determination of the adequacy of our allowance for loan losses.

Included in the $1.3 million above are several residential mortgage loans which were obtained from a mortgage broker in 1998. In July 1998, the broker filed for bankruptcy. Shortly before that, we discovered that there were documentation problems with these loans.

On four of these loans, totaling approximately $759,000, the broker failed to pay off and secure a release of the original mortgage loans we refinanced. As a result, none of these loans was fully performing because the borrowers refused to make double loan payments to satisfy both our loan and the loan they thought they had refinanced. We have since bought out the first lien position for two of these loans.

A fifth loan, totaling approximately $157,000, had a similar issue, but we have been informed that the broker subsequently paid sufficient funds to satisfy the prior lienholder's balance, although the prior lien has not yet been released. This loan was current as of December 31, 1999.

The two other loans at issue, totaling approximately $793,000, were both current as of December 31, 1999. On one, our lien position is currently behind that of three other financial institutions. On the other, the mortgage broker failed to assign the mortgage to us.

We are working with two other lenders, in similar situations with the mortgage broker, in order to obtain a release of assets from the bankruptcy trustee. In addition, we have filed a claim with our insurance carrier, although to date the carrier has denied coverage.

This situation has been considered in determining our allowance for loan losses. A portion of the provision in 1998 was attributable to these loans, and two loans, totaling $346,000, were charged-off during 1998. Based on the information available, significant additional losses are not anticipated at this time. Changes in circumstances or adverse actions by the bankruptcy court could, however, result in additional losses.

CLASSIFIED ASSETS. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of Thrift Supervision to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management and approved by the board of directors. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision and the FDIC, which may order the establishment of additional general or specific loss allowances.

In connection with the filing of Mutual Federal's periodic reports with the Office of Thrift Supervision and in accordance with our classification of assets policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review, at December 31, 1999, we had classified $1.9 million of Mutual Federal's assets as substandard, $913,000 as doubtful and $90,000 as loss. The total amount classified represented 3% of our equity capital and .5% of our assets at December 31, 1999.

PROVISION FOR LOAN LOSSES. We recorded a provision for loan losses during the year ended December 31, 1999 of $760,000, compared to $1.3 million for the year ended December 31, 1998 and $700,000 for the year ended December 31, 1997. The provision for loan losses is charged to income to bring our allowance for loan losses to a level deemed appropriate by management based on the factors discussed below under "-- Allowance for Loan Losses." The provision for loan losses during the year ended December 31, 1999 was based on management's review of such factors which indicated that the allowance for loan losses was adequate to cover losses inherent in the loan portfolio as of December 31, 1999.

ALLOWANCE FOR LOAN LOSSES. We maintain an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the estimated losses inherent in the loan portfolio. Our methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance, specific allowances for identified problem loans and portfolio segments and the unallocated allowance. In addition, the allowance incorporates the results of measuring impaired loans as provided in SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans.

The formula allowance is calculated by applying loss factors to outstanding loans based on the internal risk evaluation of such loans or pools of loans. Changes in risk evaluations of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based on our historical loss experience as well as on significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date.

The appropriateness of the allowance is reviewed by management based upon its evaluation of then-existing economic and business conditions affecting our key lending areas and other conditions, such as credit quality trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan. Senior management reviews these conditions quarterly in discussions with our senior credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the loss related to this condition is reflected in the unallocated allowance. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments.

The allowance for loan losses is based on estimates of losses inherent in the loan portfolio. Actual losses can vary significantly from the estimated amounts. Our methodology as described permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management's judgment, significant factors which affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the estimated losses inherent in the loan portfolio on a quarterly basis, we are able to adjust specific and inherent loss estimates based upon any more recent information that has become available. Due to the loss of more than 1,800 manufacturing jobs in the local community during recent years and the increase in higher risk loans, like consumer and commercial loans, as a percentage of total loans, management has concluded that our allowance for loan losses should be greater than historical loss experience would otherwise indicate.

At December 31, 1999, our allowance for loan losses was $3.7 million, or .82% of the total loan portfolio, and approximately 468% of total non-performing loans. Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that are susceptible to significant change. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb reasonable estimated loan losses inherent in our loan portfolio.

The following table sets forth an analysis of our allowance for loan losses.


                                                                       Year Ended December 31,
                                             ------------------------------------------------------------------------
                                                  1999           1998           1997            1996           1995
                                             ------------------------------------------------------------------------
                                                                        (Dollars in Thousands)
Balance at beginning of period..............    $ 3,424         $3,091         $2,990         $2,754          $2,430
                                                -------         ------         ------         ------          ------

Charge-offs:
  One- to four-family.......................         63            446              3             30              67
  Multi-family..............................        ---             38            ---            ---             ---
  Commercial real estate....................        167             43            237            ---             180
  Construction and development..............        ---            ---            ---            ---             ---
  Consumer..................................        421            511            450            353             242
  Commercial business.......................        ---           ---            ---             ---             ---
                                                -------         ------         ------         ------          ------
                                                    651          1,038            690            383             489
                                                -------         ------         ------         ------          ------

Recoveries:
  One- to four-family.......................         81             40             47              6              32
  Multi-family..............................        ---            ---            ---            ---             ---
  Commercial real estate....................          7            ---            ---            ---              96
  Construction and development..............        ---            ---            ---            ---             ---
  Consumer..................................         31             66             44             43              35
  Commercial business.......................        ---            ---            ---            ---             ---
                                                -------         ------         ------         ------          ------
                                                    119            106             91             49             163
                                                -------         ------         ------         ------          ------

Net charge-offs.............................        532            932            599            334             326
Provisions charged to operations............        760          1,265            700            570             650
                                                -------         ------         ------         ------          ------
Balance at end of period....................    $ 3,652         $3,424         $3,091         $2,990          $2,754
                                                =======         ======         ======         ======          ======

Ratio of net charge-offs during the period
 to average loans outstanding during the
 period.....................................       0.13%          0.23%          0.15%          0.09%           0.10%
                                                =======         ======         ======         =====           ======

Allowance as a percentage of
 non-performing loans.......................     467.61%        307.36%        406.71%        193.65%         129.60%
                                                =======         ======         ======         ======          ======

Allowance as a percentage of total loans
 (end of period)............................       0.82%          0.85%          0.77%          0.78%           0.79%
                                                =======         ======         ======         ======          ======


The distribution of our allowance for loan losses at the dates indicated is summarized as follows:

                                                                        December 31,
                               -----------------------------------------------------------------------------------------------------
                                             1999                             1998                               1997
                               -----------------------------------------------------------------------------------------------------
                                                      Percent                           Percent                            Percent
                                                      of Loans                          of Loans                           of Loans
                                             Loan     in Each                  Loan     in Each                   Loan     in Each
                               Amount of   Amounts    Category   Amount of   Amounts    Category   Amount of    Amounts    Category
                               Loan Loss      by      to Total   Loan Loss      by      to Total   Loan Loss       by      to Total
                               Allowance   Category    Loans     Allowance   Category    Loans     Allowance    Category    Loans
                               ---------   --------    -----     ---------   --------    -----     ---------    --------    -----
                                                                    (Dollars in  Thousands)

One- to four-family.......       $1,038    $286,578     63.70%     $1,181    $264,461     65.42     $   583     $266,971     65.77
Multi-family..............           55       5,544      1.23          57       6,282      1.56         275        7,694      1.90
Commercial real estate....          300      14,559      3.24         174      10,293      2.54         234        8,131      2.00
Construction or                                                        59
  development.............           62      12,470      2.77                  11,805      2.92          52       10,385      2.56
Consumer..................        1,647     119,922     26.67       1,535     104,108     25.75       1,480      107,547     26.50
Commercial business.......          215      10,764      2.39         146       7,285      1.81         104        5,211      1.27
Unallocated...............          335         ---       ---         272         ---       ---         363          ---       ---
                                 ------    --------    ------      ------    --------    ------      ------     --------    =-----
     Total................       $3,652    $449,837    100.00%     $3,424    $404,234    100.00%     $3,091     $405,939    100.00%
                                 ======    ========    ======      ======    ========    ======      ======     ========    =======

                                                            December 31,
                               -------------------------------------------------------------------
                                              1996                             1995
                               -------------------------------------------------------------------
                                                       Percent                           Percent
                                                       of Loans                          of Loans
                                              Loan     in Each                  Loan     in Each
                                Amount of   Amounts    Category   Amount of   Amounts    Category
                                Loan Loss      by      to Total   Loan Loss      by      to Total
                                Allowance   Category    Loans     Allowance   Category    Loans
                                ---------   --------    -----     ---------   --------    -----
                                                           (Dollars in Thousands)

One- to four-family.......        $  683    $244,518     63.17%    $  674     $224,526     63.02%
Multi-family..............           363       9,598      2.48        253        6,544      1.84
Commercial real estate....           282       7,878      2.03        558       10,090      2.83
Construction or
  development.............           110      22,040      5.69         86       17,201      4.83
Consumer..................         1,367     102,471     26.47      1,094       97,894     27.48
Commercial business.......            12         596      0.16        ---          ---       ---
Unallocated...............           173         ---       ---         89          ---       ---
                                  ------    --------    ------     ------     --------    ------
     Total................        $2,990    $387,101    100.00%    $2,754     $356,255    100.00%
                                  ======    ========    ======     ======     ========    ======

INVESTMENT ACTIVITIES

Federally chartered savings institutions may invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, including callable agency securities, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions also may invest in investment grade commercial paper and corporate debt securities and mutual funds the assets of which conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. See "- How We Are Regulated - Mutual Federal" and "- Qualified Thrift Lender Test" for a discussion of additional restrictions on our investment activities.

The Chief Financial Officer has the basic responsibility for the management of our investment portfolio, subject to the direction and guidance of the asset and liability management committee. The Chief Financial Officer considers various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

The general objectives of our investment portfolio are to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. See "MUTUALFIRST's Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk".

Our investment securities currently consist of U.S. Government and Agency securities, mortgage-backed securities, marketable equity securities (which consist of shares in mutual funds that invest in government obligations, corporate obligations and mortgage-backed securities) and corporate obligations. See Note 4 of the Notes to MUTUALFIRST's Consolidated Financial Statements. Our mortgage-backed securities portfolio currently consists of securities issued under government-sponsored agency programs.

While mortgage-backed securities carry a reduced credit risk as compared to whole loans, these securities remain subject to the risk that a fluctuating interest rate environment, along with other factors like the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of the mortgage loans and affect both the prepayment speed and value of the securities.

At times over the past several years, we also have maintained a trading portfolio of U.S. Government securities. Our trading portfolio totaled $1.2 million at December 31, 1999. We are permitted by the board of directors to have a portfolio of up to $5.0 million, and to trade up to $2.0 million in these securities at any one time. See Note 4 of the Notes to MUTUALFIRST's Consolidated Financial Statements.

Mutual Federal has investments in four separate Indiana limited partnerships that were organized to construct, own and operate three multi-unit apartment complexes in the Indianapolis area and one in Findley, Ohio (the Pedcor Projects). The general partner in each of these Pedcor Projects is Pedcor Investments. We have no financial or other relationships with Pedcor Investments. The three Indianapolis area Pedcor Projects, which are operated as multi-family, low and moderate-income housing projects, have been completed and have been performing as planned for several years. The Findley, Ohio Pedcor Project, which also will be operated as a multi-family, low and moderate-income housing project, is near completion. At the inception of the Findley, Ohio Pedcor Project in February 1998, we invested $2.1 million and committed to invest an additional $1.9 million, as of December 31, 1999, of which $1.8 million remained payable over the next ten years.

A low and moderate-income housing project qualifies for certain federal income tax credits if (1) it is a residential rental property, (2) the units are used on a non-transient basis, and (3) at least 20% of the units in the project are occupied by tenants whose incomes are 50% or less of the area median gross income, adjusted for family size, or alternatively, at least 40% of the units in the project are occupied by tenants whose incomes are 60% or less of the area median gross income. Qualified low-income housing projects generally must comply with these and other rules for 15 years, beginning with the first year the project qualified for the tax credit, or some or all of the tax credit together with interest may be recaptured. The tax credit is subject to the limitation as the use of general business credit, but no basis reduction is required for any portion of the tax credit claimed. As of December 31, 1999, at least 90% of the units in the Indianapolis area Pedcor Projects were occupied, and all of the tenants met the income test required for the tax credits.

We received tax credits of $262,000 from the Indianapolis Pedcor Projects for each of the years ended December 31, 1999 and 1998. Additionally, the Pedcor Projects have incurred operating losses in the early years of their operations primarily due to accelerated depreciation of assets. We have accounted for our investment in three of the four Pedcor Projects on the equity method. Accordingly, we have recorded our share of these losses as reductions to Mutual Federal's investment in the Pedcor Projects. Mutual Federal has less than a 20% ownership interest in the remaining Pedcor Project, and we have recorded its investment in this project at amortized cost.

The following summarizes Mutual Federal's equity in the Pedcor Projects' losses and tax credits recognized in our consolidated financial statements.

                                             For the Year Ended December 31,
                                           ------------------------------------
                                             1999          1998          1997
                                           ------------------------------------
                                                   (Dollars in Thousands)

Investments in Pedcor low
 income housing projects...............    $5,275         $5,266        $1,407
                                           ======         ======        ======

Equity in losses, net of income
  tax effect...........................    $   (7)        $   (9)       $ (187)
Tax credit.............................       262            262           262
                                           ------         ------        -------
Increase in after tax income
  from Pedcor Investments..............    $  255         $  253        $   75
                                           ======         ======        ======


See Note 7 of the Notes to MUTUALFIRST's Consolidated Financial Statements for additional information regarding our limited partnership investments.

The following table sets forth the composition of our investment and mortgage-related securities portfolio and other investments at the dates indicated. As of December 31, 1999, our investment securities portfolio did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity capital, excluding those issued by the United States Government or its agencies.

                                                                                  December 31,
                                                      -------------------------------------------------------------------
                                                                 1999                 1998                  1997
                                                      -------------------------------------------------------------------
                                                          Amortized   Fair     Amortized    Fair    Amortized     Fair
                                                            Cost     Value        Cost      Value       Cost      Value
                                                      ------------------------------------------------------------------
                                                                           (Dollars in Thousands)
Investment securities held-to-maturity:
  Federal agency obligations.........................      $10,200   $ 9,787     $ 6,220   $ 6,220    $ 8,381    $ 8,371
  Corporate obligations..............................        2,099     2,079       4,634     4,651      1,636      1,646
  Municipal obligations..............................          150       150         150       150        150        150
                                                           -------   -------     -------   -------    -------    -------
     Total investment securities held to maturity....       12,449    12,016      11,004    11,021     10,167     10,167
                                                           -------   -------     -------   -------    -------    -------

Investment securities available-for-sale:
  Mutual funds.......................................        5,781     5,587       7,761     7,625      6,843      6,704
  Federal agency obligations.........................        2,416     2,382       1,244     1,286      1,406      1,426
  Mortgage-backed securities.........................        9,517     9,385       5,129     5,297      4,125      4,240
  Collateralized mortgage obligations................        4,584     4,536         ---       ---        ---        ---
  Corporate obligations..............................        7,781     7,707         ---       ---        ---        ---
                                                           -------   -------     -------   -------    -------    -------
     Total investment securities held for sale.......       30,079    29,597      14,134    14,208     12,374     12,370
                                                           -------   -------     -------   -------    -------    -------

Trading account securities:
  U.S. Treasury obligations..........................        1,447     1,235         ---       ---        ---        ---
                                                           -------   -------     -------   -------    -------    -------
     Total trading account securities................        1,447     1,235         ---       ---        ---        ---
                                                           -------   -------     -------   -------    -------    -------

Total investment securities..........................       43,975    42,848      25,138    25,229     22,541     22,537
Investment in limited partnerships...................        5,275       N/A       5,266       N/A      1,407        N/A
Investment in insurance company......................          590       N/A         590       N/A        590        N/A
Federal Home Loan Bank stock.........................        5,339       N/A       3,612       N/A      3,612        N/A
                                                           -------               -------              -------

Total investments....................................      $55,179               $34,606              $28,150
                                                           =======               =======              =======


The following table indicates, as of December 31, 1999, the composition and maturities of our investment securities and mortgage-backed securities portfolio, excluding Federal Home Loan Bank stock and our trading securities.

                                                                         Due in
                                       ------------------------------------------------------------------------------
                                        Less Than      1 to 5       5 to 10        Over                 Total
                                         1 Year         Years        Years       10 Years       Investment Securities
                                         ------         -----        -----       --------       ---------------------
                                        Amortized     Amortized    Amortized     Amortized    Amortized        Fair
                                          Cost          Cost         Cost          Cost         Cost           Value
                                        ---------     ---------    ---------     ---------    ---------       -------
                                                                (Dollars in Thousands)
Corporate obligations.............       $1,113      $  7,796       $  470     $     501      $ 9,880        $  9,786
Federal agency obligations........          749         6,431        3,993         1,443       12,616          12,169
Municipal obligations.............          ---           ---          ---           150          150             150
Mutual funds......................        5,781           ---          ---           ---        5,781           5,587
Mortgage-backed securities:
  Freddie Mac.....................          ---           530          ---         1,433        1,963           1,953
  Fannie Mae......................          248           593          605         5,609        7,055           6,935
  Ginnie Mae......................          ---           ---          ---         1,467        1,467           1,458
  Other...........................          ---           ---          ---         3,616        3,616           3,575
                                         ------       -------       ------       -------      -------         -------
                                         $7,891       $15,350       $5,068       $14,219      $42,528         $41,613
                                         ======       =======       ======       =======      =======         =======

Weighted average yield............        6.21%         6.21%        6.55%         6.92%        6.63%


SOURCES OF FUNDS

GENERAL. Our sources of funds are deposits, borrowings, payment of principal and interest on loans, interest earned on or maturation of other investment securities and funds provided from operations.

DEPOSITS. We offer deposit accounts to consumers and businesses having a wide range of interest rates and terms. Our deposits consist of passbook accounts, money market deposit accounts, NOW and demand accounts and certificates of deposit. We solicit deposits in our market areas and have not accepted brokered deposits. We primarily rely on competitive pricing policies, marketing and customer service to attract and retain these deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates, and competition. The variety of our deposit accounts has allowed us to be competitive in obtaining funds and to respond to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. We try to manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives, subject to competitive factors. Based on our experience, we believe that our deposits are relatively stable sources of funds. Our ability to attract and maintain these deposits, however, and the rates paid on them, has been and will continue to be affected significantly by market conditions.

The following table sets forth our deposit flows during the years indicated.


                                                            Year Ended December 31,
                                             -------------------------------------------------------
                                                      1999              1998              1997
                                             -------------------------------------------------------
                                                               (Dollars in Thousands)

Opening balance.............................       $   365,999        $  344,860        $  330,235
Deposits....................................         1,205,702         1,010,169         1,027,102
Withdrawals.................................        (1,220,992)       (1,003,062)       (1,025,662)
Interest credited...........................            13,895            14,032            13,185
                                                   -----------        ----------        ----------

Ending balance..............................       $   364,604        $  365,999        $  344,860
                                                   ===========        ==========        ==========

Net increase (decrease).....................       $    (1,395)       $   21,139        $   14,625
                                                   ===========        ==========        ==========

Percent increase (decrease).................              (.38)%            6.13%             4.43%
                                                        ======              ====              ====

The following table sets forth the dollar amount of savings deposits in the various types of deposit programs we offered at the dates indicated.


                                                                                  At December 31,
                                                 ---------------------------------------------------------------------
                                                          1999                    1998                  1997
                                                 ---------------------------------------------------------------------
                                                              Percent                Percent                 Percent
                                                    Amount   of Total      Amount   of Total      Amount    of Total
                                                 ---------------------------------------------------------------------
                                                                          (Dollars in Thousands)
Transactions and Savings Deposits:

Passbook accounts................................  $ 39,792     10.91%    $ 42,242     11.54%    $ 42,359      12.28%
NOW and demand accounts .........................    52,560     14.42       57,239     15.64       46,703      13.54
Money market accounts............................    42,091     11.54       33,686      9.20       26,236       7.61
                                                   --------    ------     --------    ------     --------     ------

Total non-certificates...........................   134,443     36.87      133,167     36.38      115,298      33.43
                                                   --------    ------     --------    ------     --------     ------

Certificates:

 0.00 -  1.99%...................................       ---       ---          ---       ---          ---        ---
 2.00 -  3.99%...................................     5,494      1.51        8,691      2.38          ---        ---
 4.00 -  5.99%...................................   185,993     51.01      171,455     46.85      166,424      48.26
 6.00 -  7.99%...................................    36,957     10.14       50,928     13.91       61,398      17.80
 8.00 -  9.99%...................................     1,717       .47        1,758      0.48        1,740       0.51
10.00% and over..................................       ---       ---          ---       ---          ---        ---
                                                   --------    ------     --------    ------     --------     ------

Total certificates...............................   230,161     63.13      232,832     63.62      229,562      66.57
                                                   --------    ------     --------    ------     --------     ------
Total deposits...................................  $364,604    100.00%    $365,999    100.00%    $344,860     100.00%
                                                   ========    ======     ========    ======     ========     ======

The following table shows rate and maturity information for our certificates of deposit as of December 31, 1999.


                                    2.00-        4.00-         6.00-        8.00-                   Percent
                                    3.99%        5.99%         7.99%        9.99%       Total      of Total
                                    -----        -----         -----        -----       -----      --------
                                                             (Dollars in Thousands)
Certificate accounts maturing
 in quarter ending:

March 31, 2000.................    $5,485     $ 41,150       $11,028       $  ---     $  57,663     25.05%
June 30, 2000..................         9       45,176        11,600          ---        56,785     24.67
September 30, 2000.............       ---       20,844         3,961          ---        24,805     10.78
December 31, 2000..............       ---       17,807         1,442          ---        19,249      8.36
March 31, 2001.................       ---       20,775           441          ---        21,216      9.22
June 30, 2001..................       ---       22,549         1,183          ---        23,732     10.31
September 30, 2001.............       ---        6,498         1,840          ---         8,338      3.62
December 31, 2001..............       ---        2,230           ---          ---         2,230      0.97
March 31, 2002.................       ---          936         1,079          ---         2,015      0.88
June 30, 2002.................        ---          485         1,335           37         1,857      0.81
September 30, 2002.............       ---          207         1,256          631         2,094      0.91
December 31, 2002..............       ---          327         1,102          453         1,882      0.82
2003...........................       ---        3,853            86          596         4,535      1.97
2004                                  ---        3,156           604          ---         3,760      1.63
Thereafter.....................       ---          ---           ---          ---           ---      ---
                                   ------     --------       -------       ------      --------    ------

   Total.......................    $5,494     $185,993       $36,957       $1,717      $230,161    100.00%
                                   ======     ========       =======       ======      ========    ======

   Percent of total............     2.39%       80.81%        16.06%         .74%
                                   =====        =====         =====          ===

The following table indicates, as of December 31, 1999, the amount of our certificates of deposit and other deposits by time remaining until maturity.


                                                                                 Maturity
                                                 --------------------------------------------------------------------
                                                                      Over         Over
                                                      3 Months       3 to 6       6 to 12        Over
                                                       or Less       Months       Months       12 months      Total
                                                 --------------------------------------------------------------------
                                                                       (Dollars in Thousands)

Certificates of deposit less than $100,000.......      $40,916       $44,565      $36,667       $58,209     $180,357

Certificates of deposit of $100,000 or more......        5,687        10,045        6,887        12,550       35,169

Public funds (1).................................       11,060         2,175          500           900       14,635
                                                       -------       -------      -------       -------     --------

Total certificates of deposit....................      $57,663       $56,785      $44,054       $71,659     $230,161
                                                       =======       =======      =======       =======     ========
---------------

(1) Deposits from governmental and other public entities.

BORROWINGS. Although deposits are our primary source of funds, we may utilize borrowings when they are a less costly source of funds and can be invested at a positive interest rate spread, when we desire additional capacity to fund loan demand or when they meet our asset/liability management goals. Our borrowings historically have consisted of advances from the Federal Home Loan Bank of Indianapolis and securities sold under agreement to repurchase. See Notes 9, 10 and 11 of the Notes to MUTUALFIRST's Consolidated Financial Statements.

We may obtain advances from the Federal Home Loan Bank of Indianapolis upon the security of certain of our mortgage loans and mortgage-backed securities. These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features. At December 31, 1999, we had $72.3 million in Federal Home Loan Bank advances outstanding.

The following table sets forth, for the years indicated, the maximum month-end balance and average balance of Federal Home Loan Bank advances, securities sold under agreement to repurchase and other borrowings.

                                                                        Year Ended December 31,
                                                               -----------------------------------
                                                                 1999          1998         1997
                                                               ---------     ---------    --------
                                                                      (Dollars in Thousands)
Maximum Balance:
  FHLB advances...........................................      $99,039       $63,754      $70,254
  Securities sold under agreements to repurchase..........          895           ---          875
  Other borrowings........................................        1,799         1,830          ---

Average Balance:
  FHLB advances...........................................      $62,243       $55,232      $61,471
  Securities sold under agreements to repurchase..........          400           ---           73
  Other borrowings........................................        1,784         1,685          ---


The following table sets forth certain information as to our borrowings at the dates indicated.

                                                                 December 31,
                                                     ----------------------------------
                                                      1999          1998          1997
                                                     ------        ------        ------
                                                           (Dollars in Thousands)
FHLB advances................................        $72,289       $50,632       $66,255
Securities sold under agreements to
 repurchase..................................            840           ---           ---
Other borrowings.............................          1,768         1,830           ---
                                                     -------       -------       -------

     Total borrowings........................        $74,897       $52,462       $66,255
                                                     =======       =======       =======

Weighted average interest rate of FHLB
 advances....................................          5.69%         5.50%         5.89%

Weighted average interest rate of securities
 sold under agreements to repurchase.........          5.50%          ---%          ---%

Weighted average interest rate of other
 borrowings..................................           ---%          ---%          ---%


SUBSIDIARY AND OTHER ACTIVITIES

As a federally chartered savings bank, Mutual Federal is permitted by Office of Thrift Supervision regulations to invest up to 2% of its assets, or $10.9 million at December 31, 1999, in the stock of, or unsecured loans to, service corporation subsidiaries. Mutual Federal may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes.

At December 31, 1999, Mutual Federal had two active subsidiaries, First M.F.S.B. Corporation and Third M.F.S.B. Corporation. First M.F.S.B. owns stock in Family Financial Life Insurance Company, a life and accident and health insurance company chartered in Indiana. Family Financial Life primarily sells mortgage and credit life insurance, as well as accident and disability insurance. It also issues and services annuity contracts. As of December 31, 1999, Mutual Federal's total investment in this subsidiary was $718,000. For the year ended December 31, 1999, First M.F.S.B. reported net income of $83,000, which consisted of dividends from Family Financial Life.

Third M.F.S.B., which does business as Mutual Financial Services, offers tax-deferred annuities, long-term health and life insurance products. All securities related products and services made available through Mutual Financial Services are offered by a third party independent broker-dealer. As of December 31, 1999, Mutual Federal's total investment in this subsidiary was $319,000. For the year ended December 31, 1999, Third M.F.S.B. reported net income of $161,000, which consisted of commissions less expenses.

COMPETITION

We face strong competition in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions and mortgage bankers. Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending.

We attract our deposits through our branch office system. Competition for deposits comes principally from other savings institutions, commercial banks and credit unions located in the same community, as well as mutual funds and other alternative investments. We compete for deposits by offering superior service and a variety of account types at competitive rates.

EMPLOYEES

At December 31, 1999, we had a total of 208 employees, including 58 part-time employees. Our employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

HOW WE ARE REGULATED

Set forth below is a brief description of certain laws and regulations which apply to us. This description, as well as other descriptions of laws and regulations contained in this document, is not complete and is qualified in its entirety by reference to the applicable laws and regulations.

Legislation is introduced from time to time in the United States Congress that may affect our operations. In addition, the regulations by which we are governed may be amended from time to time. Any such legislation or regulatory changes could adversely affect us. We cannot assure you as to whether or in what form any such changes will occur.

GENERAL. Mutual Federal, as a federally chartered savings institution, is subject to federal regulation and oversight by the Office of Thrift Supervision extending to all aspects of Mutual Federal's operations. Mutual Federal also is subject to regulation and examination by the FDIC, which insures the deposits of Mutual Federal to the maximum extent permitted by law, and to requirements of the Federal Reserve Board. Federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision and the FDIC. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and savings institutions are prohibited from engaging in any activities not permitted by such laws and regulations. This regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting shareholders.

The Office of Thrift Supervision regularly examines Mutual Federal and prepares reports for the consideration of Mutual Federal's board of directors on any deficiencies that it may find in Mutual Federal's operations. The FDIC also has the authority to examine Mutual Federal in its role as the administrator of the Savings Association Insurance Fund. Mutual Federal's relationship with its depositors and borrowers also is regulated to a great extent by both Federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of Mutual Federal's mortgage requirements. Any change in these laws and regulations, whether by the FDIC, the Office of Thrift Supervision or Congress, could have a material adverse impact on our operations.

MUTUALFIRST. Pursuant to regulations of the Office of Thrift Supervision and the terms of MUTUALFIRST's Maryland articles of incorporation, the purpose and powers of MUTUALFIRST are to pursue any or all of the lawful objectives of a thrift holding company and to exercise any of the powers accorded to a thrift holding company.

If Mutual Federal fails the qualified thrift lender test, MUTUALFIRST must obtain the approval of the Office of Thrift Supervision prior to continuing, directly or through other subsidiaries, any business activity other than those approved for multiple thrift companies or their subsidiaries. In addition, within one year of such failure MUTUALFIRST must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than the activities authorized for a unitary or multiple thrift holding company. See "- Qualified Thrift Lender Test."

MUTUAL FEDERAL. The Office of Thrift Supervision has extensive authority over the operations of savings institutions. Mutual Federal is required to file periodic reports with the Office of Thrift Supervision and is subject to periodic examinations by the Office of Thrift Supervision and the FDIC. The last regular Office of Thrift Supervision examination of Mutual Federal was as of September 30, 1999. When these examinations are conducted by the Office of Thrift Supervision and the FDIC, the examiners may require Mutual Federal to provide for higher general or specific loan loss reserves. All savings institutions are subject to a semi-annual assessment, based upon the savings institution's total assets, to fund the operations of the Office of Thrift Supervision. Mutual Federal's Office of Thrift Supervision assessment for the year ended December 31, 1999 was $96,000.

The Office of Thrift Supervision also has extensive enforcement authority over all savings institutions and their holding companies, including Mutual Federal and MUTUALFIRST. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision. Except under certain circumstances, final enforcement actions by the Office of Thrift Supervision must be publicly disclosed.

In addition, the investment, lending and branching authority of Mutual Federal is prescribed by federal laws and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal institutions in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the Office of Thrift Supervision. Federal savings institutions are also generally authorized to branch nationwide. Mutual Federal is in compliance with the noted restrictions.

Mutual Federal's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At December 31, 1999, Mutual Federal's lending limit under this restriction was $11.2 million. Mutual Federal is in compliance with the loans-to- one-borrower limitation.

The Office of Thrift Supervision, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan.

INSURANCE OF ACCOUNTS AND REGULATION BY THE FDIC. Mutual Federal is a member of the Savings Association Insurance Fund, which is administered by the FDIC. Deposits are insured up to the applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the Savings Association Insurance Fund or the Bank Insurance Fund. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action, and may terminate an institution's deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

The FDIC is authorized to increase assessment rates, on a semi-annual basis, if it determines that the reserve ratio of the Savings Association Insurance Fund will be less than the designated reserve ratio of 1.25% of Savings Association Insurance Fund insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC also may impose special assessments on Savings Association Insurance Fund members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

Since January 1, 1997, the premium schedule for Bank Insurance Fund and Savings Association Insurance Fund insured institutions has ranged from 0 to 27 basis points. However, Savings Association Insurance Fund insured institutions are required to pay a Financing Corporation assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s. For Savings Association Insurance Fund insured institutions, this assessment is approximately six basis points for each $100 in domestic deposits, and for Bank Insurance Fund insured institutions this assessment is approximately one basis point for each $100 in domestic deposits. It is expected that the assessment will soon be changed to two basis points for all insured institutions, regardless of fund. The assessment, which may be revised further based upon the level of Bank Insurance Fund and Savings Association Insurance Fund deposits, will continue until the bonds mature in the year 2017.

REGULATORY CAPITAL REQUIREMENTS. Federally insured savings institutions, such as Mutual Federal, are required to maintain a minimum level of regulatory capital. The Office of Thrift Supervision has established capital standards, including a tangible capital requirement, a leverage ratio or core capital requirement and a risk-based capital requirement applicable to such savings institutions. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The Office of Thrift Supervision also may impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

The capital regulations require tangible capital of at least 1.5% of adjusted total assets, as defined by regulation. Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At December 31, 1999, Mutual Federal had $1.5 million of intangible assets.

At December 31, 1999, Mutual Federal had tangible capital of $73.4 million, or 13.6% of adjusted total assets, which is approximately $65.3 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

The capital standards also require core capital equal to at least 3.0% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings institution must maintain a core capital ratio of at least 4.0% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3.0% ratio. At December 31, 1999, Mutual Federal had $1.5 million of intangible assets which were subject to these tests.

At December 31, 1999, Mutual Federal had core capital equal to $73.4 million, or 13.6% of adjusted total assets, which is $57.2 million above the minimum requirement of 3.0% in effect on that date.

The Office of Thrift Supervision also requires savings institutions to have total capital of at least 8.0% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The Office of Thrift Supervision is also authorized to require a savings institution to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At December 31, 1999, Mutual Federal had $3.6 million of general loan loss reserves, which was less than 1.25% of risk-weighted assets.

In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the Office of Thrift Supervision has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan-to-value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by Fannie Mae or Freddie Mac.

As of December 31, 1999, Mutual Federal had total risk-based capital of $77.0 million and risk-weighted assets of $354.5 million; or total capital of 21.7% of risk-weighted assets. This amount was $48.6 million above the 8.0% requirement in effect on that date.

The Office of Thrift Supervision and the FDIC are authorized and, under certain circumstances, required to take actions against savings institutions that fail to meet their capital requirements. The Office of Thrift Supervision is generally required to restrict the activities of an "undercapitalized institution," which is an institution with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8.0% risk-based capital ratio. Any such institution must submit a capital restoration plan and, until such plan is approved by the Office of Thrift Supervision, may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The Office of Thrift Supervision is authorized to impose the additional restrictions that are applicable to significantly undercapitalized institutions.

As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized institution must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

Any savings institution that fails to comply with its capital plan or has Tier 1 risk-based or core capital ratio of less than 3.0% or a risk-based capital ratio of less than 6.0% and is considered "significantly undercapitalized" must be made subject to one or more additional specified actions and operating restrictions which may cover all aspects of its operations and may include a forced merger or acquisition of the institution. An institution that becomes "critically undercapitalized" because it has a tangible capital ratio of 2.0% or less is subject to further restrictions on its activities in addition to those applicable to significantly undercapitalized institutions. In addition, the Office of Thrift Supervision must appoint a receiver, or conservator with the concurrence of the FDIC, for a savings institution, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized institution is also subject to the general enforcement authority of the Office of Thrift Supervision and the FDIC, including the appointment of a conservator or a receiver.

The Office of Thrift Supervision is also generally authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

The imposition by the Office of Thrift Supervision or the FDIC of any of these measures on Mutual Federal may have a substantial adverse effect on our operations and profitability.

LIMITATIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS. Office of Thrift Supervision regulations impose various restrictions on distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account.

Generally, savings institutions, such as Mutual Federal, that before and after the proposed distribution remain well- capitalized, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus retained net income for the two preceding years. However, an institution deemed to be in need of more than normal supervision by the Office of Thrift Supervision may have its dividend authority restricted by the Office of Thrift Supervision. Mutual Federal may pay dividends in accordance with this general authority.

Savings institutions proposing to make any capital distribution need not submit written notice to the Office of Thrift Supervision prior to such distribution unless they are a subsidiary of a holding company or would not remain well-capitalized following the distribution. Savings institutions that do not, or would not meet their current minimum capital requirements following a proposed capital distribution or propose to exceed these net income limitations must obtain Office of Thrift Supervision approval prior to making such distribution. The Office of Thrift Supervision may object to the distribution during that 30-day period based on safety and soundness concerns. See "- Regulatory Capital Requirements."

LIQUIDITY. Each savings institution, including Mutual Federal, is required to maintain an average daily balance of liquid assets equal to a certain percentage of the average daily balance of its liquidity base during the preceding calendar quarter or a percentage of the amount of its liquidity base at the end of the preceding quarter. This liquid asset ratio requirement may vary from time to time between 4% and 10%, depending upon economic conditions and savings flows of all savings institutions. At the present time, the minimum liquid asset ratio is 4%.

Penalties may be imposed upon institutions for violations of the liquid asset ratio requirement. At December 31, 1999, Mutual Federal was in compliance with the requirement, with an overall liquid asset ratio of 9.3%.

QUALIFIED THRIFT LENDER TEST. All savings institutions, including Mutual Federal, are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. This test requires a savings institution to have at least 65% of its portfolio assets, as defined by regulation, in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings institution may maintain 60% of its assets in the assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. At December 31, 1999, Mutual Federal met the test and has always met the test since its effectiveness.

Any savings institution that fails to meet the qualified thrift lender test must convert to a national bank charter, unless it requalifies as a qualified thrift lender and thereafter remains a qualified thrift lender. If an institution does not requalify and converts to a national bank charter, it must remain Savings Association Insurance Fund-insured until the FDIC permits it to transfer to the Bank Insurance Fund. If such an institution has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings institution and a national bank, and it is limited to national bank branching rights in its home state. In addition, the institution is immediately ineligible to receive any new Federal Home Loan Bank borrowings and is subject to national bank limits for payment of dividends. If such an institution has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding Federal Home Loan Bank borrowings, which may result in prepayment penalties. If any institution that fails the qualified thrift lender test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies.

COMMUNITY REINVESTMENT ACT. Under the Community Reinvestment Act, every FDIC-insured institution is obligated, consistent with safe and sound banking practices, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with the examination of Mutual Federal, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch. An unsatisfactory rating may be used as the basis for the denial of an application. Due to the heightened attention being given to the Community Reinvestment Act in the past few years, Mutual Federal may be required to devote additional funds for investment and lending in its local community. Mutual Federal was examined for Community Reinvestment Act compliance in May 1997, and received a rating of satisfactory.

TRANSACTIONS WITH AFFILIATES. Generally, transactions between a savings institution or its subsidiaries and its affiliates are required to be on terms as favorable to the institution as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the institution's capital. Affiliates of Mutual Federal include MUTUALFIRST and any company which is under common control with Mutual Federal. In addition, a savings institution may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The Office of Thrift Supervision has the discretion to treat subsidiaries of savings institutions as affiliates on a case by case basis.

Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the Office of Thrift Supervision. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must generally be made on terms substantially the same as loans to unaffiliated individuals.

FEDERAL SECURITIES LAW. The common stock of MUTUALFIRST is registered with the SEC under the Securities Exchange Act of 1934. MUTUALFIRST is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Securities Exchange Act of 1934.

MUTUALFIRST stock held by persons who are affiliates of MUTUALFIRST may not be resold without registration under the Securities Act of 1933 unless sold in accordance with certain resale restrictions. Affiliates are generally considered to be officers, directors and principal stockholders. If MUTUALFIRST meets specified current public information requirements, each affiliate of MUTUALFIRST is permitted to sell in the public market, without registration, a limited number of shares in any three-month period.

FEDERAL RESERVE SYSTEM. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, primarily checking, NOW and Super NOW checking accounts. At December 31, 1999, Mutual Federal was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the Office of Thrift Supervision.

Savings institutions are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require institutions to exhaust other reasonable alternative sources of funds, including Federal Home Loan Bank borrowings, before borrowing from the Federal Reserve Bank.

FEDERAL HOME LOAN BANK SYSTEM. Mutual Federal is a member of the Federal Home Loan Bank of Indianapolis, which is one of 12 regional Federal Home Loan Banks that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans or advances to members in accordance with policies and procedures established by the board of directors of the Federal Home Loan Bank, which are subject to the oversight of the Federal Housing Finance Board. All advances from the Federal Home Loan Bank are required to be fully secured by collateral deemed sufficient by the Federal Home Loan Bank. In addition, all long-term advances must be used for residential home financing.

As a member, Mutual Federal is required to purchase and hold stock in the Federal Home Loan Bank of Indianapolis. At December 31, 1999, Mutual Federal had $5.3 million in Federal Home Loan Bank stock, which was in compliance with this requirement. In past years, Mutual Federal has received substantial dividends on its Federal Home Loan Bank stock. Over the past five fiscal years, these dividends have averaged 7.97% and were 8.10% for 1999.

Under federal law, the Federal Home Loan Banks must provide funds for the resolution of troubled savings institutions and contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of Federal Home Loan Bank dividends paid and could continue to do so in the future. These contributions also could affect adversely the future value of Federal Home Loan Bank stock.

A reduction in value of Mutual Federal's Federal Home Loan Bank stock may result in a corresponding reduction in Mutual Federal's capital.

For the year ended December 31, 1999, dividends paid to Mutual Federal by the Federal Home Loan Bank of Indianapolis totaled $318,000, as compared to $289,000 for the year ended December 31, 1998.

FEDERAL TAXATION

GENERAL. We are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to us. Mutual Federal's federal income tax returns have been closed without audit by the IRS through its year ended December 31, 1995.

BAD DEBT RESERVES. Prior to the Small Business Job Protection Act, Mutual Federal was permitted to establish a reserve for bad debts under the percentage of taxable income method and to make annual additions to the reserve utilizing that method. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the Small Business Job Protection Act, savings associations of Mutual Federal's size may now use the experience method in computing bad debt deductions beginning with their 1996 federal tax return. In addition, federal legislation requires Mutual Federal to recapture, over a six year period, the excess of tax bad debt reserves at December 31, 1997 over those established as of the base year reserve balance as of December 31, 1987. As of December 31, 1999 the amount of Mutual Federal's reserves subject to recapture were approximately $358,000.

TAXABLE DISTRIBUTIONS AND RECAPTURE. Prior to the Small Business Job Protection Act, bad debt reserves created prior to the year ended failed December 31, 1997 were subject to recapture into taxable income if Mutual Federal failed to meet certain thrift asset and definitional tests. Recent federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Mutual Federal make certain non-dividend distributions or cease to maintain a thrift/bank charter.

MINIMUM TAX. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income. The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of an exemption amount. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Mutual Federal has not been subject to the alternative minimum tax, and does not have any such amounts available as credits for carryover.

NET OPERATING LOSS CARRYOVERs. A financial institution may carryback net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after August 6, 1997. For losses incurred in the taxable years prior to August 6, 1997, the carryback period was three years and the carryforward period was 15 years. At December 31, 1999, we had no net operating loss carryforwards for federal income tax purposes.

CORPORATE DIVIDENDS-RECEIVED DEDUCTION. MUTUALFIRST may eliminate from its income dividends received from Mutual Federal as a wholly owned subsidiary of MUTUALFIRST if it elects to file a consolidated return with Mutual Federal. The corporate dividends-received deduction is 100% or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payor of the dividend. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

STATE TAXATION. Mutual Federal is subject to Indiana's financial institutions tax, which is imposed at a flat rate of 8.5% on "adjusted gross income." "Adjusted gross income," for purposes of the financial institutions tax, begins with taxable income as defined by Section 63 of the Internal Revenue Code and incorporates federal tax law to the extent that it affects the computation of taxable income. Federal taxable income is then adjusted by several Indiana modifications.

Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes.

PROPERTY

At December 31, 1999, we had 13 full service offices. We own the office building in which our home office and executive offices are located. At December 31, 1999, we owned all but one of our other branch offices. The net book value of our investment in premises, equipment and leaseholds, excluding computer equipment, was approximately $6.7 million at December 31, 1999. We will open a fourteenth office in the last quarter of 2000.

We utilize a third party service provider to maintain our database of depositor and borrower customer information. At December 31, 1999, the net book value of the data processing and computer equipment utilized by us was $1.1 million.

LEGAL PROCEEDINGS

From time to time we are involved as plaintiff or defendant in various legal actions arising in the normal course of business. We do not anticipate incurring any material liability as a result of such litigation.

               MARION CAPITAL MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The principal business of thrift institutions, including the First Federal Savings Bank of Marion, has historically consisted of attracting deposits from the general public and making loans secured by residential and commercial real estate. First Federal and all other savings associations are significantly affected by prevailing economic conditions, as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities and level of personal income and savings. In addition, deposit growth is affected by how customers perceive the stability of the financial services industry amid various current events such as regulatory changes, failures of other financial institutions and financing of the deposit insurance fund. Lending activities are influenced by the demand for and supply of housing lenders, the availability and cost of funds and various other items. Sources of funds for lending activities include deposits, payments on loans, proceeds from sale of loans, borrowings, and funds provided from operations. Marion Capital's earnings are primarily dependent upon net interest income, the difference between interest income and interest expense.

Interest income is a function of the balances of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amounts of deposits and borrowings outstanding during the same period and rates paid on such deposits and borrowings. Marion Capital's earnings are also affected by provisions for loan and real estate losses, service charges, income from subsidiary activities, operating expenses and income taxes.

AVERAGE BALANCES AND INTEREST

The following table presents for the periods indicated the monthly average balances of each category of Marion Capital's interest-earning assets and interest-bearing liabilities, the interest earned or paid on such amounts, and the average yields earned and rates paid. Such yields and costs are determined by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Management believes that the use of month-end average balances instead of daily average balances has not caused any material difference in the information presented.

                                                                            Year Ended June 30,
                                                -----------------------------------------------------------------------
                                                                   2000                               1999
                                                 ----------------------------------------------------------------------
                                                                           Average                              Average
                                                   Average                 Yield/      Average                  Yield/
                                                   Balance     Interest     Cost       Balance       Interest    Cost
                                                 ---------- ------------- --------   ------------   ----------- -------
                                                                          (Dollars in Thousands)
Interest-earning deposits                        $  4,680     $    235      5.0%       $  4,458      $    211    4.73%
Investment securities                               2,981          189      6.34          3,690           230    6.23
 Loans (1)                                        168,027       14,160      8.43        168,542        14,448    8.57
 Stock in FHLB of Indianapolis                      1,399          112      8.01          1,141            92    8.06
                                                 --------     --------                 --------      --------
Total interest-earning assets                     177,087       14,696      8.30        177,831        14,981    8.42
Cash value of life insurance                        8,203          ---                    5,708           ---
Other non-interest earning assets                  11,279          ---                   12,196           ---
                                                 --------     --------                 --------      --------
 Total assets                                    $196,569       14,696                 $195,735        14,981
                                                 ========     --------                 ========      --------
Liabilities and shareholders' equity:
Interest-bearing liabilities:
 Savings accounts                                $ 13,368          297      2.22       $ 15,663           402    2.57
NOW and money market accounts                      25,278          693      2.74         26,232           768    2.93
 Certificates of deposit                           94,675        5,326      5.63         96,005         5,567    5.80
                                                 --------     --------                 --------      --------
Total deposits                                    133,321        6,316      4.74        137,900         6,737    4.89
 FHLB borrowings                                   23,313        1,457      6.25         15,132           919    6.07
                                                 --------     --------                 --------      --------
        Total interest-bearing liabilities        156,634        7,773      4.96        153,032         7,656    5.00
Other liabilities                                   8,233          ---                    8,187           ---
                                                 --------     --------                 --------      --------
 Total liabilities                                164,867        7,773                  161,219           ---
Shareholders' equity                               31,702          ---                   34,516           ---
                                                 --------     --------                 --------      --------
        Total liabilities and shareholders'
         equity                                  $196,569        7,773                 $195,735         7,656
                                                 ========     --------                 ========      --------
Net interest-earning assets                      $ 20,453                              $ 24,799
Net interest income                                           $  6,923                               $  7,325
                                                              ========                               ========
Interest rate spread (2)                                                    3.34                                 3.42
Net yield on weighted average
 interest-earning assets (3)                                                3.91                                 4.12
Average interest-earning assets to average
 interest-bearing liabilities                     113.06%                                116.21%
                                                 =======                               ========

                                                            Year Ended June 30,
                                                                   1998
                                                ----------------------------------------
                                                                                Average
                                                 Average                        Yield/
                                                 Balance         Interest        Cost
                                                ----------      ----------     --------
                                                           (Dollars in Thousands)
Interest-earning deposits                        $  4,020       $     287        7.14%
Investment securities                               5,739             333        5.80
 Loans (1)                                        158,212          13,627        8.61
 Stock in FHLB of Indianapolis                      1,067              86        8.06
                                                 --------       ---------
Total interest-earning assets                     169,038          14,333        8.48
Cash value of life insurance                        5,616             ---
Other non-interest earning assets                  11,641             ---
                                                 --------       ---------
 Total assets                                    $186,295          14,333
                                                 ========       ---------
Liabilities and shareholders' equity:
Interest-bearing liabilities:
 Savings accounts                                $ 15,983             447        2.80
NOW and money market accounts                      25,071             830        3.31
 Certificates of deposit                           86,867           5,164        5.94
                                                 --------       ---------
Total deposits                                    127,921           6,441        5.04
 FHLB borrowings                                   10,840             652        6.01
                                                 --------       ---------
        Total interest-bearing liabilities        138,761           7,093        5.11
Other liabilities                                   8,409             ---
                                                 --------       ---------
 Total liabilities                                147,170             ---
Shareholders' equity                               39,125             ---
                                                 --------       ---------
        Total liabilities and shareholders'
         equity                                  $186,295           7,093
                                                 ========       ---------
Net interest-earning assets                      $ 30,277
Net interest income                                             $   7,240
                                                                =========
Interest rate spread (2)                                                         3.37
Net yield on weighted average
 interest-earning assets (3)                                                     4.28
Average interest-earning assets to average
 interest-bearing liabilities                      121.82%
                                                 ========
-------------------

(1)  Average balances include loans held for sale and non-accrual loans.
(2) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Interest Rate Spread."
(3) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.

                                       106

INTEREST RATE SPREAD

The following table sets forth the weighted average effective interest rate earned by Marion Capital on its loan and investment portfolios, the weighted average effective cost of Marion Capital's deposits, the interest rate spread of Marion Capital, and the net yield on weighted average interest-earning assets for the period and as of the date shown. Average balances are based on month-end average balances.



                                                            At                       Year Ended June 30,
                                                         June 30,        --------------------------------------------
                                                           2000             2000             1999             1998
                                                         --------        ----------       ----------       ----------

Weighted average interest rate earned on:
Interest-earning deposits                                  6.11%            5.02             4.73%            7.14%
Investment securities                                      6.62             6.34             6.23             5.80
Loans(1)                                                   8.57             8.43             8.57             8.61
Stock in FHLB of Indianapolis                              8.00             8.01             8.06             8.06
Total interest-earning assets                              8.48             8.30             8.42             8.48
Weighted average interest rate cost of:
Savings accounts                                           2.25             2.22             2.57             2.80
NOW and money market accounts                              2.84             2.74             2.93             3.31
Certificates of deposit                                    5.90             5.63             5.80             5.94
FHLB borrowings                                            6.42             6.25             6.07             6.01
Other borrowings                                            ---              ---              ---              ---
Total interest-bearing liabilities                         5.24             4.96             5.00             5.11
Interest rate spread(2)                                    3.24             3.34             3.42             3.37
Net yield on weighted average interest-earning
 assets(3)                                                  ..              3.91             4.12             4.28


----------------

(1)  Average balances include loans held for sale and non-accrual loans.
(2) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities. Since Marion Capital's interest-earning assets exceeded its interest-bearing liabilities for each of the three years shown above, a positive interest rate spread resulted in net interest income.
(3) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated. No net yield figure is presented at June 30, 2000, because the computation of net yield is applicable only over a period rather than at a specific date.

                                       107

The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Marion Capital's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by old volume) and (2) changes in volume (changes in volume multiplied by old rate). Changes attributable to both rate and volume that cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.

                                                       Increase (Decrease) in Net Interest Income
                                                       ------------------------------------------
                                                         Total
                                                          Net        Due to      Due to
                                                         Change       Rate       Volume
                                                       ----------  ----------  ----------
                                                                      (Dollars in Thousands)

Year ended June 30, 2000
compared to year ended
June 30, 1999
Interest-earning assets:
   Interest-earning deposits                            $   24       $   13      $   11
   Investment securities                                   (41)           4         (45)
   Loans                                                  (288)        (244)        (44)
   Stock in FHLB of Indianapolis                            20           (1)         21
                                                        ------       ------      ------
      Total                                               (285)        (228)        (57)
                                                        ------       ------      ------
Interest-bearing liabilities:
   Savings accounts                                       (105)         (50)        (55)
   NOW and money market accounts                           (75)         (48)        (27)
   Certificates of deposit                                (241)        (165)        (76)
   FHLB advances                                           538           27         511
                                                        ------       ------      ------
      Total                                                117         (236)        353
                                                        ------       ------      ------
Change in net interest income                           $ (402)      $    8      $ (410)
                                                        ======       ======      ======

Year ended June 30, 1999
 compared to year
 ended June 30, 1998
Interest-earning assets:
   Interest-earning deposits                            $  (76)      $ (105)     $   29
   Investment securities                                  (103)          23        (126)
   Loans                                                   821          (65)        886
   Stock in FHLB of Indianapolis                             6          ---           6
                                                        ------       ------      ------
      Total                                                648         (147)        795
                                                        ------       ------      ------
Interest-bearing liabilities:
   Savings accounts                                        (45)         (36)         (9)
   NOW and money market accounts                           (62)         (99)         37
   Certificates of deposit                                 403         (129)        532
   FHLB advances                                           267            6         261
      Total                                                563         (258)        821
                                                        ------       ------      ------
Change in net interest income                           $   85       $  111      $  (26)
                                                        ======       ======      ======


CHANGES IN FINANCIAL POSITION AND RESULTS OF OPERATIONS FOR YEAR ENDED JUNE 30, 2000, COMPARED TO JUNE 30, 1999

GENERAL. Marion Capital's total assets were $198.9 million at June 30, 2000, an increase of $1.8 million or 0.9% from June 30, 1999. Cash and cash equivalents and investment securities decreased $2.4 million, or 19.8%. Net loans, including loans held for sale, decreased $1.1 million, or 0.7%, as principal repayments exceeded originations.

Certain loans originated during the year were sold to other investors. All such loan sales were consummated at the time of origination of the loan, and at June 30, 2000, no loans were held for sale pending settlement. At June 30, 2000, cash value of life insurance increased by $5.5 million primarily as the result of purchasing life insurance on key directors and a key employee in connection with new supplemental retirement agreements. Effective February 1, 2000, these agreements were designed to provide benefits at retirement age as set forth in the agreements. During 2000, average interest-earning assets decreased $0.7 million, or 0.4%, while average interest-bearing liabilities increased $3.6 million, or 2.4%, compared to June 30, 1999. The average balance of cash value of life insurance for 2000 increased to $8.2 million from $5.7 million for 1999.

Deposits decreased $11.4 million, to $130.7 million, or 8.0%, at June 30, 2000, from the amount at June 30, 1999. Approximately $9.0 million of deposits were sold to another financial institution as of September 3, 1999, as part of the Decatur Branch sale. To fund assets and with the decrease in deposits, Federal Home Loan Bank advances increased from $15.5 million to June 30, 1999, to $29.0 million at June 30, 2000.

Marion Capital's net income for the year ended June 30, 2000 was $2.5 million, an increase of $340,000, or 16.0% from the results for the year ended June 30, 1999. This increase in net income resulted substantially from a decreased effective tax rate from 36% to 11%. This decrease in the effective tax rate was primarily the result of the commencement of federal income tax credits generated from an investment in a limited partnership and the receipt of non-taxable death benefit proceeds of $767,000. Net interest income decreased $402,000, or 5.5% from the previous year. The provision for losses on loans was $495,000 for 2000 compared to $227,000 for 1999. Other income increased by $424,000 for 2000 over 1999.

INTEREST INCOME. Marion Capital's total interest income for the year ended June 30, 2000 was $14.7 million, which was a 1.9% decrease, or $285,000, from interest income for the year ended June 30, 1999. This decrease was a result of volume and rate decreases in interest-earning assets.

INTEREST EXPENSE. Total interest expense for the year ended June 30, 2000, was $7.8 million, which was an increase of $117,000, or 1.5% from interest expense for the year ended June 30, 1999. This increase resulted principally from an increase in interest-bearing liabilities while average interest costs declined from 5.00% to 4.96%.

PROVISION FOR LOSSES ON LOANS. The provision for the year ended June 30, 2000, was $495,000, compared to $227,000 in 1999. The 2000 net chargeoffs totaled $484,000, compared to the prior year net chargeoffs of $42,000. Chargeoffs for 2000 include $327,000 for a partial loan chargeoff attributable to one borrower involving loans secured by commercial real estate. The ratio of the allowance for loan losses to total loans increased from 1.35% at June 30, 1999, to 1.36% at June 30, 2000. The ratio of allowance for loan losses to nonperforming loans increased from 68.24% at June 30, 1999, to 121.14% at June 30, 2000, as a result of a decrease in nonperforming loans. The 2000 provision and resulting level of the allowance for loan losses was determined, as for any period, based on the evaluation of nonperforming loans and other classified or problem loans, changes in the composition of the loan portfolio with allowance allocations made by loan type, past loss experience, the amount of loans outstanding and current economic conditions.

The allowance for loan losses is computed by assigning a percentage of loans outstanding to each category of loans held in the portfolio. All categories of loans, including multi-family, commercial real estate and other commercial, and consumer loans, are assigned a higher percentage than single-family loans based on greater risk factors inherent in these types of loans. In addition to maintaining the allowance as a percentage of the outstanding loans in portfolio, additional reserves are provided for nonperforming loans and other classified loans based on management's assessment of impairment, if any. Individual loans are specifically analyzed to determine an estimate of loss, and those specific allocations are then included as part of the loan loss allowance. Historically, Marion Capital has been able to minimize its losses on loans in relation to the allowance and loans outstanding. Management considers the allowance to be adequate and will continue to monitor the allowance for loan losses at least on a quarterly basis and adjust the provision accordingly to maintain the allowance for loan losses at the prescribed level.

OTHER INCOME. Marion Capital's other income for the year ended June 30, 2000, totaled $1,231,000, compared to $789,000 for 1999, an increase of $442,000. This increase was due primarily to receipt of death benefit proceeds

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



resulting in additional income of $767,000, the gain on sale of the Decatur Branch of $232,000, and an increase in annuity and other commissions of $43,000, which were partially offset by an increase in operating and impairment losses from limited partnership investments. Losses from limited partnerships increased as operations commenced on a new low-income housing tax credit project. This new project is performing in accordance with the original pro forma statements.

OTHER EXPENSES. Marion Capital's other expenses for the year ended June 30, 2000, totaled $4.9 million, an increase of $305,000, or 6.7%, from the year ended June 30, 1999. Salaries and employee benefits expense increased $96,000 or 3.6% from the previous year. Operations for 2000 included $120,000 in merger related expenses from preliminary professional services rendered in connection with the strategic alliance with MUTUALFIRST Financial, Inc. scheduled to be completed by calendar year end.

INCOME TAX EXPENSE. Income tax expense for the year ended June 30, 2000, totaled $291,000, a decrease of $891,000 from the expense recorded in 1999, as low-income housing credits increased for 2000 compared to 1999. Low-income housing tax credits totaled $455,000 and $11,000 for the years ended June 30, 2000, and 1999, respectively.

CHANGES IN FINANCIAL POSITION AND RESULTS OF AOPERATIONS FOR YEAR ENDED JUNE 30, 1999, COMPARED TO JUNE 30, 1998

GENERAL. Marion Capital's total assets were $197.1 million at June 30, 1999, an increase of $3.1 million or 1.6% from June 30, 1998. During 1999, average interest-earning assets increased $8.8 million, or 5.2%, while average interest-bearing liabilities increased $14.3 million or 10.3%, compared to June 30, 1998. Cash and cash equivalents and investment securities increased $1.7 million, or 16.5%, primarily as a result of a slower growth in the loan portfolio. Net loans, including loans held for sale, increased $1.6 million, or 1.0%, primarily from originations of non-mortgage loans. Certain loans originated during the year were sold to other investors. All such loans were consummated at the time of origination of the loan, and at June 30, 1999, $327,000 of loans were held for sale pending settlement. There were $877,000 of loans in the portfolio held for sale at June 30, 1998. Deposits increased $7.7 million, to $142.1 million, or 5.7%, at June 30, 1999 from the amount reported last year.

Marion Capital's net income for the year ended June 30, 1999 was $2.1 million, a decrease of $200,000, or 8.6% from the results for the year ended June 30, 1998. This decrease in net income resulted substantially from an increased effective tax rate from 27% to 36%. This increase in the effective tax rate was the result of the expiration of federal income tax credits generated from an investment in a limited partnership. These credits will resume in the upcoming year from another limited partnership investment. Net interest income increased $85,000, or 1.2% from the previous year. The provision for losses on loans was $227,000 for 1999 compared to $59,000 for 1998. Other income increased by $385,000 for 1999 over 1998.

INTEREST INCOME. Marion Capital's total interest income for the year ended June 30, 1999 was $15.0 million, which was a 4.5% increase or $648,000, from interest income for the year ended June 30, 1998. A net volume increase in interest-earning assets accounts for this increase offset partially by rate decreases.

INTEREST EXPENSE. Total interest expense for the year ended June 30, 1999, was $7.7 million, which was an increase of $563,000, or 7.9% from interest expense for the year ended June 30, 1998. This increase resulted principally from an increase in interest-bearing liabilities while average interest costs declined from 5.11% to 5.00%.

PROVISION FOR LOSSES ON LOANS. The provision for the year ended June 30, 1999, was $227,000, compared to $59,000 in 1998. The 1999 chargeoffs totaled $42,000, compared to the prior year net chargeoffs of $4,000. The ratio of the allowance for loan losses to total loans increased from 1.25% at June 30, 1998, to 1.35% at June 30, 1999. The ratio of allowance for loan losses to nonperforming loans decreased from 107.71% at June 30, 1998, to 68.24% at June 30, 1999 as a result of an increase in nonperforming loans, which were considered by management in increasing the 1999 provision and year end allowance. The 1999 provision and resulting level of the allowance for loan losses was determined, as for any period, based on the evaluation of nonperforming loans and other classified loans, changes in the composition of the loan portfolio with allowance allocations made by loan type, past loss experience, the amount of loans outstanding and current economic conditions.

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



The allowance for loan losses is computed by assigning an estimated loss percentage to loans outstanding in each category of loans held in the portfolio. All categories of loans, including multi-family, commercial real estate and other commercial, and consumer loans, are assigned a higher percentage than single-family loans based on greater risk factors inherent in these types of loans. In addition to maintaining the allowance as a percentage of the outstanding loans in the portfolio, additional reserves are provided for nonperforming loans and other classified loans based on management's assessment of impairment, if any. Individual loans are specifically analyzed to determine an estimate of loss, and those specific allocations are then included as part of the loan loss allowance. Historically, Marion Capital has been able to minimize its losses on loans in relation to the allowance and loans outstanding. Management considers the allowance to be adequate and will continue to monitor the allowance for loan losses at least on a quarterly basis and adjust the provision accordingly to maintain the allowance for loan losses at the prescribed level.

OTHER INCOME. Marion Capital's other income for the year ended June 30, 1999, totaled $789,000, compared to $404,000 for 1998, an increase of $385,000. This increase was due primarily to increased service charge income of $113,000 from changes in fee structure, increased gains on loan sales of $61,000 and increased income on life insurance maintained by Marion Capital of $96,000.

OTHER EXPENSES. Marion Capital's other expenses for the year ended June 30, 1999, totaled $4.6 million, an increase of $178,000, or 4.1%, from the year ended June 30, 1998. Salaries and employee benefits expense increased $130,000 or 5.1% from the previous year. Operations for 1998 included $190,000 in foreclosed real estate expenses from operating a nursing home acquired as a result of a deed in lieu of foreclosure. Occupancy expense, equipment expense and data processing expense also increased as a result of Marion Capital adding the two new local locations and adding new technology and expanded product delivery systems.

INCOME TAX EXPENSE. Income tax expense for the year ended June 30, 1999, totaled $1,183,000, an increase of $324,000 over the expense recorded in1998 as low income housing credits decreased for 1999 compared to 1998. Low-income housing tax credits totaled $11,000 and $338,000 for the years ended June 30, 1999, and1998 respectively.

LIQUIDITY AND CAPITAL RESOURCES

Marion Capital's primary source of funds is its deposits. To a lesser extent, Marion Capital has also relied upon loan payments and payoffs and Federal Home Loan Bank ("FHLB") advances as sources of funds. Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows can fluctuate significantly, being influenced by interest rates, general economic conditions and competition. First Federal attempts to price its deposits to meet its asset/liability management objectives consistent with local market conditions. First Federal's access to FHLB advances is limited to approximately 62% of First Federal's available collateral. At June 30, 2000, such available collateral totaled $99.8 million. Based on existing FHLB lending policies, Marion Capital could have obtained approximately $29.1 million in additional advances.

First Federal's deposits have remained relatively stable, with balances between $143 and $130 million, for the three years in the period ended June 30, 2000. The percentage of IRA deposits to total deposits has decreased from 24.4% ($29.7 million) at June 30, 1997, to 22.0% ($28.9 million) at June 30, 2000. During the same period, deposits in withdrawable accounts have decreased from 30.3% ($36.9 million) of total deposits at June 30, 1997, to 29.0% ($37.9 million) at June 30, 2000. This change in deposit composition has not had a significant effect on First Federal's liquidity. The impact on results of operations from this change in deposit composition has been a reduction in interest expense on deposits due to a decrease in the average cost of funds. It is estimated that yields and net interest margin would increase in periods of rising interest rates since short-term assets reprice more rapidly than short-term liabilities. In periods of falling interest rates, little change in yields or net interest margin is expected since First Federal has interest rate minimums on a significant portion of its interest-earning assets.

Federal regulations require First Federal to maintain minimum levels of liquid assets (cash, certain time deposits, bankers' acceptances, specified United States Government, state or federal agency obligations, shares of mutual funds and certain corporate debt securities and commercial paper) equal to an amount not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement may be

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



changed from time to time by the OTS to an amount within the range of 4% to 10% depending upon economic conditions and savings flows of member institutions. The OTS recently lowered the level of liquid assets that must be held by a savings association from 5% to 4% of the association's net withdrawable accounts plus short-term borrowings based upon the average daily balance of such liquid assets for each quarter of the association's fiscal year. First Federal has historically maintained its liquidity ratio at a level in excess of that required. At June 30, 2000, First Federal's liquidity ratio was 8.5% and has averaged 8.6% over the past three years.

Liquidity management is both a daily and long-term responsibility of management. First Federal adjusts liquid assets based upon management's assessment of (i) expected loan demand, (ii) projected loan sales, (iii) expected deposit flows,
(iv) yields available on interest-bearing deposits, and (v) the objectives of its asset/liability management program. Excess liquidity is invested generally in federal funds and mutual funds investing in government obligations and adjustable-rate or short-term mortgage-related securities. If First Federal requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB of Indianapolis and collateral eligible for repurchase agreements.

Cash flows for Marion Capital are of three major types. Cash flow from operating activities consists primarily of net income. Investing activities generate cash flows through the origination and principal collections on loans as well as the purchases and maturities of investments. The Gas City branch acquisition generated $11.9 million in cash flows for 1998. Cash flows from financing activities include savings deposits, withdrawals and maturities and changes in borrowings. The following table summarizes cash flows for each of the three years in the period ended June 30, 2000:



                                                       Year Ended June 30,
                                          ----------------------------------------------
                                              2000             1999             1998
                                          ------------     ------------     ------------
                                                       (Dollars in Thousands)


Operating activities                        $ 2,645         $  3,069          $  1,436
                                            -------         --------          --------
Investing activities:
  Investment purchases                       (1,928)             ---              (737)
  Investment maturities                       2,000            2,003             2,844
  Net change in loans                           261           (2,164)          (15,375)
  Cash received in branch acquisition           ---              ---            11,873
  Premiums paid on life insurance            (5,950)             ---               ---
  Proceeds from life insurance                1,420              ---               554
  Cash disbursed in branch sale              (8,593)             ---               ---
  Other investing activities                   (336)            (297)             (420)
                                            -------         --------          --------
                                            (13,126)            (458)           (1,261)
                                            -------         ---------         --------
Financing activities:
  Deposit increases (decreases)              (2,473)           7,672              (220)
  Borrowings                                 20,200            4,267            10,656
  Payments on borrowings                     (7,140)          (2,811)           (5,201)
  Repurchase of common stock                 (1,308)          (6,891)           (2,707)
  Dividends paid                             (1,211)          (1,346)           (1,557)
  Other financing activities                    106              216               366
                                            -------         --------          --------
                                              8,174            1,107             1,337
                                            -------         --------          --------
Net change in cash and cash equivalents     $(2,307)        $  3,718          $  1,512
                                            =======         ========          ========


Loan sales during the periods are predominantly from the origination of commercial real estate loans where the principal balance in excess of Marion Capital's retained amount is sold to a participating financial institution. These investors are obtained prior to the origination of the loan and the sale of participating interests does not result in any gain or loss to Marion Capital. One-to-four residential mortgage loans are also originated and sold in the secondary market. Marion Capital considers its liquidity and capital resources to be adequate to meet its foreseeable short and long-term needs. Marion Capital anticipates that it will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, its other material commitments and long-term liabilities. At June 30,

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



2000, Marion Capital had outstanding commitments to originate mortgage loans of $1.6 million. In addition, Marion Capital had consumer and commercial loan commitments of $6.8 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2000, totaled $39.7 million. Based upon historical deposit flow data, Marion Capital's competitive pricing in its market and management's experience, management believes that a significant portion of such deposits will remain with Marion Capital. At June 30, 2000, Marion Capital had $15.9 million of FHLB advances which mature in one year or less. Since First Federal's conversion in March 1993, Marion Capital has paid quarterly dividends in each quarter, amounting to $.125 for each of the first four quarters, $.15 per share for each of the second four quarters, $.18 per share for each of the third four quarters, $.20 per share for each of the fourth four quarters, and $.22 in each quarter thereafter through June 30, 2000.

During the year ended June 30, 2000, Marion Capital repurchased 70,700 shares of common stock in the open market at an average cost of $18.51, or 81% of average book value. This repurchase amounted to 5% of the outstanding stock. During the year ended June 30, 1999, Marion Capital repurchased 292,550 shares of common stock in the open market at an average cost of $23.55, or approximately 106% of average book value. This repurchase amounted to 17.2% of the outstanding stock. During the year ended June 30, 1998, Marion Capital repurchased 96,979 shares of common stock in the open market at an average cost of $27.91, or approximately 126.4% of average book value. This repurchase amounted to 5.5% of the outstanding stock. These open-market purchases are intended to enhance the book value per share and enhance potential for growth in earnings per share. During the past five years, Marion Capital has reduced its capital ratio from 24.24% at June 30, 1995, to 15.98% at June 30, 2000. At the same time, the liquidity ratio has been reduced from 18.2% at June 30, 1995, to 8.5% at June 30, 2000. Although these repurchases have reduced the liquidity ratios, Marion Capital still maintains an adequate level of liquid assets averaging 8.6% over the past three years in view of current OTS requirements of 5%. By completing these repurchase programs, Marion Capital has been able to reduce its excess liquidity position and also its excess capital position to become better leveraged. Prior to each repurchase program that is initiated by the Board of Directors, a thorough evaluation analysis is performed to determine that the cash repurchase program would not adversely affect the liquidity demands that may arise in the normal operation of Marion Capital.

First Federal has entered into agreements with certain officers and directors which provide that, upon their death, their beneficiaries will be entitled to receive certain benefits. These benefits are to be funded primarily by the proceeds of insurance policies owned by First Federal on the lives of the officers and directors. If the insurance companies issuing the policies are not able to perform under the contracts at the dates of death of the officers or directors, there would be an adverse effect on Marion Capital's operating results, financial condition and liquidity. Under currently effective capital regulations, savings associations currently must meet a 4.0% core capital requirement and a total risk-based capital to risk-weighted assets ratio of 8.0%. At June 30, 2000, First Federal's core capital ratio was 14.2% and its total risk-based capital to risk-weighted assets ratio was 20.4%. Therefore, First Federal's capital significantly exceeds all of the capital requirements currently in effect.

IMPACT OF INFLATION

The audited consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

The primary assets and liabilities of savings institutions such as First Federal are monetary in nature. As a result, interest rates have a more significant impact on First Federal's performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturity structures of First Federal's assets and liabilities are critical to the maintenance of acceptable performance levels.

The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of other expense. Such expense items as employee compensation, employee benefits, and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans made by First Federal.

NEW ACCOUNTING PRONOUNCEMENTS

Accounting for Derivative Instruments and Hedging Activities. Statement of Financial Accounting Standards ("SFAS") No. 133 requires companies to record derivatives on the balance sheet at their fair value. SFAS No. 133 also acknowledges that the method of recording a gain or loss depends on the use of the derivative. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency- denominated forecasted transaction.

     o For a derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

     o For a derivative designated as hedging the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge), the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

     o For a derivative designated as hedging the foreign currency exposure of a net investment in a foreign operation, the gain or loss is reported in other comprehensive income (outside earnings) as part of the cumulative translation adjustment. The accounting for a fair value hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of an unrecognized firm commitment or an available-for-sale security. Similarly, the accounting for a cash flow hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of a foreign-currency-denominated forecasted transaction.

     o For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.

The new Statement applies to all entities. If hedge accounting is elected by the entity, the method of assessing the effectiveness of the hedging derivative and the measurement approach of determining the hedge's ineffectiveness must be established at the inception of the hedge.

SFAS No. 133 amends SFAS No. 52 and supercedes SFAS Nos. 80, 105, and 119. SFAS No. 107 is amended to include the disclosure provisions about the concentrations of credit risk from SFAS No. 105. Several Emerging Issues Task Force consensuses are also changed or nullified by the provisions of SFAS No. 133.

SFAS No. 133 was to be effective for all fiscal years beginning after June 15, 1999. The implementation date was deferred, and SFAS No. 133 will now be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

ASSET/LIABILITY MANAGEMENT

First Federal Savings Bank of Marion is subject to interest rate risk to the degree that its interest-bearing liabilities, primarily deposits with short- and medium-term maturities, mature or reprice at different rates than its interest-earning assets. Although having liabilities that mature or reprice less frequently on average than assets will be beneficial in times of rising interest rates, such an asset/liability structure will result in lower net income during periods of declining interest rates, unless offset by other factors.

First Federal Savings Bank of Marion protects against problems arising in a falling interest rate environment by requiring interest rate minimums on its residential and commercial real estate adjustable-rate mortgages and against problems arising in a rising interest rate environment by having in excess of 85% of its mortgage loans with adjustable rate features. Management believes that these minimums, which establish floors below which the loan interest rate cannot decline, will continue to reduce its interest rate vulnerability in a declining interest rate environment. For the loans which do not adjust because of the interest rate minimums, there is an increased risk of prepayment.

First Federal Savings Bank of Marion believes it is critical to manage the relationship between interest rates and the effect on its net portfolio value ("NPV"). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. First Federal Savings Bank of Marion manages assets and liabilities within the context of the marketplace, regulatory limitations and within its limits on the amount of change in NPV which is acceptable given certain interest rate changes.

The OTS issued a regulation, which uses a net market value methodology to measure the interest rate risk exposure of savings associations. Under this OTS regulation, an institution's "normal" level of interest rate risk in the event of an assumed change in interest related is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Savings associations with over $300 million in assets or less than a 12% risk-based capital ratio are required to file OTS Schedule CMR. Data from Schedule CMR is used by the OTS to calculate changes in NPV (and the related "normal" level of interest rate risk) based upon certain interest rate changes (discussed below). Associations which do not meet either of the filing requirements are not required to file OTS Schedule CMR, but may do so voluntarily. As First Federal Savings Bank of Marion does not meet either of these requirements, it is not required to file Schedule CMR, although it does so voluntarily. Under the regulation, associations which must file are required to take a deduction (the interest rate risk capital component) from their total capital available to calculate their risk-based capital requirement if their interest rate exposure is greater than "normal." The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets.

Presented below, as of June 30, 2000 and 1999, is an analysis performed by the OTS of First Federal Savings Bank of Marion's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points. At June 30, 2000 and 1999, 2% of the present value of First Federal Savings Bank of Marion's assets were approximately $3.9 million and $3.9 million. Because the interest rate risk of a 200 basis point decrease in market rates (which was greater than the interest rate risk of a 200 basis point increase) was $1.2 million at June 30, 2000 and $1.8 million at June 30, 1999, First Federal Savings Bank of Marion would not have been required to make a deduction from its total capital available to calculate its risk based capital requirement if it had been subject to the OTS's reporting requirements under this methodology.


                                      Interest Rate Risk As of June 30, 2000


             Change Net Portfolio Value                       NPV as % of Present Value of Assets
----------------------------------------------------  ---------------------------------------------------
    In Rates          $ Amount          $ Change          % Change          NPV Ratio          Change
----------------  ----------------  ----------------  ----------------  -----------------  --------------
                                          (Dollars in Thousands)

+300 bp*               $30,465          $(1,736)               (5)%              16.33%       (27) bp
+200 bp                 31,504             (697)               (2)               16.63          3  bp
+100 bp                 32,134              (67)                0                16.74         14  bp
   0 bp                 32,201                                                   16.60
-100 bp                 31,771             (429)               (1)               16.24        (36) bp
-200 bp                 30,993           (1,207)               (4)               15.73        (86) bp
-300 bp                 30,499           (1,702)               (5)               15.35       (125) bp



                                      Interest Rate Risk As of June 30, 1999


             Change Net Portfolio Value                       NPV as % of Present Value of Assets
----------------------------------------------------  ---------------------------------------------------
    In Rates          $ Amount          $ Change          % Change          NPV Ratio          Change
----------------  ----------------  ----------------  ----------------  -----------------  --------------
                                          (Dollars in Thousands)

+300 bp               $32,838            $(978)               (3)%              17.33%         0  bp
+200 bp                33,941              125                 0                17.67         34  bp
+100 bp                34,304              487                 1                17.68         35  bp
   0 bp                33,816                                                   17.33
-100 bp                32,838             (978)               (3)               16.76        (56) bp
-200 bp                32,053           (1,763)               (5)               16.28       (105) bp
-300 bp                31,762           (2,054)               (6)               16.01       (132) bp



*  Basis points.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented above. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Most of First Federal Savings Bank of Marion's adjustable-rate loans have interest rate minimums of at least 6.25% for residential loans and 8.25% for commercial real estate loans. Currently, originations of residential adjustable-rate mortgages have interest rate minimums of at least 7.5%. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase although First Federal Savings Bank of Marion does underwrite these mortgages at approximately 2.5% above the origination rate. Marion Capital considers all of these factors in monitoring its exposure to interest rate risk.

                        BUSINESS OF MARION CAPITAL

Marion Capital is an Indiana corporation organized on November 23, 1992, to become a unitary savings and loan holding company. Marion Capital became a unitary savings and loan holding company upon the conversion of First Federal Savings Bank of Marion from a federal mutual savings bank to a federal stock savings bank on March 18, 1993. The principal asset of Marion Capital consists of 100% of the issued and outstanding shares of common stock, $0.01 par value per share, of First Federal Savings Bank of Marion. First Federal began operations in Marion, Indiana, as a federal savings and loan association in 1936, and converted to a federal mutual savings bank in 1986.

First Federal offers a number of consumer and commercial financial services. These services include: (i) residential and commercial real estate loans; (ii) multi-family loans; (iii) construction loans; (iv) installment loans; (v) loans secured by deposits; (vi) auto loans; (vii) NOW accounts; (viii) consumer and commercial demand and time deposit accounts; (ix) individual retirement accounts; and (x) tax deferred annuities and mutual funds through its service corporation subsidiary, First Marion Service Corporation ("First Marion"). First Federal provides these services at three full-service offices, two in Marion, and one in Gas City, Indiana. First Federal's market area for loans and deposits consists of Grant and surrounding counties.

Marion Capital's primary source of revenue is interest income from First Federal's lending activities. First Federal's principal lending activity is the origination of conventional mortgage loans to enable borrowers to purchase or refinance one- to four-family residential real property. At June 30, 2000, 61.1% of Marion Capital's total loan portfolio consisted of conventional mortgage loans on residential real property. These loans are generally secured by first mortgages on the property. Substantially all of the residential real estate loans originated by First Federal are secured by properties located in Grant and surrounding counties. First Federal also offers secured and unsecured consumer-related loans (including installment loans, loans secured by deposits, home equity loans, and auto loans). Marion Capital has a significant commercial real estate portfolio, with a balance of $31.2 million at June 30, 2000, or 18.4% of total loans. First Federal also makes construction loans, which constituted $5.3 million or 3.1% of Marion Capital's total loans at June 30, 2000, and commercial loans, which are generally not secured by real estate, of $10.6 million, or 6.3%.

In the early 1980s most savings institutions' loan portfolios consisted of long-term fixed-rate loans which then carried low interest rates. At the same time, most savings associations had to pay competitive and high market interest rates in order to maintain deposits. This resulted in a "negative" interest spread. First Federal experienced these problems, but responded to them as changes in regulations over the period permitted, and has been quite successful in managing its interest rate risk. Among its strategies has been an emphasis on originating adjustable-rate mortgage loans ("ARMs") which permit First Federal to better match the interest it earns on mortgage loans with the interest it pays on deposits, with interest rate minimums. As of June 30, 2000, ARMs constituted 86.6% of Marion Capital's total mortgage loan portfolio. Additionally, First Federal attempts to lengthen liability repricing by aggressively pricing longer term certificates of deposit during periods of relatively low interest rates and investing in intermediate-term or variable-rate investment securities.

LENDING ACTIVITIES

LOAN PORTFOLIO DATA. The following table sets forth the composition of Marion Capital's loan portfolio by loan type and security type as of the dates indicated, including a reconciliation of gross loans receivable after consideration of the allowance for loan losses and deferred net loan fees on loans.

                                                                    At June 30,
                                       ----------------------------------------------------------------------
                                               2000                    1999                     1998
                                       ----------------------  ----------------------  ----------------------
                                                   Percent of              Percent of              Percent of
                                          Amount      Total       Amount      Total      Amount       Total
                                       ----------- ----------  ----------- ----------  ----------- ----------
                                                                (Dollars in Thousands)
TYPE OF LOAN
Mortgage loans
     Residential                         $103,959     61.11%   $101,512       59.18%   $103,719      61.14%
     Commercial real estate                31,231     18.36      32,918       19.19      31,857      18.78
     Multi-family                           8,549      5.03       9,295        5.42      11,014       6.49
Construction
     Residential                            4,399      2.59       3,674        2.14       2,742       1.62
     Commercial real estate                   898      0.53       2,658        1.55       4,542       2.68
     Multi-family                             ---       ---         ---         ---         ---        ---
Consumer loans
     Installment loans                      3,397      2.00       3,957        2.31       2,417       1.42
     Loans secured by deposits                635      0.37         867         .50       1,027        .61
     Home equity loans                      4,709      2.77       3,665        2.14       2,496       1.47
     Auto loans                             1,690      0.99       2,075        1.21       1,323        .78
Commercial loans                           10,640      6.25      10,914        6.36       8,511       5.01
                                         --------    ------    --------      ------    --------     ------
Gross loans receivable                   $170,107    100.00%   $171,535      100.00%   $169,648     100.00%
                                         ========    ======    ========      ======    ========     ======
TYPE OF SECURITY
     Residential (1)                     $113,067     66.47%   $108,851       63.46%   $108,957      64.23%
     Commercial real estate                32,129     18.89      35,576       20.74      36,399      21.46
     Multi-family                           8,549      5.03       9,295        5.42      11,014       6.49
     Autos                                  1,690      0.99       2,075        1.21       1,323        .78
     Deposits                                 635      0.37         867         .50       1,027        .61
     Other security                        10,640      6.25      10,914        6.36       8,511       5.01
     Unsecured                              3,397      2.00       3,957        2.31       2,417       1.42
                                         --------    ------    --------      ------    --------    ------
Gross loans receivable                    170,107    100.00     171,535      100.00     169,648     100.00
                                         --------    ------    --------      ------   ---------     ------
Deduct:
Allowance for loan losses                   2,283      1.34       2,272        1.33       2,087      1.23
Deferred net loan fees                        235      0.14         270         .16         300       .18
Loans in process                            2,611      1.54       3,196        1.86       3,663      2.16
                                         --------    ------    --------      ------    --------    ------
     Net loans receivable                $164,978     96.98%   $165,797       96.65%   $163,598     96.43%
                                         ========    ======    ========      ======    ========    ======
Mortgage loans
     Adjustable rate                     $129,052     86.59%   $128,554       85.67%   $130,100     84.55%
     Fixed rate                            19,984     13.41      21,503       14.33      23,774     15.45
                                         --------    ------    --------      ------    --------    ------
     Total                               $149,036    100.00%    150,057      100.00%    153,874    100.00
                                         ========    ======    ========      ======    ========    ======

                                                          At June 30,
                                       ----------------------------------------------
                                                 1997                  1996
                                       ----------------------- ----------------------
                                                    Percent of             Percent of
                                           Amount      Total      Amount     Total
                                        ----------- ---------- ----------- ----------
                                                     (Dollars in Thousands)
TYPE OF LOAN
Mortgage loans
     Residential                         $ 97,017      63.42%   $ 87,106     58.85%
     Commercial real estate                31,122      20.35      36,170     24.43
     Multi-family                          11,394       7.45      15,573     10.52
Construction
     Residential                            3,555       2.32       3,904      2.64
     Commercial real estate                 1,144        .75         506       .34
     Multi-family                             ---        ---         584       .39
Consumer loans
     Installment loans                      3,613       2.37       2,725      1.85
     Loans secured by deposits                895        .58         883       .60
     Home equity loans                      1,376        .90         399       .27
     Auto loans                               325        .21         169       .11
Commercial loans                            2,525       1.65           7       .00
                                         --------     ------    --------    ------
Gross loans receivable                   $152,966     100.00%   $148,026    100.00%
                                         ========     ======    ========    ======
TYPE OF SECURITY
     Residential (1)                     $101,948      66.65%   $ 91,409     61.75%
     Commercial real estate                32,266      21.09      36,676     24.78
     Multi-family                          11,394       7.45      16,157     10.91
     Autos                                    325        .21         169       .11
     Deposits                                 895        .58         883       .60
     Other security                         2,525       1.65           7       .00
     Unsecured                              3,613       2.37       2,725      1.85
                                         --------     ------    --------    ------
Gross loans receivable                    152,966     100.00     148,026    100.00
                                         --------     ------    --------    ------
Deduct:
Allowance for loan losses                   2,032       1.33       2,009      1.36
Deferred net loan fees                        277        .18         313       .21
Loans in process                            2,626       1.72       2,539      1.71
                                         --------     ------    --------    ------
     Net loans receivable                $148,031      96.77%   $143,165     96.72%
                                         ========     ======    ========    ======
Mortgage loans
     Adjustable rate                     $128,799      89.30%   $128,811     89.55%
     Fixed rate                            15,433      10.70      15,032     10.45
                                         --------     ------    --------    ------
     Total                               $144,232     100.00    $143,843    100.00%
                                         ========     ======    ========    ======
                                                     118


The following table sets forth certain information at June 30, 2000, regarding the dollar amount of loans maturing in Marion Capital's loan portfolio based on the date that final payment is due under the terms of the loan. Demand loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less. This schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses. Management expects prepayments will cause actual maturities to be shorter.

                                                                          Due During Years Ended June 30,
                                            --------------------------------------------------------------------------------------
                            Balance Out                                             2004        2006          2011         2016
                            standing at                                              to          to            to           and
                           June 30, 2000        2001        2002         2003       2005        2010          2015       following
                         ----------------     -------     -------      -------     ------      -----         ------      ---------
Mortgage loans:
  Residential               $108,358          $  325      $  377        $357      $1,754      $13,545       $32,008       $59,992
  Multi-family                 8,549           1,045          88         ---         456        2,901         2,385         1,674
  Commercial real
   estate                     32,129             702         264         187       1,532       10,370        13,204         5,870
Consumer loans:
  Home equity                  4,709             ---         ---         ---         ---           51           ---         4,658
  Auto                         1,690              49         184         384       1,073          ---           ---           ---
  Installment                  3,397             430         286         566       1,710          327            68            10
  Loans secured by
   deposits                      635             209           5          68          18          ---           335           ---
Commercial loans              10,640           2,751         322         446         897        5,920           304           ---
                            --------          ------      ------      ------      ------      -------    ----------       -------
  Total                     $170,107          $5,511      $1,526      $2,008      $7,440      $33,114       $48,304       $72,204
                            ========          ======      ======      ======      ======      =======       =======       =======


The following table sets forth, as of June 30, 2000, the dollar amount of all loans due after one year which have fixed interest rates and floating or adjustable interest rates.



                                            Due After June 30, 2001
                                   -----------------------------------------
                                   Fixed Rates      Variable Rates    Total
                                   -----------      -------------     -----
                                                 (Dollars in Thousands)
Mortgage loans:
  Residential                       $10,493           $ 97,540      $108,033
  Multi-family                        1,602              5,902         7,504
  Commercial real estate              3,361             28,066        31,427

Consumer loans:
  Home equity                           ---              4,709         4,709
  Auto                                1,641                ---         1,641
  Installment                         2,940                 27         2,967
  Loan secured by deposits              426                ---           426
Commercial loans                      6,822              1,067         7,889
                                    -------           --------      --------
  Total                             $27,285           $137,311      $164,596
                                    =======           ========      ========

RESIDENTIAL LOANS. Residential loans consist of one-to-four family loans. Approximately $104.0 million, or 61.1%, of Marion Capital's portfolio of loans at June 30, 2000, consisted of one- to four-family mortgage loans, of which approximately 86.9% had adjustable rates. Marion Capital is currently selling to the Federal Home Loan Mortgage Corporation (the "FHLMC") 95% of the principal balance on fixed rate loans originated with terms in excess of 15 years and retaining all of the servicing rights on these loans. The option to retain or sell fixed rate loans will be evaluated from time to time. During the year ended June 30, 2000, $1.6 million in loans were sold to FHLMC.

First Federal originates fixed-rate loans with terms of up to 30 years. Some loans are originated in accordance with guidelines established by FHLMC to facilitate the sale of such loans to FHLMC in the secondary market. These loans amortize on a monthly basis with principal and interest due each month. As mentioned above, a few of these loans originated with terms in excess of 15 years, or annual interest rates below 8.5%, were sold to FHLMC

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


promptly after they were originated. First Federal retained 5% of the principal balance of such sold loans as well as the servicing on all of such sold loans. At June 30, 2000, Marion Capital had $10.5 million of fixed rate residential mortgage loans which were originated in prior years in its portfolio with maturities beyond June 30, 2001, none of which were held for sale.

Most ARMs adjust on an annual basis, although First Federal currently offers a five-year ARM which has a fixed rate for five years, and a three-year ARM which has a fixed rate for three years. Both of these ARMs adjust annually after the initial period is over. Currently, the ARMs have an interest rate average minimum of 6.5% and average maximum of 13.5%. The interest rate adjustment for substantially all of First Federal's ARMs is indexed to the One-Year Treasury Constant Maturity Index. On new residential mortgage loans, the margin above such index currently is 3.00%. First Federal offers ARMs with maximum rate changes of 2% per adjustment, and an average of 6.0% over the life of the loan. Generally made for terms of up to 25 years, First Federal's ARMs are not made on terms that conform with the standard underwriting criteria of FHLMC or the Federal National Mortgage Association (the "FNMA"), thereby making resale of such loans difficult. To better protect Marion Capital against rising interest rates, First Federal underwrites its residential ARMs based on the borrower's ability to repay the loan assuming a rate equal to approximately 2% above the initial rate payable if the loan remained constant during the loan term.

Although First Federal's residential mortgage loans are generally amortized over a 25-year period, residential mortgage loans generally are paid off before maturity. Substantially all of the residential mortgage loans that First Federal has originated include "due on sale" clauses, which give First Federal the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid.

First Federal generally requires private mortgage insurance on all conventional residential single-family mortgage loans with loan-to-value ratios in excess of 90%. First Federal generally will not lend more than 95% of the lower of current cost or appraised value of a residential single family property. In July 1995, First Federal's wholly-owned subsidiary, First Marion, began a 100% financing program pursuant to which First Federal would originate an 80% loan-to-value first mortgage loan using its normal underwriting standard and First Marion would finance the remaining 20%. The second mortgage loan originated by First Marion is a fixed rate mortgage loan with an interest rate of 10% and a term not to exceed 15 years. At June 30, 2000, these loans amounted to $2.7 million.

Residential mortgage loans under $450,000 are approved by one of three senior officers given authority by the Board of Directors. Residential loans between $450,000 and $1.0 million can be approved by two of these three senior officers (one of which must be the president). All loan requests from $1.0 million to 1.5 million are approved by First Federal's Executive Committee. Loan requests in excess of $1.5 million are approved by First Federal's Board of Directors.

At June 30, 2000, residential mortgage loans amounting to $0.6 million, or 0.3% of total loans, were included in non-performing assets. See "--Non-performing and Problem Assets."

COMMERCIAL REAL ESTATE LOANS. At June 30, 2000, $31.2 million, or 18.4%, of Marion Capital's total loan portfolio consisted of mortgage loans secured by commercial real estate. The properties securing these loans consist primarily of nursing homes, office buildings, hotels, churches, warehouses and shopping centers. The commercial real estate loans, substantially all adjustable rate, are made for terms not exceeding 25 years, and generally require an 80% or lower loan-to-value ratio. Some require balloon payments after 5, 10 or 15 years. A number of different indices, including the 1, 3, and 5 year Treasury Bills, are used as the interest rate index for these loans. The commercial real estate loans generally have minimum interest rates of 9% and maximum interest rates of 15%. Most of these loans adjust annually, but Marion Capital has some 3-year and 5-year commercial real estate adjustable rate loans in its portfolio. The largest commercial real estate loan as of June 30, 2000, had a balance of $2.4 million.

Marion Capital held in its portfolio 18 commercial and multi-family real estate loans with balances in excess of $500,000 at June 30, 2000. The average loan balance for all such loans was $1,035,000. A significant proportion

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



of Marion Capital's commercial real estate loan portfolio consists of loans secured by nursing home properties. The balance of such loans totaled $11.5 million at June 30, 2000.

Current federal law limits a savings association's investment in commercial real estate loans to 400% of its capital. In addition, the application of the Qualified Thrift Lender Test has had the effect of limiting the aggregate investment in commercial real estate loans made by First Federal. See "Regulation -- Qualified Thrift Lender." First Federal currently complies with the limitations on investments in commercial real estate loans.

Commercial real estate loans involve greater risk than residential mortgage loans because payments on loans secured by income properties are often dependent on the successful operation or management of the properties and are generally larger. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. At June 30, 2000, Marion Capital had $1.3 million of non-performing loans classified as substandard, $0 as doubtful, $0 as loss and $3.1 million as special mention.

Marion Capital has a high concentration of loans secured by nursing homes. Like other commercial real estate loans, nursing home loans often involve large loan balances to single borrowers or groups of related borrowers, and have a higher degree of credit risk than residential mortgage lending. Loan payments are often dependent on the operation of the nursing home, the success of which is dependent upon the long-term health care industry. The risks inherent in such industry include the federal, state and local licensure and certification laws which regulate, among other things, the number of beds for which nursing care can be provided and the construction, acquisition and operation of such nursing facilities. The failure to obtain or maintain a required regulatory approval or license could prevent the nursing home from being reimbursed for costs incurred in offering its services or expanding its business. Moreover, a large percentage of nursing home revenues is derived from reimbursement by third party payors. Both governmental and other third party payors have adopted and are continuing to adopt cost containment measures designed to limit payment to health care providers, and changes in federal and state regulations in these areas could adversely affect such homes. Because of Marion Capital's concentration in this area, a decline in the nursing home industry could have a substantial adverse effect on Marion Capital's commercial real estate portfolio and, therefore, a substantial adverse effect on its operating results.

Commercial real estate loans in excess of $1.5 million must be approved in advance by First Federal's Board of Directors. Commercial real estate loans between $1.0 million and $1.5 million can be approved by First Federal's Executive Committee. Commercial real estate requests between $450,000 and $1.0 million require approval from two of three senior officers (one of which must be the president) authorized by First Federal's Board of Directors and a similar request below $450,000 requires approval from any one of these three same senior officers.

MULTI-FAMILY LOANS. At June 30, 2000, $8.5 million, or 5.0%, of Marion Capital's total loan portfolio consisted of mortgage loans secured by multi-family dwellings (those consisting of more than four units). All of Marion Capital's multi-family loans are secured by apartment complexes located in Indiana or Ohio. The average balance of all such multi-family mortgage loans was $368,000 as of June 30, 2000. The largest such multi-family mortgage loan as of June 30, 2000, had a balance of $1.1 million. As with First Federal's commercial real estate loans, multi-family mortgage loans are substantially all adjustable-rate loans, are written for terms not exceeding 25 years, and require at least an 80% loan-to-value ratio. At June 30, 2000, Marion Capital had $1.3 million in loans secured by multi-family dwellings which were included in non-performing assets and classified as substandard assets and $422,000 classified as special mention.

Multi-family loans, like commercial real estate loans, involve a greater risk than do residential loans. Also, the more stringent loans-to-one borrower limitation limits the ability of First Federal to make loans to developers of apartment complexes and other multi-family units.

CONSTRUCTION LOANS. First Federal offers construction loans with respect to owner-occupied residential and commercial real estate property and, in certain cases, to builders or developers constructing such properties on an investment basis (i.e., before the builder/developer obtains a commitment from a buyer). Most construction loans are made to owners who occupy the premises.


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



At June 30, 2000, $5.3 million, or 3.1%, of Marion Capital's total loan portfolio consisted of construction loans, of which approximately $4.4 million were residential construction loans and $0.9 million related to construction of commercial real estate projects. The largest construction loan on June 30, 2000, was $1.0 million.

For most construction loans, the loan is actually a 25-year mortgage loan, but interest only is payable during the construction phase of the loan up to 18 months, and such interest is charged only on the money disbursed under the loan. After the construction phase (typically 6 to 12 months), regular mortgage loan payments of principal and interest are due. Appraisals for these loans are completed, subject to completion of building plans and specifications.

Interest rates and fees vary for these loans. While construction is progressing, periodic inspections are performed for which First Federal assesses a fee.

While providing Marion Capital with a higher yield than a conventional mortgage loan, construction loans involve a higher level of risk. For example, if a project is not completed and the borrower defaults, First Federal may have to hire another contractor to complete the project at a higher cost. Also, a house may be completed, but may not be salable, resulting in the borrower defaulting and First Federal taking title to the house.

CONSUMER LOANS. Federal laws and regulations permit federally chartered savings associations to make secured and unsecured consumer loans in an aggregate amount of up to 35% of the association's total assets. In addition, a federally chartered savings association has lending authority above the 35% limit for certain consumer loans, such as property improvement loans and deposit account secured loans. However, the Qualified Thrift Lender test places additional limitations on a savings association's ability to make consumer loans.

Marion Capital's consumer loans, consisting primarily of installment loans, loans secured by deposits, and auto loans, aggregated $10.4 million as of June 30, 2000, or 6.1% of Marion Capital's total loan portfolio. Although consumer loans are currently only a small portion of its lending business, First Federal consistently originates consumer loans to meet the needs of its customers, and First Federal intends to originate more such loans to assist in meeting its asset/liability management goals.

First Federal makes installment loans of up to five years, which consisted of $3.4 million, or 2.0% of Marion Capital's total loan portfolio at June 30, 2000. Loans secured by deposits, totaling $635,000 at June 30, 2000, are made up to 90% of the original account balance and accrue at a rate of 2% over the underlying certificate of deposit rate. Variable rate home equity loans of up to 10 years, secured by second mortgages on the underlying residential property totaled $4.7 million, or 2.8% of Marion Capital's total loan portfolio at June 30, 2000. Automobile loans totaled only $1.7 million, or 1.0% and are made at fixed rates for terms of up to five years depending on the age of the automobile and the loan-to-value ratio for the loan. First Federal does not make indirect automobile loans.

Although consumer loans generally involve a higher level of risk than one- to four-family residential mortgage loans, their relatively higher yields and shorter terms to maturity are believed to be helpful in reducing the interest-rate risk of the loan portfolio. First Federal has thus far been successful in managing consumer loan risk. As of June 30, 2000, $28,000 of consumer loans were included in non-performing assets.

COMMERCIAL BUSINESS LENDING. At June 30, 2000, commercial business loans comprised $10.6 million, or 6.3% of First Federal's gross loan portfolio. Most of the commercial business loans have been extended to finance local businesses and include short term loans to finance machinery and equipment purchases, inventory and accounts receivable.

Unlike residential mortgage loans, commercial business loans are typically made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself, which, in turn, is often dependent in part upon general economic conditions. Commercial business loans are usually, but not always, secured by business assets. However, the collateral securing the loans may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business.


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



First Federal's commercial business lending policy includes credit file documentation and analysis of the borrower's background and the capacity to repay the loan, the accuracy of the borrower's capital and collateral as well as an evaluation of other conditions effecting the borrower. Analysis of the borrower's past, present and future cash flows is also an important aspect of First Federal's credit analysis. First Federal generally obtains personal guarantees on commercial business loans. Nonetheless, these loans are believed to carry higher credit risk than more traditional single family loans. At June 30, 2000, Marion Capital had 152,000 in commercial loans which were included in non-performing assets and classified as substandard and $27,000 classified as special mention.

LOANS TO ONE BORROWER. First Federal occasionally receives multiple loan requests from a single borrower. These requests are prudently underwritten based on First Federal's historical experience with the borrower, the loan amount compared to the collateral's value, the borrower's credit risk, and the financial position of the borrower, among other things. At June 30, 2000, the largest aggregate amount of loans to a single borrower totaled $4.4 million, an amount that complied with the loans to one borrower limitation in effect at the time the loans were originated. These loans are primarily secured by nursing homes located in Indiana; however, one of these loans is secured by a residential property owned by the borrower in Southern Indiana. As of the report date, all of the aforementioned loans were performing in accordance with the original terms extended by First Federal. In addition, First Federal reviews both the operating statements from the individual projects and the financial position of the borrower on an annual basis.

ORIGINATION, PURCHASE AND SALE OF LOANS. First Federal currently does not originate its ARMs in conformity with the standard criteria of the FHLMC or FNMA. First Federal would therefore experience some difficulty selling such loans in the secondary market, although most loans could be brought into conformity. First Federal has no intention, however, of attempting to sell such loans. First Federal's ARMs vary from secondary market criteria because First Federal does not use the standard loan form, does not require current property surveys in most cases, and does not permit the conversion of those loans to fixed-rate loans in the first three years of their term. These practices allow First Federal to keep the loan closing costs down.

Although First Federal currently has authority to lend anywhere in the United States, it has confined its loan origination activities primarily in Grant and contiguous counties. First Federal's loan originations are generated from referrals from builders, developers, real estate brokers and existing customers, newspaper, radio and periodical advertising, and walk-in customers. Loans are originated at either the main or branch offices. All loan applications are processed and underwritten at First Federal's main office.

Under current federal law, a savings association generally may not make any loan or extend credit to a borrower or its related entities if the total of all such loans by the savings association exceeds 15% of its unimpaired capital and surplus. Additional amounts may be lent, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are fully secured by readily marketable collateral, including certain debt and equity securities but not including real estate. In some cases, a savings association may lend up to 30% of unimpaired capital and surplus to one borrower for purposes of developing domestic residential housing, provided that the association meets its regulatory capital requirements and the OTS authorizes the association to use this expanded lending authority. The maximum amount which First Federal could have loaned to one borrower and the borrower's related entities under the 15% of capital limitation was $4.2 million at June 30, 2000.

First Federal's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. To assess the borrower's ability to repay, First Federal studies the employment and credit history and information on the historical and projected income and expenses of its individual and corporate mortgagors.

First Federal uses independent appraisers to appraise the property securing its loans and requires title insurance or an abstract and a valid lien on its mortgaged real estate. Appraisals on real estate securing most real estate loans in excess of $250,000, are performed by either state-licensed or state-certified appraisers, depending on the type and size of the loan. First Federal requires fire and extended coverage insurance in amounts at least equal to the principal amount of the loan. It also requires flood insurance to protect the property securing its interest if the property is in a flood plain. Tax and insurance payments are required to be escrowed by First Federal on all loans

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



subject to private mortgage insurance, but this service is offered to all borrowers. Annual site visitations are made by licensed architects with respect to all commercial real estate loans in excess of $500,000.

First Federal applies consistent underwriting standards to the several types of consumer loans it makes to protect First Federal against the risks inherent in making such loans. Borrower character, credit history, net worth and underlying collateral are important considerations.

First Federal has historically participated in the secondary market as a seller of 95% of the principal balance of its long-term fixed rate mortgage loans, as described above, although First Federal has recently begun retaining such loans in Marion Capital's portfolio. The loans First Federal sells are designated for sale when originated. During the fiscal year ended June 30, 2000, First Federal sold $1.6 million of its fixed-rate mortgage loans, none of which were held for sale at June 30, 2000. First Federal obtains commitments from investors for the sale of such loans at their outstanding principal balance and these commitments are obtained prior to origination of the loans.

When it sells mortgage loans, First Federal generally retains the responsibility for collecting and remitting loan payments, inspecting the properties that secure the loans, making certain that monthly principal and interest payments and real estate tax and insurance payments are made on behalf of borrowers, and otherwise servicing the loans. Marion Capital receives a servicing fee for performing these services. The amount of fees received by Marion Capital varies, but is generally calculated as an amount equal to a rate of .25% per annum for commercial loans and .375% per annum for residential loans on the outstanding principal amount of the loans serviced. At June 30, 2000, Marion Capital serviced $33.5 million of loans sold to other parties of which $13.7 million, or 41.0%, were for loans sold to FHLMC; other service loans are participation loans sold to other financial institutions.

Marion Capital occasionally purchases participations to diversify its portfolio, to supplement local loan demand and to obtain more favorable yields. The participations purchased normally represent a portion of residential or commercial real estate loans originated by other Indiana financial institutions, most of which are secured by property located in Indiana. As of June 30, 2000, Marion Capital held in its loan portfolio, participations in mortgage loans aggregating $4.7 million that it had purchased, all of which were serviced by others. The largest such participation it held at June 30, 2000, was in a loan secured by an apartment complex. Marion Capital's portion of the outstanding balance on that date was approximately $1.1 million.

The following table shows loan origination, purchase, sale and repayment activity for First Federal during the periods indicated:


                                                                         Year Ended June 30,
                                                             --------------------------------------------
                                                               2000              1999              1998
                                                             --------          --------         ---------
                                                                           (In Thousands)

Gross loans receivable at beginning of period.............   $171,535          $169,648         $153,203
                                                             --------          --------         --------
Originations:
   Mortgage loans:
     Residential..........................................     30,972            41,622           37,309
     Commercial real estate and multi-family..............      5,359             6,923           13,949
                                                             --------          --------         --------
       Total mortgage loans...............................     36,331            48,545           51,258
                                                             --------          --------         --------
   Consumer loans:
     Installment loans....................................      2,990             7,534            7,170
     Loans secured by deposits............................        654               642              807
                                                             --------          --------         --------
     Total consumer loans................................       3,644             8,176            7,977
                                                             --------          --------         --------
   Commercial loans.......................................     11,402            12,784            6,664
                                                             --------          --------         --------
     Total originations...................................     51,377            69,505           65,899
                                                             --------          --------         --------
Purchases:
   Mortgage loans:
     Commercial real estate and
          multi-family....................................         52               ---              500
                                                             --------          --------         --------
     Total originations and purchases.....................     51,429            69,505           66,399
                                                             --------          --------         --------
Sales:
   Mortgage loans:
     Residential..........................................      1,579             8,044            1,429
     Commercial real estate and multi-family..............        ---               909            3,443
                                                             --------          --------         --------
       Total sales........................................      1,579             8,953            4,872
                                                             --------          --------         --------
Repayments and other deductions...........................     51,278            58,665           45,082
                                                             --------          --------         --------
Gross loans receivable at end of period...................   $170,107          $171,535         $169,648
                                                             ========          ========         ========


Origination and Other Fees. Marion Capital realizes income from fees for originating commercial real estate loans (equal to one or one-half of a percentage of the total principal amount of the loan), late charges, checking and NOW account service charges, fees for the sale of mortgage life insurance by First Federal, fees for servicing loans and fees for other miscellaneous services including money orders and travelers checks. In order to increase its competitive position with respect to other mortgage lenders, First Federal does not charge points on residential mortgage loans, but does so on its commercial real estate loans. Late charges are assessed if payment is not received within 15 days after it is due.

First Federal charges miscellaneous fees for appraisals, inspections (including an inspection fee for construction loans), obtaining credit reports, certain loan applications, recording and similar services. Marion Capital also collects fees for Visa applications which it refers to another financial institution. Marion Capital does not underwrite any of these credit card loans.

NON-PERFORMING AND PROBLEM ASSETS

Mortgage loans are reviewed by Marion Capital on a regular basis and are generally placed on a non-accrual status when the loans become contractually past due 90 days or more. Once a mortgage loan is fifteen days past due, a reminder is mailed to the borrower requesting payment by a specified date. At the end of each month, late notices are sent with respect to all mortgage loans at least 20 days delinquent. When loans are 30 days in default, a third notice imposing a late charge equal to 5% of the late principal and interest payment is imposed. Contact by phone or in person is made, if feasible, with respect to all mortgage loans 30 days or more in default. By the time a mortgage loan is 90 days past due, a letter is sent to the borrower demanding payment by a certain date and indicating that a foreclosure suit will be filed if this deadline is not met. The Board of Directors normally confers foreclosure authority at that time, but management may continue to work with the borrower if circumstances warrant.

Consumer and commercial loans other than mortgage loans are treated similarly. Interest income on consumer and other nonmortgage loans is accrued over the term of the loan except when serious doubt exists as to the collectibility of a loan, in which case the accrual of interest is discontinued. It is Marion Capital's policy to recognize losses on these loans as soon as they become apparent. Collateralized and noncollateralized consumer loans after 180 and 120 days of delinquency, respectively, are charged off.

NON-PERFORMING ASSETS. At June 30, 2000, $2.1 million, or 1.06% of Marion Capital's total assets, were non-performing assets (non-accrual loans, real estate owned and troubled debt restructurings), compared to $1.9 million, or 1.07% of Marion Capital's total assets, at June 30, 1996. At June 30, 2000, residential loans, multi-family, commercial real estate loans, commercial loans, consumer loans, and repossessed assets accounted for 26.2%, 61.9%, 7.2%, 0.1%, 1.2% and 3.4%, respectively, of non-performing assets.

At June 30, 2000, non-performing assets included $72,000 of repossessed assets compared to real estate acquired as a result of foreclosure, voluntary deed, or other means, of $183,000 at June 30, 1996. Real estate acquired is classified by Marion Capital as "real estate owned" or "REO" until it is sold. When property is so acquired, the value of the asset is recorded on the books of Marion Capital at the lower of the unpaid principal balance at the date of acquisition plus foreclosure and other related costs or at fair value. Interest accrual ceases when the collection of interest becomes doubtful, usually after the loan has been delinquent for 90 days or more. All costs incurred from the date of acquisition in maintaining the property are expensed.

The following table sets forth the amounts and categories of Marion Capital's non-performing assets (non-accrual loans, repossessed assets and troubled debt restructurings).

                                                                          At June 30,
                                             ----------------------------------------------------------------------
                                               2000            1999           1998            1997           1996
                                             --------        --------       --------        --------       --------
                                                                     (Dollars in Thousands)

Accruing loans delinquent
 more than 90 days                           $  ---          $  ---         $  ---          $  ---         $  ---
Non-accruing loans(1):
     Residential                                551           1,108          1,454           1,238          1,658
     Multi-family                               ---             462            ---             ---            ---
     Commercial real estate                   1,305           1,585            198             139             47
     Commercial loans                           152             153            268             ---            ---
     Consumer                                    28              21             18              34             11
Troubled debt restructurings                    ---             ---            ---             ---            ---
                                             ------          ------         ------          ------         ------
     Total non-performing loans               2,036           3,329          1,938           1,411          1,716
                                             ------          ------         ------          ------         ------
Repossessed assets, net                          72               2             31             ---            183
                                             ------          ------         ------          ------         ------
     Total non-performing assets             $2,108          $3,331         $1,969          $1,411         $1,899
                                             ======          ======         ======          ======         ======

Non-performing loans to total                  1.22%           1.98%          1.16%            .94%          1.18%
 loans, net (2)
Non-performing assets to total assets          1.06%           1.69%          1.02%            .81%          1.07%

-------------

(1) Marion Capital generally places mortgage loans on a nonaccrual status when the loans become contractually past due 90 days or more. Interest income previously accrued but not deemed collectible is reversed and charged against current income. Interest on these loans is then recognized as income when collected. For the year ended June 30, 2000, the income that would have been recorded had the non-accrual loans not been in a non-performing status totaled $195,000 compared to actual income recorded of $32,000.
(2) Total loans less deferred net loan fees and loans in process.

                                        126

CLASSIFIED ASSETS. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of Thrift Supervision ("OTS") to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "special mention" by management.

When an insured institution classifies problem assets as either substandard or doubtful, it must establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the institution's principal supervisory agent, who may order the establishment of additional general or specific loss allowances.

In connection with the filing of its periodic reports with the OTS and in accordance with its classification of assets policy, Marion Capital regularly reviews the problem loans in its portfolio to determine whether any loans require classification in accordance with applicable regulations. Total classified assets at June 30, 2000, were $7.3 million.

The following table sets forth the aggregate amount of Marion Capital's classified assets, and of the general and specific loss allowances as of the dates indicated.


                                                                             At June 30,
                                                -----------------------------------------------------------
                                                  2000          1999        1998         1997        1996
                                                --------      --------    --------     --------    --------
                                                                       (Dollars in Thousands)
Substandard assets (1)..................         $3,791        $3,060      $2,296       $1,546      $1,226
Doubtful assets ........................            ---           147         ---          ---         ---
Loss assets.............................            ---            93         ---          ---         ---
Special mention.........................          3,540         4,394       4,081          ---         ---
                                                 ------        ------      ------       ------      ------
   Total classified assets..............         $7,331        $7,694      $6,377       $1,546      $1,226
                                                 ======        ======      ======       ======      ======

General loss allowances.................         $2,008        $2,032      $2,087       $2,032      $2,009
Specific loss allowances................            275           240         ---          ---         ---
                                                 ------        ------      ------       ------      ------
   Total allowances.....................         $2,283        $2,272      $2,087       $2,032      $2,009
                                                 ======        ======      ======       ======      ======
-----------

(1)  Includes REO, net of $0.07, $0.0, $0.03, $0.0, and $0.2 million, respectively.

Marion Capital regularly reviews its loan portfolio to determine whether any loans require classification in accordance with applicable regulations. Not all assets classified by Marion Capital as substandard, doubtful or loss are included as non-performing assets, and not all of Marion Capital's non-performing assets constitute classified assets.

SUBSTANDARD ASSETS. At June 30, 2000, Marion Capital had 37 loans classified as substandard totaling approximately $3.7 million. Of the $3.7 million classified as substandard, $1.5 million is attributable to one borrower involving five loans secured by commercial real estate in various stages of completion. The loans were made as construction/permanent financing. Foreclosure has been filed and calculations performed to determine the net realizable value. To the extent that a loss appears probable, such loss has been included in the allowance for loan losses. In addition, $1.3 million is attributable to loans secured by multi-family dwellings. Also included in substandard assets are certain loans to facilitate the sale of the real estate owned, totaling $65,000 at June 30, 2000. These are former REO properties sold on contract that are included as substandard assets to the extent the loan balance exceeds the appraised value of the property. Also included in substandard assets at June 30, 2000, are slow mortgage loans (loans or contracts delinquent for generally 90 days or more) aggregating $606,000, and slow consumer loans totaling $219,000.

DOUBTFUL AND LOSS ASSETS. At June 30,2000, none of First Federal's assets were classified as doubtful or loss.

SPECIAL MENTION ASSETS. At June 30, 2000, First Federal's assets subject to special mention totaled $3.5 million. Included are one multi-family loan totaling $422,000, one commercial business loan totaling $27,000 and four nursing home loans totaling $3.1 million. All loans were classified as special mention due to financial statements indicating insufficient cash flow to meet all expenses. All of the above loans were current at June 30, 2000. First Federal classified $4.4 million as special mention at June 30, 1999, and $4.1 million were classified as special mention at June 30, 1998. No assets were classified as special mention at June 30, 1997 and 1996.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained through the provision for losses on loans, which is charged to earnings. The provision is used to adjust the level of the allowance from period to period based upon estimated losses and losses actually incurred. Loans or portions thereof are charged to the allowance when losses are determinable and considered probable. The provision is determined in conjunction with management's review and evaluation of current economic conditions, including those of First Federal's lending area, changes in the character and size of the loan portfolio, loan delinquencies (current status as well as past and anticipated trends) and adequacy of collateral securing loan delinquencies, non-performing and other classified loans, historical and estimated net charge-offs, and other pertinent information derived from a review of the loan portfolio. Marion Capital maintains the current level of the allowance partly in recognition of its increased risks inherent in its commercial real estate, construction, multi-family and commercial loan portfolios.

The allowance for loan losses computation includes assigning estimated loss percentage to loans outstanding in each category of loans held in the portfolio. All categories of loans, including multi-family, commercial real estate, construction, and other commercial and consumer loans, are assigned a loss percentage based on risk factors inherent in these types of loans. These loss percentages are based on risk estimate losses inherent in the portfolio, which First Federal believes are greater than historical loss percentages; historical losses are considered, but may not necessarily be indicative of future charge-offs in the entire portfolio. Residential mortgages are generally subject to lesser risk except during periods of economic downturns or unemployment. Other real estate loans are subject to risks of inadequate cash flows, concentrations in industries, size of individual loans and declining collateral values. Commercial loans are also subject to cash flow dependence, size of individual loans, industry conditions and borrower operations, and financial strength and character of borrower. Risk elements for consumer loans include economic conditions, employment factors, and character and adequacy of collateral. Estimated loss amounts by loan types are reviewed for reasonableness based on economic and business conditions at the time.

In addition to maintaining the allowance as a percentage of the outstanding loans in the portfolio, additional reserves are provided for non-performing loans and other classified loans based on management's assessment of impairment, if any. Individual loans are specifically analyzed to determine an estimate of loss, and those specific allocations are then included as part of the loan loss allowance.

The overall appropriateness of the allowance determined by management is based on its evaluation of then-existing economic and business conditions related to the loan portfolio, volumes and concentrations in commercial real estate type loans and in other categories with greater risk and non-performing and classified loans. If evaluation of loss has not more specifically been identified to a loan category or individual loans, evaluation of loss has been reflected in the unallocated portion of the allowance. In management's opinion, Marion Capital's allowance for loan losses is adequate at June 30, 2000, to absorb anticipated losses on loans in the portfolio.

SUMMARY OF LOAN LOSS EXPERIENCE. The following table analyzes changes in the allowance for loan losses during the past five years ended June 30, 2000.


                                                                     Year Ended June 30,
                                              -----------------------------------------------------------------
                                                2000          1999          1998           1997          1996
                                              --------      --------      --------       --------      --------
                                                                   (Dollars in Thousands)


Balance of allowance at
  beginning of period                          $2,272        $2,087        $2,032         $2,009        $2,013
                                               ------        ------        ------         ------        ------
Add recoveries of loans previously
  charged off -- residential real
  estate loans                                     42           ---            18            ---             2
Less charge-offs:
  Residential real estate loans                   126            21             7             35            37
  Commercial real estate loans                    327           ---            14            ---             3
  Consumer loans                                   57            21             1            ---           ---
  Commercial loans                                 16           ---           ---            ---           ---
                                               ------        ------        ------         ------        ------
Net charge-offs                                   484            42             4             35            38
                                               ------        ------        ------         ------        ------
Provisions for losses on loans                    495           227            59             58            34
                                               ------        ------        ------         ------        ------
Balance of allowance at end
  of period                                    $2,283        $2,272        $2,087         $2,032        $2,009
                                               ======        ======        ======         ======        ======
Net charge-offs to total average
  loans outstanding for period                    .29%          .03%          .--%           .02%          .03%
Allowance at end of period to
  loans receivable at end of period              1.36          1.35          1.25           1.35          1.38
Allowance to total non-performing
  loans at end of period                       112.11         68.24        107.71         143.98        117.07


ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The following table presents an analysis of the allocation of Marion Capital's allowance for loan losses at the dates indicated.



                                                                 June 30,
                    -------------------------------------------------------------------------------------------------
                          2000                 1999                1998                1997                1996
                    -----------------   -----------------   -----------------   -----------------   -----------------
                             Percent             Percent             Percent             Percent             Percent
                             of loans            of loans            of loans            of loans            of loans
                              in each            in each              in each             in each             in each
                             category            category            category            category            category
                             to total            to total            to total            to total            to total
                    Amount     loans    Amount     loans    Amount     loans    Amount     loans    Amount     loans
                    ------   --------   ------   --------   ------   --------   ------   --------   ------   --------
                                                                   (Dollars in Thousands)

Balance at end of
period applicable
to:
Residential.......  $  556    61.11%    $  280    59.18%    $  ---     61.14%   $  ---     63.42%   $  ---     59.11%
Commercial real
 estate...........   1,145    18.36        583    19.19        ---     18.78       ---     20.35        29     24.44
Multi-family......     264     5.03        393     5.42         72      6.49        72      7.45       264     10.52
Construction
 loans............      27     3.12        335     3.69        ---      4.30       ---      3.07       ---      3.37
Commercial loans..     111     6.25        102     6.36        ---      5.01       ---      1.65       ---       .01
Consumer loans....     147     6.13        145     6.16         86      4.28        33      4.06        24      2.55
Unallocated.......      33      ---        434      ---      1,929       ---     1,927       ---     1,692       ---
                    ------   ------     ------   ------     ------    ------    ------    ------    ------     ------
  Total...........  $2,283   100.00%    $2,272   100.00%    $2,087    100.00%   $2,032    100.00%   $2,009     100.00%
                    ======   ======     ======   ======     ======    ======    ======    ======    ======     ======



For 2000 and 1999, First Federal presented allocations computed by assigning estimated loss percentages to loans outstanding and allocations for other estimated losses by loan category, compared to previous years when such amounts were generally included in the unallocated portion of the allowance.

INVESTMENTS

Federally chartered savings associations have the authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured bank and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds sold. Subject to various restrictions, federally chartered savings associations may also invest a portion of their assets in commercial paper, corporate debt securities and asset-backed securities. The investment policy of Marion Capital, which is established by the Board of Directors and is implemented by the Executive Committee, is designed primarily to maximize the yield on the investment portfolio subject to minimal liquidity risk, default risk, interest rate risk, and prudent asset/liability management.

Specifically, Marion Capital's policies generally limit investments in corporate debt obligations to those which are rated in the two highest rating categories by a nationally recognized rating agency at the time of the investment and such obligations must continue to be rated in one of the four highest rating categories. Commercial bank obligations, such as certificates of deposit, brokers acceptances, and federal funds must be rated "C" or better by a major rating service. Commercial paper must be rated A-1 by Standard and Poor's and P-1 by Moody's. The policies also allow investments in obligations of federal agencies such as the Government National Mortgage Association ("GNMA"), FNMA, and FHLMC, and obligations issued by state and local governments. Marion Capital does not utilize options or financial or futures contracts.

Marion Capital's investment portfolio consists of U.S. Treasury and agency securities, investment in two Indiana limited partnerships, investment in an insurance company and FHLB stock. At June 30, 2000, approximately $9.2 million, including securities at market value for those classified as available for sale and at amortized cost for those classified as held to maturity, or 4.6% of Marion Capital's total assets, consisted of such investments.

The following tables set forth the amortized cost and market value of Marion Capital's investments at the dates indicated.

                                                                        At June 30,
                                     ----------------------------------------------------------------------------------
                                                2000                        1999                       1998
                                     --------------------------- ------------------------- ----------------------------
                                      Amortized       Market      Amortized      Market      Amortized       Market
                                         Cost         Value          Cost         Value         Cost         Value
                                     ------------- ------------- ------------  ----------- -------------- -------------
                                                                      (In Thousands)
Securities available for sale (1):
Federal agencies                         $2,969        $2,976        $2,997        $3,020      $ 2,999        $3,049
                                         ------        ------        ------        ------      -------        ------
Total securities available
          for sale                        2,969         2,976         2,997         3,020        2,999         3,049
                                         ------        ------        ------        ------      -------        ------
Securities held to maturity:
U.S. Treasury                               ---           ---           ---           ---        1,000           999
Federal agencies                            ---           ---           ---           ---        1,000         1,000
State and municipal                         ---           ---           ---           ---          ---           ---
Mortgage-backed securities                  ---           ---           ---           ---            3             3
                                         ------        ------        ------        ------      -------        ------
Total securities held
to maturity                                 ---           ---           ---           ---        2,003         2,002
                                         ------        ------        ------        ------      -------        ------
Real estate limited partnerships          3,942            (3)        4,713            (3)       4,883            (3)
Investment in insurance
company                                     650            (3)          650            (3)         650            (3)
FHLB stock (2)                            1,655         1,655         1,164         1,164        1,134         1,134
                                         ------                      ------                    -------
Total investments                        $9,216                      $9,524                    $11,669
                                         ======                      ======                    =======
------------

(1) In accordance with SFAS No. 115, securities available for sale are recorded at market value in the financial statements.
(2)  Market value approximates carrying value.
(3)  Market values are not available.

The following table sets forth investment securities and FHLB stock which mature during each of the periods indicated and the weighted average yields for each range of maturities at June 30, 2000.

                                                            Amount at June 30, 2000 which matures in
                                     ---------------------------------------------------------------------------------------
                                                  One                        One to                        Over
                                             Year or less                  Five Years              Ten Years and Stock
                                     ---------------------------------------------------------------------------------------
                                                       Weighted      Amortized      Weighted     Amortized      Weighted
                                       Amortized        Average        Cost         Average         Cost         Average
                                          Cost           Yield                       Yield                        Yield
                                     --------------- ------------    ---------      --------     ---------      --------
                                                                      (Dollars in Thousands)
Securities available for sale(1)
   Federal agencies.................     $1,973          6.68%         $996          6.23%         $  ---          ---%
                                         ------          ----          ----          ----          ------         ----
   Total securities available
      for sale......................      1,973          6.68           996          6.23             ---          ---
                                         ------          ----          ----          ----          ------         ----
FHLB stock..........................        ---           ---           ---           ---           1,655         7.99
                                         ------          ----          ----          ----          ------         ----
   Total investments................     $1,973          6.68%         $996          6.23%         $1,655         7.99%
                                         ======         =====          ====          ====          ======         ====
------------------

(1) Securities available for sale are set forth at amortized cost for purposes of this table.

First Federal Savings Bank of Marion owns 99% of the limited partnership interests in Pedcor Investments 1987-II, an Indiana limited partnership ("Pedcor-87") organized to build, own, operate and lease a 144-unit apartment complex in Indianapolis, Indiana. The project, operated as multi-family, low/moderate income housing project, is complete and performing as planned. A low/moderate income housing project qualifies for certain tax credits if (i) it is a residential rental property, (ii) the units are used on a nontransient basis, and (iii) 20% or more of the units in the project are occupied by tenants whose incomes are 50% or less of the area median gross income, adjusted for family size, or, alternatively, at least 40% of the units in the project are occupied by tenants whose incomes are 60% of the area median gross income. Qualified low income housing projects generally must comply with these and other rules for 15 years, beginning with the first year the project qualifies for the tax credit, or some or all of the tax credit together with interest may be recaptured. The tax credit is subject to limitations on the use of the general business credit, but no basis reduction is required for any portion of the tax credit claimed.

First Federal committed to invest approximately $3.4 million in Pedcor-87 at inception of the project in January, 1988. First Federal has invested approximately $3.4 million in Pedcor-87 with no additional annual capital contribution remaining to be paid. The tax credits resulting from Pedcor-87's operation of a low/moderate income housing project were available to Marion Capital through 1998. Although Marion Capital has reduced income tax expense by the full amount of the tax credit available each year, it has not been able to fully utilize available tax credits to reduce income taxes payable because it is not allowed to use tax credits that would reduce its regular corporate tax liability below its alternative minimum tax liability. First Federal may carryforward unused tax credits for a period of 15 years and believes it will be able to utilize available tax credits during the carryforward period.

Pedcor-87 has incurred operating losses from its operations primarily due to rent limitations for subsidized housing, increased operating costs and other factors. First Federal has accounted for its investment in Pedcor-87 on the equity method, and, accordingly, has recorded its shares of these losses, or impairment losses, as reductions to its investment in Pedcor-87, which at June 30, 2000, was approximately $791,000.

In August 1997, First Federal entered into another limited partnership with Pedcor Investments organized to build, own, operate and lease a 72-unit apartment complex in Niles, Michigan. First Federal owns 99% of the partnership, as a limited partner, in Pedcor Investments-1997-XXIX ("Pedcor-97").

First Federal committed to invest $3.6 million in Pedcor-97 over ten years and will receive an estimated $3.7 million in tax credits. Contributions are made on an annual basis and amounted to $415,000 during the year ended June 30, 2000, and $395,000 during the year ended June 30, 1999. No contributions were made during the year ended June 30, 1998. First Federal recognized tax credits of $455,000 during the year ended June 30, 2000. First Federal did not recognize any tax credits during the years ended June 30, 1998 and 1999. The project was substantially completed by June 30, 1999. The tax credits from these projects have the effect of reducing income tax expense, over a ten year period, and reducing First Federal's federal income taxes payable, to the limits allowed by alternative minimum tax liability rules. Although these tax credits will be beneficial to First Federal in future periods, operating losses from the operations of the facility will increase after the completion of the apartment complex. These increased operating losses will have an effect of decreasing the overall return to First Federal on Pedcor-97. First Federal has also accounted for its investment in Pedcor-97 on the equity method, and, accordingly, has recorded its share of these losses as reductions to its investment in Pedcor-97, which at June 30, 2000, was approximately $3,150,000. The unrelated general partners in Pedcor-87 are two individuals, and the unrelated general partner in Pedcor-97 is Berrien Woods Housing Company, LLC. Such partners are affiliated with Pedcor Investments.

The following summarizes First Federal's equity in Pedcor-87's and Pedcor-97's losses and tax credits recognized in Marion Capital's consolidated financial statements:


                                                                              Year Ended June 30,
                                                      ---------------------------------------------------------------------
                                                             2000          1999           1998          1997          1996
                                                      ---------------------------------------------------------------------
                                                                             (Dollars in Thousands)

Investment in Pedcor-87                                     $  791        $1,116         $1,275        $1,449        $1,624
                                                            ======        ======         ======        ======        ======
Losses, net of income tax effect                              (196)       $  (96)        $ (105)       $ (184)       $ (117)
Tax credit                                                     ---            11            326           405           405
                                                            ------        ------         ------        ------        ------
Increase  (decrease) in after-tax net income
   from Pedcor-87 investment                                $ (196)       $  (85)        $  221        $  221        $  288
                                                            ======        ======         ======        ======        ======

Investment in Pedcor-97                                     $3,150        $3,596         $3,608
                                                            ======        ======         ======
Losses, net of income tax effect                              (269)       $   (7)        $  (16)
Tax credit                                                     455           ---            ---
                                                            ------        ------         ------
Increase (decrease) in after-tax net income                $   186        $   (7)        $  (16)
   from Pedcor-97 investment                               =======        ======         ======



In June 1998, Marion Capital capitalized on a unique opportunity to focus and energize its life insurance product offerings through an equity participation in Family Financial Life Insurance Company. Family Financial Life is a fully chartered life insurance company owned by a group of savings banks. In operation since 1984, Family Financial Life has had an impressive track record of growth, profits and returns to its financial institution owners. We are now offering credit life and annuity products with a most advantageous method to increase insurance earnings and exercise complete control over the quality of insurance products and services.

Federal regulations require an FHLB-member savings association to maintain an average daily balance of liquid assets equal to a monthly average of not less than a specified percentage of its net withdrawable savings deposits plus short-term borrowings. Liquid assets include cash, certain time deposits, certain bankers' acceptances, specified U.S. government, state or federal agency obligations, certain corporate debt securities, commercial paper, certain mutual funds, certain mortgage-related securities, and certain first lien residential mortgage loans. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10%, and is currently 5%, although the OTS has proposed a reduction of the percentage to 4%. Also, a savings association currently must maintain short-term liquid assets constituting at least 1% of its average daily balance of net withdrawable deposit accounts and current borrowings. Monetary penalties may be imposed for failure to meet these liquidity requirements. At June 30, 2000, First Federal had liquid assets of $7.9 million, and a regulatory liquidity ratio of 8.5%.

SOURCES OF FUNDS

GENERAL. Deposits with First Federal have traditionally been Marion Capital's primary source of funds for use in lending and investment activities. In addition to deposits, Marion Capital derives funds from loan amortization, prepayments, retained earnings and income on earning assets. While loan amortization and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. Marion Capital also relies on borrowings from the Federal Home Loan Bank ("FHLB") of Indianapolis to support First Federal 's loan originations and to assist in asset/liability management.

DEPOSITS. Deposits are attracted, principally from within Grant and contiguous counties, through the offering of a broad selection of deposit instruments including NOW and other transaction accounts, fixed-rate certificates of deposit, individual retirement accounts, and savings accounts. First Federal does not actively solicit or advertise for deposits outside of Grant and surrounding counties. Substantially all of First Federal 's depositors are residents of those counties. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds remain on deposit and the interest rate. First Federal also has approximately $453,000 of brokered deposits.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established by First Federal on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals, and federal regulations. First Federal relies, in part, on customer service and long-standing relationships with customers to attract and retain its deposits, but also aggressively prices its deposits in relation to rates offered by its competitors.

An analysis of First Federal deposit accounts by type, maturity, and rate at June 30, 2000, is as follows:


                                                  Minimum           Balance                             Weighted
                                                  Opening            June 30,           % of             Average
                                                  Balance             2000            Deposits            Rate
                                                 ----------       -----------         --------        -----------
                                                                       (Dollars in Thousands)
Type of Account
Withdrawable:
   Savings accounts.......................        $ 10.00           $12,622             9.66%            2.25%
   NOW and other transactions accounts....          10.00            25,232            19.31             2.84
                                                                    -------            -----             ----
Total withdrawable........................                           37,854            28.97             2.64
                                                                    -------            -----             ----
Certificates (original terms):
   28 days................................            500               125             0.10             3.51
   91 days................................            500               459             0.35             4.54
   182 days...............................            500             7,179             5.49             4.92
   9 months...............................         10,000             6,430             4.92             5.51
   12 months..............................            500            10,156             7.77             5.49
   18 months..............................            500             6,116             4.68             5.85
   19 months..............................            500             2,242             1.71             5.37
   24 months..............................            500            12,109             9.27             5.85
   30 months..............................            500             2,740             2.10             5.41
   36 months..............................            500             2,988             2.29             5.66
   48 months..............................            500             2,649             2.03             5.40
   60 months..............................            500            10,321             7.89             6.34
   72 months..............................            500                34             0.03             5.39
   96 months..............................            500               327             0.25             6.47
   Special term CDS.......................            500                12             0.01             4.91
IRAs
   28 days................................            500                30             0.02             3.25
   91 days................................            500                 6             0.00             4.41
   182 days...............................            500               132             0.10             4.97
   9 months...............................            500               103             0.08             5.16
   12 months..............................            500               764             0.58             5.58
   18 months..............................            500               722             0.55             5.81
   19 months..............................            500               114             0.09             5.38
   24 months..............................            500             1,363             1.04             5.76
   30 months..............................            500               701             0.54             5.42
   36 months..............................            500               810             0.62             5.67
   48 months..............................            500               839             0.64             5.31
   60 months..............................            500            22,307            17.07             6.41
   72 months..............................            500               310             0.24             5.39
   96 months..............................            500               732             0.56             6.44
   Special term IRAs......................            500                 9             0.01             6.00
                                                                   --------           ------             ----
Total certificates (1)....................                           92,829            71.03             5.90
                                                                   --------           ------             ----
Total deposits............................                         $130,683           100.00%            4.96%
                                                                   ========           ======             ====

------------------

(1)  Including $14.4 million in certificates of deposit of $100,000 or more.

The following table sets forth by various interest rate categories the composition of time deposits of First Federal Savings Bank of Marion at the dates indicated:

                                                                     At June 30,
                                                    ----------------------------------------------
                                                      2000              1999                1998
                                                      ----              ----                ----
                                                               (Dollars in Thousands)

Under 5%....................................         $12,070         $  26,368             $17,135
5.00 - 6.99%................................          76,069            62,589              52,365
7.00 - 8.99%................................           4,690            11,514              21,116
                                                     -------          --------             -------
Total.......................................         $92,829          $100,471             $90,616
                                                     =======          ========             =======


The following table represents, by various interest rate categories, the amounts of time deposits maturing during each of the three years indicated, and the total maturing thereafter. Matured certificates which have not been renewed as of June 30, 2000, have been allocated based upon certain rollover assumptions.

                                                                  Amounts At
                                                       June 30, 2000, Maturing in
                                       -------------------------------------------------------------
                                        One Year          Two              Three        Greater Than
                                          Years          Years              Years       Three Years
                                       ----------     -----------       ----------     -------------
                                                          (Dollars in Thousands)

Under 5%.......................         $ 10,537       $     693          $   163          $   677
5.00 - 6.99% ..................           28,852          16,029            8,634           22,554
7.00 - 8.99% ..................              300             216              546            3,628
                                        --------        --------          -------          -------
Total .........................         $ 39,689         $16,938          $ 9,343          $26,859
                                        ========         =======          =======          =======

The following table indicates the amount of First Federal Savings Bank of Marion's certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2000.

   Maturity Period                                               (In Thousands)
   ---------------                                               --------------
Three months or less........................................        $ 1,514
Greater than three months through six months................          3,172
Greater than six months through twelve months...............            700
Over twelve months..........................................          9,052
                                                                    -------
Total.......................................................        $14,438
                                                                    =======

The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by First Federal at the dates indicated, and the amount of increase or decrease in such deposits as compared to the previous period.



                                                                    DEPOSIT ACTIVITY
                                    -------------------------------------------------------------------------------------
                                                                     Increase                                   Increase
                                                                    (Decrease)      Balance                    (Decrease)
                                      Balance at                       from            at                         from
                                       June 30,        % of          June 30,       June 30,        % of         June 30,
                                         2000         Deposits         1999           1999         Deposits        1998
                                      ----------      --------      ----------      --------       --------     ---------
                                                                      (Dollars in Thousands)
Withdrawable:
Savings accounts                        $ 12,622         9.66%      $ (2,169)        $ 14,791        10.41%      $(1,917)
NOW and other transactions                25,232        19.31         (1,593)          26,825        18.88          (266)
                                        --------       ------       --------         --------       ------       -------
accounts
Total withdrawable                        37,854        28.97         (3,762)          41,616        29.29        (2,183)
                                        --------       ------       --------         --------       ------       -------
Certificates (original terms):
28 days                                      125         0.10           (245)             370          .26          (175)
91 days                                      459         0.35           (282)             741          .52          (301)
182 days                                   7,179         5.49            572            6,607         4.65        (4,625)
9 months                                   6,430         4.92         (2,089)           8,519         6.00         7,095
12 months                                 10,156         7.77         (4,624)          14,780        10.40         8,388
18 months                                  6,116         4.68          3,541            2,575         1.81        (1,144)
19 months                                  2,242         1.71          2,242              ---          ---           ---
24 months                                 12,109         9.27         (5,337)          17,446        12.28         3,437
30 months                                  2,740         2.10           (838)           3,578         2.52          (896)
36 months                                  2,988         2.29          2,118              870          .61          (215)
48 months                                  2,649         2.03           (592)           3,241         2.28        (3,214)
60 months                                 10,321         7.89            333            9,988         7.03           384
72 months                                     34         0.03              2               32          .02             1
96 months                                    327         0.25            (24)             351          .25            (2)
Special term CDS                              12         0.01             (1)              13          .01          (584)
IRAs
28 days                                       30         0.02             28                2          ---           ---
91 days                                        6         0.00             (4)              10          .01           (33)
182 days                                     132         0.10             57               75          .05            35
9 months                                     103         0.08             64               39          .03           (15)
12 months                                    764         0.58           (513)           1,277          .90           982
18 months                                    722         0.55            597              125          .09          (169)
19 months                                    114         0.09            114              ---          ---           ---
24 months                                  1,363         1.04           (895)           2,258         1.59           253
30 months                                    701         0.54            (73)             774          .54             4
36 months                                    810         0.62            701              109          .08            (1)
48 months                                    839         0.64         (1,909)           2,748         1.93        (2,446)
60 months                                 22,307        17.07           (242)          22,549        15.87         3,259
72 months                                    310         0.24           (201)             511          .36           (10)
96 months                                    732         0.56           (141)             873          .61           (97)
Special term IRAs                              9         0.01             (1)              10          .01           (56)
                                        --------       ------       --------         --------       ------       -------
    Total certificates                    92,829        71.03         (7,642)         100,471        70.71         9,855
                                        --------       ------       --------         --------       ------       -------
    Total deposits                      $130,683       100.00%      $(11,404)        $142,087       100.00%      $ 7,672
                                        ========       ======       ========         ========       ======       =======




                                                                  DEPOSIT ACTIVITY
                                    --------------------------------------------------------------------------
                                                                    Increase
                                       Balance                     (Decrease)
                                         at                           from         Balance at
                                      June 30,        % of          June 30,        June 30,          % of
                                        1998        Deposits          1997            1997          Deposits
                                    ------------    ---------     -----------     -----------      -----------
                                                          (Dollars in Thousands)
Withdrawable:
Savings accounts                      $ 16,708         12.43%       $ 1,025         $ 15,683          12.88%
NOW and other transactions
 accounts                               27,091         20.15          5,861           21,230          17.43
                                      --------        ------       --------         --------         ------
Total withdrawable                      43,799         32.58          6,886           36,913          30.31
                                      --------        ------       --------         --------         ------
Certificates (original terms):
28 days                                    545           .41            448               97            .08
91 days                                  1,042           .78            (47)           1,089            .89
182 days                                11,232          8.36          1,925            9,307           7.64
9 months                                 1,424          1.06          1,424              ---            ---
12 months                                6,392          4.76         (8,092)          14,484          11.90
18 months                                3,719          2.77          1,938            1,781           1.46
24 months                               14,009         10.42         11,977            2,032           1.67
30 months                                4,474          3.33         (3,229)           7,703           6.33
36 months                                1,085           .81           (340)           1,425           1.17
48 months                                6,455          4.80            709            5,746           4.72
60 months                                9,604          7.15         (1,478)          11,082           9.10
72 months                                   31           .02              3               28            .02
96 months                                  353           .26            (24)             377            .31
Special term CDS                           597           .44            597              ---            ---
IRAs
28 days                                      2            ---           ---                2            .00
91 days                                     43           .03             20               23            .02
182 days                                    40           .03           (134)             174            .14
9 months                                    54           .04             54              ---            ---
12 months                                  295           .22           (322)             617            .51
18 months                                  294           .22             56              238            .20
24 months                                2,005          1.49            471            1,534           1.26
30 months                                  770           .57           (110)             880            .73
36 months                                  110           .08             72               38            .03
48 months                                5,194          3.86            379            4,815           3.95
60 months                               19,290         14.35           (627)          19,917          16.36
72 months                                  521           .39            (64)             585            .48
96 months                                  970           .72             87              883            .73
Special term IRAs                           66           .05             66              ---            ---
                                      --------        ------        -------         --------         ------
    Total certificates                  90,616         67.42          5,759           84,857          69.69
                                      --------        ------        -------         --------         ------
    Total deposits                    $134,415        100.00%       $12,645         $121,770         100.00%
                                      ========        ======        =======         ========         ======


BORROWINGS. Although deposits are Marion Capital's primary source of funds, Marion Capital's policy has been to utilize borrowings when they are a less costly source of funds than deposits (taking into consideration the FDIC insurance premiums payable on deposits) or can be invested at a positive spread. First Federal often funds originations of its commercial real estate loans with a simultaneous borrowing from the FHLB of Indianapolis to assure a profit above its cost of funds.

Marion Capital's borrowings consist of advances from the FHLB of Indianapolis upon the security of FHLB stock and certain mortgage loans. Such advances are made pursuant to several different credit programs each of which has its own interest rate and range of maturities. The maximum amount that the FHLB-Indianapolis will advance to member associations, including First Federal , for purposes other than meeting withdrawals, fluctuates from time to time in accordance with policies of the FHLB of Indianapolis. At June 30, 2000, FHLB of Indianapolis advances totaled $29.0 million, representing 14.6% of total assets.

The following table sets forth the maximum month-end balance and average balance of FHLB advances for the periods indicated, and weighted average interest rates paid during the periods indicated and as of the end of each of the periods indicated.


                                                                        At or for the Year
                                                                          Ended June 30,
                                                           -----------------------------------------------
                                                                2000           1999            1998
                                                           -----------------------------------------------
                                                                        (Dollars in Thousands)
FHLB Advances:
Average balance outstanding..............................      $23,313        $15,132         $10,840
Maximum amount outstanding at any month-end
 during the period.......................................       29,526         16,272          13,684
Weighted average interest rate during the period.........        6.25%          6.07%           6.01%
Weighted average interest rate at  end of period.........        6.42%          6.02%           6.08%


There are regulatory restrictions on advances from the FHLBs. See "Regulation - Federal Home Loan Bank System" and "- Qualified Thrift Lender." These limitations are not expected to have any impact on Marion Capital's ability to borrow from the FHLB of Indianapolis. Marion Capital does not anticipate any problem obtaining advances appropriate to meet its requirements in the future, if such advances should become necessary.

SELECTED RATIOS



                                                                                       Year Ended June 30,
                                                                           ---------------------------------------------
                                                                                2000           1999           1998
                                                                           ---------------------------------------------
Return on assets.........................................................       1.25%          1.09%          1.25%
Return on equity.........................................................       7.78           6.15           5.94
Dividend payout ratio (based on diluted earnings per share)..............      49.44          64.71          68.22
Average equity to average assets ratio...................................      16.13          17.63          21.00


SERVICE CORPORATION SUBSIDIARY

OTS regulations permit federal savings associations to invest in the capital stock, obligations, or other specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries and joint ventures in which such subsidiaries are participants in an aggregate amount not exceeding 2% of an association's assets, plus an additional 1% of assets if the amount over 2% is used for specified community or inner-city development purposes. In addition, federal regulations permit associations to make specified types of loans to such subsidiaries (other than special-purpose finance subsidiaries), in which the association owns more than 10% of the stock, in an aggregate amount not exceeding 50% of the association's regulatory capital if the association's regulatory capital is in compliance with applicable regulations. Current law requires a savings association that acquires a non-savings association subsidiary, or that elects to conduct a new activity within a subsidiary, to give the FDIC and the OTS at least 30 days advance written notice. The FDIC may, after consultation with the OTS, prohibit specific activities if it determines such activities pose a serious threat to the Savings Association Insurance Fund ("SAIF").

First Federal's only subsidiary, First Marion Service Corporation ("First Marion") was organized in 1971 and currently is engaged in the sale of tax deferred annuities pursuant to an arrangement with One System, Inc., a licensed insurance broker, in Indianapolis and other direct carriers, to a lesser extent. It also sells mutual funds through an arrangement with Lincoln Financial Advisors, a licensed securities broker, in Fort Wayne, Indiana. First Marion has one licensed employee engaged in such sales of tax deferred annuities and mutual funds. In addition, beginning in July 1995, First Marion began providing 100% financing to borrowers of First Federal by providing a 20% second mortgage behind First Federal's 80% mortgage. Such loans amounted to $2.7 million at June 30, 2000.

At June 30, 2000, First Federal's investment in First Marion totaled $2.7 million. During the year ended June 30, 2000, First Marion had net income of $98,800.

EMPLOYEES

As of June 30, 2000, First Federal employed 44 persons on a full-time basis and five persons on a part-time basis. None of First Federal's employees are represented by a collective bargaining group. Management considers its employee relations to be good.

COMPETITION

First Federal originates most of its loans to and accepts most of its deposits from residents of Grant and surrounding counties in Indiana. The Decatur branch was sold to another financial institution in September 1999.

First Federal is subject to competition from various financial institutions, including state and national banks, state and federal savings institutions, credit unions, certain non-banking consumer lenders, and other companies or firms, including brokerage houses and mortgage brokers, that provide similar services in Grant and surrounding counties. First Federal must also compete with money market funds and with insurance companies with respect to its individual retirement accounts.

Under current law, bank holding companies may acquire savings associations. Savings associations may also acquire banks under federal law. To date, several bank holding company acquisitions of savings associations in Indiana have been completed. Affiliations between banks and healthy savings associations based in Indiana may also increase the competition faced by First Federal and Marion Capital.

Because of recent changes in Federal law, interstate acquisitions of banks are less restricted than they were under prior law. Savings associations have certain powers to acquire savings associations based in other states, and Indiana law expressly permits reciprocal acquisition of Indiana savings associations. In addition, Federal savings associations are permitted to branch on an interstate basis. See "Regulation -- Acquisitions or Dispositions and Branching."

The primary factors in competing for deposits are interest rates and convenience of office locations. First Federal competes for loan originations primarily through the efficiency and quality of services it provides borrowers through interest rates and loan fees it charges. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels, and other factors which are not readily predictable.

REGULATION

GENERAL. First Federal Savings Bank of Marion, as a federally chartered savings bank, is a member of the Federal Home Loan Bank System ("FHLB System") and its deposits are insured by the FDIC and it is a member of the Savings Association Insurance Fund (the "SAIF") which is administered by the FDIC. First Federal is subject to extensive regulation by the OTS. Federal associations may not enter into certain transactions unless certain regulatory tests are met or they obtain prior governmental approval and the associations must file reports with the OTS about their activities and their financial condition. Periodic compliance examinations of First Federal are conducted by the OTS which has, in conjunction with the FDIC in certain situations, examination and enforcement powers. This supervision and regulation are intended primarily for the protection of depositors and federal deposit insurance funds. First Federal is also subject to certain reserve requirements under regulations of the Board of Governors of the Federal Reserve System ("FRB").

An OTS regulation establishes a schedule for the assessment of fees upon all savings associations to fund the operations of the OTS. The regulation also establishes a schedule of fees for the various types of applications and

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filings made by savings associations with the OTS. The general assessment, to be paid on a semiannual basis, is based upon the savings association's total assets, including consolidated subsidiaries, as reported in a recent quarterly thrift financial report. Currently, the quarterly assessment rates range from
 .015424% of assets for associations with assets of $67 million or less to .003388% for associations with assets in excess of $35 billion. First Federal's semiannual assessment under this assessment scheme, based upon its total assets at March 31, 2000, was $24,434.

First Federal is also subject to federal and state regulation as to such matters as loans to officers, directors, or principal shareholders, required reserves, limitations as to the nature and amount of its loans and investments, regulatory approval of any merger or consolidation, issuance or retirements of their own securities, and limitations upon other aspects of banking operations. In addition, the activities and operations of First Federal are subject to a number of additional detailed, complex and sometimes overlapping federal and state laws and regulations. These include state usury and consumer credit laws, state laws relating to fiduciaries, the Federal Truth-In-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Community Reinvestment Act, anti-redlining legislation and anti-trust laws.

FEDERAL HOME LOAN BANK SYSTEM. First Federal Savings Bank of Marion is a member of the FHLB of Indianapolis, which is one of twelve regional FHLBs. Each FHLB serves as a reserve or central bank for its member savings associations and other financial institutions within its assigned region. It is funded primarily from funds deposited by savings associations and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. All FHLB advances must be fully secured by sufficient collateral as determined by the FHLB. The Federal Housing Finance Board ("FHFB"), an independent agency, controls the FHLB System, including the FHLB of Indianapolis.

As a member, First Federal is required to purchase and maintain stock in the FHLB of Indianapolis in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts, or similar obligations at the beginning of each year. First Federal is currently in compliance with this requirement. At June 30, 2000, First Federal's investment in stock of the FHLB of Indianapolis was $1,654,900. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate-related collateral to 30% of a member's capital and limiting total advances to a member. Interest rates charged for advances vary depending upon maturity, the cost of funds to the FHLB of Indianapolis and the purpose of the borrowing.

In past years, First Federal received dividends on its FHLB stock. All twelve FHLBs are required by law to provide funds for the resolution of troubled savings associations and to establish affordable housing programs through direct loans or interest subsidies on advances to members to be used for lending at subsidized interest rates for low- and moderate-income, owner-occupied housing projects, affordable rental housing, and certain other community projects. These contributions and obligations have adversely affected the level of FHLB dividends paid and could continue to do so in the future. For the year ending June 30, 2000, dividends paid to First Federal totaled $112,000, for an annual rate of 8%.

All FHLB advances must be fully secured by sufficient collateral as determined by the FHLB. Current law prescribes eligible collateral as first mortgage loans less than 90 days delinquent or securities evidencing interests therein, securities (including mortgage-backed securities) issued, insured or guaranteed by the federal government or any agency thereof, FHLB deposits and, to a limited extent, real estate with readily ascertainable value in which a perfected security interest may be obtained. Other forms of collateral may be accepted as over collateralization or, under certain circumstances, to renew outstanding advances. All long-term advances are required to provide funds for residential home financing and the FHLB has established standards of community service that members must meet to maintain access to long-term advances.

LIQUIDITY. Federal regulations require First Federal to maintain minimum levels of liquid assets (cash, certain time deposits, bankers' acceptances, specified United States Government, state or federal agency obligations, shares of mutual funds and certain corporate debt securities and commercial paper) equal to an amount not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS to an amount within the range of 4% to 10% depending

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upon economic conditions and savings flows of member institutions. The OTS recently lowered the level of liquid assets that must be held by a savings association from 5% to 4% of the association's net withdrawable accounts plus short-term borrowings based upon the average daily balance of such liquid assets for each quarter of the association's fiscal year. First Federal has historically maintained its liquidity ratio at a level in excess of that required. At June 30, 2000, First Federal's liquidity ratio was 8.5% and has averaged 8.6% over the past three years. First Federal has never been subject to monetary penalties for failure to meet its liquidity requirements.

INSURANCE OF DEPOSITS. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The FDIC administers two separate insurance funds, the Bank Insurance Fund (the "BIF") for commercial banks and state savings banks and the SAIF for savings associations such as First Federal and banks that have acquired deposits from savings associations. The FDIC is required to maintain designated levels of reserves in each fund. As of September 30, 1996, the reserves of the SAIF were below the level required by law, primarily because a significant portion of the assessments paid into the SAIF have been used to pay the cost of prior thrift failures, while the reserves of the BIF met the level required by law in May, 1995. However, on September 30, 1996, provisions designed to recapitalize the SAIF and eliminate the premium disparity between the BIF and SAIF were signed into law as further described below.

The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and members of the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time and may decrease these rates if the target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary depending on the risk the institution poses to its deposit insurance fund. An institution's risk level is determined based on its capital level and the FDIC's level of supervisory concern about the institution.

On September 30, 1996, President Clinton signed into law legislation which included provisions designed to recapitalize the SAIF and eliminate the significant premium disparity between the BIF and the SAIF. Under the new law, First Federal Savings Bank of Marion was charged a one-time special assessment equal to $.657 per $100 in assessable deposits at March 31, 1995. First Federal Savings Bank of Marion recognized this one-time assessment as a non-recurring operating expense of $777,000 ($469,000 after tax) during the three-month period ending September 30, 1996. The assessment was fully deductible for both federal and state income tax purposes. Beginning January 1, 1997, First Federal Savings Bank of Marion's annual deposit insurance premium was reduced from .23% to
 .0648% of total assessable deposits. BIF institutions pay lower assessments than comparable SAIF institutions because BIF institutions pay only 20% of the rate being paid by SAIF institutions on their deposits with respect to obligations issued by the federally-chartered corporation which provided some of the financing to resolve the thrift crisis in the 1980's ("FICO"). The 1996 law also provides for the merger of the SAIF and the BIF by 1999, but not until such time as bank and thrift charters are combined. Until the charters are combined, savings associations with SAIF deposits may not transfer deposits into the BIF system without paying various exit and entrance fees, and SAIF institutions will continue to pay higher FICO assessments. Such exit and entrance fees need not be paid if a SAIF institution converts to a bank charter or merges with a bank, as long as the resulting bank continues to pay applicable insurance assessments to the SAIF, and as long as certain other conditions are met.

REGULATORY CAPITAL. Currently, savings associations are subject to three separate minimum capital-to-assets requirements: (i) a leverage limit, (ii) a tangible capital requirement, and (iii) a risk-based capital requirement. The leverage limit requires that savings associations maintain "core capital" of at least 3% of total assets. The OTS recently adopted a regulation, which became effective April 1, 1999, that requires savings associations that receive the highest supervisory rating for safety and soundness to maintain "core capital" of at least 3% of total assets. All other savings associations must maintain core capital of at least 4% of total assets. Core capital is generally defined as common shareholders' equity (including retained income), noncumulative perpetual preferred stock and related surplus, certain minority equity interests in subsidiaries, qualifying supervisory goodwill, purchased mortgage servicing rights and purchased credit card relationships (subject to certain limits) less nonqualifying intangibles. Under the tangible capital requirement, a savings association must maintain tangible capital (core capital less all intangible assets except purchased mortgage servicing rights which may be included after making the above-noted adjustment in an amount up to 100% of tangible capital) of at least 1.5% of total assets. Under the risk-based

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capital requirements, a minimum amount of capital must be maintained by a savings association to account for the relative risks inherent in the type and amount of assets held by the savings association. The risk-based capital requirement requires a savings association to maintain capital (defined generally for these purposes as core capital plus general valuation allowances and permanent or maturing capital instruments such as preferred stock and subordinated debt less assets required to be deducted) equal to 8.0% of risk-weighted assets. Assets are ranked as to risk in one of four categories (0-100%). A credit risk-free asset, such as cash, requires no risk-based capital, while an asset with a significant credit risk, such as a non-accrual loan, requires a risk factor of 100%. Moreover, a savings association must deduct from capital, for purposes of meeting the core capital, tangible capital and risk- based capital requirements, its entire investment in and loans to a subsidiary engaged in activities not permissible for a national bank (other than exclusively agency activities for its customers or mortgage banking subsidiaries). At June 30, 2000, First Federal was in compliance with all capital requirements imposed by law.

The OTS has promulgated a rule which sets forth the methodology for calculating an interest rate risk component to be used by savings associations in calculating regulatory capital. The OTS has delayed the implementation of this rule, however. The rule requires savings associations with "above normal" interest rate risk (institutions whose portfolio equity would decline in value by more than 2% of assets in the event of a hypothetical 200-basis-point move in interest rates) to maintain additional capital for interest rate risk under the risk-based capital framework. If the OTS were to implement this regulation, First Federal would be exempt from its provisions because it has less than $300 million in assets and its risk-based capital ratio exceeds 12%. First Federal nevertheless measures its interest rate risk in conformity with the OTS regulation and, as of June 30, 2000, First Federal's interest rate risk was within the parameters set forth in the regulation.

If an association is not in compliance with the capital requirements, the OTS is required to prohibit asset growth and to impose a capital directive that may restrict, among other things, the payment of dividends and officers' compensation. In addition, the OTS and the FDIC generally are authorized to take enforcement actions against a savings association that fails to meet its capital requirements. These actions may include restricting the operations activities of the association, imposing a capital directive, cease and desist order, or civil money penalties, or imposing harsher measures such as appointing a receiver or conservator or forcing the association to merge into another institution.

PROMPT CORRECTIVE ACTION. The Federal Deposit Insurance Corporation Improvement Act of 1991, as amended ("FedICIA") requires, among other things, that federal bank regulatory authorities take "prompt corrective action" with respect to institutions that do not meet minimum capital requirements. For these purposes, FedICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At June 30, 2000, First Federal was categorized as "well capitalized," meaning that its total risk-based capital ratio exceeded 10%, its Tier I risk-based capital ratio exceeded 6%, its leverage ratio exceeded 5%, and it was not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure.

The FDIC may order savings associations which have insufficient capital to take corrective actions. For example, a savings association which is categorized as "undercapitalized" would be subject to growth limitations and would be required to submit a capital restoration plan, and a holding company that controls such a savings association would be required to guarantee that the savings association complies with the restoration plan. "Significantly undercapitalized" savings associations would be subject to additional restrictions. Savings associations deemed by the FDIC to be "critically undercapitalized" would be subject to the appointment of a receiver or conservator.

CAPITAL DISTRIBUTIONS REGULATION. The OTS recently adopted a regulation, which became effective on April 1, 1999, that revised the restrictions that apply to "capital distributions" by savings associations. The amended regulation defines a capital distribution as a distribution of cash or other property to a savings association's owners, made on account of their ownership. This definition includes a savings association's payment of cash dividends to shareholders, or any payment by a savings association to repurchase, redeem, retire, or otherwise acquire any of its shares or debt instruments that are included in total capital, and any extension of credit to finance an affiliate's acquisition of those shares or interests. The amended regulation does not apply to dividends consisting only of a savings association's shares or rights to purchase such shares.


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The amended regulation exempts certain savings associations from the requirement under the previous regulation that all savings associations file either a notice or an application with the OTS before making any capital distribution. As revised, the regulation requires a savings association to file an application for approval of a proposed capital distribution with the OTS if the association is not eligible for expedited treatment under OTS's application processing rules, or the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings association's net income for that year to date plus the savings association's retained net income for the preceding two years (the "retained net income standard"). Application is required by First Federal to pay dividends in excess of this restriction, and, as of June 30, 2000, First Federal had approval to pay dividends up to $1,500,000. A savings association must also file an application for approval of a proposed capital distribution if, following the proposed distribution, the association would not be at least adequately capitalized under the OTS prompt corrective action regulations, or if the proposed distribution would violate a prohibition contained in any applicable statute, regulation, or agreement between the association and the OTS or the FDIC.

The amended regulation requires a savings association to file a notice of a proposed capital distribution in lieu of an application if the association or the proposed capital distribution do not meet the conditions described above, and: (1) the savings association will not be at least well capitalized (as defined under the OTS prompt corrective action regulations) following the capital distribution; (2) the capital distribution would reduce the amount of, or retire any part of the savings association's common or preferred stock, or retire any part of debt instruments such as notes or debentures included in the association's capital under the OTS capital regulation; or (3) the savings association is a subsidiary of a savings and loan holding company. Because First Federal is a subsidiary of a savings and loan holding company, this latter provision requires that, at a minimum, First Federal must file a notice with the OTS thirty days before making any capital distributions to Marion Capital.

In addition to these regulatory restrictions, First Federal's Plan of Conversion imposes additional limitations on the amount of capital distributions it may make to Marion Capital. The Plan of Conversion requires First Federal to establish and maintain a liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders and prohibits First Federal from making capital distributions to Marion Capital if its net worth would be reduced below the amount required for the liquidation account.

LIMITATIONS ON RATES PAID FOR DEPOSITs. Regulations promulgated by the FDIC pursuant to FedICIA place limitations on the ability of insured depository institutions to accept, renew or roll over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in the institution's normal market area. Under these regulations, "well-capitalized" depository institutions may accept, renew or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates) and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definition adopted by the agencies to implement the corrective action provisions of FedICIA. First Federal does not believe that these regulations will have a materially adverse effect on its current operations.

SAFETY AND SOUNDNESS STANDARDS. On February 2, 1995, the federal banking agencies adopted final safety and soundness standards for all insured depository institutions. The standards, which were issued in the form of guidelines rather than regulations, relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan may result in enforcement proceedings. On August 27, 1996, the federal banking agencies added asset quality and earning standards to the safety and soundness guidelines.

REAL ESTATE LENDING STANDARDS. OTS regulations require savings associations to establish and maintain written internal real estate lending policies. Each association's lending policies must be consistent with safe and sound banking practices and appropriate to the size of the association and the nature and scope of its operations. The

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policies must establish loan portfolio diversification standards; establish prudent underwriting standards, including loan-to-value limits, that are clear and measurable; establish loan administration procedures for the association's real estate portfolio; and establish documentation, approval, and reporting requirements to monitor compliance with the association's real estate lending policies. The association's written real estate lending policies must be reviewed and approved by the association's board of directors at least annually. Further, each association is expected to monitor conditions in its real estate market to ensure that its lending policies continue to be appropriate for current market conditions.

LOANS TO ONE BORROWER. Under OTS regulations, First Federal may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. Additional amounts may be lent, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are fully secured by readily marketable collateral, including certain debt and equity securities but not including real estate. In some cases, a savings association may lend up to 30 percent of unimpaired capital and surplus to one borrower for purposes of developing domestic residential housing, provided that the association meets its regulatory capital requirements and the OTS authorizes the association to use this expanded lending authority. At June 30, 2000, First Federal did not have any loans or extensions of credit to a single or related group of borrowers not in compliance with OTS regulations. First Federal does not believe that the loans-to-one-borrower limits will have a significant impact on its business operations or earnings.

Transactions with Affiliates. First Federal and Marion Capital are subject to Sections 22(h), 23A and 23B of the Federal Reserve Act, which restrict financial transactions between banks and affiliated companies. The statute limits credit transactions between a bank and its executive officers and its affiliates, prescribes terms and conditions for bank affiliate transactions deemed to be consistent with safe and sound banking practices, and restricts the types of collateral security permitted in connection with a bank's extension of credit to an affiliate.

HOLDING COMPANY REGULATION. Marion Capital is regulated as a "non-diversified unitary savings and loan holding company" within the meaning of the Home Owners' Loan Act, as amended ("HOLA"), and subject to regulatory oversight of the Director of the OTS. As such, Marion Capital is registered with the OTS and thereby subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, First Federal is subject to certain restrictions in its dealings with Marion Capital and with other companies affiliated with Marion Capital.

The HOLA generally prohibits a savings and loan holding company, without prior approval of the Director of the OTS, from (i) acquiring control of any other savings association or savings and loan holding company or controlling the assets thereof or (ii) acquiring or retaining more than 5 percent of the voting shares of a savings association or holding company thereof which is not a subsidiary. Except with the prior approval of the Director of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock may also acquire control of any savings institution, other than a subsidiary institution, or any other savings and loan holding company.

Marion Capital's Board of Directors presently intends to continue to operate Marion Capital as a unitary savings and loan holding company. Under current OTS regulations, there are generally no restrictions on the permissible business activities of a unitary savings and loan holding company.

Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet the Qualified Thrift Lender ("QTL") test, then such unitary holding company would become subject to the activities restrictions applicable to multiple holding companies. (Additional restrictions on securing advances from the FHLB also apply). See "--Qualified Thrift Lender." At June 30, 2000, First Federal's asset composition was in excess of that required to qualify First Federal as a Qualified Thrift Lender.

If Marion Capital were to acquire control of another savings institution other than through a merger or other business combination with First Federal , Marion Capital would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift

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acquisitions and where each subsidiary savings association meets the QTL test, the activities of Marion Capital and any of its subsidiaries (other than First Federal or other subsidiary savings associations) would thereafter be subject to further restrictions. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings association shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity other than (i) furnishing or performing management services for a subsidiary savings association, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution, (iv) holding or managing properties used or occupied by a subsidiary savings institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by the FSLIC by regulation as of March 5, 1987, to be engaged in by multiple holding companies or (vii) those activities authorized by the FRB as permissible for bank holding companies, unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the Director of the OTS prior to being engaged in by a multiple holding company. The Director of the OTS may also approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings associations in more than one state, if the multiple savings and loan holding company involved controls a savings association which operated a home or branch office in the state of the association to be acquired as of March 5,1987, or if the laws of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions). Also, the Director of the OTS may approve an acquisition resulting in a multiple savings and loan holding company controlling savings associations in more than one state in the case of certain emergency thrift acquisitions.

Indiana law permits federal and state savings association holding companies with their home offices located outside of Indiana to acquire savings associations whose home offices are located in Indiana and savings association holding companies with their principal place of business in Indiana ("Indiana Savings Association Holding Companies") upon receipt of approval by the Indiana Department of Financial Institutions. Moreover, Indiana Savings Association Holding Companies may acquire savings associations with their home offices located outside of Indiana and savings associations holding companies with their principal place of business located outside of Indiana upon receipt of approval by the Indiana Department of Financial Institutions.

No subsidiary savings association of a savings and loan holding company may declare or pay a dividend on its permanent or nonwithdrawable stock unless it first gives the Director of the OTS 30 days advance notice of such declaration and payment. Any dividend declared during such period or without the giving of such notice shall be invalid.

FEDERAL SECURITIES LAW. The shares of common stock of Marion Capital are registered with the SEC under the 1934 Act. Marion Capital is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the 1934 Act and the rules of the SEC thereunder. If Marion Capital has fewer than 300 shareholders, it may deregister the shares under the 1934 Act and cease to be subject to the foregoing requirements. Shares of Common Stock held by persons who are affiliates of Marion Capital may not be resold without registration or unless sold in accordance with the resale restrictions of Rule 144 under the 1933 Act. If Marion Capital meets the current public information requirements under Rule 144, each affiliate of Marion Capital who complies with the other conditions of Rule 144 (including conditions that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of Marion Capital or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Qualified Thrift Lender. Savings associations must meet a QTL test. If First Federal maintains an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualifies as a QTL, First Federal will continue to enjoy full borrowing privileges from the FHLB of Indianapolis. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the association in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition,

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savings associations may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every twelve months.

A savings association which fails to meet the QTL test must either convert to a bank (but its deposit insurance assessments and payments will be those of and paid to SAIF) or be subject to the following penalties: (i) it may not enter into any new activity except for those permissible for a national bank and for a savings association; (ii) its branching activities shall be limited to those of a national bank; (iii) it shall not be eligible for any new FHLB advances; and
(iv) it shall be bound by regulations applicable to national banks respecting payment of dividends. Three years after failing the QTL test the association must (i) dispose of any investment or activity not permissible for a national bank and a savings association and (ii) repay all outstanding FHLB advances. If such a savings association is controlled by a savings and loan holding company, then such holding company must, within a prescribed time period, become registered as a bank holding company and become subject to all rules and regulations applicable to bank holding companies (including restrictions as to the scope of permissible business activities).

A savings association failing to meet the QTL test may requalify as a QTL if it thereafter meets the QTL test. In the event of such requalification it shall not be subject to the penalties described above. A savings association which subsequently again fails to qualify under the QTL test shall become subject to all of the described penalties without application of any waiting period.

At June 30, 2000, 74.28% of First Federal's portfolio assets (as defined on that date) were invested in qualified thrift investments (as defined on that date), and therefore First Federal's asset composition was in excess of that required to qualify First Federal as a QTL. Also, First Federal does not expect to significantly change its lending or investment activities in the near future. First Federal expects to continue to qualify as a QTL, although there can be no such assurance.

ACQUISITIONS OR DISPOSITIONS AND BRANCHING. The Bank Holding Company Act specifically authorizes a bank holding company, upon receipt of appropriate regulatory approvals, to acquire control of any savings association or holding company thereof wherever located. Similarly, a savings and loan holding company may acquire control of a bank. Moreover, federal savings associations may acquire or be acquired by any insured depository institution. Regulations promulgated by the FRB restrict the branching authority of savings associations acquired by bank holding companies. Savings associations acquired by bank holding companies may be converted to banks if they continue to pay SAIF premiums, but as such they become subject to branching and activity restrictions applicable to banks.

Subject to certain exceptions, commonly controlled banks and savings associations must reimburse the FDIC for any losses suffered in connection with a failed bank or savings association affiliate. Institutions are commonly controlled if one is owned by another or if both are owned by the same holding company. Such claims by the FDIC under this provision are subordinate to claims of depositors, secured creditors, and holders of subordinated debt, other than affiliates.

The OTS has adopted regulations which permit nationwide branching to the extent permitted by federal statute. Federal statutes permit federal savings associations to branch outside of their home state if the association meets the domestic building and loan test in ss.7701(a)(19) of the Code or the asset composition test of ss.7701(c) of the Code. Branching that would result in the formation of a multiple savings and loan holding company controlling savings associations in more than one state is permitted if the law of the state in which the savings association to be acquired is located specifically authorizes acquisitions of its state-chartered associations by state- chartered associations or their holding companies in the state where the acquiring association or holding company is located. Moreover, Indiana banks and savings associations are permitted to acquire other Indiana banks and savings associations and to establish branches throughout Indiana.

Finally, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") permits bank holding companies to acquire banks in other states and, with state consent and subject to certain limitations, allows banks to acquire out-of-state branches either through merger or de novo expansion. The State of Indiana enacted legislation establishing interstate branching provisions for Indiana state-chartered banks consistent with those established by the Riegle-Neal Act (the "Indiana Branching Law"). The Indiana Branching Law authorizes Indiana banks to branch interstate by merger or de novo expansion, provided that such transactions are not permitted to out-of-state banks unless the laws of their home states permit Indiana banks to merge or establish de novo banks on a reciprocal basis. The Indiana Branching Law became effective March 15, 1996.

COMMUNITY REINVESTMENT ACT MATTERS. Federal law requires that ratings of depository institutions under the Community Reinvestment Act of 1977 ("CRA") be disclosed. The disclosure includes both a four-unit descriptive rating -- outstanding, satisfactory, unsatisfactory and needs improvement -- and a written evaluation of each institution's performance. Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the CRA and its record of lending to first-time home buyers. The examiners have determined that First Federal has a satisfactory record of meeting community credit needs.

TAXATION

FEDERAL TAXATION. Historically, savings associations, such as First Federal , have been permitted to compute bad debt deductions using either First Federal experience method or the percentage of taxable income method. However, for years beginning after December 31, 1995, First Federal is not able to use the percentage of taxable income method of computing its allowable tax bad debt deduction. First Federal will be required to compute its allowable deduction using the experience method. As a result of the repeal of the percentage of taxable income method, reserves taken after 1987 using the percentage of taxable income method generally must be included in future taxable income over a six-year period, although a two-year delay may be permitted for institutions meeting a residential mortgage loan origination test. In addition, the pre-1988 reserve, for which no deferred taxes have been recorded, will not have to be recaptured into income unless (i) First Federal no longer qualifies as a bank under the Code, or (ii) excess dividends are paid out by First Federal.

Depending on the composition of its items of income and expense, a savings association may be subject to the alternative minimum tax. A savings association must pay an alternative minimum tax equal to the amount (if any) by which 20% of alternative minimum taxable income ("AMTI"), as reduced by an exemption varying with AMTI, exceeds the regular tax due. AMTI equals regular taxable income increased or decreased by certain tax preferences and adjustments, including depreciation deductions in excess of that allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), the amount of the bad debt reserve deduction claimed in excess of the deduction based on the experience method and 75% of the excess of adjusted current earnings over AMTI (before this adjustment and before any alternative tax net operating loss). AMTI may be reduced only up to 90% by net operating loss carryovers, but alternative minimum tax paid that is attributable to most preferences can be credited against regular tax due in later years.

STATE TAXATION. First Federal is subject to Indiana's Financial Institutions Tax ("FIT"), which is imposed at a flat rate of 8.5% on "adjusted gross income." "Adjusted gross income," for purposes of FIT, begins with taxable income as defined by Section 63 of the Code and, thus, incorporates federal tax law to the extent that it affects the computation of taxable income. Federal taxable income is then adjusted by several Indiana modifications the most notable of which is the required addback of interest that is tax-free for federal income tax purposes. Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes.

Marion Capital's state income tax returns have not been audited in the last five years.

OTHER. The Securities and Exchange Commission maintains a Web site that contains reports, proxy information statements, and other information regarding registrants that file electronically with the Commission, including Marion Capital. The address is (http://www.sec.gov).

At June 30, 2000, First Federal conducted its business from its main office at 100 West Third Street, Marion, Indiana, and two branch offices. Two of the full-service offices are owned by First Federal.

The following table provides certain information with respect to First Federal's offices as of June 30, 2000:



                                                                  Total          Net Book
                                                                 Deposits         Value of
                                                                    at            Property,      Approximate
                                    Owned or       Year          June 30,        Furniture &        Square
                                     Leased       Opened           2000           Fixtures         Footage
                                    --------      ------         --------        ----------      -----------
                                                              (Dollars in Thousands)
Description and Address
-----------------------
Main Office in Marion                 Owned         1936         $113,458          $1,395          17,949
  100 West Third Street
Walmart Supercenter in Marion        Leased         1997            4,320             138             540
  3240 S. Western
Location in Gas City                  Owned         1997           12,905             162           2,276
  1010 E. Main Street

First Federal opened its first automated teller machine in May, 1995 at its Marion branch and now maintains an ATM at each branch location.

First Federal owns computer and data processing equipment which is used for transaction processing and accounting. The net book value of electronic data processing equipment owned by First Federal was $190,000 at June 30, 2000.

First Federal also has contracted for the data processing and reporting services of BISYS, Inc. in Houston, Texas. The cost of these data processing services is approximately $26,500 per month.

                                  LEGAL MATTERS

The validity of the MUTUALFIRST common stock to be issued in connection with the merger will be passed upon by Silver, Freedman & Taff, L.L.P., 1100 New York Avenue, N.W., Suite 700, Washington, D.C. 20005.

                                     EXPERTS

The consolidated financial statements of MUTUALFIRST and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three year period ended December 31, 1999, included in the registration statement of which this joint proxy statement/prospectus is a part, have been audited by Olive LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Marion Capital and subsidiaries as of June 30, 2000 and 1999, and for each of the years in the three year period ended June 30, 2000, included in the registration statement of which this joint proxy statement/prospectus is a part, have been audited by Olive LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                          FUTURE SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in MUTUALFIRST's proxy materials for next year's annual meeting of shareholders, any shareholder proposal must be received at MUTUALFIRST's executive office at 110 E. Charles Street, Muncie, Indiana 47305-2400 no later than November 24, 2000. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended. Otherwise, any shareholder proposal to take action at such meeting must be received at MUTUALFIRST's executive office no later than January 26, 2001 and no earlier than December 27, 2000; provided, however, that in the event that the date of the annual meeting is held before March 27, 2001, or after June 25, 2001, the shareholder proposal must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting was first made. All shareholder proposals must also comply with MUTUALFIRST's bylaws and Maryland law.

If the merger takes place, Marion Capital will have no more annual meetings. If the merger does not take place, any Marion Capital shareholder who wished to submit a shareholder proposal for possible inclusion in the proxy statement and proxy for Marion Capital's 2000 annual meeting of shareholders must do within a reasonable time before Marion Capital prints and mails it proxy materials for such meeting. Any such proposal should be sent to the attention of the Secretary of Marion Capital at 100 West Third Street, Marion, Indiana 46952. A shareholder proposal being submitted outside the processes of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will be considered untimely if not received in a reasonable time before Marion Capital mails its proxy materials for the 2000 annual meeting. If Marion Capital receives notice of such proposal after such time, each proxy that Marion Capital receives will confer upon it the discretionary authority to vote on the proposal in the manner the proxies deem appropriate.

                       WHERE YOU CAN FIND MORE INFORMATION

MUTUALFIRST and Marion Capital file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy such information at the following public reference rooms of the SEC:


450 Fifth Street, N.W.      7 World Trade Center       Citicorp Center
Room 1024                   Suite 1300                 500 West Madison Street
Washington, D.C. 20549      New York, NY 10048         Suite 1400
                                                       Chicago, IL 60661-2511


Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at "http://www.sec.gov." You may also obtain copies of such information by mail from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

MUTUALFIRST filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 to register the shares of MUTUALFIRST common stock to be issued to Marion Capital shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of MUTUALFIRST in addition to being a proxy statement of MUTUALFIRST and Marion Capital for their shareholder meetings. As permitted by SEC rules, this document does not contain all the information contained in the registration statement or the exhibits to the registration statement. Such additional information may be inspected and copied as set forth above.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS DOCUMENT, AND NEITHER THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS NOR THE ISSUANCE OF MUTUALFIRST COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                       Table of Contents


                                                                           Page
                                                                           ----

MutualFirst Financial, Inc. and Subsidiary

Independent Auditor's Report                                                F-2
Consolidated Balance Sheet, Years ended December 31, 1999, 1998             F-3
Consolidated Statement of Income, Years ended December 31, 1999,
  1998 and 1997                                                             F-4
Consolidated Statement of Stockholders' Equity, Years ended
   December 31, 1999, 1998 and 1997                                         F-5
Consolidated Statement of Cash Flows, Years ended December 31,
   1999, 1998 and 1997                                                      F-6
Notes to Consolidated Financial Statements                                  F-7
Consolidated Balance Sheet (unaudited) for the Six Months ended
   June 30, 2000 and Year ended December 31, 1999                           F-27
Consolidated Condensed Statement of Income (unaudited) for the Three
   Months ended June 30, 1999 and 2000 and Six Months ended June 30,
   1999 and 2000                                                            F-28
Consolidated Condensed Statement of Stockholders' Equity (unaudited)
   for the Six Months ended June 30, 2000                                   F-29
Consolidated Condensed Statement of Cash Flows (unaudited) for the
   Six months ended June 30, 2000 and June 30, 1999                         F-30
Notes to Consolidated Financial Statements                                  F-31

Marion Capital Holdings, Inc. and Subsidiaries

Independent Auditor's Report                                                F-32
Consolidated Statement of Financial Condition, Years ended
   June 30, 2000 and 1999                                                   F-33
Consolidated Statement of Income, Years ended June 30, 2000, 1999
   and 1998                                                                 F-34
Consolidated Statement of Shareholders' Equity, Years ended
   June 30, 1998, 1999 and 2000                                             F-35
Consolidated Statement of Cash Flows, Years ended
   June 30, 2000, 1999 and 1998                                             F-36
Notes to Consolidated Financial Statements                                  F-37
______________
     1In March 2000, MFS Financial, Inc., changed its corporate name to MutualFirst Financial, Inc. Accordingly, all references to MFS Financial in the following pages include, and are applicable to MutualFirst Financial, Inc.

                          Independent Auditor's Report


     Board of Directors
     MFS Financial, Inc. and Subsidiary
     Muncie, Indiana


     We have audited the accompanying consolidated balance sheet of MFS Financial, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of MFS Financial, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

     Olive LLP


     Indianapolis, Indiana February 4, 2000


                                      MFS Financial, Inc. and Subsidiary
                                          Consolidated Balance Sheet



December 31                                                                                 1999             1998
---------------------------------------------------------------------------------------------------------------------------

Assets
     Cash and due from banks                                                            $  19,217,186     $  11,368,571
     Interest-bearing demand deposits                                                         765,945         1,569,531
                                                                                        -----------------------------------
            Cash and cash equivalents                                                      19,983,131        12,938,102
     Trading assets, at fair value                                                          1,234,884
     Investment securities
       Available for sale                                                                  29,598,800        14,207,620
       Held to maturity (fair value of $12,016,000 and $11,021,000)                        12,449,013        11,003,674
                                                                                        -----------------------------------
            Total investment securities                                                    42,047,813        25,211,294
     Loans, net of allowance for loan losses of $3,652,073 and $3,423,650                 442,786,919       398,146,043
     Premises and equipment                                                                 7,800,460         7,728,569
     Federal Home Loan Bank stock                                                           5,338,500         3,612,400
     Investment in limited partnerships                                                     5,274,840         5,265,796
     Cash surrender value of life insurance                                                10,806,957         9,350,000
     Foreclosed assets                                                                        728,737            45,911
     Interest receivable                                                                    2,652,959         2,186,552
     Core deposit intangibles and goodwill                                                  1,466,928         1,702,465
     Deferred income tax benefit                                                            2,670,886         1,024,450
     Other assets                                                                           1,730,426         2,303,843
                                                                                        -----------------------------------
            Total assets                                                                 $544,523,440      $469,515,425
                                                                                        ===================================

Liabilities
     Deposits
       Noninterest bearing                                                              $  14,360,929     $  14,884,904
       Interest bearing                                                                   350,243,469       351,114,505
                                                                                        -----------------------------------
            Total deposits                                                                364,604,398       365,999,409
   Securities sold under repurchase agreements                                                840,000
   Federal Home Loan Bank advances                                                         72,289,384        50,632,307
   Note payable                                                                             1,768,354         1,829,711
   Advances by borrowers for taxes and insurance                                            1,289,179         1,260,298
     Interest payable                                                                       2,153,475         2,327,966
     Other liabilities                                                                      4,866,330         3,619,938
                                                                                        -----------------------------------
            Total liabilities                                                             447,811,120       425,669,629
                                                                                        -----------------------------------

Commitments and Contingencies

Stockholders' Equity
     Preferred stock, $.01 par value
       Authorized and unissued--5,000,000 shares
     Common stock, $.01 par value
       Authorized--20,000,000 shares
       Issued and outstanding--5,819,611 shares                                                58,196
     Additional paid-in capital                                                            56,740,190
     Retained earnings                                                                     44,647,767        43,801,385
     Accumulated other comprehensive income (loss)                                           (284,047)           44,411
     Unearned employee stock ownership plan (ESOP) shares                                  (4,449,786)
                                                                                        -----------------------------------
            Total stockholders' equity                                                     96,712,320        43,845,796
                                                                                        -----------------------------------

            Total liabilities and stockholders' equity                                   $544,523,440      $469,515,425
                                                                                        ===================================


See notes to consolidated financial statements.



                                            MFS Financial, Inc. and Subsidiary
                                             Consolidated Statement of Income



Year Ended December 31                                                         1999            1998           1997
---------------------------------------------------------------------------------------------------------------------------

Interest and Dividend Income
     Loans receivable                                                       $32,739,166      $32,488,310    $32,241,792
     Trading account securities, at fair value                                   66,535           19,983         39,203
   Investment securities
       Mortgage-backed securities                                               323,266          329,093        334,605
       Federal Home Loan Bank stock                                             317,938          277,765        288,838
       Other investment securities                                            1,203,727          999,945        964,289
     Deposits with financial institutions                                       160,812          358,346        216,646
                                                                            -----------------------------------------------
            Total interest and dividend income                               34,811,444       34,473,442     34,085,373
                                                                            -----------------------------------------------

Interest Expense
     Deposits                                                                15,854,093       16,442,842     15,403,164
     Federal Home Loan Bank advances                                          3,350,567        3,223,168      3,647,970
     Other interest expense                                                      37,598           23,685         31,421
                                                                            -----------------------------------------------
            Total interest expense                                           19,242,258       19,689,695     19,082,555
                                                                            -----------------------------------------------

Net Interest Income                                                          15,569,186       14,783,747     15,002,818
     Provision for loan losses                                                  760,000        1,265,000        700,000
                                                                            -----------------------------------------------
   Net Interest Income After Provision for Loan Losses                       14,809,186       13,518,747     14,302,818
                                                                            -----------------------------------------------

Other Income
     Service fee income                                                       1,728,487        1,544,398      1,315,902
     Net realized gains on sales of available-for-sale securities                32,326            1,000          3,000
     Net trading assets profit (loss)                                          (189,741)          24,922         31,173
     Equity in losses of limited partnerships                                   (11,702)         (14,435)      (311,874)
     Commissions                                                                486,706          420,414        504,193
     Net gains on loan sales                                                                     805,676        184,828
     Increase in cash surrender value of life insurance                         490,957          383,856        240,000
     Other income                                                               314,817          262,302        115,701
                                                                            -----------------------------------------------
            Total other income                                                2,851,850        3,428,133      2,082,923
                                                                            -----------------------------------------------

Other Expenses
     Salaries and employee benefits                                           7,235,933        6,115,471      5,548,356
     Net occupancy expenses                                                     655,494          636,396        609,199
     Equipment expenses                                                         829,058          613,329        680,395
     Data processing fees                                                       472,621          479,001        477,643
     Advertising and promotion                                                  412,604          462,632        401,419
     Charitable contributions                                                 4,569,937           97,116         68,743
     Other expenses                                                           2,501,003        2,354,715      2,305,010
                                                                            -----------------------------------------------
            Total other expenses                                             16,676,650       10,758,660     10,090,765
                                                                            -----------------------------------------------

Income Before Income Tax                                                        984,386        6,188,220      6,294,976
     Income tax expense                                                         138,004        2,049,000      2,160,000
                                                                            -----------------------------------------------
   Net Income                                                               $   846,382     $  4,139,220   $  4,134,976
                                                                            ===============================================




See notes to consolidated financial statements.


                                                MFS Financial, Inc. and Subsidiary
                                          Consolidated Statement of Stockholders' Equity


                                     Common Stock                                               Accumulated
                                -----------------------                                           Other
                                                        Additional                             Comprehensive Unearned
                                   Shares                Paid-in    Comprehensive   Retained     Income        ESOP
                                 Outstanding   Amount    Capital       Income       Earnings     (Loss)       Shares     Total
----------------------------------------------------------------------------------------------------------------------------------

   Balances, January 1, 1997                                                      $35,527,189  $ (47,800)              $35,479,389

     Comprehensive income
       Net income                                                    $4,134,976     4,134,976                            4,134,976
       Other comprehensive
        income, net of tax
         Unrealized gains on
          securities, net of
          reclassification
          adjustment                                                     45,295                   45,295                    45,295
                                                                   ------------
     Comprehensive income                                            $4,180,271
                                -----------------------------------============---------------------------------------------------

   Balances, December 31, 1997                                                     39,662,165     (2,505)               39,659,660

     Comprehensive income
       Net income                                                    $4,139,220     4,139,220                            4,139,220
       Other comprehensive
        income, net of tax
         Unrealized gains on
          securities, net of
          reclassification
          adjustment                                                     46,916        46,916                               46,916
                                                                   ------------
     Comprehensive income                                            $4,186,136
                                -----------------------------------============---------------------------------------------------

   Balances, December 31, 1998                                                     43,801,385     44,411                43,845,796

     Comprehensive income
       Net income                                                      $846,382       846,382                              846,382
       Other comprehensive
        loss, net of tax
         Unrealized losses on
          securities, net of
          reclassification
          adjustment                                                   (328,458)                (328,458)                 (328,458)
                                                                   ------------
     Comprehensive income                                              $517,924
                                                                   ============
     Stock issued in
      conversion, net of
      costs                     5,595,780    $55,958   $54,510,552                                                      54,566,510
     Stock contributed to
      charitable foundation       223,831      2,238     2,236,072                                                       2,238,310
     Contribution of
      unearned ESOP shares                                                                                 $(4,655,680) (4,655,680)
     ESOP shares earned                                     (6,434)                                            205,894     199,460
                                -----------------------------------               ------------------------------------------------

   Balances, December 31, 1999  5,819,611    $58,196   $56,740,190                $44,647,767 $(284,047)   $(4,449,786$96,712,320
                                ===================================               ================================================




See notes to consolidated financial statements.

                                              MFS Financial, Inc. and Subsidiary
                                             Consolidated Statement of Cash Flows

Year Ended December 31                                                                 1999          1998           1997
------------------------------------------------------------------------------------------------------------------------------
Operating Activities
     Net income                                                                   $    846,382  $ 4,139,220   $  4,134,976
     Adjustments to reconcile net income to net cash
      provided by operating activities
       Provision for loan losses                                                       760,000    1,265,000        700,000
       Common stock contributed to charitable foundation                             2,238,310
       Securities gains                                                                (32,326)      (1,000)        (3,000)
       Net loss on disposal of premise and equipment                                                 19,301
       Net loss on sale of real estate owned                                            58,676      137,112
       Securities amortization (accretion), net                                        (15,813)     (26,390)            90
       ESOP shares earned                                                              199,460
       Equity in losses of limited partnerships                                         11,702       14,435        311,874
       Amortization of net loan origination costs                                    1,371,722      842,251        840,125
       Amortization of core deposit intangibles and goodwill                           235,537      246,194         33,078
       Depreciation and amortization                                                   802,486      570,184        616,787
       Deferred income tax                                                          (1,418,864)     282,942       (269,454)
       Loans originated for sale                                                                (16,295,533)    (5,706,313)
       Proceeds from sales on loans held for sale                                                35,447,044      5,743,831
       Gains on sales of loans held for sale                                                       (548,491)       (37,518)
       Change in
         Trading account securities                                                 (1,234,884)                    454,732
         Interest receivable                                                          (466,407)     192,210        (47,054)
         Other assets                                                                  573,417     (847,971)       106,847
         Interest payable                                                             (174,491)    (141,538)        33,975
         Other liabilities                                                           1,246,392     (542,445)       405,047
         Increase in cash surrender value of life insurance                           (490,957)    (383,856)      (240,000)
       Other adjustments                                                                              6,646        258,439
                                                                                  --------------------------------------------
            Net cash provided by operating activities                                4,510,342   24,375,315      7,336,462
                                                                                  --------------------------------------------
Investing Activities
     Purchases of securities available for sale                                    (25,866,267)  (7,016,986)   (10,828,305)
     Proceeds from maturities and paydowns of securities available for sale          1,711,883    2,150,076        894,391
     Proceeds from sales of securities available for sale                            8,252,785    4,115,510      9,415,998
     Purchases of securities held to maturity                                       (8,463,897) (11,793,604)    (5,684,297)
     Proceeds from maturities and paydowns of securities held to maturity            7,021,088   10,973,718      4,505,500
     Net change in loans                                                           (47,744,581) (20,685,925)   (24,212,540)
     Purchases of premises and equipment                                              (874,377)  (1,461,965)      (903,571)
     Proceeds from real estate owned sales                                             266,798    1,565,489         52,425
     Purchase of FHLB of Indianapolis stock                                         (1,726,100)                   (241,700)
     Purchase of interest in limited partnership                                                 (2,085,000)
     Distribution from (to) limited partnership                                        (20,746)      55,074        137,098
     Purchases of insurance contracts                                                 (966,000)  (3,000,000)      (300,000)
     Cash received on branch acquisition                                                            309,413     11,903,914
     Other investing activities                                                        (36,319)     (22,778)       118,676
                                                                                  --------------------------------------------
            Net cash used by investing activities                                  (68,445,733) (26,896,978)   (15,142,411)
                                                                                  --------------------------------------------
Financing Activities
     Net change in
       Noninterest-bearing, interest-bearing demand and savings deposits             1,275,554   23,571,794    (9,259,396)
       Certificates of deposits                                                     (2,670,565)  (2,784,446)    9,811,301
       Securities sold under repurchase agreements                                     840,000                 (1,400,000)
     Repayment of note payable                                                         (61,357)     (25,566)
     Proceeds from FHLB advances                                                   157,000,000   53,700,000   113,195,000
     Repayment of FHLB advances                                                   (135,342,923) (69,322,214) (106,649,421)
     Net change in advances by borrowers for taxes and insurance                        28,881      (28,351)      (83,756)
     Proceeds from sale of common stock, net of costs                               49,910,830
                                                                                  --------------------------------------------
            Net cash provided by financing activities                               70,980,420    5,111,217     5,613,728
                                                                                  --------------------------------------------

Net Change in Cash and Cash Equivalents                                              7,045,029    2,589,554    (2,192,221)

Cash and Cash Equivalents, Beginning of Year                                        12,938,102   10,348,548    12,540,769
                                                                                  --------------------------------------------
Cash and Cash Equivalents, End of Year                                             $19,983,131  $12,938,102   $10,348,548
                                                                                  ============================================

Additional Cash Flows Information
     Interest paid                                                                 $19,416,749  $19,831,233   $19,048,580
     Income tax paid                                                                 1,716,402    2,524,700     2,449,536
     Transfers from loans to foreclosed real estate                                    971,983      128,288     1,873,356
     Note payable issued for investment in limited partnership                                    1,855,277
     Loans transferred to loans held for sale                                                    18,603,020
     Mortgage servicing rights capitalized                                                          257,185       146,828
     Common stock issued to ESOP leveraged with an employee loan                     4,655,680

See notes to consolidated financial statements.

                       MFS Financial, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Note 1 -- Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of MFS Financial, Inc. (Company) and its wholly owned subsidiary, Mutual Federal Savings Bank (Bank) and the Bank's wholly owned subsidiaries, First MFSB Corporation and Third MFSB Corporation, conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

During 1998, Kosciusko Service Corporation, a formerly wholly owned subsidiary of the Bank, was merged into the Bank.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a thrift holding company whose principal activity is the ownership of the Bank. The Bank operates under a federal thrift charter and provides full banking services. As a federally chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision, and the Federal Deposit Insurance Corporation.

The Bank generates mortgage, consumer and commercial loans and receives deposits from customers located primarily in Delaware, Kosciusko, Randolph and surrounding counties. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. First MFSB sells various insurance products. Third MFSB offers tax deferred annuities and long-term health care and life insurance products.

Consolidation--The consolidated financial statements include the accounts of the
Company  and  the  Bank  after   elimination   of  all   material   intercompany
transactions.

Investment Securities--Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity, or included in the trading account and marketable equity securities not classified as trading, are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax. Trading account securities are held for resale in anticipation of short-term market movements and are valued at fair value. Gains and losses, both realized and unrealized, are included in other income.

Amortization of premiums and accretion of discounts are recorded using the interest method as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

MFS Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Company considers its investmen in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual maturity of the loans.

Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 1999, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Company operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets which range from 3 to 50 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

Investment in limited partnerships is recorded using the equity method of accounting. Losses due to impairment are recorded when it is determined that the investment no longer has the ability to recover its carrying amount. The benefits of low income housing tax credits associated with the investment are accrued when earned.

Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

MFS Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Intangible  assets  are  being  amortized   primarily  on  a  straight-line  and
accelerated basis over a period of 15 years. Such assets are periodically evaluated as to the recoverability of their carrying value.

Mortgage servicing rights on originated loans are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiary.

Earnings per share will be computed based upon the weighted average common and potential common shares outstanding during the period subsequent to the Bank's conversion to a stock savings bank on December 29, 1999. Net income per share for the periods prior to the conversion is not meaningful.

Reclassifications of certain amounts in the 1998 and 1997 consolidated financial statements have been made to conform to the 1999 presentation.


Note 2 -- Conversion

On December 29, 1999, the Bank completed the conversion from a federally chartered mutual institution to a federally chartered stock savings bank and the formation of the Company as the holding company of the Bank. As part of the conversion, the Company issued 5,595,780 shares of common stock at $10 per share. Net proceeds of the Company's stock issuance, after costs of $1,391,000 and excluding the shares issued for the ESOP, were $49,911,000, of which $27,284,000 was used to acquire 100% of th stock and ownership of the Bank. The transaction was accounted for at historical cost in a manner similar to that utilized in a pooling of interests. In connection with the Conversion, the Company contributed 223,831 shares of common stock and cash of $2,238,000 to Mutual Federal Savings Bank Charitable Foundation, Inc. (the Foundation), a charitable foundation dedicated to community development activities in the Company's market areas. This resulted in the recognition of an additional $4,477,000 charitable contribution expense for the year ended December 31, 1999.

Note 3 -- Restriction on Cash

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 1999, was $2,925,000.

MFS Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 4 -- Investment Securities


                                                                                             1999
                                                          -----------------------------------------------------------------
                                                                                 Gross          Gross
                                                               Amortized       Unrealized     Unrealized         Fair
December 31                                                      Cost           Gains           Losses          Value
---------------------------------------------------------------------------------------------------------------------------

         Available for sale
              Mortgage-backed securities                       $  9,517           $25           $(155)          $  9,387
              Collateralized mortgage obligations                 4,584                           (48)             4,536
              Federal agencies                                    2,416                           (34)             2,382
              Corporate obligations                               7,781                           (74)             7,707
              Marketable equity securities                        5,781                          (194)             5,587
                                                          -----------------------------------------------------------------
                Total available for sale                         30,079            25            (505)            29,599
                                                          -----------------------------------------------------------------
         Held to maturity
              Federal agencies                                   10,200                          (413)             9,787
              Corporate obligations                               2,099                           (20)             2,079
              Municipal obligation                                  150                                              150
                                                          -----------------------------------------------------------------
                Total held to maturity                           12,449                          (433)            12,016
                                                          -----------------------------------------------------------------
                Total investment securities                     $42,528           $25           $(938)           $41,615
                                                          =================================================================


                                                                                             1998
                                                          -----------------------------------------------------------------
                                                                                 Gross          Grosss
                                                               Amortized       Unrealized     Unrealized         Fair
December 31                                                      Cost           Gains           Losses          Value
---------------------------------------------------------------------------------------------------------------------------
         Available for sale
              Mortgage-backed securities                       $  5,129          $171           $  (3)          $  5,297
              Federal agencies                                    1,244            42                              1,286
              Marketable equity securities                        7,761                          (136)             7,625
                                                          -----------------------------------------------------------------
                Total available for sale                         14,134           213            (139)            14,208
                                                          -----------------------------------------------------------------

         Held to maturity
              Federal agencies                                    6,220            13             (13)             6,220
              Corporate obligations                               4,634            22              (5)             4,651
              Municipal                                             150                                              150
                                                          -----------------------------------------------------------------
                Total held to maturity                           11,004            35             (18)            11,021
                                                          -----------------------------------------------------------------

                Total investment securities                     $25,138          $248           $(157)           $25,229
                                                          =================================================================

Marketable equity securities consist of shares in mutual funds which invest in government obligations and mortgage-backed securities.

MFS Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The amortized cost and fair value of securities held to maturity and available for sale at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                            1999
                                                        -------------------------------------------------------------------
                                                                    Available for Sale                 Held to Maturity
                                                        -------------------------------------------------------------------
                                                             Amortized          Fair           Amortized           Fair
December 31                                                    Cost             Value            Cost              Value
---------------------------------------------------------------------------------------------------------------------------
       Within one year                                                                         $  1,862          $  1,854
       One to five years                                     $  8,283         $  8,197            5,944             5,778
       Five to ten years                                          970              956            3,493             3,336
       After ten years                                            501              500            1,150             1,048
                                                        -------------------------------------------------------------------
                                                                9,754            9,653           12,449            12,016
       Mortgage-backed securities                               9,517            9,387
       Collateralized mortgage obligations                      4,584            4,536
       Small Business Administration                              443              436
       Marketable equity securities                             5,781            5,587
                                                        -------------------------------------------------------------------

                Totals                                        $30,079          $29,599          $12,449           $12,016
                                                        ===================================================================

Securities with a carrying value of $30,159,000 and $12,803,000 were pledged at December 31, 1999 and 1998 to secure FHLB advances.

Proceeds from sales of securities available for sale during the years ended December 31, 1999, 1998 and 1997 were $8,253,000, $4,116,000 and $9,416,000.
Gross gains of $79,000, $1,000 and $3,000 were realized on those sales in 1999, 1998 and 1997. Gross losses of $47,000 were recognized on those sales in 1999.

Trading account securities at December 31, 1999 consisted of U. S. Government bonds with a fair value of $1,235,000. Unrealized holding losses of $212,000 were included in earnings for the year ended December 31, 1999 and there were no unrealized holding gains or losses on trading securities included in earnings in 1998 and 1997. Trading account securities with a carrying value of $823,000 were pledged at December 31, 1999 to secure repurchase agreements.

MFS Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 5 -- Loans and Allowance



December 31                                                    1999             1998
-----------------------------------------------------------------------------------------
       Loans
         Real estate loans
           One-to-four family                                 $286,578          $264,461
           Multi family                                          5,544             6,282
           Commercial                                           14,559            10,293
           Construction and development                         12,470            11,805
                                                       ----------------------------------
                                                               319,151           292,841
                                                       ----------------------------------
         Consumer loans
           Auto                                                 19,887            17,820
           Home equity                                          10,585            10,253
           Home improvement                                     14,588            12,108
           Mobile home                                          12,305            15,466
           Recreational vehicles                                25,629            19,100
           Boats                                                32,374            23,608
           Credit cards                                          2,180             2,281
           Other                                                 2,374             3,472
                                                       ----------------------------------
                                                               119,922           104,108
         Commercial business loans                              10,764             7,285
                                                       ----------------------------------
                                                               449,837           404,234

         Undisbursed portion of loans                           (4,844)           (3,353)
         Deferred loan fees, and costs, net                      1,446               689
         Allowance for loan losses                              (3,652)           (3,424)
                                                       ----------------------------------
                Total loans                                   $442,787          $398,146
                                                       ==================================

MFS Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Year Ended December 31                                                       1999          1998          1997
---------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses
       Balances, January 1                                                    $3,424        $3,091         $2,990
       Provision for losses                                                      760         1,265            700
       Recoveries on loans                                                       119           106             91
       Loans charged off                                                        (651)       (1,038)          (690)
                                                                       ---------------------------------------------
       Balances, December 31                                                  $3,652        $3,424         $3,091
                                                                       =============================================


Information on impaired loans is summarized below.


December 31                                                                                               1998
---------------------------------------------------------------------------------------------------------------------------
Impaired loans with an allowance                                                                            $504
                                                                                                     ===============
Allowance for impaired loans included in the Company's allowance for loan losses                            $100
                                                                                                     ===============


Year Ended December 31                                                           1999         1998         1997
---------------------------------------------------------------------------------------------------------------------------
Average balance of impaired loans                                                 $429         $517         $949
Interest income recognized on impaired loans                                         9           56
Cash-basis interest included above                                                   9           56


There were no impaired loans at December 31, 1999 and 1997.


Note 6 -- Premises and Equipment


December 31                                                                                  1999            1998
---------------------------------------------------------------------------------------------------------------------------
Cost
       Land                                                                                  $1,691         $1,557
       Buildings and land improvements                                                        8,269          8,213
       Equipment                                                                              5,236          4,635
                                                                                      ------------------------------
         Total cost                                                                          15,196         14,405
Accumulated depreciation                                                                     (7,396)        (6,676)
                                                                                      ------------------------------

         Net                                                                                 $7,800         $7,729
                                                                                      ==============================

MFS Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 7 -- Investment In Limited Partnerships


December 31                                                                                     1999           1998
---------------------------------------------------------------------------------------------------------------------------

Pedcor Investments 1988-V (98.97 percent ownership, equity method of accounting)             $  522         $   523
Pedcor Investments 1990-XIII (99.00 percent ownership, equity method of accounting)             683             696
Pedcor Investments 1990-XI (19.79 percent ownership, at amortized cost)                          96             107
Pedcor Investments 1997-XXVlll (99.00 percent ownership, equity method of accounting)         3,974           3,940
                                                                                            -------------------------------

                                                                                             $5,275          $5,266
                                                                                            ===============================

The limited partnerships build, own and operate apartment complexes. The Company records its equity in the net income or loss of the Pedcor Investments 1988-V, 1990-XIII, and 1997-XXVIII based on the Company's interest in the partnerships. The Company has recorded its investment in Pedcor Investments 1990-XI, which represents less than a 20 percent ownership, at amortized cost and records income when distributions are received. In addition, the Company has recorded the benefit of low income housing credits of $262,000 for 1999, 1998 and 1997. Condensed financial statements for Pedcor Investments 1988-V, 1990-XIII, and 1997-XXVIII recorded under the equity method of accounting are as follows:


 December 31                                                       1999            1998
--------------------------------------------------------------------------------------------
Condensed statement of financial condition
  Assets
   Cash                                                            $   313         $   198
   Land and property                                                22,401          18,664
   Other assets                                                      1,694           6,303
                                                             -------------------------------

        Total assets                                               $24,408         $25,165
                                                             ===============================

  Liabilities
   Notes payable                                                   $22,656         $23,021
   Other liabilities                                                   820           1,020
                                                             -------------------------------
        Total liabilities                                           23,476          24,041
                                                             -------------------------------
  Partners' equity (deficit)
   General partners                                                 (2,423)         (2,194)
   Limited partners                                                  3,355           3,318
                                                             -------------------------------
        Total partners' equity                                         932           1,124
                                                             -------------------------------

        Total liabilities and partners' equity                     $24,408         $25,165
                                                             ===============================


MFS Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)



Year Ended December 31                                                            1999         1998          1997
---------------------------------------------------------------------------------------------------------------------------
Condensed statement of operations
        Total revenue                                                           $2,497        $2,389        $2,418
        Total expenses                                                           2,499         2,377         2,418
                                                                            -----------------------------------------
          Net income                                                            $   (2)       $   12        $    0
                                                                            =========================================

Note 8 -- Deposits


December 31                                                                               1999              1998
---------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand                                                              $ 14,361          $ 14,885
Interest-bearing demand                                                                   38,199            42,354
Regular passbook                                                                          37,601            39,418
90-day passbook                                                                            2,191             2,824
Money market savings                                                                      42,091            33,686
Certificates and other time deposits of $100,000 or more                                  44,804            36,148
  Other certificates                                                                     185,357           196,684
                                                                                 -----------------------------------

         Total deposits                                                                 $364,604          $365,999
                                                                                 ===================================

Certificates including other time deposits of $100,000 or more maturing in years ending December 31:


2000                                                           $158,502
2001                                                             55,516
2002                                                              7,848
2003                                                              4,535
2004                                                              3,760
                                                         ----------------

                                                               $230,161
                                                         ================


Note 9 -- Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements consist of obligations of the Company to other parties. The obligations are secured by U. S. Treasury bonds and such collateral is held in trust at a financial services company.

There was one outstanding agreement of $840,000 at December 31, 1999 maturing January 13, 2000 and none at the end of 1998 nor were there any outstanding agreements at any month-end during 1998. The maximum amount of outstanding agreements at any month-end during 1999 and 1997 totaled $895,000 and $875,000 respectively. The monthly average of such agreements totaled $400,000, $2,000 and $20,000 for the years ended December 31, 1999, 1998 and 1997.

MFS Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 10 -- Federal Home Loan Bank Advances

                                                   Weighted
                                                   Average
Maturities Year Ending December 31                   Rate            Amount
------------------------------------------------------------------------------
         2000                                       5.89%           $45,205
         2001                                       5.23              1,000
         2002                                       5.91              2,000
         2003                                       5.09              8,131
         2004
         Thereafter                                 5.43             15,953
                                                                ----------------

                                                    5.69%           $72,289
                                                                ================

The terms of a security agreement with the FHLB require the Bank to pledge as collateral for advances and outstanding letters of credit both qualifying first mortgage loans and investment securities in an amount equal to at least 170 percent of these advances and letters of credit. Advances are subject to restrictions or penalties in the event of prepayment.


Note 11 -- Note Payable

The Bank has a noninterest-bearing, unsecured term note payable to Pedcor Investments 1997-XXVIII, L.P. of $1,768,000 at December 31, 1999 and $1,830,000
at December 31, 1998 payable in semiannual installments through January 1, 2010. At December 31, 1999 and 1998, the Bank was obligated under an irrevocable direct pay letter of credit for the benefit of a third party in the amount of $1,254,000 relating to this note and the financing for an apartment project by Pedcor Investments 1997-XXVIII L.P. (see Note 7).



                                                                     Note
                                                                    Payable
Maturities Year Ending December 31                                  Pedcor
--------------------------------------------------------------------------------

2000                                                               $     61
2001                                                                     61
2002                                                                     61
2003                                                                     61
2004                                                                     61
Thereafter                                                            1,463
                                                                 ---------------

                                                                     $1,768
                                                                 ===============

MFS Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 12 -- Loan Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of these loans consist of the following:


December 31                                       1999            1998            1997
-----------------------------------------------------------------------------------------------
Mortgage loan portfolio serviced for
       Freddie Mac                               $22,128         $26,906          $16,785
       Fannie Mae                                  9,977          14,520              908
       Other investors                               311             882              904
                                             --------------- ---------------- --------------

                                                 $32,416         $42,308          $18,597
                                             =============== ================ ==============

The aggregate fair value of capitalized mortgage servicing rights at December 31, 1999, 1998 and 1997 is based on comparable market values and expected cash flows, with impairment assessed based on portfolio characteristics including product type, investor type, and interest rates.

No valuation allowance was necessary at December 31, 1999, 1998 and 1997.


Year Ended December 31                            1999             1998             1997
--------------------------------------------------------------------------------------------------
Mortgage Servicing Rights
       Balances, January 1                      $339,904          $128,298
       Servicing rights capitalized                                257,185         $146,828
       Amortization of servicing rights          (60,735)          (45,579)         (18,530)
                                            ----------------- ---------------  ----------------

       Balances, December 31                    $279,169          $339,904         $128,298
                                            ================= ===============  ================


MFS Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 13 -- Income Tax


Year Ended December 31                                                        1999          1998           1997
---------------------------------------------------------------------------------------------------------------------------
Income tax expense
  Currently payable
    Federal                                                                  $1,088        $1,308         $1,837
    State                                                                       469           458            592
  Deferred
    Federal                                                                  (1,408)          216           (212)
    State                                                                       (11)           67            (57)
                                                                      ----------------------------------------------

         Total income tax expense                                            $  138        $2,049         $2,160
                                                                      ==============================================

Reconciliation of federal statutory to actual tax expense
    Federal statutory income tax at 34%                                      $  335        $2,104         $2,140
    Effect of state income taxes                                                302           347            353
    Low income housing credits                                                 (262)         (262)          (262)
    Tax exempt income--increase in cash surrender value                        (167)         (131)           (81)
    Other                                                                       (70)           (9)            10
                                                                      ----------------------------------------------
         Actual tax expense                                                  $  138        $2,049         $2,160
                                                                      ==============================================

Effective tax rate                                                          14.0%          33.1%         34.3%
                                                                      ==============================================

MFS Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The components of the deferred asset are as follows:


December 31                                                                                   1999           1998
---------------------------------------------------------------------------------------------------------------------------
Assets
  Allowance for loan losses                                                             $1,485         $1,342
  Deferred compensation                                                                  1,205          1,075
  Charitable contribution carryover                                                      1,390
  Unrealized loss on securities available for sale                                         198
  Other                                                                                    193            110
                                                                                 ------------------------------
    Total assets                                                                         4,471          2,527
                                                                                 ------------------------------

Liabilities
  FHLB stock                                                                              (165)          (165)
  Depreciation                                                                            (116)           (84)
  State income tax                                                                         (92)           (88)
  Loan fees                                                                             (1,125)          (811)
  Increase in tax bad debt reserve over base year                                          (92)          (115)
  Unrealized gain on securities available for sale                                                        (30)
  Mortgage servicing rights                                                               (119)          (144)
  Investments in limited partnership                                                       (91)           (66)
                                                                                 ------------------------------
    Total liabilities                                                                   (1,800)        (1,503)
                                                                                 ------------------------------

                                                                                        $2,671         $1,024
                                                                                 ==============================

The Company has a charitable contribution carryover of $4,570,000 that expires in the year ending December 31, 2005.

Income tax expense attributable to securities gains was $12,800, $400 and $1,200 for the years ended December 31, 1999 and 1998 and 1997.

Retained earnings include approximately $6,443,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $2,552,000.

MFS Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 14 -- Other Comprehensive Income


                                                                                                     1999
                                                                          -------------------------------------------------
                                                                                                Tax
                                                                             Before-Tax      (Expense)       Net-of-Tax
Year Ended December 31                                                         Amount         Benefit          Amount
---------------------------------------------------------------------------------------------------------------------------
Unrealized losses on securities
     Unrealized holding losses arising during the year                           $(515)         $206            $(309)
     Less: reclassification adjustment for gains realized in net income             32           (13)              19
                                                                          -------------------------------------------------

     Net unrealized losses                                                       $(547)         $219            $(328)
                                                                          =================================================


                                                                                                     1998
                                                                          -------------------------------------------------
                                                                                                Tax
                                                                             Before-Tax      (Expense)       Net-of-Tax
Year Ended December 31                                                         Amount         Benefit          Amount
---------------------------------------------------------------------------------------------------------------------------
Unrealized gains on securities
     Unrealized holding gains arising during the year                             $79            $(31)             $48
     Less: reclassification adjustment for gains realized in net income             1                                1
                                                                          -------------------------------------------------

     Net unrealized gains                                                         $78            $(31)             $47
                                                                          =================================================

                                                                                                     1997
                                                                          -------------------------------------------------
                                                                                                Tax
                                                                             Before-Tax      (Expense)       Net-of-Tax
Year Ended December 31                                                         Amount         Benefit          Amount
---------------------------------------------------------------------------------------------------------------------------
Unrealized gains on securities
     Unrealized holding gains arising during the year                             $78            $(31)             $47
     Less: reclassification adjustment for gains realized in net income             3              (1)               2
                                                                          -------------------------------------------------

     Net unrealized gains                                                         $75            $(30)             $45
                                                                          =================================================


Note 15 -- Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated statement of financial condition.

MFS Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Financial instruments whose contract amount represents credit risk were as follows:


December 31                                       1999           1998
-------------------------------------------------------------------------------
Loan commitments                                $41,700        $33,530
Loans sold with recourse                             93            165
Standby letters of credit                         3,617          2,500


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.

The Company and subsidiary are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.


Note 16 -- Dividend and Capital Restrictions

The Company is not subject to any regulatory restrictions on the payment of dividends to its stockholders.

Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding retained net income for the current calendar year plus those for the previous two calendar years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure.

At the time of conversion, a liquidation account was established in an amount equal to the Banks' net worth as reflected in the latest statement of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit account in the Bank after conversion. In the event of a complete liquidation, and only in such event, each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to stockholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was $45,619,000.

At December 31, 1999, the stockholder's equity of the Bank was $74,628,000, of which approximately $7,966,000 was available for the payment of dividends to the Company.

MFS Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 17 -- Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 risk-based capital, and core leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 1999 and 1998, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 1999 that management believes have changed the Bank's classification.

The Bank's actual and required capital amounts and ratios are as follows:

                                                                                    Required for             To Be Well
                                                                Actual            Adequate Capital           Capitalized 1
                                                        ----------------------------------------------------------------------
                                                          Amount      Ratio      Amount       Ratio      Amount       Ratio
------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1999

Total risk-based capital 1 (to risk-weighted assets)      $76,994     21.7%       $28,357     8.0%        $35,446     10.00%

Tier 1 risk-based capital 1 (to risk-weighted assets)      73,445     20.7%        14,179     4.0%         21,268      6.00%

Core capital 1 (to adjusted total assets)                  73,445     13.6%        16,252     3.0%         27,086      5.00%

Core capital 1 (to adjusted tangible assets)               73,445     13.6%        10,835     2.0%             NA        NA

Tangible capital 1 (to adjusted total assets)              73,445     13.6%         8,126     1.5%             NA        NA

As of December 31, 1998

Total risk-based capital 1 (to risk-weighted assets)      $45,243     15.27%      $23,710     8.0%        $29,637     10.0%

Tier 1 risk-based capital 1 (to risk-weighted assets)      42,100     14.21%       11,855     4.0%         17,782      6.0%

Core capital 1 (to adjusted total assets)                  42,100      9.03%       13,992     3.0%         23,320      5.0%

Core capital 1 (to adjusted tangible assets)               42,100      9.03%        9,328     2.0%             NA       NA

Tangible capital 1 (to adjusted total assets)              42,100      9.03%        6,996     1.5%             NA       NA

1 As defined by regulatory agencies


MFS Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 18 -- Employee Benefits

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The contributions are discretionary and determined annually. For the years ended December 31, 1999, 1998 and 1997, the Company matched employees' contributions at the rate of 50% for the first $600 participant contributions to the 401(k) and made a contribution to the profit sharing plan of 7% of qualified compensation. The Company's expense for the plan was $286,000, $284,000 and $252,500 fo the years ended December 31, 1999, 1998 and 1997.

The Company has a supplemental retirement plan and deferred compensation arrangements for the benefit of certain officers. These arrangements are funded by life insurance contracts which have been purchased by the Company. The Company's expense for the plan was $214,000, $188,000 and $164,000 for the years ended December 31, 1999, 1998 and 1997.

The Company has deferred compensation arrangements with certain directors whereby, in lieu of currently receiving fees, the directors or their beneficiaries will be paid benefits for an established period following the director's retirement or death. These arrangements are funded by life insurance contracts which have been purchased by the Company. The Company's expense for the plan was $106,000, $117,000 and $105,000 for the years ended December 31, 1999, 1998 and 1997.

As part of the conversion in 1999, the Company established an ESOP covering substantially all its employees. The ESOP acquired 465,568 shares of the Company common stock at $10 per share in the conversion with funds provided by a loan from the Company. Accordingly, the $4,655,680 of common stock acquired by the ESOP is shown as a reduction of stockholders' equity. At December 31, 1999, the Company had 444,979 unearned ESOP shares with a fair value of $4,339,000. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares, which may be distributed to participants, or used to repay the loan are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company and Bank, are made to the ESOP. Expense under the ESOP for the year ended December 31, 1999 was $199,000. At December 31, 1999, the ESOP had no allocated shares, 444,979 suspense shares and 20,589 committed-to-be released shares.

In connection with the conversion, the Board of Directors approved a Stock Option Plan and a Recognition and Award Plan (RAP). The Plans are subject to stockholders' approval. Under the stock option plan, stock options covering shares representing an aggregate of up to 10% of the common stock issued in the conversion may be granted to directors and executive officers. Restricted stock awards covering up to 4% of the common stock issued in the conversion may be awarded to directors and executiv officers under the RAP.

MFS Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 19 -- Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

Securities and Mortgage-Backed Securities--Fair values are based on quoted market prices.

Loans--The fair value for loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FHLB Stock--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Interest Receivable/Payable--The fair values of interest receivable/payable approximate carrying values.

Deposits--The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Securities Sold Under Repurchase Agreements--Securities sold under repurchase agreements are short-term borrowing arrangements. The rates at December 31, 1999, approximate market rates, thus the fair value approximates carrying value.

Federal Home Loan Bank Advances--The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt for periods comparable to the remaining terms to maturity of these advances.

Note Payable to Pedcor--The fair value of this note is estimated using a discount calculation based on current rates.

Advances by Borrowers for Taxes and Insurance--The fair value approximates carrying value.

Off-Balance Sheet Commitments--Commitments include commitments to purchase and originate mortgage loans, commitments to sell mortgage loans, and standby letters of credit and are generally of a short-term nature. The fair values of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The carrying amount of these investments are reasonable estimates of the fair value of these financial statements.

MFS Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The estimated fair values of the Company's financial instruments are as follows:


                                                                   1999                           1998
                                                       ----------------------------------------------------------
                                                        Carrying        Fair           Carrying        Fair
December 31                                              Amount         Value           Amount          Value
-----------------------------------------------------------------------------------------------------------------
Assets
  Cash and cash equivalents                             $19,983        $19,983          $12,938       $12,938
  Trading account securities                              1,235          1,235
  Securities available for sale                          29,599         29,599           14,208        14,208
  Securities held to maturity                            12,449         12,016           11,004        11,021
  Loans                                                 442,787        433,630          398,146       402,455
  Stock in FHLB                                           5,339          5,339            3,612         3,612
  Interest receivable                                     2,653          2,653            2,187         2,187

Liabilities
  Deposits                                              364,604        365,566          365,999       366,377
  Securities sold under repurchase agreements               840            840
  FHLB Advances                                          72,289         72,304           50,632        50,988
  Note payable--Pedcor                                    1,768            986            1,830           919
  Interest payable                                        2,153          2,153            2,328         2,328
  Advances by borrowers for taxes and insurance           1,289          1,289            1,260         1,260


Note 20 -- Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:


                             Condensed Balance Sheet

December 31                                                             1999
--------------------------------------------------------------------------------

Assets
  Short-term noninterest-bearing deposit with subsidiary               $20,470
  Investment in common stock of subsidiary                              74,628
  Deferred income tax                                                    1,393
  Other assets                                                             343
                                                                      ----------

         Total assets                                                  $96,834
                                                                      ==========

Liabilities--other                                                     $   122

Stockholders' Equity                                                    96,712
                                                                      ----------

         Total liabilities and stockholders' equity                    $96,834
                                                                      ==========

MFS Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)



                          Condensed Statement of Income


Year Ended December 31                                                                  1999           1998          1997
---------------------------------------------------------------------------------------------------------------------------
Expenses
  Interest expense                                                                    $   40
  Charitable contribution                                                              4,477
                                                                                    ---------------------------------------

Loss before income tax benefit and equity in undistributed income of subsidiary
                                                                                       4,517

Income tax benefit                                                                     1,536
                                                                                    ---------------------------------------

Loss before equity in undistributed income of subsidiary                              (2,981)

Equity in undistributed income of subsidiary                                           3,827          $4,139        $4,135
                                                                                    ---------------------------------------

Net Income                                                                            $  846          $4,139        $4,135
                                                                                    =======================================


                        Condensed Statement of Cash Flows


Year Ended December 31                                                                  1999           1998          1997
---------------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                                          $  846          $4,139        $4,135
  Adjustments to reconcile net income to net cash used by operating activities
    Earned ESOP shares                                                                   199
    Charitable contribution of Company's common stock                                  2,238
    Deferred income tax benefit                                                       (1,393)
    Undistributed income of subsidiary                                                (3,827)
    Other                                                                               (221)         (4,139)      (4,135)
                                                                                    ---------------------------------------
         Net cash used by operating activities                                        (2,158)

Investing Activity--capital contribution to subsidiary                               (27,283)

Financing Activity--proceeds from sale of common stock, net of costs                  49,911
                                                                                    ---------------------------------------

Short-Term Interest-Bearing Deposit with Subsidiary at End of Year                   $20,470          $    0       $    0
                                                                                    =======================================

Additional Cash Flow and Supplementary Information
  Common stock issued to ESOP leveraged with an employee loan                        $ 4,656



                                    MUTUALFIRST FINACIAL, INC. AND SUBSIDIARY
                                    Consolidated Condensed Balance Sheet
                                    (Unaudited)



                                                                 June 30,        December 31,
                                                                   2000               1999
                                                               ------------      ------------
Assets
    Cash                                                        $16,485,222       $19,217,186
    Interest-bearing deposits                                     1,102,396           765,945
                                                               ------------      ------------
                     Cash and cash equivalents                   17,587,618        19,983,131
   Trading assets, at fair value                                                    1,234,884
    Investment securities:
         Available for sale                                      31,818,789        29,598,800
         Held to maturity (fair value of $11,208,000
          and $12,106,000)                                       11,683,979        12,449,013
                                                               ------------      ------------
                   Total investment securities                   43,502,768        42,047,813
    Loans                                                       467,989,840       446,438,992
         Allowance for loan losses                               (3,342,342)       (3,652,073)
                                                               ------------      ------------
   Net loans                                                    464,647,498       442,786,919
   Premises and equipment                                         7,819,134         7,800,460
   Federal Home Loan Bank of Indianapolis stock, at cost          5,338,500         5,338,500
   Investment in limited partnerships                             5,135,738         5,274,840
   Cash surrender value of life insurance                        11,088,611        10,806,957
   Foreclosed real estate                                         1,419,644           728,737
   Interest receivable:
       Loans                                                      2,336,944         2,134,656
       Mortgage-backed securities                                    54,508            58,687
       Investment securities and interest-bearing deposits          473,639           459,616
   Core deposit intangibles and goodwill                          1,359,112         1,466,928
   Deferred income tax benefit                                    2,722,531         2,670,886
   Other assets                                                   2,486,613         1,730,426
                                                               ------------      ------------
                Total assets                                   $565,972,858      $544,523,440
                                                               ============      ============
Liabilities
   Deposits
         Non-interest-bearing                                  $ 21,287,756      $ 14,360,929
         Interest bearing                                       371,489,091       350,243,469
                                                               ------------      ------------
              Total deposits                                    392,776,847       364,604,398
   Federal Home Loan Bank Advances                               64,767,011        72,289,384
   Other Borrowings                                               1,706,996         2,608,354
   Advances by borrowers for taxes and insurance                  1,333,691         1,289,179
   Interest payable                                               1,334,120         2,153,475
   Other Liabilities                                              5,031,966         4,866,330
                                                               ------------      ------------
             Total liabilities                                  466,950,631       447,811,120
                                                               ============      ============
Stockholders' Equity
   Preferred stock, $.01 par value
         Authorized and unissued --- 20,000,000 shares
   Common stock, $.01 par value
         Authorized --- 20,000,000 shares
          Issued and outstanding --- 5,819,611                       58,196            58,196
   Additional paid-in capital                                    56,732,884        56,740,190
   Retained earnings                                             46,909,107        44,647,767
   Accumulated other comprehensive loss                            (387,174)         (284,047)
   Unearned employee stock ownership plan (ESOP) shares          (4,290,786)       (4,449,786)
                                                               ------------      ------------
              Total stockholders' equity                         99,022,227        96,712,320
                                                               ------------      ------------
              Total liabilities and stockholders' equity       $565,972,858      $544,523,440
                                                               ============      ============


See notes to consolidated condensed financial statements.

                           MUTUALFIRST FINACIAL, INC. AND SUBSIDIARY
                           Consolidated Condensed Statement of income
                           (Unaudited)


                                                                    Three Months Ended           Six Months Ended
                                                                         June 30                     June 30
                                                                -------------------------   --------------------------
                                                                    2000         1999           2000           1999
                                                                -----------  ------------   -----------    -----------
Interest Income
Loans receivable, including fees                                $9,038,297   $7,931,710     $17,743,917    $15,766,994
Trading account securities                                                       17,735           8,192         24,441
Investment securities
   Mortgage-backed securities available for sale                   240,529       62,150         478,668        158,332
   Federal Home Loan Bank stock                                    106,187       72,050         212,373        143,308
   Other investments                                               489,865      294,781         955,684        543,361
Deposits with financial institutions                                 9,062       23,841          22,533        109,777
                                                                ----------   ----------      ----------     ----------
Total interest income                                            9,883,940    8,402,267      19,421,367     16,746,213
                                                                ----------   ----------      ----------     ----------
Interest Expense
Passbook savings                                                   200,410      214,747         400,446        425,879
Certificates of deposit                                          3,379,056    3,358,424       6,658,783      6,698,021
Daily money market accounts                                        328,747      254,986         649,434        468,461
Demand and NOW acounts                                             122,703      161,945         243,971        323,704
Federal Home Loan Bank advances                                    953,123      660,820       1,763,097      1,325,858
Other interest expense                                                            3,476           5,497          9,576
                                                                ----------   ----------      ----------     ----------
Total interest expense                                           4,984,039    4,654,398       9,721,228      9,251,499
                                                                ----------   ----------      ----------     ----------
Net Interest Income                                              4,899,901    3,747,869       9,700,139      7,494,714
Provision for loan losses                                          171,250      190,000         342,500        380,000
                                                                ----------   ----------      ----------     ----------
Net Interest Income After Provision for Loan Losses              4,728,651    3,557,869       9,357,639      7,114,714
                                                                ----------   ----------      ----------     ----------
Other Income
Service fee income                                                 511,892      448,054         988,489        835,621
Net realized gains on sales of available-for-sale securities                     32,326                         32,326
Net trading account profit (loss)                                               (62,594)         25,116        (74,703)
Equity in losses of limited partneships                            (88,160)      (7,779)        (90,707)       (10,327)
Commissions                                                        170,926      100,740         298,907        183,574
Increase in cash surrender value of life insurance                 161,655      105,000         281,655        210,000
Other income                                                       144,138       63,147         230,872        152,766
                                                                ----------   ----------      ----------     ----------
Total other income                                                 900,451      678,894       1,734,332      1,329,257
                                                                ----------   ----------      ----------     ----------
Other Expenses
Salaries and employee benefits                                   1,809,368    1,592,979       3,657,573      3,162,038
Net occupancy expenses                                             172,241      159,470         351,414        326,260
Equipment expenses                                                 187,527      188,167         382,226        340,240
Data processing fees                                               124,560      118,895         252,844        249,908
Deposit insurance expense                                           20,789       44,181          40,787         99,181
Advertising and promotion                                          114,609      139,375         225,864        234,002
Other expenses                                                     868,458      592,516       1,566,177      1,174,898
                                                                ----------   ----------      ----------     ----------
Total other expenses                                             3,297,552    2,835,583       6,476,885      5,586,527
                                                                ----------   ----------      ----------     ----------
Income Before Income Tax                                         2,331,550    1,401,180       4,615,086      2,857,444
Income tax expense                                                 763,000      453,500       1,539,000        934,000
                                                                ----------   ----------      ----------     ----------
Net Income                                                      $1,568,550   $  947,680      $3,076,086     $1,923,444
                                                                ==========   ==========      ==========     ==========

Basic earnings per share                                           $0.29                        $0.57

Diluted earnings per share                                         $0.29                        $0.57

Dividends per share                                                $0.07                        $0.14

See notes to consolidated condensed financial statements.

                  MUTUALFIRST FINACIAL, INC. AND SUBSIDIARY
                  Consolidated Condensed Statement of Stockholders' Equity For the Six Months Ended June 30, 2000
                  (Unaudited)


                                             Common Stock
                                        ---------------------   Additional
                                           Shares                 paid-in
                                        Outstanding    Amount     capital
                                        -------------------------------------

Balances January 1, 2000                 5,819,611    $58,196   $56,740,190

Comprehensive income

Net income for the period

Other comprehensive loss,
 net of tax

   Unrealized losses on securities

Comprehensive income

ESOP shares earned                                                   (7,306)

Cash dividends ($.14 per share)
                                         ----------------------------------
Balances,  June 30, 2000                 5,819,611    $58,196   $56,732,884
                                         ==================================

                                                               Accumulated
                                                                  Other       Unearned
                                   Comprehensive   Retained    Comprehensive    ESOP
                                       Income      Earnings        Loss        shares         Total
                                    --------------------------------------------------------------------

Balances January 1, 2000                          $44,647,767   ($284,047)  ($4,449,786)   $96,712,320

Comprehensive income

Net income for the period            $3,076,086     3,076,086                                3,076,086

Other comprehensive loss,
 net of tax

   Unrealized losses on securities     (103,127)                 (103,127)                    (103,127)
                                     ----------
Comprehensive income                 $2,972,959
                                     ==========
ESOP shares earned                                                              159,000        151,694

Cash dividends ($.14 per share)                      (814,746)                                (814,746)
                                                  -----------------------------------------------------
Balances,  June 30, 2000                          $46,909,107   ($387,174)  ($4,290,786)   $99,022,227
                                                  =====================================================

See notes to consolidated condensed financial statements.

                    MUTUALFIRST FINACIAL, INC. AND SUBSIDIARY
                 Consolidated Condensed Statement of Cash Flows
                                   (Unaudited)
                                                                                         Six Months Ended for June 30,
                                                                                        -------------------------------
                                                                                            2000               1999
                                                                                       ------------       ------------
Operating Activities
  Net income                                                                            $ 3,076,086        $ 1,923,444
  Adjustments to reconcile net income to net cash provided
   by operating activities
  Provision for loan losses                                                                 342,500            380,000
  Securities gains                                                                                             (32,326)
  Net loss on sale of real estate owned                                                      94,363             34,077
  Securities accretion, net                                                                 (17,747)            (9,458)
  ESOP shares earned                                                                        151,694
  Equity in losses of limited partnerships                                                   90,707             10,327
  Amortization of net loan origination costs                                                937,081            108,723
  Amortization of core deposit intangibles and goodwill                                     107,816            117,769
  Depreciation and amortization                                                             373,817            333,241
  Deferred income tax                                                                                           96,135
  Change in
  Trading account securities                                                              1,234,884         (1,357,734)
  Interest receivable                                                                      (212,132)          (300,300)
  Other assets                                                                             (604,492)         1,164,057
  Interest payable                                                                         (819,355)          (475,514)
  Other liabilities                                                                          13,941           (129,436)
  Increase in cash surrender value of life insurance                                       (281,654)          (210,000)
  Other adjustments                                                                                            131,602
                                                                                        -----------        -----------
    Net cash provided by operating activities                                             4,487,509          1,784,607
                                                                                        -----------        -----------
Investing Activities
  Purchases of securities available for sale                                             (3,389,592)        (2,014,539)
  Proceeds from maturities and paydowns of securities available for sale                  1,040,782            963,216
  Proceeds from sales of securities available for sale                                                       4,874,497
  Purchases of securities held to maturity                                                                  (6,006,993)
  Proceeds from maturities and paydowns of securities held to maturity                      756,830          4,175,686
  Net change in loans                                                                   (24,309,456)       (23,276,595)
  Purchases of premises and equipment                                                      (392,490)          (390,906)
  Proceeds from real estate owned sales                                                     416,009            203,149
  Distribution from limited partnership                                                      48,395              5,521
  Other investing activities                                                                (31,984)            (6,543)
                                                                                        -----------        -----------
    Net cash used by investing activities                                               (25,861,506)       (21,473,507)
                                                                                        -----------        -----------
Financing Activities
  Net change in
  Noninterest-bearing, interest bearing demand and savings deposits                       1,685,941            948,842
  Certificates of deposits                                                               26,486,508         17,614,093
  Short-term borrowings                                                                    (840,000)
  Repayment of note payable                                                                 (61,358)           (30,678)
  Proceeds from FHLB advances                                                           125,500,000         32,000,000
  Repayment of FHLB advances                                                           (133,022,373)       (31,270,716)
  Net change in advances by borrowers for taxes and insurance                                44,512             89,422
  Dividends Paid                                                                           (814,746)
                                                                                        -----------        -----------
    Net cash provided by financing activities                                            18,978,484         19,350,963
                                                                                        -----------        -----------
Net Change in Cash and Cash Equivalents                                                  (2,395,513)          (337,937)

Cash and Cash Equivalents, Beginning of Year                                             19,983,131         12,938,102
                                                                                        -----------        -----------
Cash and Cash Equivalents, End of Period                                                $17,587,618        $12,600,165
                                                                                        ===========        ===========
Additional Cash Flows Information
Interest paid                                                                           $10,540,583        $ 9,727,013
Income tax paid                                                                           1,176,000            670,000
Transfers from loans to foreclosed real estate                                            1,169,296            394,862


See notes to consolidated condensed financial statements.

                  MutualFirst Financial, Inc. and Subsidiaries
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

NOTE 1:  Basis of Presentation
The consolidated financial statements include the accounts of MutualFirst Financial, Inc. (the "Company"), its wholly owned subsidiary, Mutual Federal Savings Bank, a federally chartered savings bank ("Mutual Federal"), and Mutual Federal's two wholly owned subsidiaries, First MFSB Corporation and Third MFSB Corporation. A summary of significant accounting policies is set forth in Note 1 of Notes to Financial Statements included in the December 31, 1999 Annual Report to Shareholders. All significant inter-company accounts and transactions have been eliminated in consolidation.

The interim consolidated condensed financial statements have been prepared in accordance with instructions to Form 10-Q, and therefore do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

The interim consolidated condensed financial statements at June 30, 2000, and for the three month and six month periods ended, June 30, 2000 and 1999 have not been audited by independent accountants, but in the opinion of management, reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for such periods.

NOTE 2:  Earnings Per Share
Earnings per share have been computed based upon the weighted average common and common equivalent shares outstanding during the period subsequent to Mutual Federal's conversion to a stock savings bank on December 29, 1999. Unearned Employee Stock Ownership Plan shares have been excluded from the computation of average common shares outstanding. For the three months and six months ended June 30, 2000, weighted average shares outstanding for basic and diluted earnings per share were 5,386,557 and 5,382,582 respectively.

NOTE 3:  Business Combination
On June 7, 2000, the Company signed a definitive agreement to acquire Marion Capital Holdings, Inc. (Marion, Indiana). The acquisition will be accounted for under the purchase method of accounting. Under the terms of the agreement, the Company will exchange 1.862 shares of the Company's common stock for each share of Marion Capital Holdings, Inc.'s common stock. The transaction is subject to approval by shareholders of Marion Capital Holdings, Inc. and appropriate regulatory agencies. As of June 30, 2000, Marion Capital Holdings, Inc. had total assets and shareholders' equity of $198,867,000 and $31,785,000, respectively.

                          Independent Auditor's Report


     Board of Directors
     Marion Capital Holdings, Inc.
     Marion, Indiana


     We have audited the accompanying consolidated statement of financial condition of Marion Capital Holdings, Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Marion Capital Holdings, Inc. and subsidiaries as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000, in conformity with generally accepted accounting principles.

     OLIVE LLP
     Indianapolis, Indiana
     July 21, 2000


                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
                  Consolidated Statement of Financial Condition



June 30                                                                 2000                 1999
--------------------------------------------------------------------------------------------------------
   Assets
     Cash                                                           $  3,064,789         $   2,225,804
     Short-term interest-bearing deposits                              3,480,337             6,626,884
                                                                 --------------------------------------
            Total cash and cash equivalents                            6,545,126             8,852,688
     Investment securities available for sale                          2,975,750             3,020,000
     Loans held for sale                                                                       326,901
     Loans, net of allowance for loan losses of $2,282,634 and       164,977,577           165,797,406
     $2,271,701
     Premises and equipment                                            1,694,771             2,008,157
     Federal Home Loan Bank of Indianapolis stock, at cost             1,654,900             1,163,600
     Cash value of life insurance                                     11,422,443             5,887,166
     Investment in limited partnerships                                3,941,675             4,712,675
     Other assets                                                      5,654,682             5,332,896
                                                                 ---------------------------------------

            Total assets                                            $198,866,924          $197,101,489
                                                                 =======================================

   Liabilities
     Deposits                                                       $130,683,323          $142,087,269
     Borrowings                                                       31,834,055            18,774,076
     Other liabilities                                                 4,564,348             4,496,577
            Total liabilities                                        167,081,726           165,357,922
                                                                 ---------------------------------------

   Commitments and Contingent Liabilities

   Shareholders' Equity
     Preferred stock
       Authorized and unissued--2,000,000 shares
     Common stock, without par value
       Authorized--5,000,000 shares
       Issued and outstanding--1,364,695 and 1,424,550 shares          8,107,140             8,001,048
     Retained earnings                                                23,673,789            23,728,895
     Accumulated other comprehensive income                                4,269                13,624
                                                                 ----------------------------------------
            Total shareholders' equity                                31,785,198            31,743,567
                                                                 ----------------------------------------

            Total liabilities and shareholders' equity              $198,866,924          $197,101,489
                                                                 ========================================

See notes to consolidated financial statements.


                                         MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
                                                Consolidated Statement of Income


Year Ended June 30                                                      2000             1999            1998
---------------------------------------------------------------------------------------------------------------------
   Interest Income
     Loans                                                          $14,160,539      $14,447,985     $13,627,462
     Investment securities                                              188,572          230,054         332,864
     Deposits with financial institutions                               234,605          211,059         286,565
     Dividend income                                                    111,723           91,407          86,124
                                                                 ----------------------------------------------------
            Total interest income                                    14,695,439       14,980,505      14,333,015
                                                                 ----------------------------------------------------

   Interest Expense
     Deposits                                                         6,316,023        6,736,962       6,440,939
     Borrowings                                                       1,456,808          918,674         651,859
                                                                 ----------------------------------------------------
            Total interest expense                                    7,772,831        7,655,636       7,092,798
                                                                 ----------------------------------------------------

   Net Interest Income                                                6,922,608        7,324,869       7,240,217
     Provision for loan losses                                          494,528          227,184          59,223
                                                                 ----------------------------------------------------

   Net Interest Income After Provision for Loan Losses                6,428,080        7,097,685       7,180,994
                                                                 ----------------------------------------------------

   Other Income
     Net loan servicing fees                                             80,096           81,732          78,063
     Annuity and other commissions                                      193,625          150,272         141,717
     Losses from limited partnerships                                  (771,000)        (170,500)       (200,100)
     Service charges on deposit accounts                                348,560          283,241         132,656
     Net gains on loan sales                                             26,615           83,855          22,962
     Gain on sale of branch office                                      231,626
     Life insurance income and death benefits                         1,005,079          271,500         175,043
     Other income                                                        97,831           88,677          53,268
                                                                 ----------------------------------------------------
            Total other income                                        1,212,432          788,777         403,609
                                                                 ----------------------------------------------------

   Other Expenses
     Salaries and employee benefits                                   2,782,613        2,686,330       2,555,869
     Net occupancy expenses                                             254,602          269,719         246,544
     Equipment expenses                                                 140,272          133,697          98,923
     Deposit insurance expense                                          102,513          131,746         128,868
     Foreclosed real estate expenses and losses (gains), net             96,096           (3,582)        190,199
     Data processing expense                                            316,345          313,528         226,936
     Advertising                                                         70,457          112,760         156,208
     Merger expenses                                                    120,453
     Other expenses                                                   1,001,526          935,603         797,968
                                                                 ----------------------------------------------------
            Total other expenses                                      4,884,877        4,579,801       4,401,515
                                                                 ----------------------------------------------------

   Income Before Income Tax                                           2,755,635        3,306,661       3,183,088
     Income tax expense                                                 291,028        1,182,235         858,755
                                                                 ----------------------------------------------------

   Net Income                                                      $  2,464,607     $  2,124,426     $ 2,324,333
                                                                 ====================================================

   Basic Earnings Per Share                                               $1.79            $1.38           $1.32
                                                                 ====================================================

   Diluted Earnings Per Share                                             $1.78            $1.36           $1.29
                                                                 ====================================================

See notes to consolidated financial statements.


                                                                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
                                                                Connsolidated Statement of Shareholders' Equity


                                                             Common Stock
                                                    -------------------------------     Comprehensive        Retained
                                                        Shares          Amount             Income            Earnings
------------------------------------------------------------------------------------------------------------------------
   Balances, July 1, 1997                              1,768,099      $10,126,365                           $29,074,055
     Comprehensive income, net of tax
       Net income                                                                        $2,324,333           2,324,333
       Unrealized gains on securities                                                        32,293
                                                                                         $2,356,626
                                                                                     ===================
     Cash dividends ($.88 per share)                                                                         (1,557,284)
     Repurchase of common stock                          (96,979)      (2,706,834)
     Exercise of stock options                            28,187          176,126
     Amortization of unearned compensation expense
     Tax benefit of stock options exercised and RRP                       189,534
                                                      -----------------------------
   Balances, June 30, 1998                             1,699,307        7,785,191                            29,841,104
(4)  Comprehensive income, net of tax
       Net income                                                                        $2,124,426           2,124,426
       Unrealized losses on securities                                                      (16,708)
                                                                                     -------------------
                                                                                         $2,107,718
                                                                                     ===================
     Cash dividends ($.88 per share)                                                                         (1,345,651)
     Repurchase of common stock                         (292,550)                                            (6,890,984)
     Exercise of stock options                            17,793          108,875
     Tax benefit of stock options exercised and RRP                       106,982
                                                       ----------------------------                       --------------

   Balances, June 30, 1999                             1,424,550        8,001,048                            23,728,895
     Comprehensive income, net of tax
       Net income                                                                        $2,464,607           2,464,607
       Unrealized losses on securities                                                       (9,355)
                                                                                     -------------------
                                                                                         $2,455,252
                                                                                     ===================
     Cash dividends ($.88 per share)                                                                         (1,211,300)
     Repurchase of common stock                          (70,700)                                            (1,308,413)
     Exercise of stock options                            10,845           85,741
     Tax benefit of stock options exercised and RRP                        20,351
                                                       ----------------------------                       --------------

   Balances, June 30, 2000                             1,364,695      $ 8,107,140                           $23,673,789
                                                      =============================                       ==============


                                                                         Accumulated
                                                                            Other
                                                                        Comprehensive
                                                        Unearned            Income
                                                      Compensation          (Loss)              Total
------------------------------------------------------------------------------------------------------------
   Balances, July 1, 1997                              $(132,640)           $(1,961)          $39,065,819
     Comprehensive income, net of tax
       Net income                                                                               2,324,333
       Unrealized gains on securities                                        32,293                32,293


     Cash dividends ($.88 per share)                                                           (1,557,284)
     Repurchase of common stock                                                                (2,706,834)
     Exercise of stock options                                                                    176,126
     Amortization of unearned compensation expense       132,640                                  132,640
     Tax benefit of stock options exercised and RRP                                               189,534
                                                    --------------------------------------------------------
   Balances, June 30, 1998                                     0             30,332            37,656,627
     Comprehensive income, net of tax
       Net income                                                                               2,124,426
       Unrealized losses on securities                                      (16,708)              (16,708)



     Cash dividends ($.88 per share)                                                           (1,345,651)
     Repurchase of common stock                                                                (6,890,984)
     Exercise of stock options                                                                    108,875
     Tax benefit of stock options exercised and RRP                                               106,982
                                                    --------------------------------------------------------

   Balances, June 30, 1999                                     0             13,624            31,743,567
     Comprehensive income, net of tax
       Net income                                                                               2,464,607
       Unrealized losses on securities                                       (9,355)               (9,355)



     Cash dividends ($.88 per share)                                                           (1,211,300)
     Repurchase of common stock                                                                (1,308,413)
     Exercise of stock options                                                                     85,741
     Tax benefit of stock options exercised and RRP                                                20,351
                                                    --------------------------------------------------------

   Balances, June 30, 2000                          $          0             $4,269           $31,785,198
                                                    ========================================================

See notes to consolidated financial statements.


                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
                      Consolidated Statement of Cash Flows


Year Ended June 30                                                               2000             1999             1998
--------------------------------------------------------------------------------------------------------------------------------
   Operating Activities
   Net income                                                                 $2,464,607       $2,124,426       $2,324,333
   Adjustments to reconcile net income to net cash provided by operating activities
       Provision for loan losses                                                 494,528          227,184           59,223
       Provision (adjustment) for losses of foreclosed real estate                26,229                           (27,325)
       Losses from limited partnerships                                          771,000          170,500          200,100
       Amortization of net loan origination fees                                (193,961)        (232,036)        (194,372)
       Depreciation and amortization                                             192,228          183,292          133,743
       Amortization of unearned compensation                                                                       132,640
       Amortization of core deposits and goodwill                                 96,791          104,006           63,124
       Gain on sale of branch office                                            (231,626)
       Loans sold gains                                                          (26,615)         (83,855)         (22,962)
       Deferred income tax                                                      (450,864)         235,357          (55,341)
       Origination of loans for sale                                          (1,225,920)      (8,402,745)      (5,749,103)
       Proceeds from sale of loans                                             1,579,436        8,953,153        4,871,794
       Changes in
         Interest receivable                                                     (41,409)          77,633         (258,702)
         Interest payable and other liabilities                                  117,841          (64,569)         314,647
         Cash value of life insurance                                         (1,005,079)        (271,500)        (175,043)
         Prepaid expense and other assets                                        150,135           53,363         (146,037)
         Other                                                                   (72,280)          (4,669)         (34,643)
                                                                          ------------------------------------------------------
            Net cash provided by operating activities                          2,645,041        3,069,540        1,436,076
                                                                          ------------------------------------------------------

   Investing Activities
     Purchase of securities available for sale                                (1,927,862)
     Proceeds from maturities of securities available for sale                 2,000,000
     Proceeds from maturities of securities held to maturity                                    2,002,770        2,843,964
     Net changes in loans                                                        261,426       (2,164,099)     (15,375,499)
     Proceeds from real estate owned sales                                       193,679
     Purchase of FHLB stock                                                     (491,300)         (29,200)         (87,100)
     Purchase of premises and equipment                                          (38,855)        (267,477)        (419,583)
     Proceeds from life insurance                                              1,419,803                           553,793
     Premiums paid on life insurance                                          (5,950,000)
     Investment in insurance company                                                                              (650,000)
     Cash received in branch acquisition                                                                        11,873,327
     Net cash disbursed in sale of branch office                              (8,593,288)
            Net cash used by investing activities                            (13,126,397)        (458,006)      (1,261,098)
                                                                          ------------------------------------------------------

   Financing Activities
     Net change in
       Demand and savings deposits                                             5,169,311       (2,183,283)       1,325,530
       Certificates of deposit                                                (7,641,875)       9,855,083       (1,545,351)
     Proceeds from Federal Home Loan Bank advances                            20,200,000        4,266,580       10,656,000
     Repayment of borrowings                                                  (7,140,021)      (2,811,212)      (5,200,674)
     Dividends paid                                                           (1,211,300)      (1,345,651)      (1,557,284)
     Exercise of stock options                                                   106,092          215,857          365,660
     Repurchase of common stock                                               (1,308,413)      (6,890,984)      (2,706,834)
                                                                          ------------------------------------------------------
            Net cash provided by financing activities                          8,173,794        1,106,390        1,337,047
                                                                          ------------------------------------------------------

   Net Change in Cash and Cash Equivalents                                    (2,307,562)       3,717,924        1,512,025

   Cash and Cash Equivalents, Beginning of Year                                8,852,688        5,134,764        3,622,739
                                                                          ------------------------------------------------------

   Cash and Cash Equivalents, End of Year                                     $6,545,126       $8,852,688       $5,134,764
                                                                          ======================================================

   Additional Cash Flows and Supplementary Information
     Interest paid                                                            $7,722,033       $7,338,583       $7,034,447
     Income tax paid                                                             679,000          845,000          856,139
     Loan balances transferred to foreclosed real estate                         349,968                         1,137,759
     Loans to finance the sale of foreclosed real estate                          99,500                         1,171,881
     Loan payable to limited partnership                                                                         3,634,406


See notes to consolidated financial statements.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Note 1 - Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of Marion Capital Holdings, Inc. (Company) and its wholly owned subsidiary, First Federal Savings Bank of Marion (Bank) and the Bank's wholly owned subsidiary, First Marion Service Corporation (FMSC), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a thrift holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a federal thrift charter and provides full banking services. As a federally chartered thrift, the bank is subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

The Bank generates residential and commercial mortgage and consumer loans and receives deposits from customers located primarily in central indiana. The Bank's loans are generally secured by specific items of collateral including real property and consumer assets. FMSC is engaged in the selling of financial services.

Consolidation--The consolidated financial statements include the accounts of the Company, the Bank and the Bank's subsidiary after elimination of all material intercompany transactions and accounts.

Investment Securities--Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income.

Amortization of premiums and accretion of discounts are recorded using the interest method as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Loans held for sale are carried at the lower of aggregate cost or market. Market is determined using the aggregate method. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate cost.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Loans are carried at the principal amount outstanding. S loan is impaired when, based on current information or events, it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. All loans, including nonperforming loans, are reviewed for impairment. Loans whose payments have insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loan may be considered to be impaired. The Bank considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Collateralized and noncollateralized consumer loans after 180 and 120 days of delinquency, respectively, are charged off. interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. A loan is transferred to nonaccrual status after 90 days of delinquency. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.

Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed real estate is acquired, any required adjustment is charged to the allowance for real estate losses. All subsequent activity is included in current operations. Realized gains and losses are recorded upon the sale of real estate, with gains deferred and recognized on the installment method for sales not qualifying for the full accrual method.

Allowances for loan and real estate losses are maintained to absorb potential loan and real estate losses based on management's continuing review and evaluation of the loan and real estate portfolios and its judgment as to the impact of economic conditions on the portfolios. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolios, the current condition and amount of loans and foreclosed real estate outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses and the valuation of real estate is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 2000, the allowance for loan losses and carrying value of foreclosed real estate are adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

Intangible assets are being amortized on an accelerated basis over fifteen years. Such assets are periodically evaluated as to the recoverability of their carrying value.

Mortgage servicing rights on originated loans are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues.

Investments in limited partnerships are recorded using the equity method of accounting. Losses due to impairment are recorded when it is determined that the investment no longer has the ability to recover its carrying amount. The benefits of low income housing tax credits associated with the investment are accrued when earned.

Stock options are granted for a fixed number of shares with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for and will continue to account for stock option grants in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. Business tax credits are deducted from federal income tax in the year the credits are used to reduce income taxes payable. The Company files consolidated income tax returns with its subsidiaries.

Earnings per share have been computed based upon the weighted average common and potential common shares outstanding during each year.

Note 2 -- Merger Information

In June 2000, the Company entered into a definitive agreement (agreement) to merge with MutualFirst Financial, Inc. (Mutual), Muncie, Indiana. Under the agreement, shareholders of the Company would receive 1.862 shares of Mutual common stock for each share of Company common stock owned. The merger will be accounted for using the purchase method of accounting. the merger is subject to approval by the Company shareholders and regulatory agencies and is expected to be consummated before the end of the calendar year 2000.

The Company agreed to pay a transaction fee to an investment banking firm of 1.00% of the total fair market value of any securities issued and any non-cash and cash consideration received as of closing of the merger. The Company paid $25,000 of the transaction fee during the year ended June 30, 2000. An additional $25,000 is due upon mailing of proxy material to shareholders with the balance due at closing. In addition, the Company agreed to pay $35,000 to a separate investment banking firm for a fairness opinion (opinion). The Company has paid $26,250 of the fee during the year ended June 30, 2000, with the balance due upon delivery of the opinion. Both of the fees paid during the year ended June 30, 2000 are included in merger expenses and charged against net income for the year ended June 30, 2000.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Note 3 - Investment Securities

                                                                              2000
                                             ----------------------------------------------------------------------
                                                                     Gross               Gross
                                                 Amortized         Unrealized         Unrealized         Fair
June 30                                            Cost               Gains             Losses           Value
-------------------------------------------------------------------------------------------------------------------


   Available for sale
     Federal agencies                               $2,969             $19               $12             $2,976
                                             ----------------------------------------------------------------------

            Total investment securities             $2,969             $19               $12             $2,976
                                             ======================================================================


                                                                              1999
                                             ----------------------------------------------------------------------
                                                                     Gross               Gross
                                                 Amortized         Unrealized         Unrealized         Fair
June 30                                            Cost               Gains             Losses           Value
-------------------------------------------------------------------------------------------------------------------

   Available for sale
     Federal agencies                               $2,997             $23                               $3,020
                                             ----------------------------------------------------------------------

            Total investment securities             $2,997             $23               $0              $3,020
                                             ======================================================================


The amortized cost and fair value of securities available for sale at June 30, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                                              2000
                                                              ------------------------------------
                                                                       Available for Sale
                                                              ------------------------------------
                                                                  Amortized            Fair
Maturity Distribution at June 30                                    Cost               Value
--------------------------------------------------------------------------------------------------
   Within one year                                                 $1,973             $1,988
   One to five years                                                  996                988
                                                              ------------------------------------

            Totals                                                 $2,969             $2,976
                                                              ====================================


MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Note 4 -- Loans and allowance


June 30                                                            2000              1999
------------------------------------------------------------------------------------------------

   Real estate mortgage loans
     One-to-four family                                          $108,668           $105,177
     Multi-family                                                   8,549              9,295
     Commercial real estate                                        31,231             32,918
   Real estate construction loans                                   5,297              6,332
   Commercial                                                      10,640             10,914
   Consumer loans                                                   5,722              6,899
                                                               ---------------------------------
                                                                  170,107            171,535
   Undisbursed portion of loans                                    (2,611)            (3,196)
   Deferred loan fees                                                (235)              (270)
   Allowance for loan losses                                       (2,283)            (2,272)
                                                               ---------------------------------

            Total loans, net of allowance                        $164,978           $165,797
                                                               =================================

Information on impaired loans is summarized below.


June 30                                                                   2000          1999
------------------------------------------------------------------------------------------------

   Impaired loans with an allowance                                       $2,055       $1,585
   Impaired loans for which the discounted cash flows
    or collateral value exceeds the carrying
    value of the loan
                                                                              95          615
                                                                      ---------------------------

            Total impaired loans                                          $2,150       $2,200
                                                                      ===========================

   Allowance for impaired loans (included in the Company's
    allowance for loan losses)                                              $721         $409


Year Ended June 30                                                        2000          1999
-------------------------------------------------------------------------------------------------

   Average balance of impaired loans                                      $2,196       $1,622
   Interest income recognized on impaired loans                               66           77
   Cash-basis interest included above                                         66           77


                                                         2000           1999            1998
-------------------------------------------------------------------------------------------------

   Allowance for loan losses
     Balances, July 1                                   $2,272         $2,087          $2,032
     Provision for losses                                  495            227              59
     Recoveries on loans                                    42                             18
     Loans charged off                                    (526)           (42)            (22)
                                                    --------------------------------------------

     Balances, June 30                                  $2,283         $2,272          $2,087
                                                    ============================================


MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 5 -- Premises and Equipment


June 30                                                                  2000            1999
------------------------------------------------------------------------------------------------

   Land                                                                $   627         $   654
   Buildings and land improvements                                       1,493           1,719
   Leasehold improvements                                                  192             192
   Furniture and equipment                                                 692             714
                                                                    ----------------------------
         Total cost                                                      3,004           3,279
   Accumulated depreciation and amortization                            (1,309)         (1,271)
                                                                    ----------------------------

         Net                                                            $1,695          $2,008
                                                                    ============================



Note 6 -- Other Assets and Other Liabilities


June 30                                                                2000              1999
------------------------------------------------------------------------------------------------

   Other assets
     Interest receivable
       Investment securities                                          $    31           $   46
       Loans                                                              985              928
     Foreclosed assets                                                     70
     Deferred income tax asset                                          3,053            2,597
     Investment in insurance company                                      650              650
     Core deposit intangibles and goodwill                                602              698
     Prepaid expenses and other                                           264              414
                                                                  ---------------------------------

            Total                                                      $5,655           $5,333
                                                                  =================================

   Other liabilities
     Interest payable
       Deposits                                                        $  119           $  103
       Other borrowings                                                    73               38
     Deferred compensation and fees payable                             2,681            2,631
     Deferred gain on sale of real estate owned                           324              326
     Advances by borrowers for taxes and insurance                        187              202
     Other                                                              1,180            1,197
                                                                  ---------------------------------

            Total                                                      $4,564           $4,497
                                                                  =================================


MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Note 7 -- Investment in Limited Partnerships

The Bank has is an investment of approximately $3,942,000 and $4,713,000 at June 30, 2000 and 1999 representing equity in certain limited partnerships organized to build, own and operate apartment complexes. The Bank records its equity in the net income or loss of the partnerships based on the Bank's interest in the partnerships, which interests are 99 percent in Pedcor Investments-1987-II (Pedcor-87) and 99 percent in Pedcor Investments-1997-XXIX (Pedcor-97), and impairment losses. In addition to recording its equity in the losses of the partnerships, the Bank has recorded the benefit of low income housing tax credits of $455,000 for 2000, $11,000 for 1999 and $338,000 for 1998. Condensed
combined financial statements of the partnerships are as follows:


June 30                                                                2000           1999
----------------------------------------------------------------------------------------------
                                                                            (Unaudited)

Condensed statement of financial condition

     Assets
       Cash                                                           $   68         $  167
       Land and property                                               8,002          8,173
       Other assets                                                      353            393
                                                                     -------------------------

            Total assets                                              $8,423         $8,733
                                                                     =========================

     Liabilities
       Notes payable                                                  $7,313         $7,292
       Other liabilities                                                 306            450
                                                                     -------------------------
            Total liabilities                                          7,619          7,742

     Partners' equity                                                    804            991
                                                                     -------------------------

            Total liabilities and partners' equity                    $8,423         $8,733
                                                                     =========================


Year Ended June 30                                        2000           1999           1998
-------------------------------------------------------------------------------------------------
                                                             (Unaudited)

   Condensed statement of operations
     Total revenue                                      $   941          $704            $699
     Total expense                                        1,408           854             926
                                                     --------------------------------------------

            Net loss                                    $  (467)        $(150)          $(227)
                                                     ============================================



MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 8 -- Deposits


June 30                                                                         2000           1999
------------------------------------------------------------------------------------------------------------


   Demand                                                                    $  25,232      $  26,825
   Savings                                                                      12,622         14,791
   Certificates and other time deposits of $100,000 or more                     14,438         14,561
   Other certificates and time deposits                                         78,391         85,910
                                                                          ----------------------------------
            Total deposits                                                    $130,683       $142,087
                                                                          ==================================



   Certificates and other time deposits maturing in years ending June 30:

   2001                                                                       $39,689
   2002                                                                        16,938
   2003                                                                         9,343
   2004                                                                         6,985
   2005                                                                        19,869
   Thereafter                                                                       5
                                                                          -----------------

                                                                              $92,829
                                                                          =================


Deposits from related parties held by the Bank totaled $927,000 and $2,134,000 at June 30, 2000 and 1999.

During the year ended June 30, 2000, the Company sold its Decatur office, including deposits of $8,931,000.


Note 9 -- Borrowings

June 30                                                                         2000           1999
------------------------------------------------------------------------------------------------------------

   Federal Home Loan Bank (FHLB) advances                                     $29,008         $15,534
   Note payable to Pedcor-97, due in installments to August 2008                2,826           3,240
                                                                            --------------------------------

                                                                              $31,834          $18,774
                                                                            ================================


MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


                                                               2000
                                                 -------------------------------
                                                                      Weighted
                                                                       Average
 June 30                                             Amount             Rate
                                                 -------------------------------

   FHLB advances
     Maturities in years ending June 30:
         2001                                       $15,855             6.64%
         2002                                         3,790             6.28
         2003                                         3,302             6.22
         2004                                         3,320             5.73
         2005                                           332             6.31
         Thereafter                                   2,409             6.44
                                                 ---------------
                                                    $29,008             6.42%
                                                 ===============

The FHLB advances are secured by first-mortgage loans and investment securities totaling $99,795,000 and $99,505,000 at June 30, 2000 and 1999. Advances are
subject to restrictions or penalties in the event of prepayment.

The notes payable to Pedcor dated August 1, 1997 in the original amount of $3,635,000 bear no interest so long as there exists no event of default. In the instances where an event of default has occurred, interest shall be calculated at a rate equal to the lesser of 9% per annum or the highest amount permitted by applicable law.


Maturities in years ending June 30:
--------------------------------------------------------------------------------

   2001                                                              $  388
   2002                                                                 382
   2003                                                                 376
   2004                                                                 374
   2005                                                                 366
   Thereafter                                                           940
                                                                  --------------

                                                                     $2,826
                                                                  ==============

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 10 -- Loan Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of loans serviced for others totaled $33,534,000, $38,329,000 and $32,484,000 at June 30, 2000, 1999 and
1998.

The fair value of capitalized mortgage servicing rights is based on comparable market values and expected cash flows, with impairment assessed based on portfolio characteristics including product type, investor type, and interest rates.


                                                  2000         1999       1998
--------------------------------------------------------------------------------

   Mortgage servicing rights
     Balances, July 1                            $127         $  58        $43
     Servicing rights capitalized                  26            83         24
     Amortization of servicing rights             (24)          (14)        (9)
                                             -----------------------------------
            Balances, June 30                    $129          $127        $58
                                             ===================================

Note 11 -- Income Tax


Year Ended June 30                                2000         1999       1998
--------------------------------------------------------------------------------

   Currently payable
     Federal                                     $569         $ 654       $645
     State                                        173           293        269
   Deferred
     Federal                                     (429)          254        (51)
     State                                        (22)          (19)        (4)
                                             -----------------------------------

            Total income tax expense             $291        $1,182       $859
                                             ===================================



Year Ended June 30                                                        2000             1999            1998
--------------------------------------------------------------------------------------------------------------------

   Reconciliation of federal statutory to actual tax expense
     Federal statutory income tax at 34%                                  $937            $1,124          $1,082
     Increase in cash value of life insurance and death benefits          (342)              (92)            (60)
     Effect of state income taxes                                          100               181             175
     Business income tax credits                                          (455)              (11)            (338)
     Other                                                                  51               (20)
                                                                     -----------------------------------------------

         Actual tax expense                                               $291             $1,182          $  859
                                                                     ===============================================


MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:


June 30                                                2000          1999
----------------------------------------------------------------------------

   Assets
     Allowance for loan losses                        $1,105       $1,087
     Deferred compensation                             1,139        1,116
     Loan fees                                            15           28
     Pensions and employee benefits                      381          336
     Business income tax credits                         601          257
     Loss on limited partnerships                        106           74
     Other                                                50           34
                                                     -----------------------
            Total assets                               3,397        2,932
                                                     -----------------------

   Liabilities
     State income tax                                   (180)        (166)
     Securities available for sale                        (3)          (9)
     Depreciation                                        (53)         (56)
     Mortgage servicing rights                           (55)         (52)
     FHLB stock dividends                                (49)         (49)
     Other                                                (4)          (3)
            Total liabilities                           (344)        (335)
                                                     -----------------------

                                                      $3,053       $2,597
                                                     =======================

No valuation allowance was considered necessary at June 30, 2000 and 1999.

At June 30, 2000, the Company had an unused business income tax credit carryforward of $601,000, which expires in 2014.

Retained earnings include approximately $8,300,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At June 30, 2000, the unrecorded deferred income tax liability on the above amount was approximately $3,300,000.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 12 -- Other Comprehensive Income


                                                                                        2000
                                                                       ----------------------------------------
                                                                       Before-Tax       Tax        Net-of-Tax
Year Ended June 30                                                       Amount        Benefit       Amount
---------------------------------------------------------------------------------------------------------------

Unrealized losses on securities
     Unrealized holding losses arising during the year                    $(16)          $7           $(9)
                                                                       ========================================


                                                                                        1999
                                                                       ----------------------------------------
                                                                       Before-Tax       Tax        Net-of-Tax
Year Ended June 30                                                       Amount        Benefit       Amount
---------------------------------------------------------------------------------------------------------------

Unrealized losses on securities
     Unrealized holding losses arising during the year                    $(26)          $9           $(17)
                                                                       ========================================

                                                                                        1998
                                                                       ----------------------------------------
                                                                       Before-Tax       Tax        Net-of-Tax
Year Ended June 30                                                       Amount        Benefit       Amount
---------------------------------------------------------------------------------------------------------------

Unrealized gains on securities
     Unrealized holding gains arising during the year                     $76            $(44)        $32
                                                                       ========================================


Note 13 -- Dividends and Capital Restrictions

Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding retained net income for the applicable calendar year to date plus retained net income for the preceding two years. Application is required by the Bank to pay dividends in excess of this restriction, and as of June 30, 2000, the Bank has approval to pay dividends of $1,500,000.

At the time of the Bank's conversion to a stock savings bank, a liquidation account was established in an amount equal to the Bank's net worth as reflected in the latest statement of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation, and only in such event, each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to shareholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. the initial balance of the liquidation account was $24,100,000. At June 30, 2000, total shareholder's equity of the bank was $27,976,000.

Marion Capital Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Note 14 -- Stock Transactions

The Company's Board of directors has approved periodically the repurchase of up to 5 percent of the Company's outstanding shares of common stock. Such purchases are made subject to market conditions in open market or block transactions.


Note 15 -- Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by ratios that are calculated according to the regulations. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At June 30, 2000 and 1999, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since June 30, 2000 that management believes have changed the Bank's classification.

                                                                     Appendix A





-----------------------------------------------------------------------












                          AGREEMENT AND PLAN OF MERGER

                            dated as of June 7, 2000

                                 by and between

                          MUTUAL FIRST FINANCIAL, INC.

                                       and

                          MARION CAPITAL HOLDINGS, INC.












-----------------------------------------------------------------------------

                                TABLE OF CONTENTS



ARTICLE I

     CERTAIN DEFINITIONS...................................................1
     1.01     Certain Definitions..........................................1

ARTICLE II

     THE TRANSACTION.......................................................6
     2.01     [INTENTIONALLY LEFT BLANK]...................................6
     2.02     The Company Merger...........................................6
     2.03     Bank Merger..................................................7
     2.04     Effective Date and Effective Time............................8
     2.05     Reservation of Right to Revise Transaction...................8

ARTICLE III

     CONSIDERATION; EXCHANGE PROCEDURES....................................8
     3.01     Merger Consideration.........................................8
     3.02     Rights as Stockholders; Stock Transfers......................9
     3.03     Fractional Shares............................................9
     3.04     Exchange Procedures..........................................9
     3.05     Anti-Dilution Provisions.....................................11
     3.06     Options......................................................11

ARTICLE IV

     ACTIONS PENDING TRANSACTION...........................................12
     4.01     Forbearances of Marion.......................................12
     4.02     Forbearances of Mutual First.................................15

ARTICLE V

     REPRESENTATIONS AND WARRANTIES........................................17
     5.01     Disclosure Schedules.........................................17
     5.02     Standard.....................................................18
     5.03     Representations and Warranties of Marion.....................18
     5.04     Representations and Warranties of Mutual First...............28

ARTICLE VI

     COVENANTS............................................................35
     6.01     Reasonable Best Efforts.....................................35
     6.02     Stockholder Approvals.......................................35
     6.03     Registration Statement......................................35
     6.04     Press Releases..............................................36
     6.05     Access; Information.........................................36
     6.06     Marion Proposal.............................................37
     6.07.    Affiliate Agreement.........................................38
     6.08     Takeover Laws...............................................38
     6.09     Certain Policies............................................38
     6.10     NASDAQ Listing..............................................38
     6.11     Regulatory Applications.....................................39
     6.12     Indemnification.............................................39
     6.13     Benefit Plans...............................................40
     6.14     Notification of Certain Matters.............................41
     6.15     Directors...................................................42
     6.16     THIS PARAGRAPH INTENTIONALLY LEFT BLANK.....................42
     6.17     Liabilities and Remedies and Breakup Fee....................42
     6.18     Marion Fee..................................................43

ARTICLE VII

     CONDITIONS TO CONSUMMATION OF THE COMPANY MERGER.....................43
     7.01     Conditions to Each Party's Obligation to Effect the
               Company Merger.............................................43
     7.02     Conditions to Obligation of Marion..........................45
     7.03     Conditions to Obligation of Mutual First....................45

ARTICLE VIII

     TERMINATION..........................................................46
     8.01     Termination.................................................46
     8.02     Effect of Termination and Abandonment.......................47

ARTICLE IX

     MISCELLANEOUS........................................................47
     9.01     Survival....................................................47
     9.02     Waiver; Amendment...........................................47
     9.03     Counterparts................................................47
     9.04     Governing Law...............................................47
     9.05     Expenses....................................................48

     9.06     Notices....................................................48
     9.07     Entire Understanding; No Third Party Beneficiaries.........49
     9.08     Interpretation; Effect.....................................49





EXHIBIT A         Form of Subsidiary Plan of Merger
EXHIBIT B         Form of Marion Affiliate Agreement

     AGREEMENT AND PLAN OF MERGER, dated as of June 7, 2000 (this "Agreement"), by and between Mutual First Financial, Inc. ("Mutual First") and Marion Capital Holdings, Inc. ("Marion").

                                    RECITALS

         A. Marion. Marion is an Indiana corporation, having its principal place of business in Marion, Indiana.

         B. Mutual First. Mutual First is a Maryland corporation, having its principal place of business in Muncie, Indiana.

         C. Intentions of the Parties. It is the intention of the parties to this Agreement that the combination of Marion and Mutual First be accounted for under the "purchase" accounting method and that each of the business combinations contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         D. Board Action. The respective Boards of Directors of Mutual First and Marion have determined that it is in the best interests of their respective companies and their stockholders to consummate a strategic business alliance between Marion and Mutual First by the merger of Marion with and into Mutual First and the other business combinations contemplated herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

     "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

     "Bank Merger" has the meaning set forth in Section 2.03.

     "CEBA" means the Competitive Equality Banking Act of 1987.

     "Code" has the meaning set forth in the Recitals to this Agreement.

     "Company Merger" has the meaning set forth in Section 2.02(a).

     "Compensation and Benefit Plans" has the meaning set forth in Section 5.03(m).

     "Costs" has the meaning set forth in Section 6.12(a).

     "Disclosure Schedule" has the meaning set forth in Section 5.01.

     "DOL" means the Department of Labor.

     "Effective Date" means the date on which the Effective Time occurs.

     "Effective Time" means the effective time of the Company Merger and the Bank Merger, as provided for in Section 2.04.

     "Environmental   Laws"  means  all  applicable  local,  state  and  federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

     "ERISA Affiliate Plan" has the meaning set forth in Section 5.03(m).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Exchange Agent" has the meaning set forth in Section 3.04(a).

     "Exchange Fund" has the meaning set forth in Section 3.04(a).

     "Exchange Ratio" has the meaning set forth in Section 3.01(a).

     "FDIC" means the Federal Deposit Insurance Corporation

     "FFIEC" means the Federal Financial Institutions Examination Council.

     "Governmental   Authority"  means  any  court,   administrative  agency  or
commission  or  other  federal,   state  or  local  governmental   authority  or
instrumentality.

     "Indemnified Party" has the meaning set forth in Section 6.12(a).

     "Indiana Law" means the relevant provisions of the Indiana Business Corporation Law.

     "Indiana Secretary" means the Secretary of State of the State of Indiana.

     "Insurance Amount" has the meaning set forth in Section 6.12(b).

     "IRS" means the Internal Revenue Service.

     "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

     "Marion" has the meaning set forth in the preamble to this Agreement.

     "Marion Affiliate" has the meaning set forth in SEC Accounting Series Releases 130 and 135.

     "Marion Board" means the Board of Directors of Marion.

     "Marion Bylaws" means the Bylaws of Marion.

     "Marion Articles" means the Articles of Incorporation of Marion.

     "Marion Common Stock" means the common stock, without par value of Marion.

     "Marion Meeting" has the meaning set forth in Section 6.02.

     "Marion Preferred Stock" means the preferred stock, without par value of Marion.

     "Marion Proposal" shall mean a tender offer or exchange offer, proposal for a merger, involving Marion or any of its subsidiaries, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of, the assets or deposits of Marion or any of its subsidiaries, other than the transactions contemplated by this agreement.

     "Marion  Stock"  means,  collectively,   Marion  Common  Stock  and  Marion
Preferred Stock.

     "Marion Stock Option" has the meaning set forth in Section 3.06(a).

     "Marion Stock Plan" means the Marion Capital Holdings, Inc. Stock Option Plan.

     "Maryland Law" means the relevant provisions of the Maryland corporate code.

     "Maryland   Secretary"  means  the  State  Department  of  Assessments  and
Taxation.

     "Material Adverse Effect" means, with respect to Mutual First or Marion, any effect that (i) is material and adverse to the financial position, results of operations or business of Mutual First and its Subsidiaries taken as a whole or Marion and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of Mutual First or Marion to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Company Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in thrift, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to thrifts, banks and their holding companies generally,
(c) any modifications or changes to valuation policies and practices in connection with the Company Merger or Bank Merger or restructuring charges taken in connection with the Company Merger or Bank Merger, in each case in accordance with generally accepted accounting principles, (d) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement and (e) actions or omissions of Mutual First or Marion taken with the prior written consent of Marion or Mutual First, as applicable, in contemplation of the transactions contemplated hereby.

     "Merger Consideration" has the meaning set forth in Section 2.05.

     "Mutual First" has the meaning set forth in the preamble to this Agreement.

     "Mutual First Affiliate" has the meaning set forth in SEC Accounting Series Releases 130 and 135.

     "Mutual First Board" means the Board of Directors of Mutual First.

     "Mutual First Common Stock" means the common stock, par value $0.01 per share, of Mutual First.

     "Mutual First Meeting" has the meaning set forth in Section 6.02.

     "Mutual First Proposal" shall mean a tender offer or exchange offer, proposal for a merger, involving Mutual First or any of its Subsidiaries, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of, the assets or deposits of Mutual First or any of its subsidiaries, other than the transactions contemplated by this Agreement.

     "NASDAQ" means The Nasdaq Stock Market, Inc.'s National Market System.

     "New Certificates" has the meaning set forth in Section 3.04(a).

     "Old Certificates" has the meaning set forth in Section 3.04(a).

     "OTS" means the Office of Thrift Supervision.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plan" has the meaning set forth in Section 5.03(m).

     "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

     "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

     "Proxy Statement" has the meaning set forth in Section 6.03.

     "Registration Statement" has the meaning set forth in Section 6.03.

     "Regulatory Authorities" has the meaning set forth in Section 5.03(i).

     "Representatives"   means,  with  respect  to  any  Person,  such  Person's
directors,   officers,   employees,   legal  or   financial   advisors   or  any
representatives of such legal or financial advisors.

     "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

     "SEC" means the Securities and Exchange Commission.

     "SEC Documents" has the meaning set forth in Section 5.03(g).

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Specified Representations" has the meaning set forth in Section 5.02.

     "Subsidiary" has the meaning ascribed to it in Rule 1-02 of Regulation S-X of the SEC.

     "Surviving Corporation" has the meaning set forth in Section 2.02.

     "Takeover Laws" has the meaning set forth in Section 5.03(o).

     "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any taxing or Governmental Authority whether arising before, on or after the Effective Date.

     "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any Governmental Authority with respect to any Tax.

     "Transaction" means the Company Merger and the Bank Merger.

     "Treasury Stock" shall mean shares of Marion Stock held by Marion or any of its Subsidiaries or by Mutual First or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

                                   ARTICLE II

                                 THE TRANSACTION

     2.01     [INTENTIONALLY LEFT BLANK]

     2.02     The Company Merger.

                  (a) Merger. At the Effective Time, Marion shall merge with and into Mutual First (the "Company Merger"), the separate corporate existence of Marion shall cease and Mutual First shall survive and continue to exist as a Maryland corporation (Mutual First, as the surviving corporation in the Company Merger, sometimes being referred to herein as the "Surviving Corporation").

                  (b) Corporate Law Filings. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Company Merger shall become effective upon the occurrence of the filing in the office of the Maryland Secretary of articles of merger in accordance with Maryland Law and the filing in the office of the Indiana Secretary of articles of merger in accordance with Indiana Law, or such later date and time as may be set forth in such articles of merger.

                  (c) Effects of Company Merger. The Company Merger shall have the effects prescribed in the Maryland Law including but not limited to, Mutual First, as the

         Surviving Corporation, thereupon and thereafter possessing all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the corporations so merged and Mutual First, as the Surviving Corporation, becoming responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged. All rights of creditors and obligors and all liens on the property of each of Marion and Mutual First shall be preserved unimpaired.

                  (d)  Articles  of   Incorporation   and  Bylaws  of  Surviving
         Corporation. The Articles of Incorporation and Bylaws of Mutual First immediately after the Company Merger shall be those of Mutual First as in effect immediately prior to the Effective Time.

                  (e) Directors and Officers of the Surviving Corporation. The directors and officers of Mutual First immediately after the Company Merger shall be the directors and officers of Mutual First immediately prior to the Effective Time, subject to the provisions of Section 6.15 hereof, until such time as their successors shall be duly elected and qualified.

                  (f) Service of Process. At the Effective Time, Mutual First, as the Surviving Corporation, consents to be sued and served with process in the State of Maryland and irrevocably appoints the Maryland Secretary of State as its agent to accept service of process in any proceeding in the State of Maryland to enforce against it any obligation of Marion.

                  (g) Principal Office. The location of the principal office of Mutual First, as the Surviving Corporation, in the State of Indiana shall be 110 E. Charles Street, Muncie, Indiana.

                  (h) Plan of Merger. At the reasonable request of any party, Marion and Mutual First shall enter into a separate plan of merger reflecting the terms of the Company Merger for purposes of any state law filing requirement.

         2.03 Bank Merger. At the Effective Time and immediately following the Company Merger, First Federal Savings Bank of Marion ("First Federal"), a federally chartered savings bank and wholly owned Subsidiary of Marion, shall be merged with and into Mutual Federal Savings Bank ("Mutual First Bank"), a federally chartered savings bank and wholly-owned Subsidiary of Mutual First. Such merger is hereinafter sometimes referred to as the "Bank Merger". The Bank Merger shall be implemented pursuant to Subsidiary Plan of Merger, in substantially the form of Exhibit A. In order to obtain the necessary state and federal regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for regulatory approval: Marion shall cause the Board of Directors of First Federal to approve Subsidiary Plan of Merger, Marion as the sole stockholder of First Federal shall approve Subsidiary Plan of Merger, and Marion shall cause Subsidiary Plan of Merger to be duly executed by First Federal and delivered to Mutual First. Mutual First shall cause the Board of Directors of Mutual First Bank to approve The Subsidiary Plan of Merger, Mutual First as the sole stockholder of Mutual First Bank shall approve the Subsidiary Plan of Merger, and Mutual First shall cause the Subsidiary Plan of Merger to be duly executed by Mutual First Bank and delivered to Marion. Prior to the Effective Time, Marion shall cause First Federal and
Mutual First shall cause Mutual First Bank to execute such articles of combination as are necessary to make effective the Bank Merger and cause such documents to be timely and appropriately filed and endorsed, where required, by the OTS so that the Bank Merger shall become effective at the Effective Time.

         2.04 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Company Merger and the Bank Merger (the "Effective Date") to occur on (i) the fifth business day after the last of the conditions set forth in Article VII to be satisfied prior to the Effective Date shall have been satisfied or waived in accordance with the terms of this Agreement or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Company Merger and the Bank Merger shall become effective is referred to as the "Effective Time".

         2.05 Reservation of Right to Revise Transaction. Mutual First may at any time prior to the Effective Time, with the prior consent of Marion (such consent not to be unreasonably withheld or delayed), change the method of effecting the Transaction or any part thereof if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Marion Common Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of Marion's stockholders as a result of receiving the Merger Consideration, (iii) materially impede or delay consummation of the Transaction, (iv) result in any representation or warranty of any party set forth in this Agreement becoming incorrect in any material respect, or (v) diminish the benefits, including membership on the Mutual First Board, to be received by the directors, officers or employees of Marion and its Subsidiaries as set forth in this Agreement or in any other written agreements between the parties made in connection with this Agreement.

                                   ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

         3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Company Merger and without any action on the part of any Person:

                  (a) Outstanding Marion Common Stock. Each share, excluding Treasury Stock, of Marion Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into, subject to Sections 3.03 and 3.05 hereof, 1.862 shares of Mutual First Common Stock (the "Exchange Ratio"). The Exchange Ratio shall be subject to adjustment as set forth in Section 3.05.

                  (b) Outstanding Mutual First Common Stock. Each share of Mutual First Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time shall remain issued and outstanding or held in treasury and shall be unaffected by the Company Merger.

                  (c) Treasury Shares. Each share of Marion Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

         3.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Marion Stock shall cease to be, and shall have no rights as, stockholders of Marion, other than to receive any dividend or other distribution with respect to such Marion Stock permitted under this Agreement with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Marion or the Surviving Corporation of shares of Marion Stock.

         3.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Mutual First Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Company Merger; instead, Mutual First shall pay to each holder of Marion Common Stock who would otherwise be entitled to a fractional share of Mutual First Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the closing sale price of Mutual First Common Stock, as reported by the NASDAQ reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the last trading day immediately preceding the Effective Date.

         3.04     Exchange Procedures.

                  (a) Deposit of New Certificates, Etc. At or prior to the Effective Time, Mutual First shall deposit, or shall cause to be deposited, with an independent exchange agent to be selected by Mutual First and reasonably acceptable to Marion (the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Marion Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of Mutual First Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange
         Fund") to be paid pursuant to this Article III in exchange for outstanding shares of Marion Common Stock.

                  (b) Transmittal and Deliveries. As promptly as practicable after the Effective Date, Mutual First shall send or cause to be sent to each former holder of record of shares of Marion Common Stock immediately prior to the Effective Time transmittal materials (which shall specify that risk of loss and title to Old Certificates shall pass only upon acceptance of such Old Certificates by Mutual First or the Exchange Agent) for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. Mutual First shall cause the New Certificates into which shares of a stockholder's Marion Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Marion Common Stock (or indemnity reasonably satisfactory to Mutual First and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery. Mutual First and the Exchange Agent shall be entitled to rely upon the stock transfer books of Marion to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Mutual First or the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                  (c) Escheat. Notwithstanding the foregoing, neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of Marion Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (d) Restrictions on the Payment of Dividends and Voting. No dividends or other distributions with respect to Mutual First Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Marion Common Stock converted in the Company Merger into the right to receive shares of such Mutual First Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this
         Section 3.04, and no such shares of Marion Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this
         Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Mutual First Common Stock such holder had the right to receive upon surrender of the Old Certificates.

                  (e) Return of Exchange Fund to Mutual First. Any portion of the Exchange Fund that remains unclaimed by the stockholders of Marion for twelve months after the Effective Time shall be paid to Mutual First. Any stockholders of Marion who have not theretofore complied with this Article III shall thereafter look only to Mutual First for payment of the shares of Mutual First Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Mutual First Common Stock deliverable in respect of each share of Marion Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         3.05 Anti-Dilution Provisions. In the event Mutual First changes (or establishes a record date for changing) the number of shares of Mutual First Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Mutual First Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

         3.06     Options.

                  (a) Conversion. At the Effective Time, each option outstanding on the date of this Agreement to purchase shares of Marion Common Stock under the Marion Stock Plan (each, a "Marion Stock Option") and remaining outstanding immediately prior to the Effective Time shall, at the Effective Time, be assumed by Mutual First and each such Marion Stock Option shall continue to be outstanding, but shall represent an option to purchase shares of Mutual First Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the applicable Marion Stock Plan and Marion Stock Option):

                           (i) the number of shares of Mutual First Common Stock
                  to be subject to the continuing option shall be equal to the product of the number of shares of Marion Common Stock subject to the original option and the Exchange Ratio, provided that any fractional share of Mutual First Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

                           (ii) the  exercise  price per  share of Mutual  First
                  Common Stock under the continuing option shall be equal to the exercise price per share of Marion Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent.

                  It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a "modification" under Section 424 of the Code as to any Marion Stock Option which is an "incentive stock option".

                  (b) Reservation of Mutual First Common Stock and Securities Filings. At all times after the Effective Time, Mutual First shall reserve for issuance such number of shares of Mutual First Common Stock as necessary so as to permit the exercise of continuing options in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Mutual First shall make all filings required under federal and state securities laws promptly after the Effective Time, but to be effective no earlier than one year from the effective date of Mutual First Bank's mutual to stock conversion, so as to permit the exercise of such continuing options and the sale of the shares received by the optionee upon such exercise at and after the Effective Time and Mutual First shall continue to make such filings thereafter as may be necessary to permit the continued exercise of continuing options and sale of such shares.

                                   ARTICLE IV

                           ACTIONS PENDING TRANSACTION

         4.01 Forbearances of Marion. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or any separate agreement entered into by Marion and Mutual First on the date hereof, (any such agreement being specifically incorporated by reference herein) without the prior written consent of Mutual First (which consent shall not be unreasonably withheld or delayed), Marion will not, and will cause each of its Subsidiaries not to:

                  (a) Ordinary Course. Conduct the business of Marion and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to (i) preserve intact in any material respect their business organizations and assets and (ii) maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair Marion's ability to perform any of its obligations under this Agreement.

                  (b) Marion Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Marion Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Marion Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

                  (c) Other Securities. Issue any other capital securities, capital stock of any Subsidiary, debentures, or subordinated notes.

                  (d) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend (other than (A), quarterly cash dividends on Marion Common Stock in an amount not to exceed $0.22 per share with record and payment dates consistent with past practice (provided the declaration of the last quarterly dividend by Marion prior to the Effective Time and the payment thereof shall be coordinated with, and subject to the approval of Mutual First, so as to preclude any duplication of dividend benefit) and (B) dividends from wholly owned Subsidiaries to Marion or another wholly owned Subsidiary of Marion) on or in respect of, or declare or make any distribution on any shares of Marion Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or Rights.

                  (e) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Marion or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) except (i) for oral at will employment agreements, (ii) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (iii) for other changes that are required by applicable law, or (iv) to satisfy contractual obligations and planned programs existing as of the date hereof that are Previously Disclosed.

                  (f) Benefit Plans. Enter into, establish, adopt or amend (except as may be required by existing contractual obligation or applicable law) any pension, profit sharing, employee stock ownership, retirement, stock option, stock appreciation, phantom stock, stock purchase, savings, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Marion or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

                  (g) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business for fair value and in a transaction that is not material to it and its Subsidiaries taken as a whole.

                  (h) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

                  (i) Governing Documents. Amend the Marion Articles, Marion Bylaws or the certificate or articles of incorporation, charter or bylaws (or similar governing documents) of any of Marion's Subsidiaries.

                  (j) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

                  (k) Contracts. Except to satisfy Previously Disclosed written commitments outstanding on the date hereof, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect or renew any of its existing material contracts.

                  (l) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Marion and its Subsidiaries, taken as a whole.

                  (m) Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that Marion and its Subsidiaries shall not be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might be in violation of or require remediation under Environmental Laws.

                  (n) Deposit Taking and Branch Activities. In the case of First Federal (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice; (iii) except as Previously Disclosed open any new branch or deposit taking facility; (iv) except as Previously Disclosed close or relocate any existing branch or other facility; or (v) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives materially in excess of the amounts budgeted in its 2000 business plan as Previously Disclosed;

                  (o) Investments. Enter into any securities transaction for its own account or purchase or otherwise acquire any investment security for its own account except purchases and sales of securities consistent with past practice in order to maintain investment portfolios at Marion and its Subsidiaries that have risk and asset mix characteristics substantially similar to those of the respective investment portfolios as of the date hereof.

                  (p) Capital Expenditures. Purchase or lease any fixed asset where the amount paid or committed thereof is in excess of $25,000, except for Previously Disclosed amounts budgeted in the 2000 budget.

                  (q) Lending. (i) Make any material changes in its policies concerning loan underwriting or which persons may approve loans or fail to comply with such policies; or (ii) make or commit to make any new loan, line or letter of credit, or any new or additional discretionary advance under any existing loan, line or letter of credit, or restructure any existing loan, line or letter of credit so that any such loan, line or letter of credit after such actions exceeds $500,000 without the prior written consent of Mutual First acting through its Chief Executive Officer or a Senior Vice President in a written notice to Marion, which approval or rejection shall be given within five business days after delivery by Marion to such officer of Mutual First of the complete loan package;

                  (r) Adverse Actions. (i) Take any action or fail to take any action while knowing that such action or inaction would, or is reasonably likely to, prevent or impede the Company Merger and the Bank Merger from qualifying as reorganizations within the meaning of Section 368 of the Code; or (ii) knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Company Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                  (s) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

                (t) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business and with a term of one year or less.

                (u) Commitments. Agree or commit to do any of the foregoing.

         4.02 Forbearances of Mutual First. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Marion (which consent under subsection (e) shall not be unreasonably withheld or delayed), Mutual First will not, and will cause each of its Subsidiaries not to:

                  (a) Preservation. Fail to use reasonable efforts to (i) preserve intact in any material respect their business organizations and assets and (ii) maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair the ability of Mutual First to perform any of its obligations under this Agreement.

                  (b) Adverse Actions. (i) Take any action or fail to take any action while knowing that such action or inaction would, or is reasonably likely to, prevent or impede the Company Merger and the Bank Merger from qualifying as reorganizations within the meaning of Section 368 of the Code; or (ii) knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Company Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                  (c) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

                  (d) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or a significant portion of the assets, business, deposits or properties of any other entity if the impact of any such acquisition would be to prevent or materially delay the Effective Time of the Transaction.

                  (e) Ordinary Course. Conduct the business of Mutual First and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to (i) preserve intact in any material respect their business organizations and assets and (ii) maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair Mutual First's ability to perform any of its obligations under this Agreement.

                  (f) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend (other than (A), quarterly cash dividends on Mutual First Common Stock in an amount not to exceed $0.07 per share with record and payment dates consistent with past practice (provided the declaration of the last quarterly dividend by Mutual First prior to the Effective Time and the payment thereof shall be coordinated with, and subject to the approval of Mutual First, so as to preclude any duplication of dividend benefit) and (B) dividends from wholly owned Subsidiaries to Mutual First or another wholly owned Subsidiary of Mutual First) on or in respect of, or declare or make any distribution on any shares of Mutual First Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or Rights.

                  (g) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Mutual First or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) except (i) for oral at will employment agreements, (ii) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (iii) for other changes that are required by applicable law, or (iv) to satisfy contractual obligations and planned programs existing as of the date hereof that are Previously Disclosed.

                  (h) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business for fair value and in a transaction that is not material to it and its Subsidiaries taken as a whole.

                  (i) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

                  (j) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

                  (k) Commitments. Agree or commit to do any of the foregoing.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.01 Disclosure Schedules. Prior to the date hereof, Mutual First has delivered to Marion a schedule and Marion has delivered to Mutual First a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a Specified Representation if its absence would not be reasonably likely to result in the Specified Representation being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a Specified Representation shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. Marion's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of Mutual First.

         5.02 Standard. No representation or warranty of Marion or Mutual First contained in Section 5.03(a), (c)(iii), (d), (e), (f)(i), (f)(ii)(A),
(f)(ii)(C),  (j)(ii), (h), (n), (o), (q), (r), (s), (t), (u) and (w) or 5.04(a),
(c), (d), (e), (f)(i),  (h), (k), (m), (n), (o), (q) and (r) (collectively,  the
"Specified Representations") shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a Specified Representation, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any Specified Representation has had or is reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of any officer of that party with the title, if any, ranking not less than senior vice president and that party's in-house counsel, if any.

         5.03 Representations and Warranties of Marion. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Marion hereby represents and warrants to Mutual First:

                  (a) Organization, Standing and Authority. Marion is a corporation duly organized and validly existing under the laws of the State of Indiana. Marion is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

                  (b) Marion Stock. The authorized capital stock of Marion consists solely of (i) 5,000,000 shares of Marion Common Stock, of which 1,362,971 shares were outstanding as of the day prior to the date hereof, and (ii) 2,000,000 shares of Marion Preferred Stock, of which no shares are outstanding. The outstanding shares of Marion Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed, there are no shares of Marion Stock authorized and reserved for issuance, Marion does not have any Rights issued or outstanding with respect to Marion Stock, and Marion does not have any commitment to authorize, issue or sell any Marion Stock or Rights, other than as set forth in this Agreement. The number of shares of Marion Common Stock which are issuable upon exercise of each Marion Stock Option outstanding as of the date hereof and the exercise price per share are Previously Disclosed.

                  (c) Subsidiaries. (i)(A) Marion has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as previously disclosed, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Marion or its Subsidiaries are fully paid and nonassessable and are owned by Marion or its Subsidiaries free and clear of any Liens.

                           (ii) Neither  Marion nor any Marion  Subsidiary  owns
                  beneficially any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than a Marion Subsidiary.

                           (iii) Each of Marion's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

                  (d) Corporate Power. Each of Marion and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Marion has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                  (e) Corporate Authority. Subject in the case of this Agreement to receipt of the requisite approval of this Agreement (including the agreement of merger set forth herein) by the holders of a majority of the outstanding shares of Marion Common Stock entitled to vote thereon (which is the only Marion shareholder vote required thereon) and the corporate approvals required in Section 2.03 of this Agreement, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Marion and the Marion Board on or prior to the date hereof. This Agreement is a valid and legally binding obligation of Marion, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                  (f) Regulatory Filings; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Marion or any of its Subsidiaries in connection with the execution, delivery or performance by Marion of this Agreement or to consummate the Company Merger or the Bank Merger except for (A) filings of applications or notices with the OTS, (B) filings with the SEC and state securities authorities, (C) filings for approval of listing on the Nasdaq System of the shares to be issued, and (D) the filing of (and endorsement of, if required) articles of merger or articles of combination with the Maryland Secretary, the Indiana Secretary and the OTS. As of the date hereof, Marion is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                  (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or material agreement, indenture or instrument of Marion or of any of its Subsidiaries or to which Marion or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Marion Articles or the Marion Bylaws, or
         (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, material agreement, indenture or instrument.

                  (g) Financial Reports and SEC Documents. (i) Marion's Annual Reports on Form 10-K for the fiscal years ended June 30, 1997, 1998 and 1999, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to June 30, 1999 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, Marion's "SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present in all material respects, the financial position of Marion and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of Marion and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

                  (ii) Except for liabilities incurred in connection with negotiation of and compliance with this Agreement and otherwise in connection with the transactions contemplated hereby, since June 30, 1999, Marion and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

                  (iii) Since June 30, 1999, (A) Marion and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Marion.

                  (h) Litigation. No material litigation, claim or other proceeding before any Governmental Authority is pending against Marion or any of its Subsidiaries and, to Marion's knowledge, no such litigation, claim or other proceeding has been threatened.

                  (i) Regulatory Matters. (i) Neither Marion nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Board of Governors of the Federal Reserve System, the OTS, and the
         FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

                  (ii) Neither Marion nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                  (j) Compliance with Laws. Each of Marion and its Subsidiaries:

                           (i) is in substantial  compliance with all applicable
                  federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                           (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Marion's knowledge, no suspension or cancellation of any of them is threatened or will result from the consummation of the transactions contemplated by this Agreement; and

                           (iii) has received, since June 30, 1998, no notification or communication from any Governmental Authority
                  (A) asserting that Marion or any of its Subsidiaries is not in compliance in any material respect with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any material license, franchise, permit, or governmental authorization (nor, to Marion's knowledge, do any grounds for any of the foregoing exist).

                  (k) Material Contracts; Defaults. Except for this Agreement and those agreements and other documents filed as exhibits to its SEC Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts or limits in any material way the conduct of business by it or any of its Subsidiaries (it being understood that any non-compete or similar provision which restricts the ability of Marion or its Subsidiaries to compete with others shall be deemed material). Neither it nor any of its Subsidiaries is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                  (l) Brokers. No action has been taken by Marion that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding Previously Disclosed fees to be paid to Keefe, Bruyette and Woods ("KBW") and David A. Noyes & Company.

                  (m) Employee Benefit Plans. (i) Section 5.03(m)(i) of Marion's Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained by Marion or any of its Subsidiaries in which any employee or former employee, consultant or former consultant or director or former director of Marion or any of its Subsidiaries participates or to which any such employees, consultants or directors are a party other than plans and programs involving immaterial obligations (the "Compensation and Benefit Plans"). Except as expressly contemplated by a separate agreement entered into by Marion and Mutual First on the date hereof, neither Marion nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

                  (ii) Each  Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS, and Marion is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Marion, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither Marion nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Marion or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

                  (iii) No material liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Marion or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
         Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with Marion under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). None of Marion, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to Marion's knowledge, no condition exists that presents a material risk that such proceedings will be instituted by the PBGC. To the knowledge of Marion, there is no pending investigation or enforcement action by the PBGC, DOL or IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither a material adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

                  (iv) All material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Marion or any of its Subsidiaries is a party have been timely made or have been reflected on Marion's financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of Marion, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to
         Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

                  (v) Except as Previously Disclosed, neither Marion nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as Previously Disclosed, there has been no communication to employees by Marion or any of its Subsidiaries that would reasonably be expected to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

                  (vi)  Marion  and  its   Subsidiaries   do  not  maintain  any
         Compensation and Benefit Plans covering foreign employees.

                  (vii) With respect to each Compensation and Benefit Plan, if applicable, Marion has provided or made available to Mutual First, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) two most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) two most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

                  (viii) Except as Previously Disclosed or expressly contemplated by a separate agreement entered into by Marion and Mutual First on the date hereof, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any employee, consultant or director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

                  (ix) Neither Marion nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

                  (x) To the knowledge of Marion, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Mutual First, Marion or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future (provided this representation does not take into account any payments to be made pursuant to any employment agreement to be entered into by Mutual First and the Chief Executive Officer of Marion).

                  (xi) There are no LSAR's, Tandem SARs, Stand-Alone SARs or shares of Phantom Stock (as such terms may be defined in the Marion Stock Plan) outstanding under the Marion Stock Plan and except as Previously Disclosed neither Marion nor any Marion Subsidiary has any commitment or obligation to make any awards thereof.

                  (xii) There are no phantom stock shares or awards outstanding.

                  (n) Labor Matters.  Neither Marion nor any of its Subsidiaries
         is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Marion or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Marion or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Marion's knowledge, threatened, nor is Marion aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

                  (o) Takeover Laws; Dissenters Rights. Subject to the continuing accuracy of Mutual First's representation in Section 5.04(p), this Agreement and the transactions contemplated hereby are not subject to the requirements of any "moratorium," "control share", "fair price", "affiliate transactions", "business combination" or other antitakeover laws and regulations of any state, including the provisions of Section 23-1-42 and 21-1- 43 of Indiana law ("Takeover Laws") applicable to Marion or any Marion Subsidiary. Subject to the continuing accuracy of Mutual First's representation in Section 5.04(p), the provisions of Article 12 of the Marion Articles do not apply to the entering into of this Agreement and the transactions contemplated hereby, including the Company Merger. Holders of Marion Common Stock will not have dissenters' rights in connection with the Company Merger.

                  (p) Environmental Matters. To Marion's knowledge, neither the conduct nor operation of Marion or its Subsidiaries nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, results or resulted in a material violation of any Environmental Laws and to Marion's knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Marion or any Marion Subsidiary under Environmental Laws. To Marion's knowledge, neither Marion nor any of its Subsidiaries has received any notice from any person or entity that Marion or its Subsidiaries or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are or were in material violation of or otherwise are alleged to have material liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

                  (q) Tax Matters. (i) (a) All Tax Returns that are required to be filed by or with respect to Marion and its Subsidiaries have been duly filed, or requests for extensions have been timely filed or an extension is automatic) and any such extension has been granted and has not been rescinded, (b) all Taxes shown to be due on Tax Returns referred to in clause (a), if filed, and all Taxes required to be shown on the Tax Returns for which extensions have been granted have been paid in full or adequate provision has been made for such Taxes on Marion's most recent balance sheet provided to Mutual First, (c) the Tax Returns referred to in clause (a) that have been filed (with the exception of the tax returns filed in the last three calendar years) have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (d) all deficiencies asserted or assessments made as a result of such examinations have been paid in full or non-material amounts are being contested in good faith, (e) no material issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Marion or its Subsidiaries. Marion has made available to Mutual First true and correct copies of the United States federal income Tax Returns filed by Marion and its Subsidiaries for each of the three most recent fiscal years ended on or before June 30, 1999. Neither Marion nor any of its Subsidiaries has any material liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Marion's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Marion's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither Marion nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Company Merger and the Bank Merger from qualifying as reorganizations within the meaning of Section 368(a) of the Code.

                  (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

                  (iii) Marion and its Subsidiaries will not be liable for any taxes as a result of the Company Merger.

                  (r) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Marion's own account, or for the account of one or more of Marion's Subsidiaries or their customers (all of which are Previously Disclosed), were entered into (i) in accordance with prudent business practices and in all material respects in compliance with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Marion or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Marion nor its Subsidiaries, nor to Marion's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

                  (s) Books and Records. The books and records of Marion and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

                  (t) Insurance. Marion's Disclosure Schedule sets forth all of the material insurance policies, binders, or bonds maintained by Marion or its Subsidiaries. Marion and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Marion reasonably has determined to be prudent in accordance with industry practices and in accordance in all material respects with all contractual obligations. All such insurance policies are in full force and effect; Marion and its Subsidiaries are not in material default thereunder; and all material claims thereunder have been filed in due and timely fashion.

                  (u) Governmental Reviews. No investigation or review by any Governmental Authority with respect to Marion or any Marion Subsidiary is pending or, to the knowledge of Marion, threatened, nor has any Governmental Authority indicated to Marion or any Marion Subsidiary an intention to conduct the same, other than normal or routine regulatory examinations.

                  (v) Fairness Opinion. On the date of this Agreement, David A. Noyes & Company has provided to the Marion Board a written fairness opinion to the effect that the Exchange Ratio is fair to the stockholders of Marion from a financial point of view.

                  (w) Compliance with Servicing Obligations. Marion and the Marion Subsidiaries are in compliance in all material respects with all contract, agency and investor requirements and guidelines, and all applicable laws, rules and regulations of Governmental Authorities, relating to the servicing and administration of loans by them, or any of them, including but not limited to, properly and timely making interest rate adjustments to adjustable rate loans.

                  (x) Disclosure. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

     5.04  Representations  and Warranties of Mutual First.  Subject to Sections
5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Mutual First hereby represents and warrants to Marion as follows:

                  (a) Organization, Standing and Authority. Mutual First is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Mutual First is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

                  (b) Mutual First Stock. (i) As of the date hereof, the authorized capital stock of Mutual First consists solely of (i) 20,000,000 shares of Mutual First Common Stock, of which no more than 5,819,611 shares were outstanding, and no shares were held in treasury, as of the day prior to the date hereof and (ii) 5,000,000 shares of preferred stock, $0.01 par value per share, of which none were issued and outstanding on the date hereof. As of the date hereof, Mutual First does not have any Rights issued or outstanding with respect to Mutual First Common Stock and Mutual First does not have any commitment to authorize, issue or sell any Mutual First Common Stock or Rights, other than pursuant to this Agreement. The outstanding shares of Mutual First Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

                  (ii) The shares of Mutual First Common Stock to be issued in exchange for shares of Marion Common Stock in the Company Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

                  (c) Subsidiaries. Each of Mutual First's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and Mutual First owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries.

                  (d) Corporate Power. Each of Mutual First and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Mutual First has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                  (e) Corporate Authority. Subject to the approval of the Merger and the issuance of Mutual First Common Stock to be issued in the Company Merger by the holders of Mutual First Common Stock in accordance with Maryland Law and the NASDAQ rules (which are the only Mutual First stockholder votes required thereon), the

         Board has declared this transaction advisable and this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Mutual First and the Board on or prior to the date hereof. This Agreement is a valid and legally binding agreement of Mutual First enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                  (f) Regulatory Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Mutual First or any of its Subsidiaries in connection with the execution, delivery or performance by Mutual First of this Agreement or to consummate the Company Merger or the Bank Merger except for (A) the filings referred to in Section 5.03(f)(i); (B) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Mutual First Common Stock in the Company Merger; and
         (C) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Mutual First is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                  (ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or material agreement, indenture or instrument of Mutual First or of any of its Subsidiaries or to which Mutual First or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Mutual First or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, material agreement, indenture or instrument.

                  (g) Financial Reports and SEC Documents; Material Adverse Effect. (i) Mutual First's SEC Documents, as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present in all material respects, the financial position of Mutual First and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of Mutual First and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

                  (ii) Since December 31, 1999, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section
         5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Mutual First.

                  (h) Litigation; Regulatory Action. (i) No material litigation, claim or other proceeding before any Governmental Authority is pending against Mutual First or any of its Subsidiaries and, to Mutual First's knowledge, no such litigation, claim or other proceeding has been threatened.

                  (ii) Neither Mutual First nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has Mutual First or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                  (i)  Compliance  with  Laws.  Each  of  Mutual  First  and its
Subsidiaries:

                           (i) is in substantial  compliance with all applicable
                  federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

                           (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened or will result from the consummation of the transactions contemplated by this Agreement; and

                           (iii) has received, since June 30, 1998, no notification or communication from any Governmental Authority
                  (A) asserting that Mutual First or any of its Subsidiaries is not in compliance in any material respect with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any material license, franchise, permit, or governmental authorization (nor, to Mutual First's knowledge, do any grounds for any of the foregoing exist).

                  (j) Brokers. No action has been taken by Mutual First that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except for a fee to be paid to RP Financial, lc.

                  (k) Takeover Laws. Mutual First has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Mutual First or their Subsidiaries. Holders of Mutual First common stock will not have dissenters' rights in connection with the Company Merger.

                  (l) Environmental Matters. To Mutual First's knowledge, neither the conduct nor operation of Mutual First or its Subsidiaries nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, results or resulted in a material violation of any Environmental Laws and to Mutual First's knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Mutual First or any Mutual First Subsidiary under Environmental Laws. To Mutual First's knowledge, neither Mutual First nor any of its Subsidiaries has received any notice from any person or entity that Mutual First or its Subsidiaries or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are or were in material violation of or otherwise are alleged to have material liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

                  (m) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to Mutual First and its Subsidiaries have been duly filed, or requests for extensions have been timely filed (or an extension is automatic) and any such extension has been granted and has not been rescinded, (ii) all Taxes shown to be due on Tax Returns referred to in clause (i) , if filed, and all Taxes required to be shown on the Tax Returns for which extensions have been granted have been paid in full or adequate provision has been made for such Taxes on Mutual First's most recent balance sheet provided to Marion, (iii) the Tax Returns referred to in clause (i) that have been filed have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, or non-material amounts are being contested in good faith, (v) no material issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Mutual First or its Subsidiaries. Neither Mutual First nor any of its Subsidiaries has any material liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Mutual First's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Mutual First's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither Mutual First nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Company Merger and the Bank Merger from qualifying as reorganizations within the meaning of Section 368(a) of the Code.

                  (n) Books and Records. The books and records of Mutual First and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

                  (o) Insurance. Mutual First's Disclosure Schedule sets forth all of the material insurance policies, binders, or bonds maintained by Mutual First or its Subsidiaries. Mutual First and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Mutual First reasonably has determined to be prudent in accordance with industry practices and in all material respects in accordance with all contractual obligations. All such insurance policies are in full force and effect; Mutual First and its Subsidiaries are not in material default thereunder; and all material claims thereunder have been filed in due and timely fashion.

                  (p) Mutual First Ownership of Marion Stock. Neither Mutual First nor any of its Subsidiaries either beneficially owns any shares of Marion Common Stock or, other than as contemplated by this Agreement, has any option, warrant or right of any kind to acquire the beneficial ownership of any shares of Marion Common Stock.

                  (q) Governmental Reviews. No investigation or review by any Governmental Authority with respect to Mutual First or any of its Subsidiary is pending or, to the knowledge of Mutual First, threatened, nor has any Governmental Authority indicated to Mutual First or any of its Subsidiary an intention to conduct the same, other than normal or routine regulatory examinations.

                  (r) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Mutual First's own account, or for the account of one or more of Mutual First's Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and in all material respects in compliance with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Mutual First or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Mutual First nor its Subsidiaries, nor to Mutual First's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

                  (s) Fairness Opinion. On the date of this Agreement, RP Financial, lc has provided to the Mutual First Board a written fairness opinion to the effect that the Exchange Ratio is fair to the stockholders of Mutual First from a financial point of view.

                  (t) Disclosure. The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading

                  (u) Employee Benefit Plans. (iii) Section 5.03(m)(i) of Mutual First's Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained by Mutual First or any of its Subsidiaries in which any employee or former employee, consultant or former consultant or director or former director of Mutual First or any of its Subsidiaries participates or to which any such employees, consultants or directors are a party other than plans and programs involving immaterial obligations (the "Compensation and Benefit Plans"). Except as expressly contemplated by a separate agreement entered into by Mutual First and Marion on the date hereof, neither Mutual First nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

                                   ARTICLE VI

                                    COVENANTS


         6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Marion and Mutual First agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction and shall cooperate fully with the other party hereto to that end.

         6.02 Stockholder Approvals. Mutual First and Marion agree to take, in accordance with applicable law or NASDAQ rules and their articles of incorporation and bylaws, all action necessary to convene an appropriate meeting of their stockholders to consider and vote upon, in the case of Marion, the approval of the plan of merger and adoption of this Agreement and in the case of Mutual First to approve the Company Merger and approve the issuance of Mutual First Common Stock to be issued in the Company Merger, and in each case any other matter required to be approved by such stockholders for consummation of the Company Merger (including any adjournment or postponement, the "Mutual First Meeting" or "Marion Meeting", whichever is applicable), in each case as promptly as practicable after the Registration Statement is declared effective. The Mutual First Board and the Marion Board shall each recommend such approval, the Mutual First Board shall declare the transaction advisable and Mutual First and Marion shall take all reasonable, lawful action to solicit such approval by its stockholders, unless either board of directors, after having received a Marion Proposal or a Mutual First Proposal, as applicable, and after having consulted with and considered the advice of outside counsel and its investment banking firm, has determined in good faith that to do so would result in a failure by the directors to discharge properly their fiduciary duties in accordance with the applicable law.

         6.03 Registration Statement. (a) Mutual First agrees to prepare a registration statement on Form S-4 (the "Registration Statement") to be filed by Mutual First with the SEC in connection with the issuance of Mutual First Common Stock in the Company Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of Mutual First and Marion constituting a part thereof (the "Proxy Statement") and all related documents). Marion agrees to cooperate, and to cause its Subsidiaries to cooperate, with Mutual First, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that Marion and its Subsidiaries have cooperated as required above, Mutual First agrees to file the Registration Statement (or the form of the Proxy Statement) with the SEC as promptly as reasonably practicable and shall use reasonable efforts to cause such filing to occur within 60 days after execution of this Agreement. Each of Marion and Mutual First agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Mutual First also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration
Statement,  all  necessary  state  securities  law or  "Blue  Sky"  permits  and approvals
required to carry out the transactions contemplated by this Agreement. Marion agrees to furnish to Mutual First all information concerning Marion, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

         (b) Each of Marion and Mutual First agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Mutual First Meeting or the Marion Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Marion and Mutual First further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

         (c) Mutual First agrees to advise Marion, promptly after Mutual First receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Mutual First Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         (d) Each of Mutual First and Marion, in consultation with the other, shall employ professional proxy solicitors to assist it in contacting stockholders in connection with soliciting votes on the matters to be considered and voted upon at the Mutual First Meeting and Marion Meeting.

         6.04 Press Releases. Each of Marion and Mutual First agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules, and then only after making reasonable efforts to first consult with the other party.

     6.05 Access; Information. (a) Each of Marion and Mutual First agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's Representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

         (b) Each of Marion and Mutual First agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this
Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents, extracts thereof or notes, analyses, compilations, studies or other documents containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

         (c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

         6.06 Marion Proposal. Marion agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Marion Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Mutual First with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to a Marion Proposal in existence on the date hereof. Marion shall promptly (within 24 hours) advise Mutual First following the receipt by Marion of any Marion Proposal and the substance thereof (including the identity of the person making such Marion Proposal), and advise Mutual First of any material developments with respect to such Marion Proposal immediately upon the occurrence thereof. Notwithstanding the foregoing but only after receipt of a Marion Proposal and during the period prior to the Marion Meeting, Marion may provide information at the request of or enter into negotiations with a third party with respect thereto, if the Marion Board, after having consulted with and considered the advice of outside counsel and its investment banking firm, has determined that the failure to do so would result in a failure by the directors to properly discharge their fiduciary duties under applicable law.

         6.07 Affiliate Agreement. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, Marion shall deliver to Mutual First a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Marion Meeting, deemed to be an "affiliate" of Marion (each, a "Marion Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

         (b) Marion and Mutual First shall use its reasonable best efforts to cause each person who may be deemed to be a Marion Affiliate to execute and deliver to Marion and Mutual First on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit B.

         6.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

         6.09 Certain Policies. Prior to the Effective Date, Marion shall, and shall cause its Subsidiaries, but only to the extent consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Mutual First, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Mutual First; provided, however, that Marion shall not be obligated to take any such action pursuant to this Section 6.09 unless and until Mutual First acknowledges that all conditions to its obligation to consummate the Transaction have been satisfied and certifies to Marion that Mutual First's representations and warranties, subject to Section 5.02, are true and correct as of such date and that Mutual First is otherwise in material compliance with this Agreement. Marion's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this
Section 6.09.

         6.10 NASDAQ Listing. Mutual First agrees to use its best efforts to list, prior to the Effective Time, on the NASDAQ, subject to official notice of issuance, the shares of Mutual First Common Stock to be issued to the holders of Marion Common Stock in the Company Merger.

         6.11 Regulatory Applications. (a) Mutual First and Marion and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Mutual First and Marion shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

         (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

         6.12 Indemnification. (a) Following the Effective Date and for a period of six years thereafter, Mutual First shall indemnify, defend and hold harmless the present and former directors, officers and employees of Marion and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Marion is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the State of Indiana, the Marion Articles and the Marion Bylaws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's, director's or employee's conduct complies with the standards set forth under Indiana law, the Marion Certificate and the Marion Bylaws shall be made by independent counsel (which shall not be counsel that provides material services to Mutual First) selected by Mutual First and reasonably acceptable to such officer or director.

         (b) For a period of three years from the Effective Time, Mutual First shall use its best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of Marion or any of its Subsidiaries (determined as of the Effective
Time) (as opposed to Marion) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Marion; provided, however, that in no event shall Mutual First be required to expend in the aggregate during the coverage period more than 150 percent of the current annual amount expended by Marion (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if Mutual First is unable to maintain or obtain the insurance called for by this
Section 6.12(b), Mutual First shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Marion or any Subsidiary may be required to make application and provide customary representations and warranties to Mutual First's insurance carrier for the purpose of obtaining such insurance.

         (c) Any  Indemnified  Party  wishing  to  claim  indemnification  under
Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Mutual First thereof; provided that the failure so to notify shall not affect the obligations of Mutual First under Section 6.12(a) unless and to the extent that Mutual First is actually prejudiced as a result of such failure.

         (d) If Mutual First or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Mutual First shall assume the obligations set forth in this Section 6.12.

         6.13     Benefit Plans.

                  (a) At the Effective Time, Mutual First or a Mutual First Subsidiary shall be substituted for Marion or a Marion Subsidiary as the sponsoring employer under those benefit and welfare plans with respect to which Marion or any of its Subsidiaries is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in Marion or its Subsidiary with respect to each such plan. Except as expressly contemplated by a separate agreement entered into by Marion and Mutual First on the date hereof, each such plan shall be continued in effect by Mutual First or any applicable Mutual First Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Company Merger or the Bank Merger, subject to the power reserved to Mutual First or any applicable Mutual First Subsidiary under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law. Marion, each Marion Subsidiary, and Mutual First will use all reasonable efforts (i) to effect said substitutions and assumptions, and such other actions contemplated under this Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

                  (b) At or as promptly as practicable after the Effective Time as Mutual First shall reasonably determine, Mutual First shall provide, or cause a Mutual First Subsidiary to provide, to each full time employee of Marion, and its wholly-owned Subsidiaries as of the Effective Time ("Marion Employees") the opportunity to participate in each employee benefit and welfare plan maintained by Mutual First or a Mutual First Subsidiary, whichever is applicable, for similarly-situated employees provided that with respect to such plans maintained by Mutual First or a Mutual First Subsidiary, whichever is applicable, Marion Employees shall be given credit for service recognized under the corresponding plan of Marion and its Subsidiaries in determining participation in, eligibility for and vesting in benefits thereunder, and only with respect to severance and vacation plans, accrual of benefits; provided further that Marion Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the group health plan of Mutual First or any applicable Mutual First Subsidiary to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the applicable Marion group health plan; and provided further that to the extent that the initial period of coverage for Marion Employees under any plan of Mutual First or a Mutual First Subsidiary, whichever is applicable, that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Marion Employees shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such Marion Employees under the corresponding Marion welfare plan during the balance of such 12- month period of coverage. Nothing in the preceding sentence shall obligate Mutual First or any Mutual First Subsidiary to provide or cause to be provided any benefits duplicative to those provided under any Marion benefit or welfare plan continued pursuant to subparagraph (a) above, including, but not limited to, extending participation in any plan which is an "employee pension benefit plan" under ERISA relative to any period of time with respect to which allocations are made to Marion Employees under any employee pension benefit plan maintained or sponsored by Marion or a Marion Subsidiary. Except as otherwise provided in this Agreement, the power of Mutual First or any Mutual First Subsidiary to amend or terminate any benefit or welfare plans of Marion and its Subsidiaries shall not be altered or affected. Moreover, this subsection 6.13(b) shall not confer upon any Marion Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at Mutual First or any Mutual First Subsidiary.

                  (c) Any separate agreement entered into by Marion and Mutual First on the date hereof relating to employee or other benefits is incorporated herein by reference and shall be deemed a part of this Agreement.

         6.14 Notification of Certain Matters. Each of Marion and Mutual First shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, (ii) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein as of the date of this Agreement or (iii) would require any material amendment to any information Previously Disclosed arising from events or circumstances after the date of this Agreement or otherwise would cause a material breach of any of its representations, warranties, covenants or agreements contained herein.

         6.15 Directors. At the Effective Time, Mutual First agrees to cause four directors of Marion, Steve Banks, John Dalton, Jerry McVicker and Jon Marler, to be elected to the Mutual First Board and Mutual First Bank's Board of Directors for such terms as shall be agreed upon between the parties, subject to compliance with applicable law.

         6.16 Termination of Agreement. In the event that this Agreement is terminated by a party (the "Aggrieved Party") solely by reason of the material breach by the other party ("Breaching Party") of any of its representations, warranties, covenants or agreements contained herein then the Aggrieved Party shall be entitled to such remedies and relief against the Breaching Party as are available at law or in equity. Moreover, the Aggrieved Party without terminating this Agreement shall be entitled to specifically enforce the terms hereof against the Breaching Party in order to cause the Merger to be consummated. Each party acknowledges that there is not an adequate remedy at law to compensate the other parties relating to the non- consummation of the Merger. To this end, each party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief.

         6.17 Liabilities and Remedies and Breakup Fee-Mutual First. (a) In the event that (i) the Marion Meeting does not take place, the Board of Directors of Marion fails to recommend approval of this Agreement and the Company Merger to the stockholders of Marion, or such Board of Directors shall adversely alter or modify its favorable recommendation of this Agreement and the Company Merger to the stockholders of Marion, and (ii) this Agreement and the Company Merger is not approved by the stockholders of Marion by the required vote, and Mutual First is not, as of the date of such event, in material breach of this Agreement, then, upon termination of this Agreement, Marion and First Federal shall be obligated to pay Mutual First in immediately available funds a cash amount of $975,000 as an agreed upon break up fee and as the sole and exclusive remedy of Mutual First and Mutual First Bank. In order to obtain the benefit of the break-up fees provided in this Section 6.17, Mutual First shall be required to execute a waiver of its rights under Section 6.16 above, and shall not take any further action to enforce any right that it might have under Section 6.16 hereof.

                  (b) In the event that a Marion Proposal occurs between the date hereof and the time of the Marion Meeting and the stockholders of Marion fail to approve this Agreement and the Company Merger under circumstances where the Board of Directors of Marion continuously maintained its favorable recommendation of this Agreement and the Company Merger, and Mutual First was not, as of the date of such action, in material breach of this Agreement, then if a definitive agreement relating to a Marion Proposal is executed by Marion or any Marion Subsidiary, or a Marion Proposal is consummated, in either case within 15 months after the termination of this Agreement, then upon the happening of such event Marion and First Federal shall be jointly and severally obligated to pay Mutual First a cash amount of $975,000 as an agreed upon break up fee and as the sole and exclusive remedy of Mutual First. There shall be no duplication of remedy under this Section 6.17(b) and 6.17(a). In order to obtain the benefit of the break-up fee provided in this
Section 6.17(b), Mutual First shall be required to execute a waiver of its rights under Section 6.16 above, and shall not take any further action to enforce any right that it might have under Section 6.16 hereof.

         6.18 Liabilities and Remedies and Breakup Fee-Marion. (a) In the event that (i) the Mutual First Meeting does not take place, the Board of Directors of Mutual First fails to recommend approval of this Agreement and the Company Merger to the stockholders of Mutual First, or such Board of Directors shall adversely alter or modify its favorable recommendation of this Agreement and the Company Merger to the stockholders of Mutual First, and (ii) this Agreement and the Company Merger is not approved by the stockholders of Mutual First by the required vote, and Marion is not, as of the date of such event, in material breach of this Agreement, then, upon termination of this Agreement, Mutual First and Mutual First Bank shall be obligated to pay Marion in immediately available funds a cash amount of $975,000 as an agreed upon break up fee and as the sole and exclusive remedy of Marion and First Federal. In order to obtain the benefit of the break-up fees provided in this Section 6.18, Marion shall be required to execute a waiver of its rights under Section 6.16 above, and shall not take any further action to enforce any right that it might have under Section 6.16 hereof.

                  (b) In the event that a Mutual First Proposal occurs between the date hereof and the time of the Mutual First Meeting and the stockholders of Mutual First fail to approve this Agreement and the Company Merger under circumstances where the Board of Directors of Mutual First continuously maintained its favorable recommendation of this Agreement and the Company Merger, and Marion was not, as of the date of such action, in material breach of this Agreement, then if a definitive agreement relating to a Mutual First Proposal is executed by Mutual First or any Mutual First Subsidiary, or a Mutual First Proposal is consummated, in either case within 15 months after the termination of this Agreement, and the transactions contemplated by this Agreement are not consummated, then upon the happening of such events Mutual First and Mutual First Bank shall be jointly and severally obligated to pay Marion a cash amount of $975,000 as an agreed upon break up fee and as the sole and exclusive remedy of Marion. There shall be no duplication of remedy under this Section 6.18(b) and 6.18(a). In order to obtain the benefit of the break-up fee provided in this Section 6.18(b), Marion shall be required to execute a waiver of its rights under Section 6.16 above, and shall not take any further action to enforce any right that it might have under Section 6.16 hereof.

                                   ARTICLE VII

                CONDITIONS TO CONSUMMATION OF THE COMPANY MERGER

         7.01 Conditions to Each Party's Obligation to Effect the Company Merger. The respective obligation of each of Mutual First, Marion and their respective Subsidiaries to consummate the Company Merger is subject to the fulfillment or written waiver by Mutual First and Marion prior to the Effective Time of each of the following conditions:

                  (a) Stockholder Approvals. This Agreement shall have been duly approved by the requisite vote of the stockholders of Marion under the Indiana Law and the Company Merger and the issuance of Mutual First Common Stock as contemplated by this Agreement shall have been approved by the requisite vote of the Mutual First stockholders under NASDAQ rules and applicable provisions of Maryland Laws.

                  (b) Regulatory Approvals. All regulatory approvals required to consummate the Company Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the Mutual First Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Mutual First and its Subsidiaries taken as a whole or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the Mutual First Board reasonably determines would either before or after the Effective Time be unduly burdensome.

                  (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Company Merger.

                  (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Mutual First Common Stock to be issued in the Company Merger shall have been received and be in full force and effect.

                  (f) Listing. The shares of Mutual First Common Stock to be issued in the Company Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

                  (g) Permits, Authorizations. Each of Mutual First and Marion shall have obtained all material permits, authorizations, consents, waivers and approvals required for the lawful consummation of the Company Merger.

         7.02 Conditions to Obligation of Marion. The obligation of Marion and its Subsidiaries to consummate the Company Merger is also subject to the fulfillment (or written waiver by Marion) prior to the Effective Time of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Mutual First set forth in this Agreement shall be true and correct in all material respects, subject in the case of Specified Representations to the standard set forth in Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that (i) representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date and (ii) with respect to any information provided by Mutual First pursuant to
         Section 6.14(iii) relating to Section 5.04(l) on account of events arising after the date of this Agreement the representations and warranties in Section 5.04(l) shall be deemed true and correct as of the Effective Date unless such information individually or taken together with other facts, events and circumstances has resulted in or is reasonably likely to result in a Material Adverse Effect on Mutual First), and Marion shall have received a certificate, dated the Effective Date, signed on behalf of Mutual First by the Chief Executive Officer and the Chief Financial Officer of Mutual First to such effect.

                  (b) Performance of Obligations of Mutual First. Mutual First and its Subsidiaries shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Marion shall have received a certificate, dated the Effective Date, signed on behalf of Mutual First by the Chief Executive Officer and the Chief Financial Officer of Mutual First to such effect.

         7.03 Conditions to Obligation of Mutual First. The obligation of Mutual First and its Subsidiaries to consummate the Company Merger is also subject to the fulfillment (or written waiver by Mutual First) prior to the Effective Time of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Marion set forth in this Agreement shall be true and correct in all material respects, subject in the case of Specified Representations to the standard set forth in Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that (i) representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date and (ii) with respect to any information provided by Marion pursuant to Section 6.14(iii) relating to Section 5.03(p) on account of events arising after the date of this Agreement the representations and warranties in
         Section 5.03(p) shall be deemed true and correct as of the Effective Date unless such information individually or taken together with other facts, events and circumstances has resulted in or is reasonably likely to result in a Material Adverse Effect on Marion) and Mutual First shall have received a certificate, dated the Effective Date, signed on behalf of Marion by the Chief Executive Officer and the Chief Financial Officer of Marion to such effect.

                  (b) Performance of Obligations of Marion. Marion and its Subsidiaries shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Mutual First shall have received a certificate, dated the Effective Date, signed on behalf of Marion by the Chief Executive Officer and the Chief Financial Officer of Marion to such effect.


                                  ARTICLE VIII

                                   TERMINATION

         8.01   Termination.   This  Agreement  may  be   terminated,   and  the
Transactions may be abandoned:

                  (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Mutual First and Marion, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

                  (b) Breach. At any time prior to the Effective Time, by Mutual First or Marion, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either:
         (i) a breach by the other party of any representation or warranty contained herein (subject in the case of Specified Representations to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party in any material respect of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

                  (c) Delay. At any time prior to the Effective Time, by Mutual First or Marion, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Company Merger is not consummated by February 28, 2001, except to the extent that the failure of the Company Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

                  (d) No Approval. By Marion or Mutual First, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Company Merger and the Bank Merger shall have been denied by final nonappealable action of such Governmental Authority or (ii) any stockholder approval required by Section 7.01(a) herein is not obtained at the Marion Meeting or the Mutual First Meeting.

                  (e) Failure to Recommend, Etc. At any time prior to the Marion Meeting, by Mutual First if the Marion Board shall have failed to unanimously recommend approval and adoption of this Agreement to the Marion stockholders, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Mutual First; or at any time prior to the Mutual First Meeting, by Marion, if the Mutual First Board shall have failed to unanimously recommend to the Mutual First stockholders approval of the issuance of Mutual First Common Stock to be issued pursuant to the Company Merger, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Marion.

         8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Transaction pursuant to this
Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Provided, however, if a party pursues its rights under Section 6.17 or 6.18, whichever is applicable, then such party shall not be entitled to any other relief. Conversely, if a party pursues a remedy pursuant to this Section 8.02, then it shall waive its rights under Section 6.17 or 6.18, whichever is applicable.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than the agreements and covenants contained in Section 6.12 and 6.15 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.04, 6.05(b), 6.17, 6.18, 8.02 and this Article IX which shall survive such termination).

         9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision, or
(ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Marion Meeting, the consideration to be received by the Marion stockholders for each share of Marion Common Stock shall not thereby be decreased if such decrease shall violate Indiana Law.

         9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Indiana applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

         9.05 Expenses. Except as otherwise provided herein, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Marion, to:

         Marion Capital Holdings, Inc.
         100 West Third Street
         Marion, Indiana 46952

         Attention: Steven L. Banks, Chief Executive Officer

With a copy to:

         Barnes & Thornburg
         11 South Meridian Street
         Indianapolis, Indiana 46204

         Attn: Claudia V. Swhier, Esq.

If to Mutual First, to:

         Mutual First Financial, Inc.
         110 E. Charles Street
         Muncie, Indiana 47305

         Attention: R. Donn Roberts, Chief Executive Officer

With a copy to:

         Silver, Freedman & Taff, LLP
         Suite 700 East
         1100 New York Avenue, N.W.
         Washington, DC 20005-3934

         Attn: James S. Fleischer, Esq.

         9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement and any Supplemental Letter entered into by the parties on the date hereof represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section
6.12 and 6.15 and the separate agreement entered into by Marion and Mutual First on the date hereof, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require Marion, Mutual First or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

                   *                   *                   *


         The parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                   Marion Capital Holdings, Inc.


                                   By:/s/ STEVEN L. BANKS
                                     -----------------------------------
                                       Name:    Steven L. Banks
                                       Title:   Chief Executive Officer

                                   Mutual First Financial, Inc.


                                   By:/s/ R. DONN ROBERTS
                                      ----------------------------------
                                       Name:    R. Donn Roberts
                                       Title:   Chief Executive Officer

RP FINANCIAL, LC.

                                                                   Appendix B





                                  June 7, 2000

Board of Directors
Mutual First Financial, Inc.
110 East Charles Street
Muncie, Indiana  22150-1808

Members of the Board:

You have requested RP Financial, LC. ("RP Financial") to provide you with its opinion as to the fairness from a financial point of view to the stockholders of Mutual First Financial, Inc., Muncie, Indiana ("Mutual First"), a Maryland corporation, of the Agreement and Plan of Merger (the "Agreement"), by and between Marion Capital Holdings, Inc., Marion, Indiana ("Marion"), an Indiana Corporation (the "Merger"). Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement, which is incorporated herein by reference.

         Summary Description of Consideration
         ------------------------------------

         Each share, excluding Treasury Stock, of Marion Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into 1.862 shares of Mutual First Common Stock (the "Exchange Ratio"). Each share of Mutual First Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time shall remain issued and outstanding or held in treasury and shall be unaffected by the Merger. Each share of Marion Common Stock held as Treasury Stock prior to the Effective Time shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor. In lieu of fractional shares, Mutual First shall pay cash based on the closing sale price of Mutual First Common Stock as reported by the NASDAQ reporting system for the last trading day immediately preceding the Effective Time.

         At the Effective Time, each option outstanding as of the Agreement date to purchase shares of Marion Common Stock under the Marion Stock Plan ("Marion Stock Option") and remaining outstanding immediately prior to the Effective Time shall, at the Effective Time, be assumed by Mutual First and each such Marion Stock Option shall continue to be outstanding, but shall represent an option to purchase shares of Mutual First Common Stock in an amount and at an exercise price determined as provided below:

         (i) the number of shares of Mutual First Common Stock to be subject to the continuing option shall be equal to the product of the number of shares of Marion Common Stock subject to the original option and the Exchange Ratio, provided that any fractional share of Mutual First Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

Washington Headquarters
Rosslyn Center
Telephone:  (703) 528-1700
1700 North Moore Street, Suite 2210
Fax No.:  (703) 528-1788
Arlington, VA  22209
E-Mail:  mail@rpfinancial.com

         (ii) the exercise price per share of Mutual First Common Stock under the continuing option shall be equal to the exercise price per share of Marion Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent.

         RP Financial Background and Experience
         --------------------------------------

         RP Financial, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of financial institution securities in connection with mergers and acquisitions of commercial banks and thrift institutions, initial and secondary offerings, mutual-to-stock conversions of thrift institutions, and business valuations for other corporate purposes for financial institutions. As specialists in the securities of financial institutions, RP Financial has experience in, and knowledge of, the Indiana and the Midwest markets for thrift and bank securities and financial institutions operating in Indiana and the Midwest.

         Materials Reviewed
         ------------------

         In rendering this fairness opinion, RP Financial reviewed the following material: (1) the Agreement, dated June 7, 2000, including exhibits; (2) financial and other information for Mutual First, all with regard to balance and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations: (a) audited and unaudited financial statements for the fiscal years ended December 31, 1996 through ________, 2000, (b) stockholder, regulatory and internal financial and other reports through ________, 2000, (c) the proxy statements since the 1999 mutual-to-stock conversion, (d) Mutual First's management and Board comments regarding past and current business, operations, financial condition, and future prospects and (e) the stock conversion materials including the prospectus, regulatory application and other related documents; and (3) financial and other information for Marion including: (a) unaudited and audited financial statements for the fiscal years ended June 30, 1995 through ________, 2000, (b) stockholder, regulatory and internal financial and other reports through ________, 2000, (c) the annual proxy statement for the last three years and (d) Marion's management comments regarding past and current business, operations, financial condition, and future prospects.

         RP Financial reviewed financial, operational, market area and stock price and trading characteristics for Mutual First and Marion (on a historical and pro forma basis) relative to publicly-traded savings institutions with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for Mutual First and Marion and the public perception of savings institutions and the commercial banking industry, in general. RP Financial also considered: (1) the financial terms, financial and operating condition and market area of other recently announced or completed mergers of comparable savings institutions both regionally and nationally; (2) projected financial statements incorporating future prospects for Mutual First on a stand-alone and on a merged basis; (3) the future prospects for Mutual First; (4) the pro forma impact on Mutual First of the Merger with Marion, which is expected to be accounted for as a purchase transaction; (5) the pro forma impact of potential stock repurchases following the Merger; and (6) the market for Mutual First's common stock.

         In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning Mutual First and Marion furnished by the respective institutions to RP Financial for review, as well as publicly available information regarding other financial institutions and economic and demographic data. Mutual First and Marion did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of Mutual First or Marion.

         RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger as set forth in the Agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on Mutual First that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Agreement.

         Opinion
         -------

         It is understood that this letter is directed to the Board of Directors of Mutual First in its consideration of the Agreement, and does not constitute a recommendation to any stockholder of Mutual First as to any action that such stockholder should take in connection with the Agreement, or otherwise.

         It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof.

         It is understood that this opinion may be included in its entirety in any communication by Mutual First or its Board of Directors to the stockholders of Mutual First. It is also understood that this opinion may be included in its entirety in any regulatory filing by Mutual First or Marion, and that RP Financial consents to the summary of the opinion in the proxy materials of Mutual First, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial's prior written consent.

         Based upon and subject to the foregoing, and other such matters considered relevant, it is RP Financial's opinion that, as of the date hereof, the Merger described in the Agreement, is fair to Mutual First's stockholders from a financial point of view.

                                 Respectfully submitted,

                                 RP FINANCIAL, LC.

                                                              Appendix C






CONFIDENTIAL

June 7, 2000


Board of Directors
Marion Capital Holdings, Inc.
100 West Third Street
P.O. Box 367
Marion, IN 46952

Members of the Board:

You have requested our opinion as to the fairness from a financial point of view to the holders of outstanding shares of common stock, no par value ("MARN Common Stock") of Marion Capital Holdings, Inc., ("MARN") of the Exchange Ratio (as defined below) contemplated by the Agreement and Plan of Merger ("AGREEMENT"), dated as of June 7, 2000, by and between Mutual First Financial, Inc., ("MFSF") and MARN. The AGREEMENT provides for the merger of MARN with and into MFSF (the"Merger"), pursuant to which, among other things, each share of MARN common stock will be exchanged for 1.862 shares of MFSF Common Stock (the "Exchange Ratio").

David A. Noyes and Company, as part of its investment banking business, is regularly engaged in the valuation of commercial bank and thrift securities in connection with mergers and acquisitions, negotiated underwritings and valuations for estate, corporate and other purposes. As specialists in the securities of commercial banking and thrift organizations, Noyes has extensive experience in, and knowledge of, the commercial banking and thrift industries and their participants.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of MARN for the three years ended June 30, 1999; certain publicly available information concerning MFSF including the Annual Report of MFSF for the year ended December 31, 1999, along with interim Call Reports, for each of the three years ended December 31, 1999; certain interim financial reports to stockholders of MARN and MFSF; certain other communications from MARN and MFSF to their respective shareholders; and certain internal financial analyses and forecasts for MARN and MFSF prepared by their respective management and financial advisors including forecasts of certain net cost savings (the "Efficiencies") expected to be achieved as a result of the Merger. We also have held discussions with the senior

Marion Capitol Holdings, Inc.
May 31, 2000
Page 2


management of MARN and MFSF regarding the strategic rationale for, and potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for MARN Common Stock, compared certain financial and stock market information for MARN and MFSF with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the thrift industry and performed such other studies and analyses as we deemed appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial forecasts, including, without limitation, the Efficiencies and projections regarding under-performing and non-performing assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of MARN and MFSF and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of MARN and MFSF are in the aggregate adequate to cover all such losses.

Similarly, we have assumed, without independent analysis, that the obligations of MARN and MFSF pursuant to derivatives, swaps, foreign exchange, financial instruments and off-balance sheet lending-related financial instruments will not have an adverse effect which would be relevant to our analysis. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of MARN or MFSF or any of their subsidiaries, and we have not been furnished with any such evaluation or appraisal. Our opinion as to the fairness of the Exchange Ratio addresses the ownership position in MFSF to be received by the holders of MARN Common Stock pursuant to the Exchange Ratio on the terms set forth in the Agreement and does not address the future trading or acquisition value for the stock of MFSF. In addition, our opinion does not address the relative merits of the Merger and alternative business strategies. In that regard, we were not requested to, and did not, solicit third party indications of interest in acquiring all or part of MARN or in engaging in a business combination or any other strategic transaction with MARN. We also have assumed, with your consent, that the Merger will be accounted for as a purchase under generally accepted accounting principles and that obtaining any necessary regulatory approvals and third party consents for the Merger or otherwise will not have an adverse effect on MARN or MFSF pursuant to the Merger.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of MARN in connection with its consideration of the transaction

Marion Capitol Holdings, Inc.
June 7, 2000
Page 3


contemplated   by  the  Agreement  and  such  opinion  does  not   constitute  a
recommendation as to how any holder of MARN Common Stock should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of MARN Common Stock.


Very truly yours,


DAVID A. NOYES & COMPANY



By/s/ JOHN C. REED
  ------------------------
  John C. Reed
  Executive Vice President

                                                                      Appendix D

                           MutualFirst Financial, Inc.

                      2000 Stock Option and Incentive Plan


     1. Plan Purpose. The purpose of the Plan is to promote the long-term interests of the Corporation and its stockholders by providing a means for attracting and retaining directors, advisory directors and employees of the Corporation and its Affiliates.

     2. Definitions. The following definitions are applicable to the Plan:

     "Affiliate" -- means any "parent corporation" or "subsidiary corporation" of the Corporation, as such terms are defined in Section 424(e) and (f), respectively, of the Code.

     "Award" -- means the grant by the Committee of an Incentive Stock Option, a NonQualified Stock Option, a Right, or any combination thereof, as provided in the Plan.

     "Award Agreement" -- means the agreement evidencing the grant of an Award made under the Plan.

     "Board" -- means the board of directors of the Corporation.

     "Cause" -- means Termination of Service by reason of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or gross negligence.

     "Code" -- means the Internal Revenue Code of 1986, as amended.

     "Committee" -- means the Committee referred to in Section 3 hereof.

     "Corporation" -- means MutualFirst Financial, Inc., a Maryland-chartered corporation, and any successor thereto.

     "Incentive Stock Option" -- means an option to purchase Shares granted by the Committee which is intended to qualify as an incentive stock option under
Section 422(b) of the Code. Unless otherwise set forth in the Award Agreement, any Option which does not qualify as an Incentive Stock Option for any reason shall be deemed ab initio to be a Non-Qualified Stock Option.

     "Market Value" -- means the average of the high and low quoted sales price on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) of a Share on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if on such date the Shares are not quoted on the Composite Tape, on the New York Stock Exchange, or if the Shares are not listed or admitted to trading on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 (the "Exchange Act") on which the Shares are listed or admitted to trading, or, if the Shares are not listed or admitted to trading on any such exchange, the mean between the closing bid and asked quotations with respect to a Share on such date on the Nasdaq Stock Market, or any similar system then in use, or, if no such quotations are available, the fair market value on such date of a Share as the Committee shall determine.

     "Non-Qualified Stock Option" -- means an option to purchase Shares granted by the Committee which does not qualify, for any reason, as an Incentive Stock Option.

     "Option" -- means an Incentive Stock Option or a Non-Qualified Stock
Option.

     "Participant" -- means any director, advisory director or employee of the Corporation or any Affiliate who is selected by the Committee to receive an Award.

     "Plan" -- means this MutualFirst Financial, Inc. 2000 Stock Option and Incentive Plan.

     "Related" -- means (i) in the case of a Right, a Right which is granted in connection with, and to the extent exercisable, in whole or in part, in lieu of, an Option or another Right and (ii) in the case of an Option, an Option with respect to which and to the extent a Right is exercisable, in whole or in part, in lieu thereof.

     "Right" -- means a stock appreciation right with respect to Shares granted by the Committee pursuant to the Plan.

     "Shares" -- means the shares of common stock of the Corporation.

     "Termination of Service" -- means cessation of service, for any reason, whether voluntary or involuntary, so that the affected individual is not either
(i) an employee of the Corporation or any Affiliate for purposes of an Incentive Stock Option, or (ii) a director, advisory director or employee of the Corporation or any Affiliate for purposes of any other Award.

     3. Administration. The Plan shall be administered by a Committee consisting of two or more members of the Board, each of whom (i) shall be an "outside director," as defined under Section 162(m) of the Code and the Treasury regulations thereunder, and (ii) shall be a "non-employee director," as defined under Rule 16(b) of the Securities Exchange Act of 1934 or any similar or successor provision. The members of the Committee shall be appointed by the Board. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion to (i) select Participants and grant Awards; (ii) determine the number of Shares to be subject to types of Awards generally, as well as to individual Awards granted under the Plan; (iii) determine the terms and conditions upon which Awards shall be granted under the Plan; (iv) prescribe the form and terms of Award Agreements; (v) establish from time to time regulations for the administration of the Plan; and (vi) interpret the Plan and make all determinations deemed necessary or advisable for the administration of the Plan.

     A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be acts of the Committee.

     4. Shares Subject to Plan.

     (a) Subject to adjustment by the operation of Section 6, the maximum number of Shares with respect to which Awards may be made under the Plan is 581,961, plus (i) the number of Shares repurchased by the Corporation in the open market or otherwise with an aggregate price no greater than the cash proceeds received by the Corporation from the exercise of Options granted under the Plan; plus
(ii) any Shares surrendered to the Corporation in payment of the exercise price of Options granted under the Plan. The Shares with respect to which Awards may be made under the Plan may be either authorized and unissued Shares or previously issued Shares reacquired and held as treasury Shares. Shares which are subject to Related Rights and Related Options shall be counted only once in determining whether the maximum number of Shares with respect to which Awards may be granted under the Plan has been exceeded. An Award shall not be considered to have been made under the Plan with respect to any Option or Right which terminates, and new Awards may be granted under the Plan with respect to the number of Shares as to which such termination has occurred.

     (b) During any calendar year, no Participant may be granted Awards under the Plan with respect to more than 150,000 Shares, subject to adjustment as provided in Section 6.

     5. Awards.

     (a) Options. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan and the requirements of applicable law as the Committee shall determine, including the granting of Options in tandem with other Awards under the Plan:

          (i) Exercise Price. The exercise price per Share for an Option shall be determined by the Committee; provided, however, that such exercise price shall not be less than 100% of the Market Value of a Share on the date of grant of such Option.

          (ii) Option Term. The term of each Option shall be fixed by the Committee, but shall be no greater than 10 years in the case of an Incentive Stock Option or 15 years in the case of a Non-Qualified Stock Option.

          (iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other Awards or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

          (iv) Incentive Stock Options. Incentive Stock Options may be granted by the Committee only to employees of the Corporation or its Affiliates.

          (v) Termination of Service. Unless otherwise determined by the Committee and set forth in the Award Agreement evidencing the grant of the Option, upon Termination of Service of the Participant for any reason other than for Cause, all Options then currently exercisable shall remain exercisable for the lesser of (A) three years following such Termination of Service or (B) until the expiration of the Option by its terms. Upon Termination of Service for Cause, all Options not previously exercised shall immediately be forfeited.

     (b) Rights. A Right shall, upon its exercise, entitle the Participant to whom such Right was granted to receive a number of Shares or cash or combination thereof, as the Committee in its discretion shall determine, the aggregate value of which (i.e., the sum of the amount of cash and/or Market Value of such Shares on date of exercise) shall equal (as nearly as possible, it being understood that the Corporation shall not issue any fractional Shares) the amount by which the Market Value per Share on the date of such exercise shall exceed the exercise price of such Right, multiplied by the number of Shares with respect to which such Right shall have been exercised. A Right may be Related to an Option or may be granted independently of any Option as the Committee shall from time to time in each case determine. In the case of a Related Option, such Related Option shall cease to be exercisable to the extent of the Shares with respect to which the Related Right was exercised. Upon the exercise or termination of a Related Option, any Related Right shall terminate to the extent of the Shares with respect to which the Related Option was exercised or terminated.

     6. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding Shares subsequent to the effective date of the Plan by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or Shares of the Corporation, the maximum aggregate number and class of shares and exercise price of the Award, if any, as to which Awards may be granted under the Plan and the number and class of shares and exercise price of the Award, if any, with respect to which Awards have been granted under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Except as otherwise provided herein, any Award which is adjusted as a result of this Section 6 shall be subject to the same terms and conditions as the original Award.

     7. Effect of Merger on Options or Rights. In the case of any merger, consolidation or combination of the Corporation (other than a merger, consolidation or combination in which the Corporation is the continuing corporation and which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof), any Participant to whom an Option or Right has been granted shall have the additional right (subject to the provisions of the Plan and any limitation applicable to such Option or Right), thereafter and during the term of each such Option or Right, to receive upon exercise of any such Option or Right an amount equal to the excess of the fair market value on the date of such exercise of the securities, cash or other property, or combination thereof, receivable upon such merger, consolidation or combination in respect of a Share over the exercise price of such

Right or Option, multiplied by the number of Shares with respect to which such Option or Right shall have been exercised. Such amount may be payable fully in cash, fully in one or more of the kind or kinds of property payable in such merger, consolidation or combination, or partly in cash and partly in one or more of such kind or kinds of property, all in the discretion of the Committee.

     8. Effect of Change in Control. Each of the events specified in the following clauses (i) through (iii) of this Section 8 shall be deemed a "change in control": (i) any third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, shall become the beneficial owner of shares of the Corporation with respect to which 25% or more of the total number of votes for the election of the Board may be cast, (ii) as a result of, or in connection with, any cash tender offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Corporation shall cease to constitute a majority of the Board, or (iii) the stockholders of the Corporation shall approve an agreement providing either for a transaction in which the Corporation will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Corporation. If a tender offer or exchange offer for Shares (other than such an offer by the Corporation) is commenced, or if a change in control shall occur, unless the Committee shall have otherwise provided in the Award Agreement, all Options and Rights granted and not fully exercisable shall become exercisable in full upon the happening of such event. Provided, however, that no Option or Right which has previously been exercised or otherwise terminated shall become exercisable.

     9. Assignments and Transfers. No Incentive Stock Option granted under the Plan shall be transferable other than by will or the laws of descent and distribution. Any other Award shall be transferable by will, the laws of descent and distribution, a "domestic relations order," as defined in Section 414(p)(1)(B) of the Code, or a gift to any member of the Participant's immediate family or to a trust for the benefit of one or more of such immediate family members. During the lifetime of an Award recipient, an Award shall be exercisable only by the Award recipient unless it has been transferred as permitted hereby, in which case it shall be exercisable only by such transferee. For the purpose of this Section 9, a Participant's "immediate family" shall mean the Participant's spouse, children and grandchildren.

     10. Employee Rights Under the Plan. No person shall have a right to be selected as a Participant nor, having been so selected, to be selected again as a Participant, and no employee or other person shall have any claim or right to be granted an Award under the Plan or under any other incentive or similar plan of the Corporation or any Affiliate. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation or any Affiliate.

     11. Delivery and Registration of Stock. The Corporation's obligation to deliver Shares with respect to an Award shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Participant to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933 or any other federal, state or local securities legislation. It may be provided that any representation requirement shall become inoperative upon a registration of the Shares or other action eliminating the necessity of such representation under such Securities Act or other securities legislation. The Corporation shall not be required to deliver any Shares under the Plan prior to
(i) the admission of such Shares to listing on any stock exchange on which Shares may then be listed and (ii) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

     12. Withholding Tax. The Corporation shall have the right to deduct from all amounts paid in cash with respect to the exercise of a Right under the Plan any taxes required by law to be withheld with respect to such cash payments. Where a Participant or other person is entitled to receive Shares pursuant to the exercise of an Option or Right pursuant to the Plan, the Corporation shall have the right to require the Participant or such other person to pay the Corporation the amount of any taxes which the Corporation is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or sell without notice, a number of such Shares sufficient to cover the amount required to be withheld. All withholding decisions pursuant to this Section 12 shall be at the sole discretion of the Committee or the Corporation.

     13. Amendment or Termination.

     (a) The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders or Participants, except that any such action will be subject to the approval of the Corporation's shareholders if, when and to the extent such shareholder approval is necessary or required for purposes of any applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or if the Board, in its discretion, determines to seek such shareholder approval.

     (b) The Committee may waive any conditions of or rights of the Corporation or modify or amend the terms of any outstanding Award. The Committee may not, however, amend, alter, suspend, discontinue or terminate any outstanding Award without the consent of the Participant or holder thereof, except as otherwise provided herein.

     14. Effective Date and Term of Plan. The Plan shall become effective upon the later of its adoption by the Board or its ratification by the shareholders of the Corporation. It shall continue in effect for a term of fifteen years thereafter unless sooner terminated under Section 13 hereof.

                                                                      Appendix E

                           MutualFirst Financial, Inc.

                       2000 Recognition and Retention Plan


     1. Plan Purpose. The purpose of the Plan is to promote the long-term interests of the Corporation and its stockholders by providing a means for attracting and retaining directors, advisory directors and employees of the Corporation and its Affiliates.

     2. Definitions. The following definitions are applicable to the Plan:

     "Affiliate" -- means any "parent corporation" or "subsidiary corporation" of the Corporation, as such terms are defined in Section 424(e) and (f), respectively, of the Code.

     "Award" -- means the grant by the Committee of Restricted Stock, as provided in the Plan.

     "Award Agreement" -- means the agreement evidencing the grant of an Award made under the Plan.

     "Board" -- means the board of directors of the Corporation.

     "Code" -- means the Internal Revenue Code of 1986, as amended.

     "Committee" -- means the Committee referred to in Section 3 hereof.

     "Corporation" -- means MutualFirst Financial, Inc., a Maryland-chartered corporation, and any successor thereto.

     "Participant" -- means any director, advisory director or employee of the Corporation or any Affiliate who is selected by the Committee to receive an Award.

     "Plan" -- means this MutualFirst Financial, Inc. 2000 Recognition and Retention Plan.

     "Restricted Period" -- means the period of time selected by the Committee for the purpose of determining when restrictions are in effect under Section 5 hereof with respect to Restricted Stock awarded under the Plan.

     "Restricted Stock" -- means Shares awarded to a Participant by the Committee pursuant to Section 5 hereof.

     "Shares" -- means the shares of common stock of the Corporation.

     "Termination of Service" -- means cessation of service, for any reason, whether voluntary or involuntary, so that the affected individual is not a director, advisory director or employee of the Corporation or any Affiliate. Service shall not be considered to have ceased in the case of sick leave, military leave or any other leave of absence approved by the Corporation or any Affiliate or in the case of transfers between payroll locations of the Corporation or between the Corporation, its subsidiaries or its successor.

     3. Administration. The Plan shall be administered by a Committee consisting of two or more members of the Board, each of whom (i) shall be an "outside director," as defined under Section 162(m) of the Code and the Treasury regulations thereunder, and (ii) shall be a "non-employee director," as defined under Rule 16(b) of the Securities Exchange Act of 1934 or any similar or successor provision. The members of the Committee shall be appointed by the Board. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion to (i) select Participants and grant Awards; (ii) determine the number of Shares to be subject to types of Awards generally, as well as to individual Awards granted under the Plan; (iii) determine the terms and conditions upon which Awards shall be granted under the Plan; (iv) prescribe the form and terms of Award Agreements; (v) establish from time to time regulations for the administration of the Plan; and (vi) interpret the Plan and make all determinations deemed necessary or advisable for the administration of the Plan.

     A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be acts of the Committee.

     4. Shares Subject to Plan. Subject to adjustment by the operation of
Section 6, the maximum number of Shares with respect to which Awards may be made under the Plan is 232,784 Shares. The Shares with respect to which Awards may be made under the Plan may be either authorized and unissued Shares or previously issued Shares reacquired and held as treasury Shares. An Award shall not be considered to have been made under the Plan with respect to Restricted Stock which is forfeited, and new Awards may be granted under the Plan with respect to the number of Shares as to which such forfeiture has occurred.

     5. Terms and Conditions of Restricted Stock. The Committee is hereby authorized to grant Awards of Restricted Stock to Participants with the following terms and conditions and with such additional terms and conditions as the Committee shall determine:

     (a) At the time of an Award of Restricted Stock, the Committee shall establish for each Participant a Restricted Period, during which or at the expiration of which, as the Committee shall determine and provide in the Award Agreement, the Shares awarded as Restricted Stock shall no longer be subject to restriction. Subject to any such other terms and conditions as the Committee shall provide, Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, except as hereinafter provided, during the Restricted Period. Except for such restrictions, and subject to paragraph (b) of this Section 5 and
     Section 6 hereof, the Participant as owner of such shares shall have all the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends with respect to the Restricted Stock.

          The Committee shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect thereto, or to remove any or all of such restrictions, whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws or other changes in circumstances occurring after the commencement of such Restricted Period.

     (b) Each certificate in respect of Shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Corporation and shall bear the following (or a similar) legend:

                    The transferability of this certificate and the Shares of
               stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the MutualFirst Financial, Inc. 2000 Recognition and Retention Plan. Copies of such Plan are on file in the office of the Secretary of MutualFirst Financial, Inc., 110 E. Charles Street, Muncie, Indiana 47308.

     (c) At the time of any Award, the Participant shall enter into an Award Agreement with the Corporation in a form specified by the Committee, agreeing to the terms and conditions of the Award and such other matters as the Committee, in its sole discretion, shall determine.

     (d) Upon the lapse of the Restricted Period, the Corporation shall redeliver to the Participant (or in the case of a deceased Participant, to his legal representative, beneficiary or heir) the certificate(s) and stock power deposited with it pursuant to paragraph (b) of this Section 5, and the Shares represented by such certificate(s) shall be free of the restrictions imposed pursuant to paragraph (a) of this Section 5.

     6. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding Shares subsequent to the effective date of the Plan by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or Shares of the Corporation, the maximum aggregate number and class of Shares as to which Awards may be granted under the Plan and the number and class of Shares with respect to which Awards have been granted under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Any Award which is adjusted as a result of this Section 6 shall be subject to the same restrictions as the original Award, and the certificate(s) or other instruments representing or evidencing such Restricted Stock shall be legended and deposited with the Corporation in the manner provided in Section 5(b) hereof.

     7. Effect of Change in Control. Each of the events specified in the following clauses (i) through (iii) of this Section 7 shall be deemed a "change in control": (i) any third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, shall become the beneficial owner of shares of the Corporation with respect to which 25% or more of the total number of votes for the election of the Board may be cast, (ii) as a result of, or in connection with, any cash tender offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Corporation shall cease to constitute a majority of the Board, or (iii) the stockholders of the Corporation shall approve an agreement providing either for a transaction in which the Corporation will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Corporation. If a tender offer or exchange offer for Shares (other than such an offer by the Corporation) is commenced, or if a change in control shall occur, unless the Committee shall have otherwise provided in the Award Agreement, any Restricted Period with respect to Restricted Stock theretofore awarded to such Participant shall lapse and all Shares awarded hereunder as Restricted Stock shall become fully vested in the Participant to whom such Shares were awarded. Notwithstanding the above, no Award which has previously been forfeited shall become vested.

     8. Assignments and Transfers. During the Restricted Period, no Award nor any right or interest of a Participant in any instrument evidencing an Award may be assigned, encumbered or transferred other than by will, the laws of descent and distribution or pursuant to a "domestic relations order," as defined in
Section 414(p)(1)(B) of the Code.

     9. Employee Rights Under the Plan. No person shall have a right to be selected as a Participant nor, having been so selected, to be selected again as a Participant, and no employee or other person shall have any claim or right to be granted an Award under the Plan or under any other incentive or similar plan of the Corporation or any Affiliate. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation or any Affiliate.

     10. Delivery and Registration of Stock. The Corporation's obligation to deliver Shares with respect to an Award shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Participant to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933 or any other federal, state or local securities legislation. It may be provided that any representation requirement shall become inoperative upon a registration of the Shares or other action eliminating the necessity of such representation under such Securities Act or other securities legislation. The Corporation shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any stock exchange on which Shares may then be listed and (ii) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

     11. Withholding Tax. Upon the termination of the Restricted Period with respect to any Shares of Restricted Stock (or at any such earlier time, if any, that an election is made by the Participant under Section 83(b) of the Code, or any successor provision thereto, to include the value of such Shares in taxable income), the Corporation shall have the right to require the Participant or other person receiving such Shares to pay the Corporation the amount of any taxes which the Corporation is required to withhold with respect to such Shares, or, in lieu thereof, to retain or sell without notice, a sufficient number of Shares held by it to cover the amount required to be withheld. The Corporation shall have the right to deduct from all dividends paid with respect to Shares of Restricted Stock the amount of any taxes which the Corporation is required to withhold with respect to such dividend payments.

     12. Amendment or Termination.

     (a) The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders or Participants, except that any such action will be subject to the approval of the Corporation's shareholders if, when and to the extent such shareholder approval is necessary or required for purposes of any applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or if the Board, in its discretion, determines to seek such shareholder approval.

     (b) The Committee may waive any conditions of or rights of the Corporation or modify or amend the terms of any outstanding Award. The Committee may not, however, amend, alter, suspend, discontinue or terminate any outstanding Award without the consent of the Participant or holder thereof, except as otherwise provided herein.

     13. Effective Date and Term of Plan. The Plan shall become effective upon the later of its adoption by the Board or its ratification by the shareholders of the Corporation. It shall continue in effect for a term of fifteen years thereafter unless sooner terminated under Section 12 hereof.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. Indemnification of Directors and Officers.

Article 12 of MutualFirst's Articles of Incorporation provides for the indemnification of current and former directors and officers of MutualFirst against liability up to the fullest extent required or permitted by Maryland General Corporation Law, including but not limited to expenses incurred in any proceeding. Article 12, subparagraph E also provides for the authority to purchase insurance with respect thereto.

Section 2-418 of the General Corporation Law of the State of Maryland authorizes a corporation's Board of Directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and reasonable expenses actually incurred in connection with the proceeding. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Indemnification is permitted where such person (i) was acting in good faith; (ii) the conduct was not the result of active and deliberate dishonesty; (iii) with respect to a criminal proceeding, had reasonable cause to believe his conduct was not unlawful; and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the Board of Directors of the Company by a majority vote of a quorum consisting of directors, not at the time parties to such proceeding; or if such a quorum cannot be obtained then by a majority vote of a committee of the board, not at the time parties to such a proceeding; or (ii) by special legal counsel appointed by the board or a committee of the board by vote as set forth in subparagraph (i); or (iii) by the stockholders.

Section 2-418(f) also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

Item 21. Exhibits and Financial Statement Schedules.

     (a)  Exhibits. See Exhibit Index
     (b)  Financial Statement Schedules. Not applicable.
     (c)  Reports, Opinions or Appraisals. Not applicable.

Item 22.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Muncie, Indiana on September 22, 2000.

                                  MUTUALFIRST FINANCIAL, INC.

                                  By: /s/ R. Donn Roberts
                                      --------------------------------
                                      R. Donn Roberts, President and
                                       Chief Executive Officer
                                       (Duly Authorized Representative)


     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints R. Donn Roberts his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ R. Donn Roberts                                                           /s/ Wilbur R. Davis
----------------------------------------------------                          -------------------------------------------------
R. Donn Roberts, Director, President and Chief                                Wilbur R. Davis, Chairman of the Board
Executive Officer (Principal Executive and Operating
Officer)

Date: September 22, 2000                                                      Date:  September 22, 2000

/s/ Linn A. Crull                                                             /s/ Edward J. Dobrow
----------------------------------------------------                          -------------------------------------------------
Linn A. Crull, Director                                                       Edward J. Dobrow, Director

Date:  September 22, 2000                                                     Date:  September 22, 2000

/s/ William V. Hughes                                                         /s/ James D. Rosema
----------------------------------------------------                          -------------------------------------------------
William V. Hughes, Director                                                   James D. Rosema, Director

Date:  September 22, 2000                                                     Date:  September 22, 2000

/s/ Julie A. Skinner                                                          /s/ Timothy J. McArdle
----------------------------------------------------                          -------------------------------------------------
Julie A. Skinner, Director                                                    Timothy J. McArdle, Senior Vice President, Treasurer
                                                                              and Controller (Principal Financial and Accounting
                                                                              Officer)

Date:  September 22, 2000                                                      Date:  September 22, 2000



                                INDEX TO EXHIBITS

Exhibit
Number                               Description
-----                                ------------

2.1 Agreement and Plan of Merger between MutualFirst Financial, Inc. and Marion Capital Holdings, Inc. included as Appendix A to the accompanying Proxy Statement/Prospectus.

3.1 Registrant's Certificate of Incorporation, filed as Exhibit 3.1 to Registrant's Form S-1 registration statement No. 333-87239 (September 19,
     1999) and incorporated herein by reference.

3.2 Registrant's Bylaws, filed as Exhibit 3.2 to Registrant's Form S-1 registration statement No. 333-87239 (September 19, 1999) and incorporated herein by reference.

4 Registrant's form of Certificate of Common Stock, filed as Exhibit 4 to Registrant's Form S-1 registration statement No. 333-87239 (September 19,
     1999) and incorporated herein by reference.

5    Opinion and Consent of Silver, Freedman & Taff, L.L.P.

10.1 Employment Agreement between Mutual Federal Savings Bank and R. Donn Roberts, filed as Exhibit 10.1 to Registrant's Annual Report on Form 10-K filed on March 30, 2000, and incorporated herein by reference.

10.2 Employment Agreement between Mutual Federal Savings Bank and Timothy J. McCardle, filed as Exhibit 10.2 to Registrant's Annual Report on Form 10-K on March 30, 2000, and incorporated herein by reference.

10.3 Form of Registrant's Supplemental Retirement Plan Income Agreements and related documents filed as Exhibit 10.3 to Registrant's Annual Report on Form 10-K on March 30, 2000, and incorporated herein by reference.

10.4 Form of Agreements and related documents for Executive Deferred Compensation Plan filed as Exhibit 10.4 to Registrant's Annual Report on Form 10-K on March 30, 2000 and incorporated herein by reference.

10.5 Registrant's Employee Stock Ownership Plan, filed as Exhibit 10.2 to Registrant's Form S-1 registration statement No. 333-87239 (September 19,
     1999) and incorporated herein by reference.

10.6 Registrant's 2000 Stock Option and Incentive Plan included as Appendix D to the accompanying Proxy Statement/Prospectus.

10.7 Registrant's 2000 Recognition and Retention Plan included as Appendix E to the accompanying Proxy Statement/Prospectus.

21 List of Subsidiaries filed as Exhibit 21to Registrant's Annual Report on Form 10-K on March 30, 2000 and incorporated herein by reference.

23.1 Consent of Silver, Freedman & Taff, L.L.P. (Included in Exhibit 5)

23.2 Consent of RP Financial, Inc., included as Appendix B to the accompanying Proxy Statement/Prospectus.

23.3 Consent of David A. Noyes & Company, Inc., included as Appendix C to the accompanying Proxy Statement/Prospectus.

Exhibit
Number                               Description
-------                              -----------

23.4 Consent of Olive LLP

23.5 Consent of Olive LLP

99.1 Form of Proxy Card of MutualFirst Financial, Inc.

99.2 Form of Proxy Cards of Marion Capital Holdings, Inc.

99.3 Consents of Steven L. Banks, John M. Dalton, Jon R. Marler, and Jerry McVicker to serve on the Board of Directors of MutualFirst Financial, Inc.